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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(B)(3)
Registration No. 333-205859

PROSPECTUS

$250,000,000

WASHINGTON PRIME GROUP, L.P.

Exchange Offer for
$250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020
(CUSIP Nos. 939648 AA9 and U93893 AA0)
for
$250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020
(CUSIP No. 939648 AB7)
that have been registered under the Securities Act

         Washington Prime Group, L.P. (the "Operating Partnership") is offering to issue up to $250,000,000 aggregate principal amount of its 3.850% Senior Notes due 2020 (the "exchange notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for any and all of its $250,000,000 aggregate principal amount of outstanding 3.850% Senior Notes due 2020 that were issued on March 24, 2015 (the "outstanding notes"). The term "notes" refers to both the exchange notes and the outstanding notes. The offer to exchange the exchange notes for the outstanding notes is referred to as the "exchange offer" in this prospectus. The Operating Partnership is offering to exchange the outstanding notes for the exchange notes to satisfy its obligations in the registration rights agreement that was entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act.

The Exchange Notes:

  •
  The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

  •
  The Operating Partnership is offering the exchange notes pursuant to a registration rights agreement that it entered into in connection with the issuance of the outstanding notes.

  •
  The exchange notes will bear interest at the rate of 3.850% per annum, payable semi-annually in cash on April 1 and October 1 each year.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on October 19, 2015, unless extended.

  •
  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

  •
  The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

  •
  The Operating Partnership will not receive any proceeds from the exchange offer.

  •
  There is no existing public market for the outstanding notes or the exchange notes. The Operating Partnership does not intend to list the exchange notes on any securities exchange or quotation system.

         See "Risk Factors" beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Operating Partnership has agreed that for a period of 120 days after the completion of the exchange offer, it will make this prospectus available to any broker-dealer for use in any such resale. See "Plan of Distribution" on page 198.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 18, 2015

        You should rely only on the information presented in this prospectus. The Operating Partnership has not authorized anyone else to provide you with different information. The Operating Partnership is only offering these exchange notes in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

ABOUT THIS PROSPECTUS

        The Operating Partnership has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") to register the exchange offer contemplated in this prospectus. This prospectus is part of that registration statement. You should read this prospectus together with the additional information described under the heading "Additional Information."

        You should rely only on the information contained in this prospectus. The Operating Partnership has not authorized anyone to provide you with any information or represent anything about the Operating Partnership, its financial results or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. The Operating Partnership is not making an offer to sell these exchange notes in any jurisdiction where the offer or sale is not permitted.

        The information in this prospectus is applicable only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, the Operating Partnership does not represent its affairs are the same as described or the information in this prospectus is correct, nor does it imply those things by delivering this prospectus or issuing exchange notes to you.

        In this prospectus, references to "we," "us" and "our" refer to Washington Prime Group, L.P., its subsidiaries and entities in which it (or an affiliate) has a material ownership or financial interest, on a consolidated basis, unless the context indicates otherwise. References to the "Operating Partnership" refer to Washington Prime Group, L.P. and not its subsidiaries. References to "WPG" refer to WP Glimcher Inc., the sole general partner of Washington Prime Group, L.P.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain parts of this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks, uncertainties and other important factors include, among others: our ability to meet debt service requirements, the availability of financing, adverse effects of our significant level of indebtedness, including decreasing our business flexibility and increasing our interest expense, the impact of restrictive covenants in the agreements that govern our indebtedness, risks relating to our acquisition of Glimcher Realty Trust ("Glimcher") and its operating partnership subsidiary pursuant to a definitive agreement and plan of merger with Glimcher and certain affiliated parties, including the ability to effectively integrate the business with that of Glimcher, changes in our credit rating, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, including the ability to renew leases or lease new properties on favorable terms, dependency on anchor stores or major tenants and on the level of revenues realized by tenants, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, intensely competitive market environment in the retail industry, costs of common area maintenance, insurance costs and coverage, dependency on key management personnel, terrorist activities, changes in economic and market conditions and maintenance of WPG's status and the status of certain of our subsidiaries as real estate investment trusts, all as discussed below in "Risk Factors."

ii

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof.

        Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, we neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates.

ADDITIONAL INFORMATION

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the exchange notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        Following effectiveness of the registration statement relating to the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The base indenture, dated as of March 24, 2015, between the Operating Partnership and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture, dated as of March 24, 2015 (the base indenture as supplemented, the "indenture"), pursuant to which the notes are issued requires us to make available to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        You may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC's website at www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to this exchange offer and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

  Washington Prime Group, L.P.
  c/o WP Glimcher Inc.
  180 East Broad Street
  Columbus, Ohio 43215
  Attention: General Counsel
  Telephone: (614) 621-9000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by October 9, 2015.

        A copy of the registration statement on Form S-4 and other information that we file with the SEC is also available free of charge on our website, www.wpglimcher.com. Our website is included in this prospectus as an inactive textual reference only. The information contained on our website is not incorporated by reference into this prospectus and such information should not be considered a part of this prospectus.

iii

 PROSPECTUS SUMMARY

        The following summary contains information about our business and the exchange offer. It does not contain all information that may be important to you in making a decision to exchange outstanding notes for exchange notes. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors," our consolidated and combined financial statements and the related notes thereto and our pro forma information and related notes thereto included elsewhere in this prospectus. All financial data provided in this prospectus are financial data of the Operating Partnership and its consolidated subsidiaries unless otherwise disclosed.

 Overview

        Washington Prime Group, L.P. is an Indiana limited partnership and the majority-owned operating partnership subsidiary of WP Glimcher Inc. (formerly known as Washington Prime Group Inc.), an Indiana corporation ("WPG"). We own, develop and manage, through our affiliates, real estate properties and other assets. As of June 30, 2015, we owned or held an interest in 121 shopping centers located in 30 states in the United States, consisting of strip centers and malls and comprising approximately 68 million square feet of gross leasable area ("GLA").

        WPG is our general partner and operates as a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income and satisfy certain other requirements. As of June 30, 2015, WPG owned 84.2% of our common units and certain series of our preferred units which have substantially the same economic terms as outstanding series of WPG preferred stock.

        The Operating Partnership was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. On May 28, 2014, we and WPG separated from SPG through the distribution of 100% of the outstanding units of the Operating Partnership to the owners of Simon Property Group, L.P., SPG's operating partnership, and 100% of the outstanding common shares of WPG to SPG's stockholders in a tax-free distribution. Prior to the separation, we and WPG were wholly owned subsidiaries of SPG and its subsidiaries. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to us. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a REIT under the Internal Revenue Code.

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures. We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, redeveloping or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, we believe that there are opportunities for us to acquire additional shopping centers that match our investment criteria.

        On January 15, 2015, we acquired Glimcher Realty Trust ("Glimcher") and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among WPG, the Operating Partnership, certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt

(collectively, the "Merger"). Prior to the Merger, Glimcher was a Maryland REIT engaged in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers.

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Operating Partnership and another newly formed indirect subsidiary of the Operating Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet of GLA and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, $14.02 consisting of $10.40 in cash and 0.1989 of a share of WPG's common stock valued at $3.62 per Glimcher common share, based on the closing price of WPG's common stock on the Merger closing date. Additionally, the preferred stock of Glimcher was converted into preferred stock of WPG. The Operating Partnership issued to WPG 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 preferred units (the "Series G preferred units") as consideration for the shares of 8.125% Series G Cumulative Redeemable Preferred Stock (the "Series G preferred shares") issued in the Merger, 4,000,000 preferred units as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 preferred units as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Operating Partnership, resulting in the issuance of 1,621,695 common units to the limited partners of Glimcher's operating partnership. The Operating Partnership also issued 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. On April 15, 2015, the Operating Partnership redeemed 4,700,000 Series G preferred units resulting from WPG's redemption of all of the 4,700,000 shares of issued and outstanding Series G preferred shares on that date.

Recent Transactions

  Joint Venture with O'Connor Mall Partners, L.P.

        On February 25, 2015, we (through certain of our affiliates), O'Connor Mall Partners, L.P., a Delaware limited partnership ("OC"), and Fidelity National Title Insurance Company, as escrow agent ("Fidelity"), entered into a purchase, sale and escrow agreement (the "Purchase and Sale Agreement"), pursuant to which we sold a 49% partnership interest in three newly formed limited partnerships with an aggregate value of approximately $1.625 billion (the "Joint Ventures" and collectively, the "Joint Venture Transaction") to OC. We retained the remaining 51% partnership interest in each of the Joint Ventures. The Joint Venture Transaction closed on June 1, 2015. We applied all of the net sale proceeds from the transaction, equal to approximately $432 million, to repay a portion of the then outstanding borrowings under our $1.25 billion senior unsecured bridge loan facility (the "Bridge Loan") entered into in connection with the execution of the Merger Agreement.

        The Joint Ventures collectively own the following malls and certain related out-parcels acquired in the Merger: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas. We retained management and leasing responsibilities for the properties.

        Simultaneous with the closing of the transaction, we and OC entered into a limited partnership agreement ("LPA") with respect to each Joint Venture. We will generally manage and conduct the day-to-day operations of the Joint Ventures, except that certain major decisions will require our consent and the consent of OC. The LPA for each Joint Venture contains certain restrictions on each party's ability to transfer its interest in the Joint Venture, including an initial lock-up period of five years, after which period, subject to certain other restrictions on transfer and certain other limitations, either party has certain rights to transfer its interest in the Joint Venture. The LPA also provides that neither we nor OC will own, develop or manage competing malls within a certain specified radius of each of the properties owned by the respective Joint Venture, subject to certain exceptions.

  2015 Term Loan

        On June 4, 2015, the Operating Partnership borrowed $500 million under a new term loan (the "2015 Term Loan"), pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Operating Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on the Operating Partnership's credit rating. The Operating Partnership used $488.6 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of certain property mortgages and the Joint Venture Transaction.

Corporate Information

        Washington Prime Group, L.P. was formed in the State of Indiana on January 17, 2014. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

 The Exchange Notes

        The terms of the exchange notes are substantially identical to the outstanding notes, except the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of Notes" in this prospectus.

Issuer:	Washington Prime Group, L.P.
Notes Offered:	$250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020.
Stated Maturity Date:	The notes will mature on April 1, 2020 (the "stated maturity date") unless redeemed at our option prior to such date.
Interest Rate:	3.850% per year.
Interest Payment Dates:	April 1 and October 1 of each year, beginning on October 1, 2015.
Optional Redemption:
The Operating Partnership may, at its option, redeem the exchange notes, in whole at any time or in part from time to time, prior to March 2, 2020 (30 days prior to the stated maturity date), for cash, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the exchange notes to be redeemed or (ii) a "make-whole" amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the exchange notes to be redeemed, calculated as if the stated maturity date was March 2, 2020, plus, in each case, unpaid interest, if any, accrued to, but not including, the date of redemption. In addition, at any time on or after March 2, 2020 (30 days prior to the stated maturity date), the Operating Partnership may, at its option, redeem the exchange notes, in whole at any time or in part from time to time, for cash, at a redemption price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the date of redemption.
See "Description of Notes—Optional Redemption."
Use of Proceeds:	We will not receive any cash proceeds from issuance of the exchange notes offered by this prospectus.
Certain Covenants:
Under the indenture governing the exchange notes, the Operating Partnership has agreed, among other things, to certain restrictions on incurring debt and using its assets as security in other transactions and other restrictions. See "Description of Notes—Certain Covenants."

Ranking:	The notes will be the unsecured and unsubordinated indebtedness of the Operating Partnership and will rank equally in right of payment with all of the Operating Partnership's existing and future unsecured and unsubordinated indebtedness, will not be guaranteed by either WPG or any of the Operating Partnership's subsidiaries and will be effectively subordinated to all of the liabilities and any preferred equity of the Operating Partnership's subsidiaries and to all of the Operating Partnership's secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of June 30, 2015, the Operating Partnership had approximately $1.7 billion of unsecured and unsubordinated indebtedness and no secured debt, and the Operating Partnership's subsidiaries had $2.0 billion of secured debt (excluding the Operating Partnership's pro rata share of the mortgage debt of unconsolidated properties, which, as of June 30, 2015, was $412.4 million), and $6.1 million of preferred and other redeemable equity outstanding.
Further Issuances:
The Operating Partnership may, from time to time, without notice to or the consent of the holders of the exchange notes offered by this prospectus, issue additional debt securities with the same terms as such exchange notes (other than the date of issuance and, under certain circumstances, the issue price, the date from which interest begins to accrue and the first payment of interest thereon), and such additional debt securities will form a single series of debt securities under the indenture with the exchange notes offered by this prospectus.

Trading:	The notes are a new issue of securities with no established trading market. The Operating Partnership does not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. The initial purchasers of the outstanding notes (the "initial purchasers") have advised the Operating Partnership that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes. See "Risk Factors—Risks Relating to the Exchange Offer and the Notes—There is currently no trading market for the exchange notes, and an active public trading market for the exchange notes may not develop or, if it does develop, may not be maintained or be liquid. The failure of an active public trading market for the exchange notes to develop or be maintained is likely to adversely affect the market price and liquidity of the exchange notes."
Form; Denomination:
The exchange notes will be issued in denominations of $2,000 and integral multiples of $1,000 above such amount. The exchange notes will be represented by one or more global notes in fully registered form, deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC, as depository. Except in the limited circumstances described under "Description of Notes—Form; Book-Entry System—Exchange of Global Notes for Certificated Notes," exchange notes in certificated form will not be issued or exchanged for interests in global notes.
Trustee:	U.S. Bank National Association
Governing Law:	State of New York

 The Exchange Offer

        The summary below describes the principal terms and conditions of the exchange offer. Certain of these terms and conditions are subject to important limitations and exceptions. The section of this prospectus entitled "Description of Notes" contains a more detailed description of the terms and conditions.

General:	In connection with the private placement of the outstanding notes, we entered into a registration rights agreement in which we agreed, among other things, to use our commercially reasonable efforts to cause the exchange offer described in this prospectus to be consummated. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:
• the offer and sale of the exchange notes will have been registered under the Securities Act;
• the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and
• the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default will no longer be applicable.
The Exchange Offer:

We are offering to exchange up to $250,000,000 aggregate principal amount of our 3.850% Senior Notes due 2020, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding 3.850% Senior Notes due 2020.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale:

We believe the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an "affiliate" of ours;
• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the SEC staff, as set forth in no-action letters issued to third parties. The SEC staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."
Expiration Date:	The exchange offer expires at 5:00 p.m., New York City time, on October 19, 2015, unless the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."
Withdrawal Rights:

You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights." We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes:

Each exchange note bears interest at the rate of 3.850% per year from and including March 24, 2015. The first interest payment date is October 1, 2015. The interest on the notes is payable semiannually on April 1 and October 1 each year. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer:

The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion. See "The Exchange Offer—Conditions to the Exchange Offer." The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes:

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the procedures under DTC's Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
• you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
• you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners:

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures:

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described under "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Outstanding Notes and Delivery of Exchange Notes:

Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration time. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."

Consequences of Failure to Exchange Your Outstanding Notes:

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the offer and sale of the outstanding notes under the Securities Act.

Material Federal Income Tax Considerations:

The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see "Material U.S. Federal Income Tax Considerations."

Use of Proceeds:	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent:	The exchange agent for the exchange offer is U.S. Bank National Association. For additional information, see "The Exchange Offer—Exchange Agent" and the accompanying letter of transmittal.

RISK FACTORS

        You should carefully consider the following risks, along with the other information contained in this prospectus before you decide to acquire the exchange notes. Any of these risks and uncertainties could have a material adverse effect on our financial condition, liquidity, results of operations, business and prospects and on our ability to service and repay our indebtedness. The risks described below are not the only risks faced by us. Additional risks that are not presently known, or that we presently deem to be immaterial, also could have a material adverse effect on our financial condition, liquidity, results of operations, business and prospects and on our ability to service and repay our indebtedness.

Risks Relating to the Exchange Offer and the Notes

         You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue and deliver exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of the following:

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  certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC, New York, New York, as a depository, including an agent's message if the tendering holder does not deliver a letter of transmittal;

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  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should make sure to allow enough time for the outstanding notes to be delivered on time. If we do not receive your outstanding notes, letter of transmittal and other required documents (or permitted equivalents thereof) by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and, upon consummation of the exchange offer, all registration and certain other rights under the registration rights agreements will terminate. See "The Exchange Offer—Procedures for Tendering Outstanding Notes" and "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."

         Some holders who exchange their outstanding notes may be deemed to be underwriters.

        If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         There is currently no trading market for the exchange notes, and an active public trading market for the exchange notes may not develop or, if it does develop, may not be maintained or be liquid. The failure of an active public trading market for the exchange notes to develop or be maintained is likely to adversely affect the market price and liquidity of the exchange notes.

        The exchange notes are a new issue of securities for which there is currently no trading market. An active public trading market for the exchange notes may not develop or, if it does develop, may not be maintained or be liquid. The failure of an active public trading market for the exchange notes to develop or be maintained is likely to adversely affect the market price and liquidity of the exchange notes, and you may not be able to sell the exchange notes readily, or at all, or at or above the price that you paid. If the exchange notes are traded, they may trade at a discount from their issue price depending on prevailing interest rates, the market for similar securities, our credit rating and our operating performance, liquidity and financial condition, among other factors.

        The initial purchasers have advised us that they intend to make a market in the exchange notes. However, one or more initial purchasers may cease market-making at any time without notice to, or the consent of, holders of the exchange notes. We do not intend to apply to list the exchange notes on any securities exchange or for inclusion of the exchange notes on any automated dealer quotation system. As a result of the foregoing, we cannot assure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices or at all. Thus, you may be required to bear the financial risk of your investment in the exchange notes indefinitely.

         Our substantial indebtedness could adversely affect our financial condition and liquidity and prevent us from fulfilling our obligations under the notes.

        We have substantial indebtedness, which could adversely affect our ability to fulfill our obligations under the notes and have a negative impact on our financing options, financial condition and liquidity. As of June 30, 2015, we had consolidated indebtedness of approximately $3.6 billion. We substantially increased our indebtedness following the completion of the Merger and the related borrowings in comparison to our indebtedness on a recent historical basis, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. In addition, we have and will continue to incur various costs and expenses associated with our recent transactions.

        Our increased debt leverage could have significant consequences, including the following:

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  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business purposes;

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  requiring a substantial portion of our cash flows to be dedicated to service and repay our debt, instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limiting our ability to refinance our indebtedness on terms acceptable to us or at all;

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  imposing restrictive covenants on our operations and financings;

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  placing us at a competitive disadvantage to other, less leveraged competitors;

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  making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures; and

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  subjecting us to adverse actions by the rating agencies.

         We may not be able to generate sufficient cash to service and repay all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

        Our ability to make scheduled payments on, or to refinance, our debt, including the notes, will depend on our financial condition, liquidity and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us both to fund our business purposes and to pay the principal of, or premium, if any, and interest on our debt, including the notes.

        If our cash flows and capital resources are insufficient to service and repay our debt and fund other cash requirements, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our debt, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet all of our debt obligations. Our unsecured revolving credit facility (the "Revolver") and senior unsecured term loan (the "2014 Term Loan" and collectively with the Revolver, the "Facility") we established on May 15, 2014, and the 2015 Term Loan restrict (i) our ability to dispose of assets and (ii) our ability to incur debt. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt obligations then due.

        In addition, we conduct our operations through our subsidiaries, none of which are guarantors of the notes. Accordingly, payments in respect of the notes are dependent on the generation of cash flow by our subsidiaries and such subsidiaries' ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make cash available to us to enable us to make payments in respect of our debt, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual prohibitions or other restrictions may limit our ability to obtain cash from our subsidiaries. In the event that our subsidiaries do not make sufficient cash available to us, we may be unable to make required principal, premium, if any, and interest payments on our debt, including the notes.

        Our inability to obtain sufficient cash flows from our subsidiaries, whether as a result of their performance or otherwise, to satisfy our debt, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position, condition, liquidity and results of operations and our ability to satisfy our obligations under the notes.

        If we fail to make required payments in respect of our debt, (i) we will be in default thereunder and, as a result, the related debt holders and lenders, and potentially other debt holders and lenders, could declare all outstanding principal and interest to be due and payable, (ii) the lenders under the Facility could terminate their commitments to loan money to us, (iii) our secured lenders could foreclose against the assets securing the related debt and (iv) we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

         Despite current and anticipated debt levels, we may still be able to incur substantially more debt.

        We may be able to incur substantial additional debt in the future. Although the Facility, the 2015 Term Loan and the indenture restrict the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and the additional debt incurred in compliance with these restrictions could be substantial. If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding-up. In addition, to the extent any such indebtedness is secured, the notes will be effectively subordinated to such indebtedness to the extent of the value of the collateral securing such debt. This may have the effect of reducing the amount of any assets available to holders of the notes. If new debt is added to our current debt levels, the related risks that we now face would increase. See "Description of Notes."

         The terms of the agreements governing our indebtedness (including the notes) may restrict our current and future operations, particularly our ability to respond to changes or to pursue our business strategies.

        The Facility, the 2015 Term Loan and the indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions (some of which are not contained in the indenture) on our ability to:

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  incur, assume or guarantee additional indebtedness;

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  make loans, advances or other investments;

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  incur liens;

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  sell or otherwise dispose of assets;

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  consolidate or merge with or into, or sell all or substantially all of our assets to, another person; and

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  enter into transactions with affiliates.

        In addition, the Facility, the 2015 Term Loan and the indenture require us to comply with financial maintenance covenants. Our ability to satisfy the financial maintenance covenants is affected by our performance, as well as events beyond our control, and accordingly we cannot assure you that we will meet them.

        A breach of the covenants under the Facility, the 2015 Term Loan or the indenture could result in an event of default under the applicable debt. Such default may allow the related debt holders or lenders to accelerate the applicable debt and may result in the acceleration of other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Facility will permit the lenders under the Facility to terminate all commitments to extend further credit to us thereunder. In the event any of our debt is accelerated, we cannot assure you that we will have sufficient assets to repay any or all accelerated debt.

        As a result of these restrictions, we may be:

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  limited in how we conduct our business;

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  unable to raise additional debt financing to operate on commercially reasonable terms or at all, especially during general economic or business downturns; or

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  unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our plans.

         The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

        The notes are our unsecured unsubordinated obligations that rank equally in right of payment to all of our existing and future unsecured and unsubordinated debt. The notes are effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all preferred equity and liabilities, whether secured or unsecured, of our subsidiaries. The indenture does not prohibit us or any of our subsidiaries from incurring additional indebtedness, except to the extent of the covenants expressly specified therein, or issuing preferred equity in the future. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured debt will be available to pay obligations on the notes only after all such secured debt has been repaid in full from such assets. Our subsidiaries are separate and distinct legal entities and have no obligation to make any payments due under the notes or to provide us with the necessary funds for our payment obligations. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of our debt, including the notes, will be subject to the prior claims of such subsidiary's creditors, including trade creditors, and preferred equity holders, if any. We caution you that there may not be sufficient assets available to us thereafter to pay amounts due on any or all the notes then outstanding.

        As of June 30, 2015, the Operating Partnership had approximately $1.7 billion of unsecured and unsubordinated indebtedness and no secured debt, and the Operating Partnership's subsidiaries had $2.0 billion of secured debt (excluding the Operating Partnership's pro rata share of the mortgage debt of unconsolidated properties, which, as of June 30, 2015, was $412.4 million), and $6.1 million of preferred and other redeemable equity outstanding.

         We may be unable to repay the notes at maturity.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. We may not have sufficient funds to make the required payments in respect of the notes in cash at maturity or the ability to arrange necessary financing on acceptable terms or at all. In addition, our ability to make any required payments in respect of the notes may be prohibited or otherwise limited by law or the terms of other agreements relating to our other debt outstanding at the time. Our failure to make payments as required by the indenture would constitute an event of default under the indenture and, under certain conditions, would constitute an event of default under our Facility and the 2015 Term Loan, permitting acceleration of the maturity of all debt borrowed thereunder, and could constitute an event of default under our future indebtedness, also permitting acceleration of the maturity thereof.

         We depend on external financings for our growth and ongoing debt service requirements.

        We depend on external financings, principally debt financings, to fund our acquisitions, development and other capital expenditures and to ensure that we can meet our debt service requirements. Our long-term ability to grow through acquisitions or development, which is an important component of our strategy, will be limited if we cannot obtain additional debt financing. Our access to financings depends on our credit ratings, the willingness of banks to lend to us and conditions in the capital markets. Market conditions might make it difficult to obtain debt financing, and we cannot be certain that we will be able to obtain additional debt financing or that we will be able to obtain such financing on acceptable terms.

         Adverse changes in any credit rating might affect our borrowing capacity and borrowing terms.

        The notes and our other outstanding debt are periodically rated by nationally recognized credit rating agencies. Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization's opinion of our financial strength, operating performance and ability to meet debt obligations. Our credit ratings were negatively impacted as a result of the consummation of the Merger and our entrance into the related financings. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Since we depend primarily on debt financing to fund our growth, adverse changes in our credit rating could have a negative effect on our future growth.

         We may enter into hedging interest rate protection arrangements that might not effectively limit our interest rate risk.

        We have sought, and may continue to seek, to selectively manage any exposure that we might have to interest rate risk through interest rate protection agreements geared toward effectively fixing or capping a portion of our variable-rate debt. In addition, we may refinance fixed-rate debt at times when we believe rates and terms are appropriate. Any such efforts to manage these exposures might not be successful.

        Our use of interest rate hedging arrangements to manage risk associated with interest rate volatility might expose us to additional risks, including the risk that a counterparty to a hedging arrangement fails to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that hedging activities will have the desired beneficial impact on our results of operations or financial condition. Termination of these hedging agreements typically involves costs, such as transaction fees or breakage costs.

Risks Related to Our Business and Operations

         We might not be able to renew leases or relet space at existing properties, or lease newly developed properties.

        When leases for our existing properties expire, the premises might not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, might be less favorable than the current lease terms. Also, we might not be able to lease new properties to an appropriate mix of tenants or for rents that are consistent with our projections. To the extent that our leasing plans are not achieved, our business, results of operations and financial condition could be materially adversely affected.

         Our lease agreements with our tenants typically provide a fixed rate for certain cost reimbursement charges; if our operating expenses increase or we are otherwise unable to collect sufficient cost reimbursement payments from our tenants, our business, results of operations and financial condition might be materially adversely affected.

        Energy costs, repairs, maintenance and capital improvements to common areas of our properties, janitorial services, administrative, property and liability insurance costs and security costs are typically allocable to our properties' tenants. Our lease agreements typically provide that the tenant is liable for a portion of such common area maintenance charges (which we refer to as "CAM") and other operating expenses. The majority of our current leases require the tenant to pay a fixed periodic amount to reimburse a portion of our CAM and other operating expenses. In these cases, a tenant will pay either (i) a specified rent amount that includes the fixed CAM and operating expense reimbursement amount, or (ii) a fixed expense reimbursement amount separate from the rent payment. Generally, both types of CAM and operating expense reimbursement payments are subject to annual increases regardless of the actual amount of CAM and other operating expenses. As a result, any adjustments in tenant payments do not depend on whether operating expenses increase or decrease, causing us to be responsible for any excess amounts. In the event that our operating expenses increase, CAM and tenant reimbursements that we receive might not allow us to recover a substantial portion of these operating costs.

        In addition, the computation of cost reimbursements from tenants for CAM, insurance and real estate taxes is complex and involves numerous judgments, including interpretation of lease terms and other tenant lease provisions. Unforeseen or underestimated expenses might cause us to collect less than our actual expenses. The amounts we calculate and bill could also be disputed by tenants or become the subject of a tenant audit or even litigation.

        In the event that our properties are not fully occupied, we would be required to pay the portion of the CAM expenses allocable to the vacant space(s) that would otherwise typically be paid by the residing tenant(s).

         Some of our properties depend on anchor stores or major tenants to attract shoppers and could be materially adversely affected by the loss of, or a store closure by, one or more of these anchor stores or major tenants.

        Our strip centers and malls are typically anchored by department stores and other large nationally recognized tenants. The value of some of our properties could be materially adversely affected if these department stores or major tenants fail to comply with their contractual obligations, seek concessions in order to continue operations, or cease their operations.

        For example, among department stores and other large stores, corporate merger activity typically results in the closure of duplicate or geographically overlapping store locations. Resulting adverse pressure on the businesses of our department stores and major tenants could have an adverse impact upon our own results. Certain department stores and other national retailers have experienced, and might continue to experience, depending on consumer confidence levels, considerable decreases in customer traffic in their retail stores, increased competition from alternative retail options such as those accessible via the Internet and other forms of pressure on their business models. Pressure on these department stores and national retailers could impact their ability to maintain their stores, meet their obligations both to us and to their external lenders and suppliers, withstand takeover attempts by investors or rivals or avoid bankruptcy and/or liquidation, all of which could result in impairment or closures of their stores. Other of our tenants might be entitled to modify the economic or other terms of their existing leases in the event of such closures, which could decrease rents and/or operating expense reimbursements. The leases of some anchors might permit the anchor to transfer its lease, including any attendant approval rights, to another retailer. The transfer to a new anchor could cause customer traffic in the property to decrease or to be composed of different types of customers, which could reduce the income generated by that property and adversely impact development or redevelopment prospects for such property. A transfer of a lease to a new anchor also could allow other tenants to make reduced rental payments or to terminate their leases at the property, which could adversely affect our results of operations.

        Additionally, department store or major tenant closures might result in decreased customer traffic, which could lead to decreased sales at our properties. If the sales of stores operating in our properties decline significantly due to the closing of anchor stores or other national retailers, adverse economic conditions, or other reasons, tenants might be unable to pay their minimum rents or expense recovery charges. In the event of any default by a tenant, whether a department store, national retailer or otherwise, we might not be able to fully recover, and/or experience delays and costs in enforcing our rights as landlord to recover, amounts due to us under the terms of our agreements with such parties.

         We face risks associated with the acquisition, development, redevelopment and expansion of properties, including risks of higher than projected costs, inability to obtain financing, inability to obtain required consents or approvals and inability to attract tenants at anticipated rates.

        In the event we seek to acquire and develop new properties and expand and redevelop existing properties, we might not be successful in pursuing acquisition, development or redevelopment/expansion opportunities. In addition, newly acquired, developed, redeveloped or expanded properties might not perform as well as expected. Other related risks we face include, without limitation, the following:

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  Construction costs of a project could be higher than projected, potentially making the project unfeasible or unprofitable;

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  We might not be able to obtain financing or to refinance loans on favorable terms, if at all;

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  We might be unable to obtain zoning, occupancy or other governmental approvals;

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  Occupancy rates and rents might not meet our projections and as a result the project could be unprofitable; and

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  In some cases, we might need the consent of third parties, such as anchor tenants, mortgage lenders and joint venture partners to conduct acquisition, development, redevelopment or expansion activities, and those consents may be withheld.

        If a project is unsuccessful, either because it is not meeting our expectations when operational or was not completed according to the project planning, we could lose our investment in the project. Furthermore, if we guarantee the property's financing, our loss could exceed our investment in the project.

         Our assets may be subject to impairment charges that may materially affect our financial results.

        We evaluate our real estate assets and other assets for impairment indicators whenever events or changes in circumstances indicate that recoverability of our investment in the asset is not reasonably assured. This evaluation is conducted periodically, but no less frequently than quarterly. Our determination of whether a particular held-for-use asset is impaired is based upon the undiscounted projected cash flows used for the impairment analysis and our determination of the asset's estimated fair value, that in turn are based upon our plans for the respective asset and our views of market and economic conditions. With respect to assets held-for-sale, our determination of whether such an asset is impaired is based upon market and economic conditions. If we determine that a significant impairment has occurred, then we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the accounting period in which the adjustment is made. Furthermore, changes in estimated future cash flows due to a change in our plans, policies, or views of market and economic conditions could result in the recognition of additional impairment losses for already impaired assets, which, under the applicable accounting guidance, could be substantial.

         Clauses in leases with certain tenants of our development or redevelopment properties frequently include inducements, such as reduced rent and tenant allowance payments, that can reduce our rents and funds from operations. As a result, these development or redevelopment properties are more likely to achieve lower returns during their stabilization periods than our previous development or redevelopment properties.

        The leases for a number of the tenants that have opened stores at properties we have developed or redeveloped have reduced rent from co-tenancy clauses that allow those tenants to pay reduced rent until occupancy at the respective property reaches certain thresholds and/or certain named co-tenants open stores at the respective property. Additionally, some tenants may have rent abatement clauses that delay rent commencement for a prolonged period of time after initial occupancy. The effect of these clauses reduces our rents and FFO while they are applicable. We expect to continue to offer co-tenancy and rent abatement clauses in the future to attract tenants to our development and redevelopment properties. As a result, our current and future development and redevelopment properties are more likely to achieve lower returns during their stabilization periods than other projects of this nature historically have, which may adversely impact our investment in such developments, as well as our financial condition and results of operations.

         Real estate investments are relatively illiquid.

        Our properties represent a substantial portion of our total consolidated assets, and these investments are relatively illiquid. As a result, our ability to sell one or more of our properties or investments in real estate in response to any changes in economic or other conditions is limited. If we want to sell a property, we cannot be certain that we will be able to dispose of it in the desired time period or that the sale price of a property will exceed the cost of our investment in that property.

         We face a wide range of competition that could affect our ability to operate profitably.

        Our properties compete with other retail properties and other forms of retail, such as catalogs and e-commerce websites. Competition could also come from strip centers, outlet centers, lifestyle centers, and malls, and both existing and future development projects. The presence of competitive alternatives might adversely impact the success of our existing properties, our ability to lease space and the rental rates we can obtain. We also compete with other retail property developers to acquire prime development sites. In addition, we compete with other retail property companies for tenants and qualified management. If we are unable to successfully compete, our business, results of operations and financial condition could be materially adversely affected.

        The increase in digital and mobile technology usage has increased the speed of the transition from shopping at physical locations to web-based purchases. If we are unsuccessful in adapting our business to changing consumer spending habits, our results of operations and financial condition could be materially adversely affected.

         If we lose our key management personnel, we might not be able to successfully manage our business and achieve our objectives. In addition, we may be unable to effectively attract, retain or motivate other key employees.

        WPG's management team includes members of SPG's former mall platform and strip center management team, as well as former Glimcher executive officers and management. A large part of our success depends on the leadership and performance of WPG's executive management team. If we lose the services of these individuals, we might not be able to successfully manage our business or achieve our business objectives.

        Our success after the Merger depends in part upon our ability to attract, retain and motivate other key employees. Key employees might depart because of issues relating to the Merger, including uncertainty and difficulty of integration. Accordingly, there can be no assurance that we will be able to attract, retain or motivate key employees following the Merger to the same extent as in the past.

         We have limited control with respect to some properties that are partially owned by third parties, which could adversely affect our ability to sell or refinance or otherwise take actions concerning these properties that would be in our best interest.

        We may continue to co-invest with third parties through partnerships, joint ventures, or other entities, including without limitation by acquiring controlling or non-controlling interests in, or sharing responsibility for, managing the affairs of a property, partnership, joint venture or other entity. We do not have sole decision-making authority regarding the five properties that we currently hold through joint ventures with third parties.

        Additionally, we might not be in a position to exercise sole decision-making authority regarding any future properties that we hold in a partnership or joint venture. Investments in partnerships, joint ventures or other entities could, under certain circumstances, involve risks that would not be present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, suffer a deterioration in their financial condition, or fail to fund their share of required capital contributions. Partners or co-venturers could have economic or other business interests or goals that are inconsistent with our own business interests or goals, and could be in a position to take actions contrary to our policies or objectives.

        Such investments also have the potential risk of creating impasses on decisions, such as a sale or financing, because neither we nor our partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers might result in litigation or arbitration that could increase our expenses and prevent WPG's officers and/or directors from focusing their time and efforts on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we risk the possibility of being liable for the actions of our third-party partners or co-venturers.

         Our revenues are dependent on the level of revenues realized by our tenants, and a decline in their revenues could materially adversely affect our business, results of operations and financial condition.

        We are subject to various risks that affect the retail environment generally, including levels of consumer spending, seasonality, changes in economic conditions, unemployment rates, an increase in the use of the Internet by retailers and consumers, and natural disasters. In addition, levels of consumer spending could be adversely affected by, for example, increases in consumer savings rates, increases in tax rates, reduced levels of income growth and other declines in consumer net worth and a strengthening of the U.S. dollar as compared to non-U.S. currencies.

        As a result of these and other economic and market-based factors, our tenants might be unable to pay their existing minimum rents or expense recovery charges due. Because substantially all of our income is derived from rentals of real property, our income and cash flow would be adversely affected if a significant number of tenants are unable to meet their obligations or their revenues decline. In addition, a decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

        Store closures and/or bankruptcy filings by tenants could occur during the course of our operations. We continually seek to re-lease vacant spaces resulting from tenant terminations. Large scale store closings or the bankruptcy of a tenant, particularly an anchor tenant, might make it more difficult to lease the remainder of a particular property or properties. Furthermore, certain of our tenants, including anchor tenants, hold the right under their lease(s) to terminate their lease(s) or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants close, if certain sales levels or profit margins are not achieved, or if an exclusive use provision is violated, which all could be triggered in the event of one or more tenant bankruptcies. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy.

         Economic and market conditions could negatively impact our business, results of operations and financial condition.

        The market in which we operate is affected by a number of factors that are largely beyond our control but could nevertheless have a significant negative impact on us. These factors include, but are not limited to:

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  Interest rates and credit spreads;

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  The availability of credit, including the price, terms and conditions under which it can be obtained;

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  A decrease in consumer spending or sentiment, including as a result of increases in savings rates and tax increases, and any effect that this might have on retail activity;

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  The actual and perceived state of the real estate market and public capital markets in general; and

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  Unemployment rates, both nationwide and within the primary markets in which we operate.

        In addition, increased inflation might have a pronounced negative impact on the interest expense we pay in connection with our outstanding indebtedness and our general and administrative expenses, as these costs could increase at a rate higher than our rents. Inflation might adversely affect tenant leases with stated rent increases, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending which could impact our tenants' sales and, in turn, our own results of operations.

        Conversely, deflation might result in a decline in general price levels, often caused by a decrease in the supply of money or credit. The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand. Restricted lending practices might impact our ability to obtain financing for our properties and might also negatively impact our tenants' ability to obtain credit. Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.

        A slow-growing economy hinders consumer spending, which could decrease the level of discretionary income available for shopping at our properties. Weak income growth could weigh down consumer spending, which could be further affected if the overall economy suffers a setback.

         We are subject to various regulatory requirements, and any changes in such requirements could have a material adverse effect on our business, results of operations and financial condition.

        The laws, regulations and policies governing our business, or the regulatory or enforcement environment at the national level or in any of the states in which we operate, might change at any time and could have a material adverse effect on our business. For example, the Patient Protection and Affordable Care Act of 2010, as it is phased-in over time, might significantly impact our cost of providing employees with health care insurance. We are unable to predict how this, or any other future legislative or regulatory proposals or programs, will be administered or implemented, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. In addition, changes in tax laws might have a significant impact on our operating results. For more information regarding the impact of changing tax laws on our operating results, see "—Risks Relating to Income Taxes."

        Our inability to remain in compliance with regulatory requirements could have a material adverse effect on our operations and on our reputation generally. We are unable to give any assurances that applicable laws or regulations will not be amended or construed differently, or that new laws and regulations will not be adopted, either of which could have a material adverse effect on our business, financial condition or results of operations.

         As owners of real estate, we might face liabilities or other significant costs related to environmental issues.

        Federal, state and local laws and regulations relating to the protection of the environment might require us, as a current or previous owner or operator of real property, to investigate and clean up hazardous or toxic substances or petroleum product releases at a property or at impacted neighboring properties. These laws and regulations might require us to abate or remove asbestos-containing materials in the event of damage, demolition or renovation, reconstruction or expansion of a property and also govern emissions of and exposure to asbestos fibers in the air. These laws and regulations also govern the installation, maintenance and removal of underground storage tanks used to store waste oils or other petroleum products. Many of our properties contain, or at one time contained, asbestos-

containing materials or underground storage tanks (primarily related to auto service center establishments or emergency electrical generation equipment). The costs of investigation, removal or remediation of hazardous or toxic substances could be substantial and could adversely affect our results of operations or financial condition. The presence of contamination, or the failure to remediate contamination, might also adversely affect our ability to sell, lease or redevelop a property or to borrow using a property as collateral.

        In addition, under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate might be held liable to third parties for bodily injury or property damage incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or otherwise caused, the release of the hazardous or toxic substances. The presence of contamination at any of our properties, or the failure to remediate contamination discovered at such properties, could result in significant costs to us and/or materially adversely affect our ability to sell or lease such properties or to borrow using such properties as collateral.

        For example, federal, state and local laws require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which might be substantial for certain redevelopments. These regulations also govern emissions of, and exposure to, asbestos fibers in the air, which might necessitate implementation of site-specific maintenance practices. Certain laws also impose liability for the release of asbestos-containing materials into the air, and third parties might seek recovery from owners or operators of real property for personal injury or property damage associated with asbestos-containing materials. Asbestos-containing building materials are present at some of our properties and might be present at others. To minimize the risk of on-site asbestos being improperly disturbed, we have developed and implemented asbestos operations and maintenance programs to manage asbestos-containing materials and suspected asbestos-containing materials in accordance with applicable legal requirements, however we cannot be certain that our programs eliminate all risk of asbestos being improperly disturbed. Any liability, and the associated costs thereof, we might face for environmental matters could adversely impact our ability to operate our business and our financial condition.

         Some of our potential losses might not be covered by insurance.

        We maintain insurance coverage with third-party carriers who provide a portion of the coverage for specific layers of potential losses, including commercial general liability, fire, flood, extended coverage and rental loss insurance on all of our properties. The initial portion of coverage not provided by third-party carriers will either be insured through wholly owned captive insurance companies or other financial arrangements controlled by SPG. A third-party carrier has, in turn, agreed to provide evidence of coverage for this layer of losses under the terms and conditions of the carrier's policy. A similar policy written through SPG's captive insurance entities also provides initial coverage for property insurance and certain windstorm risks at the properties located in coastal windstorm locations.

        There are some types of losses, including lease and other contract claims and certain catastrophic perils that generally are not insured or are subject to large insurance deductibles. If an uninsured loss or a loss in excess of insured limits occurs, or a loss for which there is a large deductible occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue it could generate.

        We currently maintain insurance coverage for acts of terrorism by foreign or domestic agents. The United States government provides reinsurance coverage to insurance companies following a declared terrorism event under the Terrorism Risk Insurance Program Reauthorization Act, which extended the effectiveness of the Terrorism Risk Insurance Extension Act (which we refer to as the "TRIA") of 2005.

        The TRIA is designed to reinsure the insurance industry from declared terrorism events that cause or create in excess of $100 million in damages or losses. The U.S. government could terminate its reinsurance of terrorism, thus increasing the risk of uninsured losses for such acts. Our tenants are likely subject to similar risks.

         Our due diligence review of acquisition opportunities or other transactions might not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

        Although we intend to conduct due diligence with respect to each acquisition opportunity or other transaction that we pursue, it is possible that our due diligence processes will not or did not uncover all relevant facts, particularly with respect to any assets we acquire from third parties, including assets acquired from Glimcher. In some cases, we might be given limited access to information about the investment and will rely on information provided by the target of the investment. In addition, if opportunities are scarce, the process for selecting bidders is competitive, or the time frame in which we are required to complete diligence is short, our ability to conduct a due diligence investigation might be limited, and we would be required to make investment decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, investments and other transactions that initially appear to be viable may prove to not be so over time, due to the limitations of the due diligence process or other factors.

         We will continue to depend on SPG to provide services to us pursuant to the property management agreements; employees of SPG face competing demands on their time in discharging their duties to us under these agreements.

        Although the Merger has significantly increased our internal leasing and property management resources, we will continue to depend on SPG for some time to provide certain services to us in operating our legacy SPG malls such as negotiating leases with tenants, promoting the property through advertisements, billing tenants for rent and all other charges, paying the salaries of all employees of SPG responsible for management of the properties, making such repairs as approved in the budgets, maintenance and payment of any taxes or fees. The loss of such services could adversely affect our operations. Furthermore, these employees face competing demands on their time in discharging their duties to us under these agreements, the compensation of these employees is entirely determined by SPG and might not be linked to the operating performance of our malls, and the continued service of these employees pursuant to the property management agreements is not guaranteed.

        It may be difficult for us to replace our property management agreements with SPG related to our legacy SPG malls. The property management agreements may be terminated by either party as of the end of the initial term or during any renewal term upon 180 days' prior notice to the other party. If the property management agreements are terminated, we will need to replace the services provided by SPG and the terms of such replacement agreements may be less favorable to us.

         Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.

        The Sarbanes-Oxley Act requires that we, as a subsidiary of WPG, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting in future reports we file with the SEC, when such certifications will be required.

        Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could materially adversely affect us by, for example, impairing our ability to obtain additional debt financing.

Risks Related to the Merger

         We incurred, and may continue to incur, substantial expenses and incurred substantial additional indebtedness related to the Merger.

        We incurred substantial expenses in connection with consummating the Merger and incurred, and may continue to incur, substantial expenses related to integrating our business, operations, networks, systems, technologies, policies and procedures with those of Glimcher. The Merger and related integration expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. There can be no assurances that the expected benefits, synergies and efficiencies related to the integration of the businesses will be realized in the time expected, or at all, to offset these transaction and integration expenses.

        In addition, we incurred and assumed significant indebtedness in connection with the Merger, which significantly increased our indebtedness. See "—Risks Relating to the Exchange Offer and the Notes—Our substantial indebtedness could adversely affect our financial condition and liquidity and prevent us from fulfilling our obligations under the notes."

         Our future results will suffer if we do not effectively integrate our business with that of Glimcher.

        We may be unable to integrate successfully our business with that of Glimcher and realize the anticipated benefits of the Merger or do so within the anticipated timeframe. Even though we and Glimcher were operationally similar prior to the Merger, we are and will continue to be required to devote significant management attention and resources to integrating Glimcher's business practices and operations with our own. In addition, the agreements we entered into with SPG in connection with our separation from SPG in May 2014 (discussed below), might prevent or delay us from fully integrating our businesses with that of Glimcher or might force us to incur costs to terminate such arrangements in excess of what is anticipated. The integration process could distract management, disrupt our ongoing business or result in inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with tenants, lenders, joint venture partners, vendors and employees or to achieve all or any of the anticipated benefits of the Merger.

Risks Related to the Separation from SPG

         We have a limited operating history, and our historical financial information is not necessarily representative of the results that we would have achieved as a separate stand-alone entity and may not be a reliable indicator of our future results.

        The historical information about us in this prospectus prior to May 28, 2014 is derived from the historical accounting records of SPG and refers to our business as operated by and integrated with SPG. Our historical financial information included in this prospectus is derived from the consolidated financial statements and accounting records of SPG. Accordingly, the historical and financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate stand-alone entity during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical financial information and which may adversely impact our ability to receive similar results in the future include, but are not limited to, the following:

  •
  Prior to the separation, our business had been operated by SPG as part of its broader corporate organization, rather than as a separate stand-alone entity. SPG or one of its affiliates performed various corporate functions for us, such as accounting, information technology and finance. Following the separation, SPG provided some of these functions to us, as described in "Business—Agreements with SPG in Connection with the Separation." Our historical financial results for periods prior to the separation from SPG reflect allocations of corporate expenses from SPG for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate stand-alone entity. As we integrate Glimcher's business practices and operations with our own, we have begun, and will continue, to utilize their legacy facilities, systems, infrastructure and personnel. However, the agreements we entered into with SPG in connection with the separation might prevent or delay us from fully integrating our businesses with that of Glimcher or might force us to incur costs to terminate such arrangements in excess of what is anticipated.

  •
  During the time our business was integrated with the other businesses of SPG, we were able to use SPG's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. For example, we were historically able to take advantage of SPG's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. Although we entered into certain transition and other separation-related agreements with SPG, in the future these arrangements might not continue to fully capture the benefits we have enjoyed as a result of being integrated with SPG and might result in us paying higher charges than in the past for these services. In addition, services provided to us under the transition services agreement will generally only be provided through the second quarter of 2016, and this may not be sufficient to meet our needs. As a separate stand-alone entity, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease our overall profitability.

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  Before the separation, generally our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development and capital expenditures, were historically satisfied as part of SPG's cash management policies. Since the separation, we have been and may continue to be required to obtain additional financing from banks, through public offerings or private placements of debt securities, strategic relationships or other arrangements, which might not be on terms as favorable to those obtained by SPG, and the cost of capital for our business may be higher than SPG's cost of capital prior to the separation.

  •
  As a public company, WPG is, and following the effectiveness of the registration statement of which this prospectus is a part, we will be, subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and WPG is, and we will be, required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs to WPG and us and require WPG and us to divert substantial resources, including management time, from other activities.

        Other significant changes have occurred and may continue to occur in our cost structure, management, financing and business operations as a result of operating as a separate stand-alone entity. For additional information about the past financial performance of our business and the basis of presentation of the historical consolidated and combined financial statements of our business, see "Selected Historical Consolidated and Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and accompanying notes included elsewhere in this prospectus.

         Under the agreements relating to the separation from SPG, we might not be able to engage in desirable strategic or capital-raising transactions following the separation. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

        To preserve the tax-free treatment of the separation, for the two-year period following the separation ending in May 2016, we might be prohibited, except in specific circumstances, from, among other things: (i) entering into any transaction pursuant to which all or a portion of our equity securities or assets beyond certain thresholds would be acquired, whether by merger, consolidation or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) ceasing to actively conduct certain of our businesses, or (iv) taking or failing to take any other action that prevents the distribution and related transactions from being tax-free. These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. See "Business—Agreements with SPG in Connection with the Separation."

         Potential indemnification liabilities to SPG pursuant to the separation agreement could materially adversely affect our operations.

        The separation agreement with SPG provides for, among other things, the principal corporate transactions that were required to effect the separation, certain conditions to the separation and distribution and provisions governing our relationship with SPG with respect to the separation and distribution. Among other things, the separation agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and distribution, as well as those obligations of SPG that we assumed pursuant to the separation agreement. If we are required to indemnify SPG under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. For a description of this agreement, see "Business—Agreements with SPG in Connection with the Separation—The Separation Agreement."

         Certain of WPG's directors and executive officers have actual or potential conflicts of interest because of their previous or continuing positions at SPG.

        Some of WPG's directors or executive officers are persons who are or have been employees of SPG. Because of their former positions with SPG, certain of WPG's directors and executive officers own SPG common stock or other equity awards. In addition, even though WPG's board of directors consists of a majority of directors who are independent, one WPG director has continued to serve on the board of directors of SPG and as an executive officer of SPG. Continued service as a director at both companies could create, or appear to create, potential conflicts of interest.

         In connection with our separation from SPG, SPG has agreed to indemnify us for certain pre-distribution liabilities and liabilities related to SPG assets. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that SPG's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the separation agreement, SPG has agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that SPG agrees to retain, and there can be no assurance that SPG will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from SPG any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from SPG.

Risks Relating to Income Taxes

         The failure of our REIT subsidiaries to maintain their qualifications as REITs could have adverse tax consequences to us, our unitholders, and WPG.

        We are subject to certain income-based taxes and other taxes, including state and local taxes and franchise taxes. We currently receive favorable tax treatment in various jurisdictions through tax rules and regulations. Should we no longer receive such benefits, the amount of taxes we pay may increase.

        WPG and certain of our subsidiaries related to our joint venture with O'Connor Mall Partners, L.P. have elected to qualify as REITs. We received an opinion of our REIT counsel with respect to WPG's qualification as a REIT in connection with our separation from SPG. We also received an opinion of counsel with respect to Glimcher's qualification as a REIT in connection with the Merger, which is subject to customary qualifications and based on customary representations made by Glimcher. If any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion is not binding on the Internal Revenue Service ("IRS") or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If Glimcher failed to qualify as a REIT for U.S. federal income tax purposes prior to the Merger, we may inherit or incur significant tax liabilities (including with respect to any gain realized by Glimcher as a result of the Merger).

        Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions for which there are only limited judicial or administrative interpretations. Even a technical or inadvertent violation could jeopardize the REIT qualification of certain of our subsidiaries. We believe our REIT subsidiaries are organized and have been operated in a manner which allows our REIT subsidiaries and WPG to qualify for taxation as REITs. We intend to continue to operate in this manner. However, qualification as a REIT depends upon meeting ongoing asset and income tests and other requirements for asset diversification, distribution levels and diversity of ownership under the Internal Revenue Code. Compliance with these requirements must be carefully monitored on a continuing basis, and there can be no assurance that our personnel responsible for doing so will be able to successfully monitor the compliance of our REIT subsidiaries, despite clauses in the property management agreements requiring such monitoring. In addition, the ability of our REIT subsidiaries to satisfy the requirements to qualify to be taxed as a REIT might depend, in part, on the actions of third parties over which we have either no control or only limited influence.

        If a REIT subsidiary fails to comply with those provisions and if available relief provisions do not apply:

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  the REIT subsidiary will not be allowed a deduction for distributions to us in computing its taxable income;

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  the REIT subsidiary will be subject to corporate level income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

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  unless entitled to relief under relevant statutory provisions, the REIT subsidiary will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost; and

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  WPG could also fail to qualify as a REIT as a result of the failure of one or more of its REIT subsidiaries to qualify as a REIT, and the same adverse consequences could then apply to WPG and its shareholders.

        As a result, net income and funds available for distribution to our unitholders would be reduced for those years in which a REIT subsidiary fails to qualify as a REIT. Although we currently intend to operate the REIT subsidiaries so as to qualify each as a REIT, we cannot assure you we will succeed or that future economic, market, legal, tax or other considerations might not cause us to revoke the REIT election of a REIT subsidiary.

         Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have a negative effect on us.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, and by the IRS and the U.S. Department of the Treasury (the "Treasury"). In particular, in June 2013, several companies pursuing REIT conversions disclosed that they had been informed by the IRS that it had formed a new internal working group to study the current legal standards the IRS uses to define "real estate" for purposes of the REIT provisions of the Internal Revenue Code. Changes to the tax laws or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect us. We cannot predict how changes in the tax laws might affect us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the ability of our REIT subsidiaries to qualify to be taxed as REITs and/or the U.S. federal income tax consequences to us of such qualification.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on March 24, 2015. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. Each broker-dealer receiving exchange notes for its own account in exchange for outstanding notes, where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the SEC staff as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the SEC staff, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

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  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

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  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

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  neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

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  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

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  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes;

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  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

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  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they, as applicable, meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the SEC staff would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

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  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Terms of the Exchange Offer; Expiration Time

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on October 19, 2015 or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

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  to extend the expiration time;

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  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

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  to amend the exchange offer in any manner.

        We will give written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. For a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so at least five business days remain in the exchange offer following notice of the material change.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

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  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

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  any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus forms a part or (ii) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act");

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  any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes";

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  any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

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  any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

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  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

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  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

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  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, you must comply with either of the following conditions:

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  the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

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  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

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  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

        The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

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  make appropriate arrangements to register ownership of the outstanding notes in your name; or

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  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not our "affiliate" or an "affiliate" of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured before the expiration date. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (i) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (ii) states that the tender is being made thereby; and (iii) guarantees that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, within three business days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under "—Exchange Agent," prior to the expiration time. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  in the case of a withdrawal through book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time at or prior to the expiration time.

Exchange Agent

        We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. Questions and requests for assistance respecting the procedures for the exchange offer and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its address below:

Deliver to:
U.S. Bank National Association
 By registered, certified or regular mail, by overnight carrier or by hand:
U.S. Bank National Association
Attn: Corporate Trust—Specialized Finance
111 Fillmore Avenue E
St. Paul, Minnesota 55107
 By facsimile transmission
(for eligible institutions only):
U.S. Bank National Association
(651) 466-7367

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  our accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

        Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture governing the notes.

Filing of Shelf Registration Statements

        Pursuant to the registration rights agreement, dated March 24, 2015, between the Operating Partnership and the initial purchasers, we agreed, among other things, that in the event that we determine that this exchange offer is not available or may not be completed as soon as practicable after the last date of acceptance of outstanding notes for exchange because, in either case, it would violate any applicable law or applicable interpretations of the SEC staff or if for any other reason this exchange offer is not consummated on or before November 19, 2015, or in certain circumstances, any initial purchaser so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in this exchange offer and held by it following consummation of this exchange offer, the Operating Partnership will use its commercially reasonable efforts to (i) file a shelf registration statement relating to resales of the outstanding notes as promptly as practicable, (ii) cause such a shelf registration statement to be declared effective by the SEC within 120 days after such determination, date or notice, as the case may be, and (iii) keep that shelf registration statement effective until the date that the outstanding notes cease to be "registrable securities" (as defined below). The Operating Partnership will, in the event of such a shelf registration, provide to each participating holder of registrable securities copies of a prospectus, notify each participating holder of registrable securities when the shelf registration statement has become effective and take certain other actions to permit resales of the registrable securities. A holder of registrable securities seeking to resell them under the shelf registration statement generally will be required to make certain representations and provide certain information to the Operating Partnership, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those resales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of registrable securities (including certain indemnification and contribution obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances, as contemplated below, upon receipt of written notice from the Operating Partnership.

        If a "registration default" (as defined below) occurs with respect to the outstanding notes that qualify as registrable securities, then additional interest shall accrue on the outstanding principal amount of such outstanding notes, and shall be payable on the same dates on which interest is otherwise payable, at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period during which a registration default exists, provided that the rate at which such additional interest accrues and is payable may in no event exceed 0.50% per annum). Additional interest on such outstanding notes will cease to accrue and be payable when all registration defaults are cured. A "registration default" occurs if (i) this exchange offer is not consummated on or before November 19, 2015, (ii) the Operating Partnership fails to keep this exchange offer open for at least 20 Business Days (or longer if required by applicable law) after the date it mails notice of the exchange offer to the holders of outstanding notes, (iii) a shelf registration statement relating to resales of the outstanding notes is required to be filed by the Operating Partnership and is not declared effective by the SEC within 120 days after the applicable determination, date or notice referred to by the preceding paragraph or (iv) if applicable, such a shelf registration statement has been declared effective by the SEC and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days in any 12-month period during the required effectiveness period or (b) for more than 60 days (whether or not consecutive) in any 12 month period during the required effectiveness period. A registration default is cured with respect to the outstanding notes, and additional interest ceases to accrue on such outstanding notes, when this exchange offer is held open for at least 20 Business Days (or longer if required by applicable law) or is completed, as applicable, a shelf registration statement is declared effective or a shelf registration statement becomes effective again and the prospectus becomes usable again, as applicable, or such outstanding notes cease to be "registrable securities."

        The registration rights agreement defines "registrable securities" initially to mean the outstanding notes, and provides that outstanding notes will cease to be registrable securities upon the earliest to occur of the following: (i) when a registration statement with respect to the outstanding notes has become effective and the outstanding notes have been exchanged or disposed of pursuant to such registration statement, (ii) when the outstanding notes cease to be outstanding, (iii) when the outstanding notes have been resold in compliance with Rule 144 under the Securities Act, provided that the outstanding notes do not bear any restrictive legend or a restricted CUSIP number, (iv) except in the case of (a) any holder of outstanding notes that is not eligible to exchange such outstanding notes for exchange notes in this exchange offer under any law or policy of the SEC, (b) any holder of outstanding notes that participates in this exchange offer but does not receive exchange notes in this exchange offer that may be sold without restriction under federal or state securities laws (other than due solely to the status of such holder as an affiliate of the Operating Partnership) or (c) outstanding notes exchanged by exchanging dealers for exchange notes in this exchange offer, when the exchange offer is consummated, or (v) March 24, 2018.

        Any amounts of additional interest due will be payable in cash on the same interest payment dates as interest on the outstanding notes is payable.

        Although we intend, if required, to file a shelf registration statement, we cannot assure you that a shelf registration statement will be filed or, if filed, that it will become or remain effective.

        The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See "Additional Information."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. Information presented for periods prior to May 28, 2014, the date of our separation from SPG, consist of the historical results of the strip center business and smaller enclosed malls of SPG on a carve-out basis.

	For the Year Ended December 31,
For the Six Months Ended June 30, 2015
	2014	2013	2012	2011	2010
1.01x	2.29x	4.33x	3.65x	3.86x	3.43x

        The above historical ratios do not include the impact of the approximate $1 billion of debt incurred related to the separation from SPG for all periods prior to May 28, 2014.

        For purposes of calculating the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) income from continuing operations before adjustment for income or loss from unconsolidated entities, (ii) fixed charges, (iii) amortization of capitalized interest and (iv) distributed income of unconsolidated entities, reduced by (a) interest capitalized and (b) remeasurement gains from unconsolidated entities. "Fixed charges" consist of (i) interest expense, which includes amortization of debt premiums and discounts, (ii) capitalized interest and (iii) an estimate of the interest within rental expense.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount at maturity. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2015 on a historical basis. Since the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages, and the redemption of the 4,700,000 Series G preferred units are already fully reflected in the historical capitalization as of June 30, 2015, no pro forma capitalization as of June 30, 2015 has been included. The information set forth in the following table is not necessarily indicative of our future capitalization and should be read in conjunction with "Selected Historical Consolidated and Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

As of June 30, 2015
(in thousands) (unaudited)
Historical
Debt:
Mortgage notes payable	$1,953,355
2014 Term Loan	500,000
Revolver	433,750
2015 Term Loan	500,000
Outstanding notes	249,933

Total Debt	3,637,038
Redeemable Noncontrolling Interests:	6,148
Equity:
Total partners' equity	1,620,885
Noncontrolling interests	1,009

Total capitalization	$5,265,080

BUSINESS

Overview

        Washington Prime Group, L.P. (the "Operating Partnership") is an Indiana limited partnership and the majority-owned operating partnership subsidiary of WP Glimcher Inc. (formerly known as Washington Prime Group Inc.), an Indiana corporation ("WPG"). We own, develop and manage, through our affiliates, real estate properties and other assets. As of June 30, 2015, we owned or held an interest in 121 shopping centers located in 30 states in the United States, consisting of strip centers and malls and comprising approximately 68 million square feet of gross leasable area ("GLA").

        WPG is our general partner and operates as a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income and satisfy certain other requirements. As of June 30, 2015, WPG owned 84.2% of our common units and certain series of our preferred units which have substantially the same economic terms as outstanding series of WPG preferred stock.

  The Separation

        The Operating Partnership was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. On May 28, 2014, we and WPG separated from SPG through the distribution of 100% of the outstanding units of the Operating Partnership to the owners of Simon Property Group, L.P. ("SPG L.P."), SPG's operating partnership, and 100% of the outstanding common shares of WPG to SPG's stockholders in a tax-free distribution. Prior to the separation, we and WPG were wholly owned subsidiaries of SPG and its subsidiaries. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties (the "SPG Businesses") and distribute such interests to us. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a REIT under the Internal Revenue Code.

        At the time of the separation and distribution, WPG owned a percentage of the outstanding units of partnership interest, or units, of the Operating Partnership that was approximately equal to the percentage of outstanding units of partnership interest of SPG L.P. owned by SPG, with the remaining units of the Operating Partnership being owned by the limited partners who were also limited partners of SPG L.P. as of the May 16, 2014 record date. The units in the Operating Partnership held by limited partners are exchangeable by their holders for WPG common shares on a one-for-one basis or cash, at the election of WPG.

        Before the separation, we had not conducted any business as a separate stand-alone entity and had no material assets or liabilities. The operations of the business transferred to us by SPG on the separation date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. Additionally, the financial statements included in this prospectus reflect the units outstanding at the separation date as outstanding for all periods prior to the separation.

        At the time of the separation, our assets consisted of interests in 98 shopping centers. In addition to these properties, the combined historical financial statements included in this prospectus include interests in three shopping centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional shopping center which was sold by that same joint venture on February 28, 2014.

        For a description of agreements with SPG entered in connection with the separation, see "—Agreements with SPG in Connection with the Separation."

  The Merger

        On January 15, 2015, we acquired Glimcher Realty Trust ("Glimcher") and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among WPG, the Operating Partnership, certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt (collectively, the "Merger"). Prior to the Merger, Glimcher was a Maryland REIT engaged in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers.

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Operating Partnership and another newly formed indirect subsidiary of the Operating Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet of GLA and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, $14.02 consisting of $10.40 in cash and 0.1989 of a share of WPG's common stock valued at $3.62 per Glimcher common share, based on the closing price of WPG's common stock on the Merger closing date. Additionally, the preferred stock of Glimcher was converted into preferred stock of WPG. The Operating Partnership issued to WPG 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 preferred units (the "Series G preferred units") as consideration for the shares of 8.125% Series G Cumulative Redeemable Preferred Stock issued in the Merger (the "Series G preferred shares"), 4,000,000 preferred units (the "Series H preferred units") as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 preferred units (the "Series I preferred units") as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Operating Partnership, resulting in the issuance of 1,621,695 common units to the limited partners of Glimcher's operating partnership. The Operating Partnership also issued 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. On April 15, 2015, the Operating Partnership redeemed 4,700,000 Series G preferred units resulting from WPG's redemption of all of the 4,700,000 issued and outstanding Series G preferred shares on that date.

        Additionally, as part of the Merger, each outstanding stock option in respect of Glimcher common stock was converted into an option to purchase WPG's common stock, and certain other Glimcher equity awards were assumed by WPG and converted into equity awards in respect of common shares of WPG. Unvested restricted shares held by certain former Glimcher executive employees, which had an original vesting period of five years, were converted into 1,039,785 restricted shares of WPG and outstanding stock options held by certain former Glimcher employees were converted into stock options to purchase 1,125,014 shares of WPG's common stock.

        Concurrent with the closing of the Merger, Glimcher completed a transaction with SPG under which affiliates of SPG acquired Jersey Gardens in Elizabeth, New Jersey, and University Park Village in Fort Worth, Texas, properties previously owned by affiliates of Glimcher, for an aggregate purchase price of $1.09 billion, including SPG's assumption of approximately $405.0 million of associated mortgage indebtedness (the "Property Sale").

        On September 16, 2014, in connection with the execution of the Merger Agreement, the Operating Partnership entered into a debt commitment letter, which was amended and restated on September 23, 2014 pursuant to which the parties agreed to provide up to $1.25 billion in a senior unsecured bridge loan facility (the "Bridge Loan"). The Operating Partnership borrowed $1.19 billion under the Bridge

Loan in connection with the closing of the Merger. The Bridge Loan was scheduled to mature on January 14, 2016, the date that is 364 days following the closing date of the Merger. The interest rate payable on amounts outstanding under the facility was equal to three-month LIBOR plus an applicable margin based on the Operating Partnership's credit rating, and such interest rate was to increase on the 180th and 270th days following the consummation of the Merger.

        On March 24, 2015, the Operating Partnership repaid $248.4 million of the then outstanding borrowings under the Bridge Loan using proceeds from the issuance of the notes. The Operating Partnership repaid the remaining $941.6 million outstanding under the Bridge Loan during the second quarter of 2015 using proceeds from the refinancing of certain property mortgages, proceeds from the Joint Venture Transaction described below under "—Recent Transactions—Joint Venture with O'Connor Mall Partners, L.P." and proceeds from a new term loan described below under "—Recent Transactions—2015 Term Loan."

        The cash portion of the Merger consideration was funded by the Property Sale and draws under the Bridge Loan. During the six months ended June 30, 2015 and the year ended December 31, 2014, the Operating Partnership incurred $25.7 million and $8.8 million of costs related to the Merger, respectively, which are included in merger and transaction costs in the consolidated and combined statements of operations and comprehensive income. Additionally, the Operating Partnership incurred $10.4 million of Bridge Loan commitment, structuring and funding fees (including $3.8 million incurred during 2014). Accordingly, the Operating Partnership recorded $10.4 million of related loan cost amortization in 2015, with $4.1 million recorded in the three months ended March 31, 2015 and the remaining $6.3 million recorded in the three months ended June 30, 2015 upon full repayment of the Bridge Loan.

        The significant strategic and financial opportunities that we believe will result from the Merger transactions include: (i) the ability and opportunity for the Glimcher platform to serve our portfolio; (ii) the expected improvement in the portfolio quality and diversification by expanding our national platform with the addition of 23 quality retail assets; (iii) platform for property management, information technology, human resources, marketing, legal and other administrative functions currently provided by SPG; (iv) pro forma capitalization that maintains the strength of our balance sheet and our long-term cost of capital and credit profile; (v) broader diversification of our portfolio by geography, asset class, tenant/operator and operating model; (vi) the expectation that the transactions will be accretive to our funds from operations ("FFO"); and (vii) substantial general and administrative and property level synergies. See "Risk Factors" for a discussion of Merger-related risks and "—Legal Proceedings" for a discussion of Merger-related litigation.

        For a description of our operational strategies and developments in our business during 2014 and the second quarter and first half of 2015, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

Recent Transactions

  Notes Offering

        On March 24, 2015, the Operating Partnership sold $250 million aggregate principal amount of its 3.850% Senior Notes due April 1, 2020. The Operating Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan.

  Joint Venture with O'Connor Mall Partners, L.P.

        On February 25, 2015, we (through certain of our affiliates), O'Connor Mall Partners, L.P., a Delaware limited partnership ("OC"), and Fidelity National Title Insurance Company, as escrow agent

("Fidelity"), entered into a purchase, sale and escrow agreement (the "Purchase and Sale Agreement"), pursuant to which we sold a 49% partnership interest in three newly formed limited partnerships with an aggregate value of approximately $1.625 billion (the "Joint Ventures" and collectively, the "Joint Venture Transaction") to OC. We retained the remaining 51% partnership interest in each of the Joint Ventures. The Joint Venture Transaction closed on June 1, 2015. We applied all of the net sale proceeds from the transaction, equal to approximately $432 million, to repay a portion of the then outstanding borrowings under the Bridge Loan.

        The Joint Ventures collectively own the following malls and certain related out-parcels acquired in the Merger: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas. We retained management and leasing responsibilities for the properties.

        Simultaneous with the closing of the transaction, we and OC entered into a limited partnership agreement ("LPA") with respect to each Joint Venture. We will generally manage and conduct the day-to-day operations of the Joint Ventures, except that certain major decisions will require our consent and the consent of OC. The LPA for each Joint Venture contains certain restrictions on each party's ability to transfer its interest in the Joint Venture, including an initial lock-up period of five years, after which period, subject to certain other restrictions on transfer and certain other limitations, either party has certain rights to transfer its interest in the Joint Venture. The LPA also provides that neither we nor OC will own, develop or manage competing malls within a certain specified radius of each of the properties owned by the respective Joint Venture, subject to certain exceptions.

  2015 Term Loan

        On June 4, 2015, the Operating Partnership borrowed $500 million under a new term loan (the "2015 Term Loan"), pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Operating Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on the Operating Partnership's credit rating. The Operating Partnership used $488.6 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of certain property mortgages and the Joint Venture Transaction.

Competitive Strengths

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures. We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, redeveloping or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, we believe that there are opportunities for us to acquire additional shopping centers that match our investment criteria.

        Our portfolio has had generally stable operating metrics. Between June 30, 2014 and June 30, 2015, ending occupancy in the core portfolio decreased from 92.9% to 92.3%. In addition, comparable net operating income ("NOI") for the six months ended June 30, 2015 increased 0.4% for the core portfolio and decreased 0.3% when including the non-core properties relative to the six months ended June 30, 2014 and for the year ended December 31, 2014 rose by 1.6% relative to the year ended December 31, 2013. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for a discussion of changes in our comparable NOI calculation methodology.

        We invest in shopping center assets and employ a broad array of leasing, management and development strategies tailored to make each property as productive as possible. This business strategy supports a flexible, opportunistic investment profile in which we seek to optimize capital deployment into each respective retail sector throughout market cycles.

Business Strategies

        We seek to identify and pursue internal growth opportunities to enhance the performance of our properties through activities such as re-leasing our spaces at higher rents, increasing our occupancy rates, adding anchors or big-boxes, increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and changes to the retail use of the space. We believe that capital dedicated to anchor and big-box leasing can provide attractive risk-adjusted returns, as such invested capital can be instrumental in enhancing the stability and appeal of the properties, increasing consumer shopping traffic and promoting inline or small-shop leasing, all of which should positively impact the growth in net operating income of a retail asset.

        Our management team seeks to identify investment strategies that will create value for our unitholders, are consistent with our strategic objectives, and have attractive risk-return profiles. We devote substantial executive management attention to value creating investment opportunities and these dedicated efforts may position us to generate attractive growth in tenant sales, revenues and NOI from our properties and thus enhance the performance of our portfolio.

        We have identified a pipeline of potential new development and redevelopment projects, within our current portfolio of properties, totaling approximately $265 million as of June 30, 2015. These projects generally consist of expansions and renovations of existing centers and leasing of anchor and big-box tenants, and also include ground-up development projects.

Properties

        As of June 30, 2015, our portfolio of properties consisted of 121 properties totaling approximately 68 million square feet of GLA. We also own parcels of land which can be used for either the development of new shopping centers or the expansion of existing properties. While most of these properties are wholly owned by us, several are less than wholly owned through joint ventures and other arrangements with third parties, which is common in the real estate industry. As of June 30, 2015, our properties (excluding seven non-core properties denoted with (3) below) had an ending occupancy rate of 92.3% (based on the measures described in note (2) to the table below).

        Our properties are leased to a variety of tenants across the retail spectrum including anchor stores, big-box tenants, national inline tenants, sitdown restaurants, movie theatres and regional and local retailers. As of June 30, 2015, selected anchors and tenants include Macy's, Inc., Dillard's, Inc., J.C. Penney Company, Inc., Sears Holdings Corporation, Target Corporation, The Bon-Ton Stores, Inc., Kohl's Corporation, Best Buy Co., Inc., Bed Bath & Beyond Inc. and TJX Companies, Inc. No single tenant was responsible for more than 3.2%, and no single property accounted for more than 4.0% of total base minimum rental revenues for the six months ended June 30, 2015. Further, as of June 30, 2015, excluding leases for our anchor stores, no more than 11.8% of our total gross annual base minimum rental revenues was derived from leases that expire in any single calendar year.

        The following table summarizes certain data for our portfolio of properties as of June 30, 2015:

Property Information
As of June 30, 2015

Property Name	State	City	Ownership Interest (expiration if Lease)	Legal Ownership (%)(1)		Year Acquired or Built	Occupancy (%)(2)	Total Center SF	Anchors
Malls:
Anderson Mall	SC	Anderson	Fee	100.0		Built 1972	81.0	671,028	Belk, JCPenney, Sears, Dillard's
Arbor Hills	MI	Ann Arbor	Fee	93.0		Acq 2015	90.4	87,395	N/A
Arboretum, The	TX	Austin	Fee	100.0		Acq 1998	99.3	194,956	Barnes & Noble, Pottery Barn
Ashland Town Center	KY	Ashland	Fee	100.0		Acq 2015	89.5	434,310	Belk, Belk Home Store, JCPenney, TJ Maxx
Bowie Town Center	MD	Bowie (Washington, D.C.)	Fee	100.0		Built 2001	94.4	578,255	Macy's, Sears, Safeway, L.A. Fitness
Boynton Beach Mall	FL	Boynton Beach (Miami)	Fee	100.0		Built 1985	92.5	1,102,240	Macy's, Dillard's, JCPenney, Sears, Christ Fellowship Church
Brunswick Square	NJ	East Brunswick (New York)	Fee	100.0		Built 1973	98.2	760,618	Macy's, JCPenney
Charlottesville Fashion Square	VA	Charlottesville	Ground Lease (2086)	100.0		Acq 1997	85.7	576,977	Belk(8), JCPenney, Sears
Chautauqua Mall	NY	Lakewood	Fee	100.0		Built 1971	90.3	427,600	Sears, JCPenney, The Bon-Ton
Chesapeake Square	VA	Chesapeake (Virginia Beach)	Fee and Ground Lease (2062)	75.0	(10)	Built 1989	83.7	759,935	Macy's, JCPenney, Target, Burlington Coat Factory,(5)
Clay Terrace	IN	Carmel (Indianapolis)	Fee	100.0		Built 2004	90.3	501,730	Dick's Sporting Goods, Whole Foods, DSW, St. Vincent's Sports Performance, Pier 1
Colonial Park Mall	PA	Harrisburg	Fee	100.0		Acq 2015	90.8	739,121	The Bon-Ton, Boscov's, Sears
Cottonwood Mall	NM	Albuquerque	Fee	100.0		Built 1996	94.4	1,051,450	Macy's, Dillard's, JCPenney, Sears
Dayton Mall	OH	Dayton	Fee	100.0		Acq 2015	94.1	1,443,730	Dick's Sporting Goods, DSW, Elder-Beerman, hhgregg, JCPenney, Macy's, Sears, H&M
Edison Mall	FL	Fort Myers	Fee	100.0		Acq 1997	92.8	1,054,368	Dillard's, Macy's(8), JCPenney, Sears
Forest Mall(3)	WI	Fond Du Lac	Fee	100.0		Built 1973	78.2	500,899	Kohl's, Younkers,(5),(7)
Grand Central Mall	WV	Parkersburg	Fee	100.0		Acq 2015	89.0	848,124	Belk, Dunham's Sports, Elder-Beerman, JCPenney, Regal Cinemas, Sears
Great Lakes Mall	OH	Mentor (Cleveland)	Fee	100.0		Built 1961	88.5	1,287,355	Dillard's(8), Macy's, JCPenney, Sears, Dick's Sporting Goods
Gulf View Square(3)	FL	Port Richey (Tampa)	Fee	100.0		Built 1980	94.5	754,763	Macy's(7), Dillard's, Sears, Best Buy, T.J. Maxx,(5)
Indian Mound Mall	OH	Newark	Fee	100.0		Acq 2015	88.2	556,817	Dick's Sporting Goods, Elder-Beerman, JCPenney, Regal, Sears,(5)
Irving Mall	TX	Irving (Dallas)	Fee	100.0		Built 1971	96.2	1,053,599	Macy's, Dillard's, Sears, Burlington Coat Factory
Jefferson Valley Mall	NY	Yorktown Heights (New York)	Fee	100.0		Built 1983	79.5	554,747	Macy's, Sears
Knoxville Center(3)	TN	Knoxville	Fee	100.0		Built 1984	72.3	960,809	JCPenney, Belk, Sears
Lima Mall	OH	Lima	Fee	100.0		Built 1965	89.1	743,186	Macy's, JCPenney, Elder-Beerman, Sears
Lincolnwood Town Center	IL	Lincolnwood (Chicago)	Fee	100.0		Built 1990	97.2	421,990	Kohl's, Carson's
Lindale Mall	IA	Cedar Rapids	Fee	100.0		Acq 1998	93.0	712,916	Von Maur, Sears, Younkers
Longview Mall	TX	Longview	Fee	100.0		Built 1978	95.0	638,497	Dillard's, JCPenney, Sears, Bealls
Malibu Lumber Yard	CA	Malibu	Ground Lease (2047)	100.0		Acq 2015	100.0	31,479	N/A

Property Name	State	City	Ownership Interest (expiration if Lease)	Legal Ownership (%)(1)		Year Acquired or Built	Occupancy (%)(2)	Total Center SF	Anchors
Mall at Fairfield Commons, The	OH	Beavercreek	Fee	100.0		Acq 2015	82.9	1,007,108	Dick's Sporting Goods, Elder-Beerman, H&M, JCPenney, Macy's, Sears
Mall at Johnson City, The	TN	Johnson City	Fee	51.0		Acq 2015	98.9	570,995	Belk for Her, Belk Home Store, Dick's Sporting Goods, Forever 21, JCPenney, Sears
Maplewood Mall	MN	St. Paul (Minneapolis)	Fee	100.0		Acq 2002	89.2	908,001	Macy's, JCPenney, Sears, Kohl's
Markland Mall	IN	Kokomo	Ground Lease (2041)	100.0		Built 1968	99.1	418,019	Sears, Target, Carson's
Melbourne Square	FL	Melbourne	Fee	100.0		Acq 2007	92.3	705,656	Macy's, Dillard's(8), JCPenney, Dick's Sporting Goods, L.A. Fitness
Merritt Square Mall	FL	Merritt Island	Fee	100.0		Acq 2015	92.5	810,972	Cobb Theatres, Dillard's, JCPenney, Macy's, Sears, Sports Authority
Mesa Mall	CO	Grand Junction	Fee	100.0		Acq 1998	93.6	873,831	Sears, Herberger's, JCPenney, Target, Cabela's, Sports Authority
Morgantown Mall	WV	Morgantown	Fee	100.0		Acq 2015	96.7	555,228	Belk, Carmike Cinemas, Elder-Beerman, JCPenney, Sears, Timeless Traditions
Muncie Mall	IN	Muncie	Fee	100.0		Built 1970	93.7	636,565	Macy's, JCPenney, Sears, Carson's
New Towne Mall	OH	New Philadelphia	Fee	100.0		Acq 2015	85.4	509,561	Elder-Beerman, JCPenney, Jo-Ann Fabrics, Kohl's, Marshalls, Sears, Super Fitness Center
Northlake Mall(3)	GA	Atlanta	Fee	100.0		Acq 1998	87.5	962,949	Macy's, JCPenney, Sears, Kohl's
Northtown Mall	MN	Blaine	Fee	100.0		Acq 2015	87.9	602,146	Becker Furniture, Best Buy, Burlington Coat Factory, Herberger's, LA Fitness, Hobby Lobby
Northwoods Mall	IL	Peoria	Fee	100.0		Acq 1983	90.4	693,481	Macy's, JCPenney, Sears
Oak Court Mall	TN	Memphis	Fee	100.0		Acq 1997	91.4	849,068	Dillard's(8), Macy's
Oklahoma City Properties(11)	OK	Oklahoma City	Fee	99.0		Acq 2015	76.1	288,154	Whole Foods
Orange Park Mall	FL	Orange Park (Jacksonville)	Fee	100.0		Acq 1994	92.8	959,525	Dillard's, JCPenney, Sears, Belk, Dick's Sporting Goods
Paddock Mall	FL	Ocala	Fee	100.0		Built 1980	93.7	551,988	Macy's, JCPenney, Sears, Belk
Pearlridge Center	HI	Aiea	Ground Lease (2058)	51.0		Acq 2015	90.4	1,139,762	DSI Renal, Inspiration, Longs Drug Store, Macy's, Pearlridge Mall Theaters, Sears
Polaris Fashion Place	OH	Columbus	Fee	51.0		Acq 2015	98.5	1,437,831	Barnes & Noble, Forever 21, H&M, JCPenney, Macy's, Saks Fifth Avenue, Sears, Von Maur
Port Charlotte Town Center	FL	Port Charlotte	Fee	80.0	(10)	Built 1989	90.6	764,665	Dillard's, Macy's, JCPenney, Bealls, Sears
Richmond Town Square(3)	OH	Richmond Heights (Cleveland)	Fee	100.0		Built 1966	82.7	1,011,763	Macy's(9), JCPenney, Sears
River Oaks Center(3)	IL	Calumet City (Chicago)	Fee	100.0		Acq 1997	90.6	1,192,571	Macy's, JCPenney,(5),(7)
River Valley Mall	OH	Lancaster	Fee	100.0		Acq 2015	88.8	521,578	Cinemark, Dick's Sporting Goods, Elder-Beerman, JCPenney, Sears,(5)
Rolling Oaks Mall	TX	San Antonio	Fee	100.0		Built 1988	84.5	882,347	Dillard's, Macy's, JCPenney, Sears
Rushmore Mall	SD	Rapid City	Fee	100.0		Acq 1998	72.3	829,230	JCPenney, Herberger's, Sears
Scottsdale Quarter	AZ	Scottsdale	Fee	51.0		Acq 2015	97.1	542,653	H&M, iPic Theaters, Restoration Hardware, Starwood Hotels
Seminole Towne Center	FL	Sanford (Orlando)	Fee	45.0		Built 1995	89.0	1,104,689	Macy's, Dillard's, JCPenney, Sears, United Artists Theatre, Dick's Sporting Goods, Burlington Coat Factory
Southern Hills Mall	IA	Sioux City	Fee	100.0		Acq 1998	87.6	794,371	Younkers, JCPenney, Sears, Scheel's All Sports, Hy-Vee
Southern Park Mall	OH	Youngstown	Fee	100.0		Built 1970	79.3	1,204,654	Macy's, Dillard's, JCPenney, Sears, Cinemark Theatres

Property Name	State	City	Ownership Interest (expiration if Lease)	Legal Ownership (%)(1)	Year Acquired or Built	Occupancy (%)(2)	Total Center SF	Anchors
Sunland Park Mall	TX	El Paso	Fee	100.0	Built 1988	93.8	922,167	Macy's, Dillard's(8), Sears
Outlet Collection® Seattle, The	WA	Seattle	Fee	100.0	Acq 2015	94.1	921,384	Bed Bath & Beyond, Burlington Coat Factory, H&M, LA Fitness, Marshalls, Nordstrom, Sam's Club, Sports Authority, (5)
Town Center at Aurora	CO	Aurora (Denver)	Fee	100.0	Acq 1998	92.6	1,082,834	Macy's, Dillard's, JCPenney, Sears, Century Theatres
Town Center Crossing & Plaza	KS	Leawood	Fee	51.0	Acq 2015	90.9	621,195	Barnes & Noble, Crate & Barrel, Macy's
Towne West Square	KS	Wichita	Fee	100.0	Built 1980	87.8	936,978	Dillard's(8), JCPenney, Dick's Sporting Goods,(5)
Valle Vista Mall	TX	Harlingen	Fee	100.0	Built 1983	73.1	650,504	Dillard's, JCPenney, Sears, Big Lots
Virginia Center Commons(3)	VA	Glen Allen	Fee	100.0	Built 1991	68.6	785,049	Macy's, JCPenney, Sears, Burlington Coat Factory, American Family Fitness
Waterford Lakes Town Center	FL	Orlando	Fee	100.0	Built 1999	98.1	966,099	Ross Dress for Less, T.J. Maxx, Bed Bath & Beyond, Barnes & Noble, Best Buy, Jo-Ann Fabrics, Office Max, PetSmart, Target, Ashley Furniture Home Store, L.A. Fitness, Regal Cinema
Weberstown Mall	CA	Stockton	Fee	100.0	Acq 2015	100.0	856,817	Barnes & Noble, Dillard's, JCPenney, Sears
West Ridge Mall	KS	Topeka	Fee	100.0	Built 1988	81.6	995,609	Dillard's, JCPenney, Sears, Burlington Coat Factory, Furniture Mall of Kansas
Westminster Mall	CA	Westminster (Los Angeles)	Fee	100.0	Acq 1998	74.6	1,203,727	Macy's, JCPenney, Sears, Target
WestShore Plaza	FL	Tampa	Fee	100.0	Acq 2015	89.8	1,076,275	AMC Theatres, Dick's Sporting Goods, H&M, JCPenney, Macy's, Old Navy, Sears
Total Mall Portfolio Square Footage(4)							53,796,893
Community Centers:
Bloomingdale Court	IL	Bloomingdale (Chicago)	Fee	100.0	Built 1987	98.9	686,640	Best Buy, T.J. Maxx N More, Office Max, Walmart Supercenter, Dick's Sporting Goods, Jo-Ann Fabrics, Picture Show, Ross Dress for Less, hhgregg
Bowie Town Center Strip	MD	Bowie (Washington, D.C.)	Fee	100.0	Built 2001	100.0	106,589	Safeway
Canyon View Marketplace	CO	Grand Junction	Fee	100.0	Acq 2015	93.0	43,054	Kohl's, City Market, Regal Cinema
Charles Towne Square	SC	Charleston	Fee	100.0	Built 1976	100.0	71,794	Regal Cinema
Chesapeake Center	VA	Chesapeake (Virginia Beach)	Fee	100.0	Built 1989	100.0	305,853	PetSmart, Michaels, Value City Furniture,(7)
Concord Mills Marketplace	NC	Concord (Charlotte)	Fee	100.0	Acq 2007	100.0	230,683	BJ's Wholesale Club, Garden Ridge, REC Warehouse
Countryside Plaza	IL	Countryside (Chicago)	Fee	100.0	Built 1977	97.1	403,756	Best Buy, The Home Depot, PetSmart, Jo-Ann Fabrics, Office Depot, Value City Furniture, The Tile Shop
Dare Centre	NC	Kill Devil Hills	Ground Lease (2058)	100.0	Acq 2004	98.7	168,673	Belk, Food Lion
DeKalb Plaza	PA	King of Prussia (Philadelphia)	Fee	100.0	Acq 2003	100.0	101,911	ACME Grocery, Bob's Discount Furniture
Empire East	SD	Sioux Falls	Fee	100.0	Acq 1998	100.0	301,438	Kohl's, Target, Bed Bath & Beyond
Fairfax Court	VA	Fairfax (Washington, D.C.)	Fee	100.0	Built 1992	97.4	249,488	Burlington Coat Factory, Offenbacher's, XSport Fitness, Pier 1

Property Name	State	City	Ownership Interest (expiration if Lease)	Legal Ownership (%)(1)	Year Acquired or Built	Occupancy (%)(2)		Total Center SF	Anchors
Fairfield Town Center	TX	Houston	Fee	100.0	Built 2014	N/A	(12)	108,000	HEB
Forest Plaza	IL	Rockford	Fee	100.0	Built 1985	100.0		434,838	Kohl's, Marshalls, Michaels, Office Max, Bed Bath & Beyond, Petco, Babies 'R Us, Toys 'R Us, Big Lots, Kirkland's, Shoe Carnival
Gaitway Plaza	FL	Ocala	Fee	88.2	Built 1989	100.0		208,051	Office Depot, T.J. Maxx, Ross Dress for Less, Bed Bath & Beyond, Michaels
Gateway Centers	TX	Austin	Fee	100.0	Acq 2004	94.6		512,320	Best Buy, REI, Whole Foods, Crate & Barrel, The Container Store, Regal Cinema, Nordstrom Rack, The Tile Shop(5)
Greenwood Plus	IN	Greenwood (Indianapolis)	Fee	100.0	Built 1979	100.0		155,319	Best Buy, Kohl's
Henderson Square	PA	King of Prussia (Philadelphia)	Fee	100.0	Acq 2003	100.0		107,371	Genuardi's Family Market, Avalon Carpet & Tile Shop
Keystone Shoppes	IN	Indianapolis	Fee	100.0	Acq 1997	94.8		29,080	First Watch
Lake Plaza	IL	Waukegan (Chicago)	Fee	100.0	Built 1986	92.8		215,568	Home Owners Bargain Outlet, Dollar Tree
Lake View Plaza	IL	Orland Park (Chicago)	Fee	100.0	Built 1986	99.2		367,370	Best Buy, Petco, Jo-Ann Fabrics, Golf Galaxy, Value City Furniture, Tuesday Morning, The Great Escape, Party City(6)
Lakeline Plaza	TX	Cedar Park (Austin)	Fee	100.0	Built 1998	97.0		387,240	T.J. Maxx, Best Buy, Ross Dress for Less, Office Max, PetSmart, Party City, Hancock Fabrics, Rooms to Go, Rooms to Go Kids, Bed Bath & Beyond,(7)
Lima Center	OH	Lima	Fee	100.0	Built 1978	99.4		233,878	Kohl's, Hobby Lobby, T.J. Maxx, Jo-Ann Fabrics
Lincoln Crossing	IL	O'Fallon (St. Louis)	Fee	100.0	Built 1990	90.5		243,326	Walmart, PetSmart, The Home Depot
MacGregor Village	NC	Cary	Fee	100.0	Acq 2004	73.0		144,301	Apex Soccer
Mall of Georgia Crossing	GA	Buford (Atlanta)	Fee	100.0	Built 1999	100.0		440,670	Best Buy, American Signature Furniture, T.J. Maxx 'n More, Nordstrom Rack, Staples, Target
Markland Plaza	IN	Kokomo	Fee	100.0	Built 1974	92.8		90,527	Best Buy, Bed Bath & Beyond, Pier 1
Martinsville Plaza	VA	Martinsville	Ground Lease (2046)	100.0	Built 1967	99.3		102,105	Rose's, Food Lion
Matteson Plaza	IL	Matteson (Chicago)	Fee	100.0	Built 1988	54.1		272,336	Shoppers World,(5),(7)
Morgantown Commons	WV	Morgantown	Fee	100.0	Acq 2015	96.2		230,843	Gabriel Brothers, KMART
Muncie Towne Plaza	IN	Muncie	Fee	100.0	Built 1998	100.0		172,617	Kohl's, Target, Shoe Carnival, T.J. Maxx, MC Sporting Goods, Kerasotes Theatres
North Ridge Shopping Center	NC	Raleigh	Fee	100.0	Acq 2004	78.9		169,640	Ace Hardware, Kerr Drugs, Harris-Teeter Grocery,(5)
Northwood Plaza	IN	Fort Wayne	Fee	100.0	Built 1974	83.1		208,076	Target
Palms Crossing	TX	McAllen	Fee	100.0	Built 2007	99.3		405,925	Bealls, DSW, Barnes & Noble, Babies 'R Us, Sports Authority, Guitar Center, Cavendar's Boot City, Best Buy, Hobby Lobby, Chuck E. Cheeses, Ulta
Plaza at Buckland Hills, The	CT	Manchester	Fee	100.0	Built 1993	96.3		329,885	Jo-Ann Fabrics, iParty, Toys 'R Us, Michaels, PetSmart, Big Lots, Eastern Mountain Sports, Dollar Tree, Ulta
Richardson Square	TX	Richardson (Dallas)	Fee	100.0	Built 2008	100.0		517,265	Lowe's Home Improvement, Ross Dress for Less, Sears, Super Target, Anna's Linens
Rockaway Commons	NJ	Rockaway (New York)	Fee	100.0	Acq 1998	97.3		238,253	Best Buy, Nordstrom Rack(6), DSW(6)
Rockaway Town Plaza	NJ	Rockaway (New York)	Fee	100.0	Acq 1998	100.0		374,408	Target, PetSmart, Dick's Sporting Goods, Christmas Tree Shops, Buy Buy Baby, Michaels

Property Name	State	City	Ownership Interest (expiration if Lease)	Legal Ownership (%)(1)	Year Acquired or Built	Occupancy (%)(2)	Total Center SF	Anchors
Royal Eagle Plaza	FL	Coral Springs (Miami)	Fee	100.0	Built 1989	98.2	202,952	Sports Authority(6), Hobby Lobby,(5)
Shops at Arbor Walk, The	TX	Austin	Ground Lease (2056)	100.0	Built 2006	99.4	458,468	The Home Depot, Marshalls, DSW, Vitamin Cottage Natural Grocer, Spec's Wine, Spirits and Fine Foods, Jo-Ann Fabrics, Sam Moon Trading Co., DXL Men's Apparel, Chuck E. Cheese
Shops at North East Mall, The	TX	Hurst (Dallas)	Fee	100.0	Built 1999	100.0	365,039	Michaels, PetSmart, T.J. Maxx, Bed Bath & Beyond, Best Buy, Barnes & Noble, DSW, Old Navy, Ulta
St. Charles Towne Plaza	MD	Waldorf (Washington, D.C.)	Fee	100.0	Built 1987	94.5	391,597	K & G Menswear, Shoppers Food Warehouse, Dollar Tree, Value City Furniture, Big Lots, Citi Trends, Ashley Furniture
Tippecanoe Plaza	IN	Lafayette	Fee	100.0	Built 1974	100.0	90,522	Best Buy, Barnes & Noble
University Center	IN	Mishawaka	Fee	100.0	Built 1980	89.1	150,441	Michaels, Best Buy, Ross Dress for Less
University Town Plaza	FL	Pensacola	Fee	100.0	Redeveloped 2013	100.0	565,538	JCPenney, Sears, Academy Sports, Toys 'R Us/Babies 'R Us, Burlington Coat Factory
Village Park Plaza	IN	Carmel (Indianapolis)	Fee	100.0	Built 1990	98.6	575,547	Bed Bath & Beyond, Kohl's, Walmart Supercenter, Marsh, Menards, Regal Cinema, Hobby Lobby
Washington Plaza	IN	Indianapolis	Fee	100.0	Built 1976	89.8	50,107	Jo-Ann Fabrics
West Ridge Plaza	KS	Topeka	Fee	100.0	Built 1988	100.0	254,480	T.J. Maxx, Toys 'R Us, Target, Dollar Tree
West Town Corners	FL	Altamonte Springs (Orlando)	Fee	88.2	Built 1989	93.8	385,403	Sports Authority, PetSmart, Winn-Dixie Marketplace, American Signature Furniture, Walmart, Lowe's Home Improvement
Westland Park Plaza	FL	Orange Park (Jacksonville)	Fee	88.2	Built 1989	88.6	163,259	Burlington Coat Factory, LA Fitness, USA Discounters, Guitar Center
White Oaks Plaza	IL	Springfield	Fee	100.0	Built 1986	96.6	387,911	T.J. Maxx, Office Max, Kohl's, Toys 'R Us, Babies 'R Us, County Market, Petco, Ulta
Whitehall Mall	PA	Whitehall	Fee	100.0	Acq 2003	94.8	613,417	Sears, Kohl's, Bed Bath & Beyond, Gold's Gym, Buy Buy Baby, Raymour & Flanigan Furniture, Michaels, (5)
Wolf Ranch	TX	Georgetown (Austin)	Fee	100.0	Built 2005	97.7	627,284	Kohl's, Target, Michaels, Best Buy, Office Depot, PetSmart, T.J. Maxx, DSW, Ross Dress for Less, Gold's Gym, Spec's Wine & Spirits, Old Navy, Pier 1
Total Community Center Portfolio Square Footage(4)							14,651,056
Total Portfolio Square Footage(4)							68,447,949

(1)
Direct and indirect interests in some joint venture properties are subject to preferences on distributions and/or capital allocation in favor of other partners.

(2)
Malls—Executed leases for all company-owned GLA in mall stores, excluding majors, anchors, outlots, freestanding buildings and office space. Community centers—Executed leases for all company-owned GLA (or total center GLA).

(3)
Non-core property.

(4)
Includes office space including the following centers with more than 20,000 square feet of office space:

Clay Terrace—75,110 sq. ft.; Oak Court Mall—126,401 sq. ft.; Oklahoma City Properties—21,156 sq. ft.; Pearlridge Center—82,100 sq. ft.; River Oaks—41,494 sq. ft.; Scottsdale Quarter—108,519 sq. ft.

(5)
Indicates vacant anchor space(s).

(6)
Indicates anchor or major that is currently under development.

(7)
Indicates anchor is vacant but not owned by us.

(8)
Tenant has multiple locations at this center.

(9)
Indicates anchor has announced its intent to close this location.

(10)
We receive substantially all the economic benefit of the property due to a preference or advance.

(11)
Includes the following properties: Classen Curve, Nichols Hills Plaza and The Triangle @ Classen Curve.

(12)
Indicates a property under development.

  Lease Expirations

        The following table summarizes lease expiration data for our properties as of June 30, 2015:

Year	Number of Leases Expiring	Square Feet	Avg. Base Minimum Rent Per Square Foot	Percentage of Gross Annual Rental Revenues
Combined Inline Stores and Freestanding
Month To Month Leases	254	656,609	$24.56	2.4%
2015	247	509,972	$29.43	2.3%
2016	1,017	3,133,641	$25.16	11.8%
2017	898	2,872,502	$25.20	10.9%
2018	705	2,135,020	$27.62	8.8%
2019	561	1,947,585	$26.79	7.8%
2020	429	1,724,253	$25.55	6.6%
2021	235	1,133,488	$23.27	4.0%
2022	246	1,071,152	$25.71	4.1%
2023	297	1,403,550	$24.33	5.1%
2024	236	919,057	$27.51	3.8%
2025	151	673,958	$25.96	2.6%
2026 and Thereafter	90	489,358	$22.53	1.7%
Specialty Leasing Agreements w/ terms in excess of 11 months	891	1,994,035	$11.70	3.5%
Combined Anchors
Month To Month Leases	1	20,117	$15.87	0.0%
2015	7	532,800	$3.95	0.3%
2016	35	1,555,090	$6.54	1.5%
2017	35	2,370,245	$5.04	1.8%
2018	46	2,600,531	$7.27	2.8%
2019	34	2,167,505	$6.21	2.0%
2020	57	2,947,133	$7.33	3.2%
2021	29	2,349,920	$7.16	2.5%
2022	18	1,016,203	$7.17	1.1%
2023	26	1,232,950	$8.35	1.5%
2024	16	851,919	$7.47	1.0%
2025	13	657,869	$14.19	1.4%
2026 and Thereafter	40	4,470,381	$7.81	5.2%
Specialty Leasing Agreements w/ terms in excess of 11 months	—	—	$0.00	0.0%

  Mortgage Financing on Properties

        The following table sets forth certain information regarding the mortgages and unsecured indebtedness encumbering our properties and the properties held by our joint venture arrangements, and our unsecured corporate debt, as of June 30, 2015:

Summary of Mortgage and Other Indebtedness
As of June 30, 2015
(In thousands)

Property Name	Maturity Date	Interest Rate	Principal Balance	Our Share of Principal Balance		F = Fixed V = Variable Floating
Consolidated Indebtedness
Secured Indebtedness
Anderson Mall	12/01/22	4.61%	$19,730	$19,730		F
Arbor Hills	01/01/26	4.27%	25,499	23,620		F
Ashland Town Center	07/06/21	4.90%	39,543	39,543		F
Bloomingdale Court(2)	11/01/15	8.15%	24,499	24,499		F
Brunswick Square	03/01/24	4.80%	75,592	75,592		F
Canyon View Marketplace	11/06/23	5.47%	5,509	5,509		F
Charlottesville Fashion Square	04/01/24	4.54%	49,100	49,100		F
Chesapeake Square	02/01/17	5.84%	63,315	63,315	(1)	F
Clay Terrace(2)	10/01/15	5.08%	115,000	115,000		F
Concord Mills Marketplace	11/01/23	4.82%	16,000	16,000		F
Cottonwood Mall	04/06/24	4.82%	103,210	103,210		F
Dayton Mall	09/01/22	4.57%	82,000	82,000		F
Forest Plaza	10/10/19	7.50%	17,172	17,172		F
Grand Central Mall	07/06/20	6.05%	42,184	42,184		F
Henderson Square	04/01/16	4.43%	12,774	12,774		F
Lakeline Plaza	10/10/19	7.50%	16,087	16,087		F
Lincolnwood Town Center	04/01/21	4.26%	51,994	51,994		F
Mall of Georgia Crossing	10/06/22	4.28%	23,881	23,881		F
Merritt Square Mall	09/01/15	5.35%	53,070	53,070		F
Mesa Mall	06/01/16	5.79%	87,250	87,250		F
Muncie Mall	04/01/21	4.19%	36,289	36,289		F
Muncie Towne Plaza	10/10/19	7.50%	6,688	6,688		F
North Ridge Shopping Center	12/01/22	3.41%	12,500	12,500		F
Oak Court Mall	04/01/21	4.76%	39,310	39,310		F
Palms Crossing	08/01/21	5.49%	36,372	36,372		F
Port Charlotte Town Center	11/01/20	5.30%	45,257	45,257	(1)	F
River Valley Mall	01/11/16	5.65%	45,365	45,365		F
Rushmore Mall	02/01/19	5.79%	94,000	94,000		F
Shops at Arbor Walk, The	08/01/21	5.49%	41,108	41,108		F
Southern Hills Mall	06/01/16	5.79%	101,500	101,500		F

Property Name	Maturity Date	Interest Rate	Principal Balance	Our Share of Principal Balance		F = Fixed V = Variable Floating
Outlet Collection Seattle, The	01/12/18	1.69%	86,500	86,500		V
Town Center at Aurora	04/01/21	4.19%	55,000	55,000		F
Towne West Square	06/01/21	5.61%	48,247	48,247		F
Valle Vista Mall	05/10/17	5.35%	40,000	40,000		F
Weberstown Mall	06/08/16	5.90%	60,000	60,000		F
West Ridge Mall	03/06/24	4.84%	42,416	42,416		F
West Ridge Plaza	03/06/24	4.84%	10,604	10,604		F
Westminster Mall	04/01/24	4.65%	83,503	83,503		F
WestShore Plaza	10/01/17	2.80%	99,600	99,600		V
White Oaks Plaza	10/10/19	7.50%	13,376	13,376		F
Whitehall Mall	11/01/18	7.00%	9,976	9,976		F
Unsecured Indebtedness
Revolver	05/30/19	1.24%	433,750	433,750		V
2014 Term Loan	05/30/19	1.34%	500,000	500,000		V
Notes Payable	04/01/20	3.85%	250,000	250,000		F
2015 Term Loan(3)	03/02/20	1.34%	500,000	500,000		V

Total Indebtedness at Face Value	4.4 yrs.	3.43%	3,614,770	3,612,891

Premium on Fixed-Rate Indebtedness			22,335	22,335
Discount on the Notes			(67)	(67)

Total Consolidated Indebtedness	4.4 yrs.	3.43%	$3,637,038	$3,635,159

Unconsolidated Secured Indebtedness:
Seminole Towne Center	05/06/21	5.97%	$56,920	$6,836	(1)	F
Mall at Johnson City, The	05/06/20	6.77%	51,901	26,469		F
Pearlridge Center	06/01/25	3.53%	225,000	114,750		F
Polaris Fashion Place	03/01/25	3.90%	225,000	114,750		F
Scottsdale Quarter	06/01/25	3.53%	165,000	84,150		F
Town Center Crossing & Plaza
Loan One	02/01/27	4.25%	36,288	18,507		F
Loan Two	02/01/27	5.00%	72,982	37,221		F

Total Indebtedness at Face Value	9.5 yrs.	4.16%	833,091	402,683

Premium on Fixed-Rate Indebtedness			19,098	9,740

Total Unconsolidated Indebtedness	9.5 yrs.	4.16%	$852,189	$412,423

Total Mortgage and Other Indebtedness	5.3 yrs.	3.56%	$4,489,227	$4,047,582

(1)
Our share does not reflect our legal ownership percentage due to capital preferences.

(2)
On July 31, 2015, we repaid the $115.0 million mortgage on Clay Terrace and, on August 3, 2015, we repaid the $24.5 million mortgage on Bloomingdale Court. The repayments were funded with an additional borrowing on the Revolver.

(3)
Through interest rate swap agreements effective July 6, 2015, we effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018.

        Note: Substantially all of the above mortgage and property related debt is nonrecourse to the Operating Partnership.

        The following table lists the unencumbered properties in our portfolio as of June 30, 2015:

Unencumbered Properties
As of June 30, 2015

		Legal Ownership
Malls
1.	Arboretum, The	100%
2.	Bowie Town Center	100%
3.	Boynton Beach Mall	100%
4.	Chautauqua Mall	100%
5.	Colonial Park Mall	100%
6.	Edison Mall	100%
7.	Forest Mall	100%
8.	Great Lakes Mall	100%
9.	Gulf View Square	100%
10.	Indian Mound Mall	100%
11.	Irving Mall	100%
12.	Jefferson Valley Mall	100%
13.	Knoxville Center	100%
14.	Lima Mall	100%
15.	Lindale Mall	100%
16.	Longview Mall	100%
17.	Malibu Lumber Yard	100%
18.	Mall at Fairfield Commons, The	100%
19.	Maplewood Mall	100%
20.	Markland Mall	100%
21.	Melbourne Square	100%
22.	Morgantown Mall	100%
23.	New Towne Mall	100%
24.	Northlake Mall	100%
25.	Northtown Mall	100%
26.	Northwoods Mall	100%
27.	Oklahoma City Properties	99%
28.	Orange Park Mall	100%
29.	Paddock Mall	100%
30.	Richmond Town Square	100%
31.	River Oaks Center	100%
32.	Rolling Oaks Mall	100%
33.	Southern Park Mall	100%
34.	Sunland Park Mall	100%
35.	Virginia Center Commons	100%
36.	Waterford Lakes Town Center	100%
Community Centers
37.	Bowie Town Center Strip	100%
38.	Charles Towne Square	100%
39.	Chesapeake Center	100%
40.	Countryside Plaza	100%
41.	Dare Centre	100%
42.	DeKalb Plaza	100%

		Legal Ownership
43.	Empire East	100%
44.	Fairfax Court	100%
45.	Fairfield Town Center	100%
46.	Gaitway Plaza	88.2% (1)
47.	Gateway Centers	100%
48.	Greenwood Plus	100%
49.	Keystone Shoppes	100%
50.	Lake Plaza	100%
51.	Lake View Plaza	100%
52.	Lima Center	100%
53.	Lincoln Crossing	100%
54.	MacGregor Village	100%
55.	Markland Plaza	100%
56.	Martinsville Plaza	100%
57.	Matteson Plaza	100%
58.	Morgantown Commons	100%
59.	Northwood Plaza	100%
60.	Plaza at Buckland Hills, The	100%
61.	Richardson Square	100%
62.	Rockaway Commons	100%
63.	Rockaway Town Plaza	100%
64.	Royal Eagle Plaza	100%
65.	Shops at North East Mall, The	100%
66.	St. Charles Towne Plaza	100%
67.	Tippecanoe Plaza	100%
68.	University Center	100%
69.	University Town Plaza	100%
70.	Village Park Plaza	100%
71.	Washington Plaza	100%
72.	West Town Corners	88.2% (1)
73.	Westland Park Plaza	88.2% (1)
74.	Wolf Ranch	100%

(1)
We receive substantially all the economic benefit of the property due to a capital preference.

Competition

        Our direct competitors include other publicly traded retail and mall development and operating companies, retail real estate companies, commercial property developers and other owners of retail real estate that engage in similar businesses. Within our property portfolio, we compete for retail tenants and the nature and extent of the competition we face varies from property to property. With respect to specific alternative retail property types, we have faced increased competition over the last several years from both lifestyle malls and power centers, in addition to other strip centers and malls.

        We believe the principal factors that retailers consider in making their leasing decisions include:

  •
  Consumer demographics;

  •
  Quality, design and location of properties;

  •
  Total number and geographic distribution of properties;

  •
  Diversity of retailers and anchor tenants;

  •
  Management and operational expertise; and

  •
  Rental rates.

        In addition, because our revenue potential is linked to the success of our retailers, we indirectly share exposure to the same competitive factors that our retail tenants experience in their respective markets when trying to attract individual shoppers. These dynamics include general competition from other malls, including outlet malls and other discount shopping malls, as well as competition with discount shopping clubs, catalog companies, direct mail, home shopping networks, Internet sales and telemarketing.

Seasonality

        The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rent income in the fourth quarter. Additionally, shopping malls achieve a substantial portion of their specialty (temporary retailer) rents during the holiday season. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of our fiscal year.

Environmental Matters

        Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we may be potentially liable for such costs. The operations of current and former tenants at our properties have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, many of our properties are located in urban areas, and are therefore exposed to the risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant's presence can have adverse effects on operations and redevelopment of our properties.

        Most of our properties have been subject, at some time, to environmental assessments that are intended to evaluate the environmental condition of our property and surrounding properties. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding properties, a visual screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. They have not, however, included any sampling or subsurface investigations. Soil and/or groundwater testing is conducted at our properties, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, former management has either taken or scheduled the recommended action.

        None of the environmental assessments conducted by us at the properties have revealed any environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Employees

        At June 30, 2015, we employed approximately 520 employees, of which approximately 115 were part time.

Insurance

        SPG is maintaining insurance coverage for our properties for a period of time that will continue through the end of 2015. This includes coverage with third party carriers who provide a portion of the coverage for specific layers of potential losses including commercial general liability, fire, flood, extended coverage and rental loss insurance on all of our properties. The initial portion of coverage not provided by third party carriers is either insured through SPG's wholly owned captive insurance companies or other financial arrangements controlled by SPG. A third party carrier has, in turn, agreed to provide evidence of coverage for this layer of losses under the terms and conditions of the carrier's policy. A similar policy written through SPG's captive insurance entities also provides initial coverage for property insurance and certain windstorm risks at the properties located in coastal windstorm locations. SPG also currently maintains insurance coverage against acts of terrorism on all of our properties in the United States on an "all risk" basis. The current federal laws which provide this coverage are expected to operate through 2015. There are some types of losses, including lease and other contract claims, which generally are not insured. In the opinion of management, our owned properties are adequately insured.

        At such time as we cease to be covered under the SPG insurance arrangements, we will obtain comprehensive replacement insurance coverage for matters for which we believe coverage is warranted, in each case with limits of liability that we deem adequate. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Legal Proceedings

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims, and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable, and the amount can be reasonably estimated.

        Two shareholder lawsuits challenging the Merger-related transactions have been filed in Maryland state court, respectively captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City), filed on October 2, 2014, and Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City), filed on October 23, 2014. The actions were consolidated, and on November 12, 2014, plaintiffs filed a consolidated shareholder class action and derivative complaint, captioned In re Glimcher Realty Trust Shareholder Litigation, 24-C-14-005675 (Circ. Ct. Baltimore City) (the "Consolidated Action"). The Consolidated Action names as defendants the then members of the Glimcher board of trustees (the "trustees"), and alleges these defendants breached fiduciary duties. Specifically, plaintiffs in the Consolidated Action allege that the trustees of Glimcher agreed to sell Glimcher for inadequate consideration and agreed to improper deal protection provisions that precluded other bidders from making successful offers. Plaintiffs further allege that the sales process was flawed and conflicted in several respects, including the allegation that the trustees failed to canvas the market for potential buyers, failed to secure a "go-shop" provision in the Merger Agreement allowing Glimcher to seek alternative bids after signing the Merger Agreement, and were improperly influenced by WPG's early suggestion that the surviving entity would remain headquartered in Ohio and would retain a significant portion of Glimcher management, including the retention of Michael Glimcher as CEO of the surviving entity and positions for Michael Glimcher and another trustee of Glimcher on the board of the surviving entity. Plaintiffs in the Consolidated Action additionally allege that the Preliminary Registration Statement filed with the SEC on October 28, 2014, failed to disclose material information concerning, among other things, (i) the process leading up to the consummation of the Merger Agreement; (ii) the financial analyses performed by Glimcher's financial advisors; and (iii) certain financial projections prepared by Glimcher's and WPG's management allegedly relied on by Glimcher's financial advisors. The Consolidated Action also names as defendants Glimcher, WPG, the Operating Partnership and certain of their affiliates, and alleges that these defendants aided and abetted the purported breaches of fiduciary duty. Plaintiffs sought, among other things, an order enjoining or rescinding the transaction, damages, and an award of attorney's fees and costs.

        On December 22, 2014, defendants, including WPG and the Operating Partnership, in the Consolidated Action, by and through counsel, entered into a memorandum of understanding (the "MOU") with plaintiffs in the Consolidated Action providing for the settlement of the Consolidated Action. Under the terms of the MOU, and to avoid the burden and expense of further litigation, WPG and Glimcher agreed to make certain supplemental disclosures related to the proposed Merger, all of which were set forth in a Current Report on Form 8-K filed by Glimcher with the SEC on December 23, 2014. On January 12, 2015, at the Special Meeting of Glimcher shareholders, the shareholders voted to approve the Merger, and on January 15, 2015, the Merger closed.

        The MOU contemplated that the parties would enter into a stipulation of settlement. The parties entered into such a stipulation on March 30, 2015. The stipulation of settlement was subject to customary conditions, including court approval following notice to Glimcher's common shareholders. Additionally, in connection with the settlement, the parties contemplated that plaintiffs' counsel would file a petition in the Circuit Court for Baltimore City for an award of attorneys' fees not to exceed $425,000 and reasonable, documented expenses in an amount not to exceed $20,000, to be paid by us. Accordingly, we accrued $445,000 related to this matter, which expense was included in merger and transaction costs for the six months ended June 30, 2015 in the consolidated and combined statements of operations and comprehensive income. On June 17, 2015, plaintiffs' counsel requested a fee award of $425,000 plus expenses of $18,000, which amounts are covered by our accrual. A hearing was held on July 17, 2015 at which the Circuit Court for Baltimore City considered the fairness, reasonableness, and adequacy of the settlement. Following the hearing, the court issued an Order and Final Judgment approving the settlement and dismissing the Consolidated Action. The Order and Final Judgment approved plaintiffs' fee award and expenses in the aggregate amount of $443,000, which we paid on July 23, 2015.

Headquarters

        Our corporate headquarters are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. From time to time, we reevaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. For a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies."

Other Policies

        The following is a discussion of our investment policies, financing policies, conflicts of interest policies and policies with respect to certain other activities. One or more of these policies may be amended or rescinded from time to time without a shareholder vote.

  Investment Policies

        We are in the business of owning, managing and operating shopping centers across the United States and, while we emphasize these real estate investments, we may also invest in equity or debt securities of other entities engaged in real estate activities or securities of other issuers. However, any of these investments would be subject to the percentage ownership limitations and gross income tests necessary for WPG's REIT qualification under federal tax laws. These REIT limitations mean that we cannot make an investment that would cause our real estate assets to be less than 75% of our total assets. We must also derive at least 75% of our gross income directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest from certain types of temporary investments. In addition, we must also derive at least 95% of our gross income from such real property investments, and from dividends, interest and gains from the sale or dispositions of stock or securities or from other combinations of the foregoing.

        Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties. We may, in the future, acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies.

  Financing Policies

        Because WPG's REIT qualification requires WPG to distribute at least 90% of its taxable income, we regularly access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. We must comply with customary covenants contained in our financing agreements that limit our ratio of debt to total assets or market value, as defined. For example, some of our financing agreement covenants restrict the total amount of our debt to 60% of total assets, as defined under the related arrangement, and secured debt to 40% of total assets, with slight loosening of restrictions during the four trailing quarters following a portfolio acquisition. In addition, these agreements contain other covenants requiring compliance with financial ratios. Furthermore, the amount of debt that we may incur is limited as a practical matter by our desire to maintain acceptable ratings for our debt securities. We strive to maintain investment grade ratings at all times, but we cannot assure you that we will be able to do so in the future.

        If we determine to seek additional capital, we may offer debt securities or WPG's equity securities, create joint ventures with existing ownership interests in properties, enter into joint venture arrangements for new development projects, retain cash flows or employ a combination of these methods.

        We expect most future borrowings would be made through the Operating Partnership or its subsidiaries. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralized with other debt, or may be fully or partially guaranteed by the Operating Partnership.

        On May 15, 2014, we closed on our unsecured revolving credit facility (the "Revolver") and our senior unsecured term loan (the "2014 Term Loan" and collectively with the Revolver, the "Facility"). The Revolver provides borrowings on a revolving basis up to $900 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, 6-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The 2014 Term Loan provides borrowings in an aggregate principal amount up to $500 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        On March 24, 2015, the Operating Partnership sold $250 million aggregate principal amount of its 3.850% Senior Notes due April 1, 2020. The Operating Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan.

        On June 4, 2015, the Operating Partnership borrowed $500 million under the 2015 Term Loan, pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Operating Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on the Operating Partnership's credit rating. The Operating Partnership used $488.6 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of certain property mortgages and the Joint Venture Transaction.

        The Operating Partnership could potentially issue additional debt securities. We also may sell or securitize our lease receivables.

        We may also finance acquisitions through the issuance of additional common units or preferred units, the issuance of other securities including unsecured notes and mortgage debt, draws on our credit facilities or the sale or exchange of ownership interests in properties, including through the formation of joint venture agreements.

        We may also issue units to transferors of properties or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

        We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, unsecured credit facilities, unsecured note indentures and other contracts may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur.

        Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of properties, and will generally require us to provide a mortgage lien on the property or properties in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, we may create special purpose entities to own the properties. These special purpose entities, which are common in the real estate industry, are intended to be structured so that they would not be consolidated in a bankruptcy proceeding involving a parent company. We will decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

  Conflicts of Interest Policies

        WPG maintains policies and has entered into agreements designed to reduce or eliminate potential conflicts of interest. WPG has adopted governance principles governing its affairs and those of its board of directors, as well as written charters for each of the standing committees of WPG's board of directors.

        WPG's Governance Principles provide that directors who hold a significant financial interest or a directorial, managerial, employment, consulting or other position with SPG, will not be required to recuse himself or herself from any WPG board discussion of, and/or refrain from voting on, any matter that may involve or affect the relationship between WPG and SPG unless the lead independent director of WPG shall determine, on a case-by-case basis, that such recusal and/or refrainment will be appropriate. If the lead independent director owns such a financial interest or holds such a position in SPG, such determination shall be made by a majority of the directors who do not own a significant financial interest in, or hold a directorial, managerial, employment, consulting or other position, in SPG. In addition, WPG's Governance Principles provide that if any of WPG's directors who is also a director, officer or employee of SPG acquires knowledge of a corporate opportunity or is otherwise offered a corporate opportunity (provided that this knowledge was not acquired solely in such person's capacity as a director of WPG and such person acts in good faith), then to the fullest extent permitted by law, such person is deemed to have fully satisfied such person's fiduciary duties owed to us and is not liable to us if SPG, or their affiliates, pursues or acquires the corporate opportunity, or if such person did not present the corporate opportunity to us.

        WPG also has a Code of Business Conduct and Ethics, which applies to all of its officers, directors and employees. At least a majority of the members of WPG's board of directors, Governance and Nominating Committee, Audit Committee and Compensation Committee must qualify as independent under the listing standards for NYSE companies. Any transaction between us and any officer, director or 5% shareholder of WPG must be approved by WPG's Audit Committee pursuant to WPG's related party transaction policy.

        In addition, pursuant to the Operating Partnership's amended and restated limited partnership agreement, any action taken by WPG, as the Operating Partnership's general partner, relating to any transactions involving the Operating Partnership or one of its subsidiaries in which certain members of the Simon family or the DeBartolo family or their affiliates have an interest (other than a non-controlling minority equity interest, which has no management or veto powers, and other than through the ownership of units in the Operating Partnership) shall require the prior approval of a majority of the WPG directors who are not employed by WPG, a member of the Simon family or any of their affiliates.

  Policies With Respect To Certain Other Activities

        We intend to make investments which are consistent with WPG's qualification as a REIT, unless WPG's Board of Directors determines that it is no longer in WPG's best interests to so qualify as a REIT. WPG's Board of Directors may make such a determination because of changing circumstances or changes in the REIT requirements. We have authority to offer our securities in exchange for property. We also have authority to repurchase or otherwise reacquire our securities. WPG may issue shares of its common stock, or cash at its option, to holders of the Operating Partnership's units in future periods upon exercise of such holders' rights under the Operating Partnership agreement. Our policy prohibits us from making any loans to WPG's directors or executive officers for any purpose. We may make loans to the joint ventures in which we participate. Additionally, we may make or buy interests in loans for real estate properties owned by others.

Agreements with SPG in Connection with the Separation

        Following our separation from SPG effective May 28, 2014 (the "distribution date"), WPG and SPG have operated separately, each as an independent public company. WPG, the Operating Partnership, SPG and SPG L.P. entered into a separation agreement and other agreements that effectuated the separation, have provided a framework for our relationship with SPG after the separation and provided for the allocation between WPG, the Operating Partnership and SPG of SPG's assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from SPG, such as property management agreements, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements were approved on May 6, 2014 by WPG's then current Board.

  The Separation Agreement

        The following discussion summarizes the material provisions of the separation agreement among WPG, the Operating Partnership, SPG and SPG L.P. (the "separation agreement"). The separation agreement sets forth, among other things, WPG's and the Operating Partnership's agreements with SPG and SPG L.P. regarding the principal transactions necessary to separate us from SPG. It also sets forth other agreements that govern certain aspects of our relationship with SPG after the distribution date.

        Transfer of Assets and Assumption of Liabilities.    The separation agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of WPG, the Operating Partnership, SPG and SPG L.P. as part of the separation of SPG into two companies, and it provides for when and how these transfers, assumptions and assignments were to occur. Except as expressly set forth in the separation agreement or any ancillary agreement, neither WPG nor SPG made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either WPG or SPG, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets were transferred on an "as is," "where is" basis and the respective transferees bear the economic and legal risks that any conveyance proved to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals were not obtained or that any requirements of laws, agreements, security interests, or judgments were not complied with.

        The Distribution.    The separation agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, SPG distributed to its shareholders that held SPG common stock as of the record date all of the issued and outstanding shares of WPG's common shares on a pro rata basis. Shareholders received cash in lieu of any fractional shares. In general, each party to the separation agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and agreed to indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

        Releases.    Under the separation agreement, WPG and its affiliates agreed to release and discharge SPG and its affiliates from all liabilities assumed by WPG as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to WPG's business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. SPG and its affiliates agreed to release and discharge WPG and its affiliates from all liabilities retained by SPG and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. These releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, property management agreements, transition services agreement, tax matters agreement, employee matters agreement, and certain other agreements executed in connection with the separation.

        Indemnification.    In the separation agreement, the Operating Partnership and its subsidiaries agreed to indemnify, defend and hold harmless SPG and its subsidiaries, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from the WPG Liabilities (as defined in the separation agreement); the failure of WPG or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the WPG Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution; the conduct of any business, operation or activity by WPG or any of its affiliates from and after the distribution; any breach by WPG or any of its subsidiaries of the separation agreement or any of the ancillary agreements; and any untrue statement or alleged untrue statement of a material fact in WPG's registration statement or the related information statement in connection with the separation.

        SPG L.P. and its subsidiaries agreed to indemnify, defend and hold harmless WPG and its subsidiaries, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from the SPG Liabilities (as defined in the separation agreement); the failure of SPG or any of its subsidiaries, other than WPG, to pay, perform or otherwise promptly discharge any of the SPG Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution; the conduct of any business, operation or activity by SPG or any of its affiliates from and after the distribution (other than the conduct of business, operations or activities for the benefit of WPG pursuant to an ancillary agreement); any breach by SPG or any of its subsidiaries, other than WPG, of the separation agreement or any of the ancillary agreements; and any untrue statement or alleged untrue statement of a material fact made explicitly in WPG's name in WPG's registration statement or the related information statement in connection with the separation.

        The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters. WPG and SPG each guarantee the indemnification obligations of the Operating Partnership and SPG L.P., respectively, only to the extent of each of their equity interests in the Operating Partnership and SPG L.P., respectively.

        Legal Matters.    Subject to certain specified exceptions, each party to the separation agreement agreed to assume the liability for, and control of, all pending and threatened legal matters related to its own business, including liabilities for any claims or legal proceedings related to products that had been part of its business but were discontinued prior to the distribution, as well as assumed or retained liabilities and agreed to indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

        Insurance.    The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims through January 1, 2015. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

        Further Assurances.    In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both WPG and SPG agree in the separation agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

        Dispute Resolution.    The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between WPG and SPG related to the separation or distribution and that are unable to be resolved by the transition committee. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of WPG and SPG. If such efforts are not successful, either WPG or SPG may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the separation agreement.

        Expenses.    Except as expressly set forth in the separation agreement or in any ancillary agreement, WPG was responsible for all costs and expenses incurred prior to the distribution date in connection with the separation, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by SPG and WPG, all such costs and expenses incurred in connection with the separation from and after the distribution date will be paid by the party incurring such cost and expense.

        Non-Solicit.    The separation agreement provides that for a period of two years, we will not solicit for hire, with customary exceptions, any SPG employees who have been engaged in providing services to WPG pursuant to the transition services agreement, any property management agreements or any property development agreements.

        Other Matters.    Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

        Termination.    The separation agreement may not be terminated except by an agreement in writing signed by both SPG and WPG.

        Amendments.    No provision of the separation agreement may be amended or modified except by a written instrument signed by both SPG and WPG.

  Property Management Agreements

        In connection with the separation, we entered into property management agreements with one or more subsidiaries of SPG, pursuant to which those subsidiaries agreed to provide certain services to us under the direction of WPG's executive management team. In addition, certain property management agreements that were in effect with respect to services provided by SPG in respect of certain mall properties continue in effect after the separation. The property management agreements have an initial term of two years with automatic, one-year renewals, unless terminated by us for convenience or for cause.

        Pursuant to the terms of the property management agreements, SPG manages, leases, maintains and operates our mall properties that were transferred to us from SPG in the separation. SPG will be responsible for negotiating new and renewal leases with tenants, marketing these malls through advertisements and other promotional activities, billing and collecting rent and other charges from tenants, making repairs in accordance with budgets approved by us and maintenance and payment of any taxes or fees. In exchange, we will pay annual fixed rate property management fees to SPG in amounts ranging from 2.5% to 4% of base minimum and percentage rents. We will also reimburse SPG for certain costs and expenses, including the cost of on-site employees. In addition, SPG will also be paid separate fees for its leasing, re-leasing and development services relating to our malls that were transferred to us from SPG in the separation.

        Either party may terminate each property management agreement without cause on or after the two-year anniversary of the execution of the agreement upon 180 days' prior written notice.

  Property Development Agreement

        In connection with the separation, we have entered into a property development agreement with SPG's management services subsidiary pursuant to which it will plan, organize, coordinate and administer further development of approximately 13 of the legacy SPG mall properties, redevelop portions thereof, make improvements and perform other development work. In exchange, we will pay fees to SPG to cover predevelopment and development costs and expenses as determined on a project-by-project basis.

        Either party may terminate each property development agreement without cause upon 30 days' prior written notice.

  Transition Services Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into a transition services agreement prior to the separation pursuant to which SPG and its subsidiaries agreed to provide us, on a transitional basis, with various services. The services provided include information technology, accounts payable, payroll, and other financial functions, as well as engineering support for various facilities, quality assurance support, other administrative services and management and development and redevelopment services for approximately 19 of the legacy SPG strip center properties.

        Pricing for strip center property management support and back office administration is $5.0 million annually, billed in quarterly installments, plus direct out-of-pocket expenses. Development services are provided at 2.5% of development costs.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to two years following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to the shorter of 180 days or half of the original service period. Services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated. Either party may terminate the agreement upon a change-in-control of the other party. A termination of the transition services agreement or any particular services thereunder will not affect the property management agreements.

        We anticipate that we will generally be in a position to complete the transition away from those services (except for certain information technology-related and collections services) on or before two years following the distribution date.

        Subject to certain exceptions, the liability of each party under the transition services agreement for the services it provides will generally be limited to the aggregate profits it receives in connection with the provision of such services during the twelve-month period prior to a claim. The transition services agreement also provides that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, consequential or punitive damages.

  Tax Matters Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into a tax matters agreement prior to the distribution which generally governs SPG's and our respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

        In addition, the tax matters agreement imposes certain restrictions on WPG and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on, and certain related amounts payable by, SPG or WPG that arise from the failure of the distribution, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Internal Revenue Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

        The tax matters agreement also provides that, in the event that the Operating Partnership disposes of (or takes or fails to take certain other actions with respect to) any of the properties contributed by The Real Property Trust, an indirect subsidiary of SPG ("RPT") to the Operating Partnership following the distribution prior to the 5th anniversary of such contribution, the Operating Partnership will indemnify RPT for any taxes imposed on the built-in gain in such properties attributable to such action, which built-in gain will be measured as of the date of such contribution (generally, the excess of the fair market value of the relevant property over its adjusted tax basis).

  Employee Matters Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs SPG's and WPG's compensation and employee benefit obligations relating to current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The employee matters agreement provides that, following the distribution, WPG's active employees generally no longer participate in benefit plans sponsored or maintained by SPG and have commenced participation in WPG's benefit plans, which are similar to the existing SPG benefit plans. In addition, the employee matters agreement provides that, unless otherwise specified, SPG is responsible for liabilities associated with employees employed by SPG following the separation and former SPG employees, and WPG is responsible for liabilities associated with employees employed by WPG following the separation.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

        The following table sets forth our selected historical consolidated and combined financial data as of June 30, 2015 and for the six months ended June 30, 2015 and 2014, and as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The selected historical consolidated and combined financial data for the years ended December 31, 2014, 2013 and 2012 are derived from our audited consolidated and combined financial statements and related notes included elsewhere in this prospectus.

        The consolidated and combined statements of operations include our consolidated accounts and the combined accounts of the SPG Businesses. Accordingly, the results presented for the year ended December 31, 2014 reflect the aggregate operations and changes in cash flows and equity on a carve-out basis of the SPG Businesses for the period from January 1, 2014 through May 27, 2014 and on a consolidated basis subsequent to May 27, 2014. The financial statements for the periods prior to the separation from SPG are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG.

        The following selected historical consolidated and combined financial and other information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated and combined financial statements included elsewhere in this prospectus. Additionally, the description of the Merger, the Joint Venture Transaction, the 2015 Term Loan and the redemption of the Series G preferred units in "Business—Overview" and the impact thereof set forth in "Unaudited Pro Forma Condensed Consolidated Financial Information" should be considered.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
	(in thousands, except per unit amounts)
Operating Data:
Total revenue	$475,308	$316,144	$661,126	$626,289	$623,927	$577,978	$579,006
Depreciation and amortization	(183,637)	(93,256)	(197,890)	(182,828)	(189,187)	(155,514)	(154,922)
Spin-off, merger and transaction costs	(25,713)	(39,931)	(47,746)	—	—	—	—
Other operating expenses	(193,393)	(112,696)	(238,329)	(216,441)	(220,369)	(206,978)	(206,091)

Operating income	72,565	70,261	177,161	227,020	214,371	215,486	217,993
Interest expense	(75,896)	(36,594)	(82,452)	(55,058)	(58,844)	(55,326)	(63,601)
Income and other taxes	(973)	(141)	(1,215)	(196)	(165)	(157)	(119)
(Loss) income from unconsolidated entities	(1,487)	747	973	1,416	1,028	(143)	(525)
Gain upon acquisition of controlling interests and on sale of interests in properties	5,147	91,510	110,988	14,152	—	—	—

Net (loss) income	(644)	125,783	205,455	187,334	156,390	159,860	153,748
Net income attributable to noncontrolling interests	—	—	—	(213)	(259)	(344)	(387)

Net (loss) income attributable to unitholders	(644)	125,783	205,455	187,121	156,131	159,516	153,361
Less: Preferred unit distributions	(8,973)	—	—	—	—	—	—

Net (loss) income attributable to common unitholders	$(9,617)	$125,783	$205,455	$187,121	$156,131	$159,516	$153,361

(Loss) earnings per common unit, basic and diluted	$(0.05)	$0.67	$1.10	$1.00	$0.84	$0.85	$0.82

Distributions (per common unit)(1)	$0.50	—	$0.50	N/A	N/A	N/A	N/A

Cash Flow Data:
Operating activities	$135,738	$114,222	$277,640	$336,434	$350,703	$298,853	$301,082
Investing activities	$(606,804)	$(192,441)	$(234,432)	$(92,608)	$(71,551)	$(82,448)	$(29,226)
Financing activities	$483,088	$146,008	$39,703	$(248,955)	$(270,777)	$(213,492)	$(270,395)
Other Financial Data:
FFO allocable to common unitholders(2)	$172,253	$129,663	$295,051	$359,107	$348,327	$317,820	$311,264

(1)
Distributions (per common unit) are only applicable for periods after our separation from SPG on May 28, 2014 when we first issued common units as a separate stand-alone entity.

(2)
FFO allocable to common unitholders does not represent net income (loss) or cash flow from operations as defined by GAAP and may not be reflective of our operating performance due to changes in our capital structure in connection with the separation and distribution. We use FFO allocable to common unitholders as a supplemental measure of our operating performance. For a definition of FFO allocable to common unitholders as well as a reconciliation to net (loss) income and a discussion of its uses and inherent limitations, see "Management's Discussions and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" below. FFO allocable to common unitholders includes Merger-related costs of $25.7 million in the six months ended June 30, 2015, transaction costs related to our separation from SPG of $39.9 million in the six months ended June 30, 2014, and transaction costs related to our separation from SPG of $38.9 million and Merger-related costs of $8.8 million in the year ended December 31, 2014.

		As of December 31,
	As of June 30, 2015
		2014	2013	2012	2011	2010
	(unaudited)(3)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$120,790	$108,768	$25,857	$30,986	$22,611	$19,698
Total assets	$5,626,198	$3,528,003	$3,002,658	$3,093,961	$3,150,339	$2,785,447
Mortgages and other debt	$3,637,038	$2,348,864	$918,614	$926,159	$1,014,852	$1,008,075
Redeemable noncontrolling interests	$6,148	$—	$—	$—	$—	$—
Total equity	$1,621,894	$958,041	$1,884,525	$1,954,856	$1,952,567	$1,619,940
(3)
As a result of the Merger which closed on January 15, 2015 (net of the impact of the Joint Venture Transaction which closed on June 1, 2015), our assets, liabilities and equity as of June 30, 2015 increased significantly over our assets, liabilities and equity as of December 31, 2014.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

        On January 15, 2015, we acquired Glimcher Realty Trust ("Glimcher") and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among WP Glimcher Inc. (formerly known as Washington Prime Group Inc.) ("WPG"), Washington Prime Group, L.P. (the "Operating Partnership"), certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt (collectively, the "Merger"). Prior to the Merger, Glimcher was a Maryland REIT engaged in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers.

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Operating Partnership and another newly formed indirect subsidiary of the Operating Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet of gross leasable area and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, $14.02 consisting of $10.40 in cash and 0.1989 of a share of WPG's common stock valued at $3.62 per Glimcher common share, based on the closing price of WPG's common stock on the Merger closing date. Additionally, the preferred stock of Glimcher was converted into preferred stock of WPG. The Operating Partnership issued to WPG 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 Series G preferred units as consideration for the Series G preferred shares issued in the Merger, 4,000,000 Series H preferred units as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 Series I preferred units as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Operating Partnership, resulting in the issuance of 1,621,695 common units to the limited partners of Glimcher's operating partnership. The Operating Partnership also issued 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger.

        Concurrent with the closing of the Merger, Glimcher completed a transaction with SPG under which affiliates of SPG acquired Jersey Gardens in Elizabeth, New Jersey, and University Park Village in Fort Worth, Texas, properties previously owned by affiliates of Glimcher, for an aggregate purchase price of $1.09 billion, including SPG's assumption of approximately $405.0 million of associated mortgage indebtedness (the "Property Sale").

        On September 16, 2014, in connection with the execution of the Merger Agreement, the Operating Partnership entered into a debt commitment letter, which was amended and restated on September 23, 2014 pursuant to which the parties agreed to provide up to $1.25 billion in a senior unsecured bridge loan facility (the "Bridge Loan"). The Operating Partnership borrowed $1.19 billion under the Bridge Loan in connection with the closing of the Merger, which balance was repaid in full as of June 4, 2015, as described below. The Bridge Loan was scheduled to mature on January 14, 2016, the date that is 364 days following the closing date of the Merger. The interest rate payable on amounts outstanding under the facility was equal to three-month LIBOR plus an applicable margin based on the Operating Partnership's credit rating, and such interest rate was to increase on the 180th and 270th days following the consummation of the Merger.

        On March 24, 2015, the Operating Partnership sold $250 million aggregate principal amount of its 3.850% senior unsecured notes at a 0.028% discount due April 1, 2020. The Operating Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan. The notes contains certain customary covenants and events of default which, if any such event of default occurs, would permit or require the principal, premium, if any, and accrued and unpaid interest on all of the then outstanding notes to be declared immediately due and payable (subject in certain cases to customary grace and cure periods).

        On April 15, 2015, the Operating Partnership redeemed 4,700,000 Series G preferred units resulting from WPG's redemption of all of the 4,700,000 issued and outstanding Series G preferred shares on that date using cash on hand.

        On May 21, 2015, the Operating Partnership refinanced Pearlridge Center's existing $171.0 million mortgage maturing in 2015 with a new $225.0 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. The Operating Partnership also refinanced existing debt totaling $195.0 million on Scottsdale Quarter® maturing in 2015 with a new $165.0 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. These transactions are hereafter referred to as the "refinancing of certain property mortgages." The Operating Partnership used $21.2 million of the net proceeds from the refinancings to repay a portion of the then outstanding balance on the Bridge Loan.

        On June 1, 2015, the Operating Partnership completed a joint venture transaction (the "Joint Venture Transaction") with O'Connor Mall Partners, L.P., a third party ("O'Connor"), with respect to the ownership and operation of five of our malls and certain related out-parcels acquired in the Merger, which are valued at approximately $1.625 billion, consisting of the following: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas (collectively, the "JV Properties"). Under the terms of the joint venture agreement, we retained a 51% interest and sold a 49% interest to O'Connor. In addition, the Operating Partnership received reimbursement for 49% of costs incurred as of June 1, 2015 related to development activity at Scottsdale Quarter®. The transaction generated net proceeds, after taking into consideration the assumption of debt (including the new loans on Pearlridge Center and Scottsdale Quarter®) and costs associated with the transaction, of approximately $432 million (including $28.7 million for the partial reimbursement of the Scottsdale Quarter® development costs), which was used to repay a portion of the Bridge Loan. Since the Operating Partnership no longer controls the operations of the JV Properties, the Operating Partnership deconsolidated the properties and recorded a gain in connection with this sale of $5.1 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties within the Operating Partnership's historical consolidated statement of operations for the six months ended June 30, 2015. The Operating Partnership retained management and leasing responsibilities for the JV Properties.

        On June 4, 2015, the Operating Partnership borrowed $500 million under a new term loan (the "2015 Term Loan"), pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Operating Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on the Operating Partnership's credit rating. The Operating Partnership used $488.6 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of certain property mortgages and the Joint Venture Transaction.

        The unaudited pro forma financial statements of the Operating Partnership have been adjusted, where applicable, to give effect to the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages, and the redemption of the Series G preferred units, and have been developed from and should be read in conjunction with the following:

  •
  the accompanying notes to the unaudited pro forma financial statements;

  •
  the historical audited consolidated and combined financial statements of the Operating Partnership for the year ended December 31, 2014 included elsewhere in this prospectus;

  •
  the historical unaudited consolidated financial statements of the Operating Partnership for the six months ended June 30, 2015 included elsewhere in this prospectus; and

  •
  the historical audited consolidated financial statements of Glimcher for the year ended December 31, 2014 included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages, and the redemption of the Series G preferred units as if they occurred on January 1, 2014. The historical consolidated financial statements of Glimcher have been adjusted to reflect certain reclassifications in order to conform to the Operating Partnership's financial statement presentation.

        In addition to adjustments to give effect to the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages, and the redemption of the Series G preferred units, the unaudited pro forma condensed consolidated financial statements include pro forma adjustments to give effect to:

  •
  the Property Sale as if the transaction occurred on January 1, 2014 for purposes of the pro forma statements of operations;

  •
  Glimcher's 2014 acquisition of certain retail centers and development land located in Oklahoma City, Oklahoma (the "OKC Transaction") on its consolidated statements of operations as if this transaction occurred on January 1, 2014; and

  •
  the Operating Partnership's 2014 acquisition of controlling interests in nine shopping centers on its consolidated and combined statements of operations as if these transactions occurred on January 1, 2014.

        The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with the Operating Partnership considered the acquirer of Glimcher. The purchase price is allocated to the underlying Glimcher tangible assets acquired, liabilities assumed and acquired intangibles based on preliminary estimates of their respective fair values, which includes the JV Properties. The Joint Venture Transaction has been accounted for in the accompanying unaudited condensed consolidated pro forma financial statements using the equity method of accounting. Major decisions with respect to each of the joint ventures require the mutual consent of both joint venture partners.

        Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma financial statements are described in the accompanying notes. The historical consolidated and combined financial statements have been adjusted in the unaudited pro forma financial statements to give pro forma effect to events that are: (1) directly attributable to the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan and the refinancing of certain property mortgages, the Series G preferred unit redemption, the Property Sale, the OKC Transaction and the Operating Partnership's 2014 acquisition of controlling interests in nine shopping centers, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the Operating Partnership. This information is presented for illustrative purposes only and is not indicative of the combined operating results that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described herein, nor is it indicative of future operating results.

        The unaudited pro forma financial statements, although helpful in illustrating our financial characteristics under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages and the redemption of the Series G preferred units, and do not attempt to predict or suggest future results. By way of example, the projected operating synergies of the Merger are approximately $12 to $16 million in combined annual cost savings (these synergies have not been reflected in the pro forma condensed consolidated statements of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions which may occur (other than the Property Sale and the Joint Venture Transaction), as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred at the closing date of the Merger. However, such costs could affect us following the Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact our results following the Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages and the redemption of the Series G preferred units.

        The Merger, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages and the redemption of the Series G preferred units are already fully reflected in the unaudited historical consolidated balance sheet of the Operating Partnership as of June 30, 2015 included elsewhere in this prospectus and, therefore, no pro forma balance sheet as of June 30, 2015 has been included with this pro forma financial information.

 Washington Prime Group, L.P.
Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2015
(unaudited) (in thousands, except per unit data)

	Historical	Merger and Related Pro Forma Adjustments (A) (B)		JV Properties, Notes Issuance, 2015 Term Loan and Mortgage Refinancing Pro Forma Adjustments (C)		Pro Forma
Revenue:
Minimum rent	$326,337	$8,198		$(44,118)		$290,417
Overage rent	5,555	139		(956)		4,738
Tenant reimbursements	136,550	3,623		(17,445)		122,828
Other income	6,766	138		556	(H)	7,460

Total revenue	475,308	12,098		(61,963)		425,443

Expenses:
Property operating	83,562	2,464		(12,361)		73,665
Depreciation and amortization	183,637	7,180		(32,516)		158,301
Real estate taxes	58,342	1,376		(5,947)		53,771
Repairs and maintenance	17,334	494		(347)		17,481
Advertising and promotion	5,343	169		(606)		4,906
Provision for credit losses	1,581	78		(417)		1,242
General and administrative	21,935	1,563		(218)		23,280
Merger and transaction costs	25,713	(25,713)	(D)	—		—
Ground rent and other costs	5,296	278		(4,355)		1,219

Total operating expenses	402,743	(12,111)		(56,767)		333,865

Operating income	72,565	24,209		(5,196)		91,578
Interest expense	(75,896)	(2,892)	(E)	15,635	(I)	(63,153)
Income and other taxes	(973)	10		—		(963)
Loss from unconsolidated entities	(1,487)	(15)		(2,531)	(J)	(4,033)
Gain on sale of interests in properties	5,147	—		(5,147)	(K)	—

Net (loss) income	(644)	21,312		2,761		23,429
Net loss attributable to noncontrolling interests	—	(1)	(F)	—		(1)

Net (loss) income attributable to unitholders	(644)	21,313		2,761		23,430
Less: Preferred unit distributions	(8,973)	1,841	(G)	—		(7,132)

Net (loss) income attributable to common unitholders	$(9,617)	$23,154		$2,761		$16,298

Weighted average common units outstanding—basic and diluted	216,189	N/A		N/A		220,092
(Loss) earnings per common unit—basic and diluted	$(0.05)	N/A		N/A		$0.07	(L)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Washington Prime Group, L.P.
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(unaudited) (in thousands, except per unit data)

	Operating Partnership Historical	Operating Partnership Pro Forma Adjustments (M)	Glimcher Historical (A)	Glimcher Pro Forma Adjustments (N)	Property Sale Pro Forma Adjustments (O)	Merger and Related Pro Forma Adjustments		JV Properties, Notes Issuance, 2015 Term Loan and Mortgage Refinancing Pro Forma Adjustments (P)		Pro Forma
Revenue:
Minimum rent	$449,100	$18,484	$244,954	$631	$(44,268)	$17,488		$(98,073)	(W)	$588,316
Overage rent	9,357	94	13,157	—	(6,965)	—		(3,725)		11,918
Tenant reimbursements	194,826	6,411	117,160	167	(25,573)	—		(42,853)		250,138
Other income	7,843	206	19,373	—	(3,590)	—		121	(X)	23,953

Total revenue	661,126	25,195	394,644	798	(80,396)	17,488		(144,530)		874,325

Expenses:
Property operating	109,715	3,584	80,802	240	(13,519)	—		(31,328)		149,494
Depreciation and amortization	197,890	11,692	125,985	438	(15,336)	76,114	(Q)	(81,387)	(Y)	315,396
Real estate taxes	77,587	3,202	47,189	83	(13,497)	—		(14,077)		100,487
Repairs and maintenance	23,431	1,182	8,153	47	(967)	—		(762)		31,084
Advertising and promotion	8,389	314	6,022	62	(1,067)	—		(2,168)		11,552
Provision for credit losses	2,332	96	1,301	3	(193)	—		(747)		2,792
General and administrative	12,219	—	29,396	(529)	(92)	8,058	(R)	(365)		48,687
Spin-off costs	38,907	—	—	—	—	—	(S)	—		38,907
Merger and transaction costs	8,839	—	11,182	—	—	(20,021)	(S)	—		—
Ground rent and other costs	4,656	224	8,225	—	—	(550)		(6,181)	(Z)	6,374

Total operating expenses	483,965	20,294	318,255	344	(44,671)	63,601		(137,015)		704,773

Operating income	177,161	4,901	76,389	454	(35,725)	(46,113)		(7,515)		169,552
Interest expense	(82,452)	(4,416)	(81,501)	(167)	16,135	(10,435)	(T)	30,335	(AA)	(132,501)
Income and other taxes	(1,215)	—	274	—	(2)	—		(6)		(949)
Income from unconsolidated entities	973	(859)	9,161	—	—	—		(10,090)	(AB)	(815)
Gain upon acquisition of controlling interests and on sale of interests in properties	110,988	(99,375)	—	—	—	—		—		11,613

Net income (loss)	205,455	(99,749)	4,323	287	(19,592)	(56,548)		12,724		46,900
Net income attributable to noncontrolling interests	—	—	2	—	—	9	(U)	—		11

Net income (loss) attributable to unitholders	205,455	(99,749)	4,321	287	(19,592)	(56,557)		12,724		46,889
Less: preferred unit distributions	—	—	(23,579)	—	—	9,547	(V)	—		(14,032)

Net income (loss) attributable to common unitholders	$205,455	$(99,749)	$(19,258)	$287	$(19,592)	$(47,010)		$12,724		$32,857

Weighted average common units outstanding—basic and diluted	187,491	N/A	147,827	N/A	N/A	N/A		N/A		217,942
Earnings (loss) per common unit—basic and diluted	$1.10	N/A	$(0.13)	N/A	N/A	N/A		N/A		$0.15	(AC)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Washington Prime Group, L.P.
Notes to Pro Forma Financial Statements

1.     Overview

        The Merger has been accounted for using the acquisition method of accounting under generally accepted accounting principles applied in the United States with the Operating Partnership as the acquiring entity. Accordingly, the total purchase price is allocated to the Glimcher tangible acquired assets and liabilities assumed, and Glimcher's identifiable intangible assets based on preliminary estimates of their respective fair values, as described further below.

        In addition to adjustments to give effect to the Merger, the Joint Venture Transaction (which is accounted for using the equity method of accounting), the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages and the redemption of the Series G preferred units, the unaudited pro forma condensed consolidated financial statements include pro forma adjustments to give effect to, where applicable:

  •
  the Property Sale as if the transaction occurred on January 1, 2014 for purposes of the pro forma statements of operations;

  •
  the OKC Transaction on Glimcher's consolidated statements of operations as if this transaction occurred on January 1, 2014; and

  •
  the Operating Partnership's 2014 acquisition of controlling interests in nine shopping centers on its consolidated and combined statements of operations as if these transactions occurred on January 1, 2014.

        To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Glimcher's financial statement presentation to the Operating Partnership's, as described in Note 2.

        The pro forma adjustments represent our management's estimates based on information available and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or future asset dispositions. Also, the pro forma financial statements do not contemplate possible adjustments related to restructuring or integration activities, or transaction or other costs following the Merger that are not expected to have a continuing impact.

        The pro forma statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 combine the Operating Partnership's historical consolidated and combined statements of operations (after giving effect to the Operating Partnership's 2014 property acquisitions) and Glimcher's (after giving effect to a 2014 acquisition, as well as dispositions that were previously recognized within discontinued operations in Glimcher's historical financial statements), giving effect to the Merger, the Property Sale, the Joint Venture Transaction, the issuance of the notes, the receipt of funds from the 2015 Term Loan, the refinancing of certain property mortgages, and the redemption of the Series G preferred units, as if they had been consummated on January 1, 2014, the beginning of the earliest period presented.

2.     Notes Relating to Pro Forma Statements of Operations

  (A)
  The historical financial statements of Glimcher include reclassifications of certain balances in order to conform to the Operating Partnership's presentation.

  For the Six Months Ended June 30, 2015

  (B)
  Includes the historical activity of Glimcher for the pre-Merger period from January 1, 2015 through January 14, 2015 and Merger-related adjustments related to our acquisition of Glimcher, assuming the Merger and related transactions had occurred on January 1, 2014.

  (C)
  Includes the removal of the historical activity of the JV Properties, the impact of the notes issuance, the receipt of funds from the 2015 Term Loan and the refinancing of certain property mortgages, assuming that these transactions had occurred on January 1, 2014.

  (D)
  Transaction costs related to the Merger primarily consist of fees paid to investment bankers, due diligence costs, legal, accounting, tax and other expenses related to the Merger, of which $25.7 million included in the Operating Partnership's historical statement of operations for the six months ended June 30, 2015 were removed for pro forma purposes since they will not have a continuing impact.

  (E)
  Amount includes interest on acquired properties from the pre-Merger period of $2.2 million and additional interest on the Bridge Loan of $0.7 million, which was calculated assuming a loan balance of approximately $1.2 billion, interest rate of approximately 1.4% assuming a credit rating of BBB/Baa2 and loan costs of $11.6 million amortized to expense annually.

  (F)
  Represents the allocation of net income to third party owners of consolidated properties for the six months ended June 30, 2015.

  (G)
  Represents the removal of distributions related to the Series G preferred units resulting from their redemption reflected as of January 1, 2014, net of Glimcher historical amounts for the pre-Merger period from January 1, 2015 through January 14, 2015.

  (H)
  This amount includes the recognition of the estimated management fee income relating to the JV Properties of $1.9 million, net of the removal of the historical amount of $1.3 million in other income from the JV Properties, for the six months ended June 30, 2015.

  (I)
  Includes the removal of $6.3 million of interest expense associated with the JV Properties and the removal of the Bridge Loan interest (including amortization of loan fees) of $16.8 million assuming a full payoff of the Bridge Loan as of January 1, 2014. The above amounts are net of interest expense of $5.0 million associated with the 2015 Term Loan, which represents interest calculated at 2.26% (fixed rate per the interest rate swaps) and loan fee amortization, and $2.5 million associated with the notes including the amortization of associated fees for the six months ended June 30, 2015.

  (J)
  The amount is calculated by taking our 51% share of the JV Properties' net loss. The amount takes into consideration the May 21, 2015 refinancings of both Scottsdale Quarter® and Pearlridge Center as if the refinancings had occurred on January 1, 2014.

  (K)
  Represents the removal of the gain recorded in connection with the sale of the 49% interest in the JV Properties through the Joint Venture Transaction.

  (L)
  Pro forma earnings per common unit was calculated assuming the units issued in the Merger were issued on January 1, 2014. In the Merger, each Glimcher common share was converted to 0.1989 of a WPG common share and each Glimcher operating partnership unit held by a limited partner was converted to 0.7431 of a common unit. In consideration of the WPG common shares issued in the Merger, the Operating Partnership issued an equal number of common units to WPG. The calculation of pro forma basic and diluted earnings per common unit assumes that the 29.9 million common units issued to WPG and the 1.6 million common units issued to limited partners of the Glimcher operating partnership in the Merger were issued on January 1, 2014. The calculations are as follows (in thousands, except per unit data):

	For the Six Months Ended June 30, 2015
	Historical	Pro Forma
Net (loss) income attributable to common unitholders	$(9,617)	$16,298

Weighted average common units outstanding—basic and diluted	216,189	220,092
(Loss) earnings per common unit—basic and diluted	$(0.05)	$0.07

  For the Year Ended December 31, 2014

  (M)
  Reflects the impact of the Operating Partnership's 2014 property acquisitions as if they had all occurred on January 1, 2014, including the removal of the $99.4 million gain related to the remeasurement of the Operating Partnership's equity interests to fair value upon acquisition of the noncontrolling interests during the year ended December 31, 2014.

  (N)
  Reflects the impact of Glimcher's 2014 property acquisition as if it had occurred on January 1, 2014.

  (O)
  Includes the removal of the historical activity of the Jersey Gardens and University Park properties, assuming the Property Sale had occurred on January 1, 2014.

  (P)
  Includes the removal of the historical activity of the JV Properties, the impact of the notes issuance, the receipt of funds from the 2015 Term Loan and the refinancing of certain property mortgages, assuming that these transactions had occurred on January 1, 2014.

  (Q)
  Represents the recognition of depreciation and amortization of $187.2 million on the real estate assets and intangible assets recognized at estimated fair value, net of the removal of historical depreciation and amortization on Glimcher's properties, excluding depreciation and amortization associated with Jersey Gardens and University Park, of $111.1 million for the year ended December 31, 2014. These depreciation and amortization adjustments are computed on a straight-line basis over the estimated useful lives of the related assets.

  (R)
  Represents the increase related to equity and severance awards that were granted to certain employees as a result of the Merger. It also includes the amortization of restricted common shares that were issued by Glimcher to certain employees whose shares had not vested. The value of these items totaled $8.1 million, excluding amounts paid to employees whose severance agreements required payment related to the Merger.

  (S)
  Transaction costs related to the Merger primarily consist of fees paid to investment bankers, due diligence costs, legal, accounting, tax and other expenses related to the Merger, of which $20.0 million included in the Operating Partnership's historical statements of operations for the year ended December 31, 2014 were removed for pro forma purposes since they will not have a continuing impact. Non-recurring costs related to our separation from SPG of $38.9 million are included in the Operating Partnership's historical results for the year ended December 31, 2014.

  (T)
  Represents estimated interest of $28.4 million on the Bridge Loan related to funding the Merger, net of the amortization of the fair value of debt adjustment over the remaining term of the debt of $15.1 million and the removal of historical amortization of deferred financing costs by Glimcher of $2.9 million for the year ended December 31, 2014. Interest on the Bridge Loan was calculated according to the terms of the commitment letter assuming a loan balance of approximately $1.2 billion, interest rate of approximately 1.4% assuming a credit rating of BBB/Baa2, and loan costs of $11.6 million amortized to expense annually.

  (U)
  Represents the allocation of net income to third party owners of consolidated properties for the year ended December 31, 2014.

  (V)
  Represents the removal of distributions related to the Series G preferred units resulting from their redemption reflected as of January 1, 2014.

  (W)
  Represents the removal of the historical amount from the JV Properties, including straight-line rents and amortization of above/below-market lease intangibles of $14.7 million for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired leases.

  (X)
  This amount includes the recognition of the estimated management fee income relating to the JV Properties of $4.5 million, net of the removal of the historical amount of $4.4 million in other income from the JV Properties, for the year ended December 31, 2014.

  (Y)
  Represents the removal of depreciation and amortization on the real estate assets and intangible assets recognized at estimated fair value relating to the JV Properties for the year ended December 31, 2014.

  (Z)
  Includes the removal of the payments of the ground leases in the amount of $4.0 million as well as the removal of straight-line ground rent expense and amortization of above/below-market ground lease intangibles of $2.2 million for the year ended December 31, 2014 related to the JV Properties. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired ground leases.

  (AA)
  Includes the reversal of the interest expense associated with the JV Properties of $23.9 million for the year ended December 31, 2014 and the elimination of interest expense, including loan fees, of $28.5 million associated with the repaid Bridge Loan. The above amounts are net of interest expense associated with the 2015 Term Loan of $12.0 million, which represents interest calculated at 2.26% (fixed rate per the interest rate swaps) and loan fee amortization, and $10.1 million related to the notes including the amortization of associated fees during the year ended December 31, 2014.

  (AB)
  The amount is calculated by taking our 51% share of the JV Properties' net loss. The amount takes into consideration the May 21, 2015 refinancings of mortgages on both Scottsdale Quarter® and Pearlridge Center as if the refinancings had occurred on January 1, 2014.

  (AC)
  Pro forma earnings per common unit was calculated assuming the units issued in the Merger were issued on January 1, 2014. In the Merger, each Glimcher common share was converted to 0.1989 of a WPG common share and each Glimcher operating partnership unit held by a limited partner was converted to 0.7431 of a common unit. In consideration of the WPG common shares issued in the Merger, the Operating Partnership issued an equal number of common units to WPG. The calculation of pro forma basic and diluted earnings per common unit assumes that the 29.9 million common units issued to WPG and the 1.6 million common units issued to limited partners of the Glimcher operating partnership in the Merger were issued on January 1, 2014. The calculations are as follows (in thousands, except per unit data):

	For the Year Ended December 31, 2014
	Operating Partnership Historical	Glimcher Historical	Pro Forma
Net income (loss) attributable to common unitholders	$205,455	$(19,258)	$32,857

Weighted average common units outstanding—basic and diluted	187,491	147,827	217,942
Earnings (loss) per common unit—basic and diluted	$1.10	$(0.13)	$0.15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated and combined financial statements and notes thereto and pro forma consolidated financial information included elsewhere in this prospectus.

        Unless the context otherwise requires, references to "we," "us" and "our" in this section refer to Washington Prime Group, L.P., its subsidiaries and entities in which it (or an affiliate) has a material ownership or financial interest, on a consolidated basis. References to the "Operating Partnership" in this section refer to Washington Prime Group, L.P. and not its subsidiaries. References to "WPG" in this section refer to WP Glimcher Inc., the sole general partner of Washington Prime Group, L.P.

Overview

        The Operating Partnership is an Indiana limited partnership and the majority-owned operating partnership subsidiary of WPG. We own, develop and manage, through our affiliates, real estate properties and other assets. As of June 30, 2015, we owned or held an interest in 121 shopping centers located in 30 states in the United States, consisting of strip centers and malls and comprising approximately 68 million square feet of GLA.

        WPG is our general partner and operates as a self-administered and self-managed REIT under the Internal Revenue Code. As of June 30, 2015, WPG owned 84.2% of our common units and certain series of our preferred units which have substantially the same economic terms as the outstanding series of WPG preferred stock.

        The Operating Partnership was created to hold the strip center business and smaller enclosed malls of SPG and its subsidiaries. On May 28, 2014, we and WPG separated from SPG through the distribution of 100% of the outstanding units of the Operating Partnership to the owners of SPG L.P., SPG's operating partnership, and 100% of the outstanding common shares of WPG to SPG's stockholders in a tax-free distribution. Prior to the separation, we and WPG were wholly owned subsidiaries of SPG and its subsidiaries.

        On January 15, 2015, we acquired Glimcher and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to the Merger Agreement, in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt.

        On June 1, 2015, WPG announced a management transition plan through which Mark S. Ordan, the Executive Chairman of WPG's Board, will transition to serve as an active non-executive Chairman of the Board and will provide consulting services to WPG under a transition and consulting agreement, effective as of January 1, 2016. Michael P. Glimcher will continue to serve as WPG's Vice Chairman and Chief Executive Officer. In addition, WPG expects a further reduction in overhead related to its Bethesda, Maryland-based transition operations led by C. Marc Richards, WPG's Executive Vice President and Chief Administrative Officer, who is anticipated to depart WPG upon substantial completion of integration activities. These management changes are expected to result in severance and related charges for 2015 of up to $8.0 million, consisting of approximately $4.0 million in cash severance and $4.0 million in non-cash stock compensation charges, with reduced overhead expenses beginning in 2016 anticipated to enable WPG and us to achieve our originally projected Merger synergies. During the second quarter of 2015, we incurred $4.2 million of such severance costs, which are included in merger and transaction costs in the consolidated and combined statements of operations and comprehensive income. In addition to our headquarters in Columbus, Ohio, we will be opening a new leasing, management and operations office in Indianapolis, Indiana in December 2015.

        On June 1, 2015, we completed the Joint Venture Transaction with a third party with respect to the ownership and operation of five of our malls and certain related out-parcels acquired in the

Merger. In this Joint Venture Transaction, we retained a 51% interest in each of the Joint Ventures and sold a 49% interest in each of the Joint Ventures to the third party partner.

        For more information regarding our separation from SPG, the Merger and the Joint Venture Transaction, see "Business—Overview."

  Basis of Presentation

        Before our separation from SPG, we had not conducted any business as a separate stand-alone entity and had no material assets or liabilities. The operations of SPG Businesses on the separation date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. At the time of the separation, these assets consisted of interests in 98 shopping centers. In addition to these properties, the combined historical financial statements included in this prospectus include interests in three shopping centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional shopping center which was sold by that same joint venture on February 28, 2014. Additionally, the financial statements included in this prospectus reflect the units outstanding at the separation date as outstanding for all periods prior to the separation.

        Our consolidated and combined financial statements are prepared in accordance with GAAP. The consolidated balance sheets as of June 30, 2015 and December 31, 2014 include the accounts of the Operating Partnership, as well as its wholly owned subsidiaries. The consolidated and combined statements of operations include the consolidated accounts of the Operating Partnership and the combined accounts of the SPG Businesses. Accordingly, the results presented for the year ended December 31, 2014 reflect the aggregate operations and changes in cash flows on a carve-out basis of the SPG Businesses for the period from January 1, 2014 through May 27, 2014 and of the Operating Partnership on a consolidated basis subsequent to May 27, 2014. The financial statements for the periods prior to the separation are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG. The financial statements were presented on a combined basis prior to the separation as the ownership interests in the SPG Businesses were under common control and ownership of SPG. All intercompany transactions have been eliminated in consolidation and combination. In the opinion of management, the consolidated and combined financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly our financial position and our results of operations and cash flows for the interim periods presented. We believe that the disclosures made are adequate to prevent the information presented from being misleading.

        The combined financial statements prior to the separation include the allocation of certain assets and liabilities that have historically been held at the SPG corporate level but which are specifically identifiable or allocable to the SPG Businesses. Cash and cash equivalents, short-term investments and restricted funds held by SPG were not allocated to the SPG Businesses unless the cash or investments were held by an entity that was transferred to the Operating Partnership. Long-term unsecured debt and short-term borrowings were not allocated to the SPG Businesses as none of the debt recorded by SPG is directly attributable to or guaranteed by the SPG Businesses. All intercompany transactions and accounts have been eliminated. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated and combined statements of cash flow as a financing activity and in the consolidated and combined balance sheets as SPG equity in the SPG Businesses for periods prior to the separation.

        The combined historical financial statements prior to the separation do not necessarily include all of the expenses that would have been incurred had we been operating as a separate stand-alone entity and may not necessarily reflect our results of operations, financial position and cash flows had we been such a stand-alone entity during the periods presented prior to the separation. Our combined historical financial statements include charges related to certain SPG corporate functions, including senior management, property management, legal, leasing, development, marketing, human resources, finance, public reporting, tax and information technology. These expenses have been charged based on direct usage or benefit where identifiable, with the remainder charged on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, the charges may not be indicative of the actual expenses that would have been incurred had we operated as a separate stand-alone entity for the periods presented prior to the separation.

        We now incur additional costs associated with being a separate stand-alone entity, primarily from newly established or expanded corporate functions. We believe that cash flow from operations will be sufficient to fund these additional corporate expenses.

        Prior to the separation, we entered into agreements with SPG under which SPG provides various services to us relating primarily to the legacy SPG Businesses, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs.

Business Opportunities

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures. We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, redeveloping or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space.

        We consider funds from operations ("FFO"), net operating income ("NOI") and comparable NOI (NOI for properties owned and operated in both periods under comparison) to be key measures of operating performance that are not specifically defined by GAAP. We use these measures internally to evaluate the operating performance of our portfolio and provide a basis for comparison with other real estate companies. Reconciliations of these measures to the most comparable GAAP measure are set forth below under "—Non-GAAP Financial Measures."

Portfolio Data

        The portfolio data discussed in this overview comprises our key operating statistics including ending occupancy, average base minimum rent per square foot, comparable NOI and leasing data.

  Six Months Ended June 30, 2015 and 2014

        These reporting metrics of our portfolio for the six months ended June 30, 2015 and 2014 include the metrics for, and results from, the properties acquired in the Merger (for comparability purposes), but exclude the impact of seven non-core properties.

        Core business fundamentals in the overall portfolio during the first six months of 2015 were generally stable compared to the first six months of 2014. Ending occupancy for the core properties was 92.3% as of June 30, 2015, as compared to 92.9% as of June 30, 2014. Average base minimum rent per square foot improved across the core portfolio as the properties saw an increase of 1.5% from June 30,

2014 to June 30, 2015. Comparable NOI for the six months ended June 30, 2015 increased 0.4% for the core portfolio and decreased 0.3% when including the non-core properties relative to the six months ended June 30, 2014.

        The following table sets forth key operating statistics for our combined portfolio of core properties or interests in properties (excluding the statistics of seven non-core properties):

	June 30, 2015	June 30, 2014	% Change
Ending occupancy(1)	92.3%	92.9%	(0.6)%
Average base minimum rent per square foot(2)	$21.32	$21.00	1.5%

(1)
Ending occupancy is the percentage of GLA which is leased as of the last day of the reporting period. We include all company owned space except for mall anchors, mall majors, mall freestanding office and mall outlots in the calculation of ending occupancy. Strip center GLA included in the calculation relates to all company owned space other than office space. When including the seven non-core properties, occupancy at June 30, 2015 was 91.5%.

(2)
Average base minimum rent per square foot is the average base minimum rent charge in effect for the reporting period for all tenants that would qualify to be included in ending occupancy.

        During the six months ended June 30, 2015, we signed 150 new leases and 354 renewal leases with a fixed minimum rent (excluding mall anchors and majors, new development, redevelopment, expansion, downsizing, and relocation) across the portfolio, comprising approximately 1,512,000 square feet. The average annual initial base minimum rent for new leases was $21.93 per square foot and for renewed leases was $25.83 per square foot. For these leases, the average for tenant allowances was $17.33 per square foot for new leases and $0.12 per square foot for renewals for our community centers and $37.44 per square foot for new leases and $4.87 per square foot for renewals for our mall properties during the six months ended June 30, 2015.

  Years Ended December 31, 2014, 2013 and 2012

        These reporting metrics of our portfolio for the years ended December 31, 2014, 2013 and 2012 consist of our historical results and do not include any metrics for, or results from, properties acquired in the Merger. In addition, these reporting metrics do not exclude the impact of any non-core properties.

        Core business fundamentals in the overall portfolio during 2014 generally improved compared to 2013. Ending occupancy for the shopping centers held steady at 92.7% as of December 31, 2014, as compared to 92.8% as of December 31, 2013. Average base minimum rent per square foot remained stable across the portfolio as the shopping centers saw an increase of 1.6%. Our share of portfolio NOI grew by 5.3% in 2014 as compared to 2013. Comparable NOI increased 1.6% for the portfolio, net of the approximate 165 basis point impact of increased costs associated with the harsh winter weather conditions in the first quarter of 2014.

        The following table sets forth key operating statistics for our portfolio of properties or interests in properties:

	December 31, 2014	%/Basis Points Change(3)	December 31, 2013	%/Basis Points Change(3)	December 31, 2012
Ending occupancy(1)	92.7%	–10 bps	92.8%	+90 bps	91.9%
Average base minimum rent per square foot(2)	$19.17	1.6%	$18.86	0.3%	$18.81

(1)
Ending occupancy is the percentage of GLA which is leased as of the last day of the reporting period. We include all company owned space except for mall anchors, mall majors, mall freestanding and mall outlots in the calculation of ending occupancy. Strip center GLA included in the calculation relates to all company owned space.

(2)
Average base minimum rent per square foot is the average base minimum rent charge in effect for the reporting period for all tenants that would qualify to be included in ending occupancy.

(3)
Percentages may not recalculate due to rounding. Percentage changes are representative of the change from the comparable prior period.

        During the year ended December 31, 2014, we signed 225 new leases and 582 renewal leases with a fixed minimum rent (excluding mall anchors and majors, new development, redevelopment, expansion, downsizing, and relocation) across the portfolio, comprising approximately 2.3 million square feet, essentially all of which related to consolidated properties. During the year ended December 31, 2013, we signed 263 new leases and 404 renewal leases across the portfolio, comprising approximately 1.9 million square feet of which 1.7 million square feet related to consolidated properties. The average annual initial base minimum rent for new leases was $21.25 per square foot in 2014 and $19.41 per square foot in 2013.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. From time to time, we reevaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

  •
  We, as a lessor, retain substantially all of the risks and benefits of ownership of the investment properties and account for our leases as operating leases. We accrue minimum rents on a straight-line basis over the terms of their respective leases. Many of our retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. We recognize overage rents only when each tenant's sales exceed its sales threshold.

  •
  We review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, a decline in a property's cash flows, occupancy or tenant sales. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We also review our investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable. We will record an impairment charge if we determine that a decline in the fair value of the investments below carrying value is other-than-temporary. Changes in economic and operating conditions that occur subsequent to our review of recoverability of investment property and other investments could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  •
  In order to maintain its qualification as a REIT under the Internal Revenue Code, WPG is required to distribute at least 90% of its taxable income in any given year and meet certain asset and income tests. We make distributions to our common unitholders including WPG in amounts sufficient to allow WPG to meet REIT qualification requirements and monitor our business and transactions that may potentially impact WPG's REIT status. In the unlikely event that WPG fails to maintain its REIT status, and available relief provisions do not apply, then it would be required to pay federal income taxes at regular corporate income tax rates during the period it did not qualify as a REIT. If WPG lost its REIT status, it could not elect to be taxed as a REIT for four years unless its failure was due to reasonable cause and certain other conditions were met. As a result, failing to maintain REIT status would result in a significant increase in the income tax expense recorded and paid during those periods for WPG and us. This could adversely impact our ability to sell our debt securities and WPG's ability to sell its securities in the capital markets.

  •
  We make estimates as part of our allocation of the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component. The most significant components of our allocations are typically the allocation of fair value to the buildings as-if-vacant, land and market value of in-place leases. In the case of the fair value of buildings and the allocation of value to land and other intangibles, our estimates of the values of these components will affect the amount of depreciation we record over the estimated useful life of the property acquired or the remaining lease term. In the case of the market value of in-place leases, we make our best estimates of the tenants' ability to pay rents based upon the tenants' operating performance at the property, including the competitive position of the property in its market as well as tenant sales, rents per square foot, and overall occupancy cost for the tenants in place at the acquisition date. Our assumptions affect the amount of future revenue that we will recognize over the remaining lease term for the acquired in-place leases.

  •
  A variety of costs are incurred in the development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy and cease capitalization of costs upon opening.

Results of Operations

  Activities Affecting Results

        The following activities related to developments and redevelopments affected our results in the comparative periods:

  •
  On December 31, 2014, Fairfield Town Center, a development property located in Houston, Texas, was partially put into service.

  •
  During the second quarter of 2014, we commenced redevelopment activities at Jefferson Valley Mall, a 556,000 square foot shopping center located in the New York City area.

  •
  During the third quarter of 2013, we opened University Town Plaza, a 580,000 square foot shopping center located in Pensacola, Florida, after completion of the redevelopment.

        The following acquisitions and dispositions affected our results in the comparative periods:

  •
  On June 1, 2015, we completed the Joint Venture Transaction with a third party with regard to the ownership and operation of five of our malls and certain related out-parcels acquired in the Merger. The properties were previously consolidated, but are now accounted for under the equity method as we retained a 51% interest and sold a 49% interest to the third party partner.

  •
  On January 15, 2015, we acquired 23 properties in the Merger. Total revenues and net loss (excluding transaction costs and costs of corporate borrowing) from these properties of $71.2 million and $9.1 million, respectively, for the three months ended June 30, 2015 and $140.0 million and $1.3 million, respectively, for the six months ended June 30, 2015 are included in the consolidated and combined statements of operations and comprehensive income. The primary driver of the net loss is depreciation and amortization on the newly acquired assets recorded at fair value. Thus, the operating results of the properties are contributing positive FFO to us.

  •
  On January 13, 2015, we acquired Canyon View Marketplace, a 43,000 square foot shopping center located in Grand Junction, Colorado.

  •
  On December 1, 2014, we acquired our partner's 50% interest in Whitehall Mall, a 613,000 square foot shopping center located in Whitehall, Pennsylvania. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition.

  •
  On July 17, 2014, we sold Highland Lakes Center, a wholly owned shopping center in Orlando, Florida.

  •
  On June 23, 2014, we sold New Castle Plaza, a wholly owned shopping center in New Castle, Indiana.

  •
  On June 20, 2014, we acquired our partner's 50% interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition.

  •
  On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.2% owned post-acquisition.

  •
  On March 22, 2012, SPG acquired a controlling interest in Concord Mills Marketplace, a 230,000 square foot shopping center and previously unconsolidated property which was distributed by SPG to us in the May 28, 2014 separation. Results of operations of this property have been included in the combined financial results from the date of SPG's acquisition.

        In addition to the above, the following dispositions of interests in joint venture properties affected our income from unconsolidated entities in the comparative periods:

  •
  On February 28, 2014, SPG disposed of its interest in one unconsolidated shopping center held within a portfolio of interests in properties, the remainder of which is included within the properties distributed by SPG to us in the May 28, 2014 separation.

  •
  On February 21, 2013, SPG increased its economic interest in three unconsolidated shopping centers and subsequently disposed of its interests in those properties. Each of these properties was part of a portfolio of interests in properties, the remainder of which was included within the properties distributed by SPG to us in the May 28, 2014 separation.

        For the purposes of the following comparisons, the above transactions (excluding the Merger transaction and the Joint Venture Transaction) are referred to as the "property transactions." In the following discussions of our results of operations, "comparable" refers to properties we owned and operated throughout both of the periods under comparison.

        Certain of our tenants filed for bankruptcy during the first half of 2015, resulting in approximately 500,000 square feet of vacancy. The projected impact of lost revenue from these tenants in calendar year 2015 is approximately $12.6 million. We have made progress re-leasing this space, primarily with permanent tenants as well as with some temporary tenants. We have commitments on over 90% of the space lost, which replaces over 65% of the lost revenue. We estimate that the impact of the bankruptcies will be a net reduction to comparable NOI growth for calendar year 2015 of approximately 1%. The bankruptcies had the most significant impact during the three months ended June 30, 2015, resulting in a net reduction to comparable NOI growth for the quarter of approximately 2%, as most of the replacement tenants will open in late 2015 and 2016.

  Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014

        Minimum rents increased $55.3 million, of which the Merger properties accounted for $49.8 million and the property transactions accounted for $8.0 million. Comparable rents decreased $2.5 million, or 2.3%, primarily attributable to a slight decrease in base minimum rents. Overage rents increased $1.2 million primarily attributable to the Merger properties. Tenant reimbursements increased $20.2 million due to an $18.5 million increase attributable to the Merger properties and a $2.5 million increase attributable to the property transactions, partially offset by a $0.8 million decrease from comparable properties. Other income increased $2.8 million due to $2.1 million attributable to the Merger properties and $0.7 million primarily from the property transactions.

        Total operating expenses increased $50.0 million, of which $10.4 million was attributable to general and administrative expenses associated with operating as a separate stand-alone entity and $4.9 million was attributable to transaction costs associated with the Merger. Of the remaining $34.7 million increase, $67.0 million was attributable to the Merger properties and $8.7 million was attributable to the property transactions. These amounts are partially offset by the $39.9 million of spin-off costs incurred during the 2014 period related to our separation from SPG and a net $1.1 million decrease attributable to the comparable properties primarily due to decreased depreciation and amortization on assets becoming fully depreciated.

        Interest expense increased $16.1 million, of which $11.4 million was attributable to net borrowings on the Bridge Loan, the notes and the 2015 Term Loan to finance the Merger transaction, $5.9 million was attributable to the additional property mortgages assumed in the Merger, $2.5 million was attributable to borrowings on the Facility and $0.8 million was attributable to the property transactions. These increases were partially offset by a $4.4 million decrease attributable to the repayment and refinancing of certain mortgages in 2014 and a $0.1 million decrease primarily attributable to lower interest on the amortizing loan balances of the comparable properties.

        Gain upon acquisition of controlling interests and on sale of interests in properties recognized in the 2015 period consists of the $5.1 million gain related to the Joint Venture Transaction. The aggregate gain recognized in the 2014 period of $91.3 million consists of $2.4 million from the sale of New Castle Plaza and $88.9 million from the acquisition of controlling interests in Clay Terrace and a portfolio of seven open-air shopping centers.

        Preferred unit distributions relate to the Series G preferred units, the Series H preferred units and the Series I preferred units issued by the Operating Partnership in the Merger. The Series G preferred units, Series H preferred units and Series I preferred units have substantially the same economic terms as corresponding series of preferred stock issued by WPG in the Merger. Preferred distributions totaling $3.9 million decreased net income to common unitholders during the quarter ended June 30, 2015. The unpaid portion of these preferred distributions is included in distributions payable in the consolidated balance sheet as of June 30, 2015. See "Equity Activity—Distributions" below. The Series G preferred units were redeemed in full on April 15, 2015.

  Six Months Ended June 30, 2015 vs. Six Months Ended June 30, 2014

        Minimum rents increased $111.3 million, of which the Merger properties accounted for $97.5 million and the property transactions accounted for $17.1 million. Comparable rents decreased $3.3 million, or 1.5%, primarily attributable to a slight decrease in base minimum rents. Overage rents increased $2.3 million, primarily attributable to the Merger properties. Tenant reimbursements increased $42.3 million due to a $37.7 million increase attributable to the Merger properties and a $5.6 million increase attributable to the property transactions, partially offset by a $1.0 million decrease from comparable properties. Other income increased $3.2 million due to $3.0 million attributable to the Merger properties and $0.7 million attributable to the property transactions, partially offset by a net $0.5 million decrease in miscellaneous income.

        Total operating expenses increased $156.9 million, of which $20.1 million was attributable to general and administrative expenses associated with operating as a separate stand-alone entity and $25.7 million was attributable to transaction costs associated with the Merger. Of the remaining $111.1 million increase, $132.3 million was attributable to the Merger properties and $19.0 million was attributable to the property transactions. These amounts are partially offset by the $39.9 million of spin-off costs incurred during the 2014 period related to our separation from SPG and a net $0.3 million decrease attributable to the comparable properties primarily due to decreased depreciation and amortization on assets becoming fully depreciated.

        Interest expense increased $39.3 million, of which $18.8 million was attributable to net borrowings on the Bridge Loan, the notes and the 2015 Term Loan to finance the Merger transaction and $13.5 million was attributable to the additional property mortgages assumed in the Merger. Of the remaining $7.0 million increase, $4.4 million was attributable to mortgages placed on seven previously unencumbered properties during 2014, $6.8 million was attributable to borrowings on the Facility and $2.3 million was attributable to the property transactions. These increases were partially offset by a $6.2 million decrease attributable to the repayment and refinancing of certain mortgages in 2014 and a $0.3 million decrease primarily attributable to lower interest on the amortizing loan balances of the comparable properties.

        Gain upon acquisition of controlling interests and on sale of interests in properties recognized in the 2015 period consists of the $5.1 million gain related to the Joint Venture Transaction. The aggregate gain recognized in the 2014 period of $91.5 million consists of $2.4 million from the sale of New Castle Plaza, $88.9 million from the acquisition of controlling interests in Clay Terrace and a portfolio of seven open-air shopping centers and $0.2 million from the sale of our interest in one unconsolidated shopping center.

        Preferred unit distributions relate to the Series G preferred units, the Series H preferred units and the Series I preferred units issued by the Operating Partnership in the Merger. The Series G preferred units, Series H preferred units and Series I preferred units have substantially the same economic terms as corresponding series of preferred stock issued by WPG in the Merger. Preferred distributions totaling $9.0 million decreased net income to common unitholders during the six months ended June 30, 2015. The unpaid portion of these preferred distributions is included in distributions payable in the consolidated balance sheet as of June 30, 2015. See "Equity Activity—Distributions" below. The Series G preferred units were redeemed in full on April 15, 2015.

  Year Ended December 31, 2014 vs. Year Ended December 31, 2013

        Minimum rents increased $23.1 million, of which the property transactions accounted for $18.4 million. Comparable rents increased $4.7 million, or 1.1%, primarily attributable to an increase in base minimum rents. Tenant reimbursements increased $10.1 million, due to a $7.1 million increase attributable to the property transactions and a $3.0 million increase in comparable properties primarily due to utility reimbursements and annual fixed contractual increases related to common area maintenance. Other income increased $1.1 million primarily attributable to the property transactions.

        Total operating expenses increased $84.7 million, of which $38.9 million was attributable to transaction costs related to the separation from SPG, $12.2 million was attributable to general and administrative expenses associated with operating as a separate stand-alone entity and $8.8 million was attributable to costs associated with the Merger. Of the remaining increase, $19.5 million was attributable to the property transactions and $5.3 million was attributable to the comparable properties primarily resulting from increased snow removal and utility costs due to the harsh winter of 2014.

        Interest expense increased $27.4 million, of which $15.5 million was attributable to mortgages placed on seven previously unencumbered properties during 2014, $1.6 million was attributable to the prepayment penalty net of interest savings on the Sunland Park Mall mortgage, $9.0 million was attributable to borrowings on the Revolver and the 2014 Term Loan and $2.7 million was attributable to the property transactions. These increases were partially offset by decreases of $1.2 million attributable to three fully or partially repaid loans and $0.2 million on the remaining properties primarily attributable to lower interest on their amortizing loan balances.

        The aggregate gain recognized on the property transactions during the 2014 period was $111.0 million, including $99.4 million from the acquisition of controlling interests in Clay Terrace, a portfolio of seven open-air shopping centers and Whitehall Mall, $9.0 million from the sale of Highland Lakes Center, $2.4 million from the sale of New Castle Plaza and $0.2 million from the sale of our interest in one unconsolidated shopping center. The aggregate gain recognized on the property transactions during the 2013 period was $14.2 million from the increase in and subsequent sale of our interests in three unconsolidated shopping centers.

  Year Ended December 31, 2013 vs. Year Ended December 31, 2012

        Minimum rents increased $4.1 million and tenant reimbursements increased $1.8 million during 2013, of which the property transactions accounted for the majority of both of the increases. Other income decreased $4.1 million primarily as a result of decreased land sales in 2013 versus 2012.

        Total operating expenses decreased $10.3 million. The reduction was primarily the result of lower property operating costs of $2.2 million as a result of our continued cost savings efforts. In addition, depreciation and amortization expense decreased by $6.4 million due to amortization related to the property transactions and higher tenant allowance write offs in 2012 versus 2013. Our provision for credit losses decreased $1.3 million from the prior year period reflecting the overall strong economic health of our tenants.

        Interest expense decreased $3.8 million primarily due to a reduction in mortgage debt outstanding as a result of our net financing activity during the comparative periods including unencumbering seven properties through repayment of $114.2 million of mortgage loans in 2012.

        On February 21, 2013, SPG increased its economic interest in three unconsolidated strip centers and subsequently disposed its interests in those properties. These properties were part of a portfolio of interests in properties, the remainder of which was included within the properties distributed by SPG to us in the May 28, 2014 separation. The aggregate gain recognized on this transaction was $14.2 million.

Liquidity and Capital Resources

        Our primary uses of cash include payment of operating expenses, working capital, debt repayment, including principal and interest, reinvestment in properties, development and redevelopment of properties, tenant allowance and distributions. Our indebtedness has increased significantly as a result of the Merger. Our primary sources of cash are operating cash flow and borrowings under our debt arrangements including our Facility (consisting of our senior unsecured Revolver and our senior unsecured 2014 Term Loan) and our senior unsecured 2015 Term Loan, each as further discussed below.

        Because we own primarily long-lived income-producing assets, our financing strategy relies on long-term fixed rate mortgage debt as well as floating rate debt. At June 30, 2015 and December 31, 2014, floating rate debt (excluding loans hedged to fixed interest) comprised 30.8% and 38.9%, respectively, of our total consolidated debt. We will continue to monitor our borrowing mix to limit market risk. We derive most of our liquidity from leases that generate positive net cash flow from operations and distributions of capital from unconsolidated entities, the total of which was $135.7 million during the six months ended June 30, 2015 and $278.8 million during the year ended December 31, 2014.

        Our balance of cash and cash equivalents increased $12.0 million during 2015 to $120.8 million as of June 30, 2015. The increase was primarily due to operating cash flow from the properties and balances acquired in the Merger. Our balance of cash and cash equivalents increased $82.9 million during 2014 to $108.8 million as of December 31, 2014. The increase was primarily due to operating cash flow from the properties, balances acquired in business combinations and proceeds from the sale of assets. See "Cash Flows" below for more information.

        On June 30, 2015, we had an aggregate available borrowing capacity of $463.1 million under the Facility, net of outstanding borrowings of $433.8 million and $3.1 million reserved for outstanding letters of credit. The weighted average interest rate on the Facility was 1.3% for the three and six months ended June 30, 2015 and for the period from initial borrowing concurrent with the May 28, 2014 separation through December 31, 2014. On July 30, 2015, we borrowed an additional $140 million on the Facility to fund the repayment of mortgage debt.

        Following completion of the Merger, our indebtedness increased significantly. The consolidated indebtedness of our business was approximately $3.6 billion as of June 30, 2015, or an increase of approximately $1.3 billion from December 31, 2014. This could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. Our increased indebtedness following the Merger is described in greater detail under "Financing and Debt" below. The additional indebtedness included additional mortgages of approximately $1.4 billion, as well as unsecured borrowings of $750 million from the issuance of the notes and the 2015 Term Loan. Offsetting these increases, approximately $796 million of mortgages related to the properties in the Joint Venture Transaction were transferred to unconsolidated entities. Our proportionate share of unconsolidated indebtedness was approximately $414.7 million as of June 30, 2015. In addition, approximately $432 million in cash proceeds from the Joint Venture Transaction was used to repay a portion of the outstanding balance on the Bridge Loan.

        In addition, we have incurred various costs and expenses associated with the financing for the Merger. The amount of cash flows required to pay interest on our increased indebtedness levels following completion of the Merger are greater than the amount of cash flows required to service our indebtedness prior to the Merger.

        Our increased levels of indebtedness following completion of the Merger could also reduce access to capital and increase borrowing costs generally, thereby reducing funds available for working capital, capital expenditures, tenant improvements, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the Merger, or if our financial performance does not meet current expectations, then our ability to service our indebtedness may be adversely impacted. Certain of the indebtedness that we incurred in connection with the Merger bears interest at variable interest rates. If interest rates increase, such variable rate debt would create higher debt service requirements, which could adversely affect our cash flows.

        Outlook.    Our business model requires us to regularly access the debt markets to raise funds for acquisition, development and redevelopment activity, to refinance maturing debt and to accomplish our business objectives. We believe we have sufficient cash on hand, availability under the Facility and cash flow from operations to address our debt maturities, distributions and capital needs through 2015.

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include additional bank borrowings, public and private offerings of our debt securities or WPG equity securities, including rights offerings, sales of certain assets and joint ventures. The major credit rating agencies initially assigned us an investment grade credit rating of BBB or Baa2. However, as a result of the Merger and related financings, Standard & Poor's and Moody's Investor Service, Inc. placed us on negative outlook and Fitch, Inc. downgraded us to a BBB- rating. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

Cash Flows

  Six Months Ended June 30, 2015

        Our net cash flow from operating activities and distributions of capital from unconsolidated entities totaled $135.7 million during the first six months of 2015. During this period we also:

  •
  funded the acquisitions of interests in properties, including the Merger properties, for the net amount of $956.6 million,

  •
  funded capital expenditures of $72.6 million,

  •
  funded net amounts of restricted cash reserves held for future capital expenditures of $5.5 million,

  •
  received net proceeds from the sale of interests in properties of $431.8 million,

  •
  funded investments in unconsolidated entities of $4.1 million,

  •
  received net proceeds from our debt financing, refinancing and repayment activities of $712.3 million,

  •
  funded the redemption of preferred units for $117.4 million,

  •
  received net proceeds from issuance of common units, including equity-based compensation plans, of $1.9 million, and

  •
  funded distributions to common and preferred unitholders of $113.7 million.

  Year Ended December 31, 2014

        Our net cash flow from operating activities and distributions of capital from unconsolidated entities totaled $278.8 million during 2014. During 2014, we also:

  •
  funded the acquisitions of interests in properties for the net amount of $168.6 million;

  •
  funded capital expenditures of $80.3 million (including development costs of $1.1 million, renovation and expansion costs of $32.9 million, and tenant costs and other operational capital expenditures of $46.3 million);

  •
  funded restricted cash reserves for future capital expenditures of $9.2 million;

  •
  received net proceeds from the sale of assets of $25.0 million;

  •
  received net proceeds from our debt financing, refinancing and repayment activities of $1.2 billion;

  •
  funded distributions to SPG of $1.1 billion primarily related to the separation;

  •
  funded distributions to noncontrolling interest holders in properties of $0.9 million;

  •
  funded distributions to common unitholders of $94.1 million; and

  •
  funded investments in unconsolidated entities primarily for development capital of $2.5 million.

        In general, we anticipate that cash generated from operations will be sufficient to meet operating expenses, monthly debt service, recurring capital expenditures, and distributions to partners at the level necessary in order for WPG to qualify as a REIT on a long-term basis. In addition, we expect to be able to generate or obtain capital for nonrecurring capital expenditures, such as acquisitions, major building renovations and expansions, as well as for scheduled principal maturities on outstanding indebtedness, from:

  •
  excess cash generated from operating performance and working capital reserves;

  •
  borrowings on our debt arrangements;

  •
  additional secured or unsecured debt financing; or

  •
  additional public or private offerings of our debt or WPG equity securities.

        We expect to generate positive cash flow from operations in 2015, and we consider these projected cash flows in our sources and uses of cash. These cash flows are principally derived from rents paid by our retail tenants. A significant deterioration in projected cash flows from operations could cause us to increase our reliance on available funds from our debt arrangements, curtail planned capital expenditures, or seek other additional sources of financing as discussed above.

Financing and Debt

  Mortgage Debt

        Total mortgage indebtedness at June 30, 2015, December 31, 2014 and December 31, 2013 was as follows (in thousands):

	June 30, 2015	December 31, 2014	December 31, 2013
Face amount of mortgage loans	$1,931,020	$1,431,516	$917,532
Fair value adjustments, net	22,335	3,598	1,082

Carrying value of mortgage loans	$1,953,355	$1,435,114	$918,614

        A roll forward of mortgage indebtedness from December 31, 2014 to June 30, 2015 is summarized as follows (in thousands):

Balance, December 31, 2014	$1,435,114
Debt assumptions at fair value	1,364,503
Repayment of debt	(418,606)
Debt issuances	390,000
Debt amortization payments	(10,724)
Debt transferred to unconsolidated entities	(795,711)
Amortization of fair value and other adjustments	(11,221)

Balance, June 30, 2015	$1,953,355

        On July 31, 2015, we repaid the $115.0 million mortgage on Clay Terrace and, on August 3, 2015, we repaid the $24.5 million mortgage on Bloomingdale Court. The repayments were funded with an additional borrowing on the Revolver.

        On June 30, 2015, we repaid the $20 million mezzanine loan on WestShore Plaza through a borrowing on the Revolver.

        On June 1, 2015, we transferred $795.7 million of mortgages on the properties associated with the Joint Venture Transaction to unconsolidated entities.

        On May 21, 2015, prior to closing the Joint Venture Transaction on June 1, 2015, we refinanced Pearlridge Center's $171 million mortgage maturing in 2015 with a new $225 million loan. The new nonrecourse, interest-only loan on Pearlridge Center has a 10-year term and a fixed interest rate of 3.53%. We also refinanced existing debt totaling $195 million on Scottsdale Quarter® maturing in 2015 with a new $165 million loan. The new nonrecourse, interest-only loan on Scottsdale Quarter® also has a 10-year term and a fixed interest rate of 3.53%. We used $21.2 million of the net proceeds from the refinancings to repay a portion of the outstanding balance on the Bridge Loan.

        On March 27, 2015, we repaid the $18.8 million mortgage on West Town Corners and the $13.9 million mortgage on Gaitway Plaza with cash on hand.

        On January 15, 2015, we assumed additional mortgages on 14 properties in the Merger having a fair value of approximately $1.4 billion.

        On January 13, 2015, we assumed an additional mortgage having a fair value of $6.4 million in connection with our acquisition of Canyon View Marketplace (see "Acquisitions and Dispositions" below).

        On December 1, 2014, we consolidated an additional mortgage having a fair value of $11.6 million in connection with our acquisition of the controlling interest in Whitehall Mall (see "Acquisitions and Dispositions" below).

        On December 1, 2014, we repaid the $29.9 million mortgage on Village Park Plaza and $24.8 million mortgage on the Plaza at Buckland Hills through a $55.0 million borrowing under the Revolver.

        On October 29, 2014, we repaid the $15.3 million mortgage on Lake View Plaza and $2.2 million mortgage on DeKalb Plaza through a $18.0 million borrowing under the Revolver.

        On October 10, 2014, we restructured the $94.0 million mortgage on Rushmore Mall, splitting the principal balance into an "A Note" of $58.0 million and a "B Note" of $36.0 million. The maturity date of both notes was extended from June 1, 2016 to February 1, 2019 and the interest rate of both notes remains at 5.79%. Interest accrues on both notes, with payment due currently on the A Note and at maturity on the B Note. Under a sale or refinance, amounts of principal and interest due on the B Note may be forgiven, if the sale or refinance proceeds are insufficient to repay the B Note. At closing, we contributed $11.6 million to be applied towards closing costs and lender-held reserves, primarily for the funding of capital expenditures at the property. A return of 8% accumulates on this contribution, and payment of the accumulated return and repayment of the remaining contribution balance to us is senior to the repayment of the B Note.

        On June 20, 2014, we consolidated an additional mortgage with a fair value of $117.5 million in connection with our acquisition of the controlling interest in Clay Terrace (see "Acquisitions and Dispositions" below).

        On June 19, 2014, we extended the maturity of the 5.84% fixed rate mortgage on Chesapeake Square with an unpaid principal balance of $64.7 million to February 1, 2017, with a one-year extension option subject to certain requirements.

        On June 18, 2014, we consolidated additional mortgages on four properties having a fair value of $88.9 million in connection with our acquisition of the controlling interest in a portfolio of seven open-air shopping centers (see "Acquisitions and Dispositions" below).

        On June 5, 2014, we repaid the mortgage on Sunland Park Mall in the amount of $30.7 million, including prepayment penalty of $2.9 million, which is recorded in interest expense in the consolidated and combined statements of operations. The loan was due to mature on January 1, 2026. The repayment was funded through a borrowing under the Facility.

        On February 20, 2014, West Ridge Mall refinanced its $64.6 million, 5.89% fixed rate mortgage maturing July 1, 2014 with a $54.0 million, 4.84% fixed rate mortgage that matures March 6, 2024. The new debt encumbers both West Ridge Mall and West Ridge Plaza.

        On February 11, 2014, Brunswick Square refinanced its $76.5 million, 5.65% fixed rate mortgage maturing August 11, 2014 with a $77.0 million, 4.796% fixed rate mortgage that matures March 1, 2024.

        In addition, during 2014 prior to May 28, 2014, SPG mortgaged seven previously unencumbered properties as follows (in millions):

Property	Amount	Interest Rate	Type	Maturity
Muncie Mall	$37.0	4.19%	Fixed	4/1/2021
Oak Court Mall	40.0	4.76%	Fixed	4/1/2021
Lincolnwood Town Center	53.0	4.26%	Fixed	4/1/2021
Cottonwood Mall	105.0	4.82%	Fixed	4/6/2024
Westminster Mall	85.0	4.65%	Fixed	4/1/2024
Charlottesville Fashion Square	50.0	4.54%	Fixed	4/1/2024
Town Center at Aurora	55.0	4.19%	Fixed	4/1/2019

Total(1)	$425.0

(1)
Proceeds were retained by SPG as part of the separation.

Unsecured Debt

  The Facility

        On May 15, 2014, we closed on our Revolver and 2014 Term Loan. The Revolver provides borrowings on a revolving basis up to $900.0 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, six-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The 2014 Term Loan provides borrowings in an aggregate principal amount up to $500.0 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        In connection with our separation from SPG, we incurred $670.8 million of additional indebtedness under the Facility. The proceeds of the borrowings under the Facility were used as follows: (i) $585.0 million was retained by SPG as part of the formation transactions, (ii) $30.7 million was used for the repayment of the Sunland Park Mall mortgage, (iii) $38.9 million was retained to cover transaction and other costs, (iv) $11.4 million was repaid to SPG for deferred loan financing costs and (v) the remaining $4.8 million was retained on hand for other corporate and working capital purposes. On June 17, 2014, we incurred an additional $170.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the acquisition of our partner's interest in a portfolio of seven open-air shopping centers (see "Acquisitions and Dispositions" below). During the fourth quarter of 2014, we incurred an additional $73.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the repayment of the Village Park Plaza mortgage, the Plaza at Buckland Hills mortgage, the Lake View Plaza mortgage and the DeKalb Plaza mortgage (see above).

        At June 30, 2015, borrowings under the Facility consisted of $433.8 million outstanding under the Revolver and $500.0 million outstanding under the 2014 Term Loan. On June 30, 2015, we had an aggregate available borrowing capacity of $463.1 million under the Facility, net of $3.1 million reserved for outstanding letters of credit. At June 30, 2015, the applicable interest rate on the Revolver was one-month LIBOR plus 1.05%, or 1.24%, and the applicable interest rate on the 2014 Term Loan was one-month LIBOR plus 1.15%, or 1.34%.

  Bridge Loan

        On September 16, 2014, in connection with the execution of the Merger Agreement, the Operating Partnership entered into a debt commitment letter, which was amended and restated on September 23,

2014 pursuant to which the parties agreed to provide up to $1.25 billion under the senior unsecured Bridge Loan. The Bridge Loan was scheduled to mature on January 14, 2016, the date that is 364 days following the closing date of the Merger. The interest rate payable on amounts outstanding under the Bridge Loan was equal to three-month LIBOR plus an applicable margin based on the Operating Partnership's credit rating, and such interest rate was to increase on the 180th and 270th days following the consummation of the Merger. The Bridge Loan did not amortize, and any amounts outstanding would have been payable in full on the maturity date. The Bridge Loan contained events of default, representations and warranties and covenants that were substantially identical to those contained in our existing credit agreement (subject to certain exceptions set forth in the debt commitment letter).

        On January 15, 2015, the Operating Partnership borrowed $1.19 billion under the Bridge Loan in connection with the closing of the Merger. On March 24, 2015, the Operating Partnership repaid $248.4 million of the then outstanding borrowings using proceeds from the issuance of the notes. On May 21, 2015, the Operating Partnership repaid $21.2 million of the outstanding borrowings using proceeds from the refinancing of certain property mortgages. On June 2, 2015, the Operating Partnership repaid $431.8 million of outstanding borrowings using proceeds from the Joint Venture Transaction. On June 4, 2015, the Operating Partnership repaid the remaining $488.6 million of borrowings using proceeds from the 2015 Term Loan.

        We incurred $10.4 million of Bridge Loan commitment, structuring and funding fees, of which $3.8 million incurred during 2014 were included in deferred costs and other assets in the consolidated balance sheet as of December 31, 2014. Upon the full repayment of the Bridge Loan, we accelerated amortization of the deferred loan costs, resulting in total amortization of $6.3 million and $10.4 million included in interest expense in the consolidated and combined statements of operations and comprehensive income for the three and six months ended June 30, 2015, respectively.

  The Notes

        On March 24, 2015, the Operating Partnership sold $250.0 million aggregate principal amount of its 3.850% Senior Notes due April 1, 2020. The Operating Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan. The indenture for the notes contains certain customary covenants and events of default which, if any such event of default occurs, would permit or require the principal, premium, if any, and accrued and unpaid interest on all of the then outstanding notes to be declared immediately due and payable (subject in certain cases to customary grace and cure periods).

  2015 Term Loan

        On June 4, 2015, the Operating Partnership borrowed $500 million under the 2015 Term Loan, pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Operating Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on the Operating Partnership's credit rating. The Operating Partnership used $488.6 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of certain property mortgages and the Joint Venture Transaction.

  Covenants

        Our unsecured debt agreements contain financial and other covenants. If we were to fail to comply with these covenants, after the expiration of the applicable cure periods, the debt maturity could be accelerated or other remedies could be sought by the lender including adjustments to the applicable interest rate. As of June 30, 2015, management believes the Operating Partnership was in compliance with all covenants of our unsecured debt.

        At June 30, 2015, certain of our consolidated subsidiaries were the borrowers under 36 non-recourse mortgage loans and one partial-recourse loan secured by mortgages encumbering 41 properties, including two separate pools of cross-defaulted and cross-collateralized mortgages encumbering a total of six properties. The total balance of mortgages was approximately $2.0 billion as of June 30, 2015. Under these cross-default provisions, a default under any mortgage included in the cross-defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain of these instruments limit the ability of the applicable borrower's parent entity from incurring mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. At June 30, 2015, management believes the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross-default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Summary of Financing

        Our consolidated debt and the effective weighted average interest rates as of June 30, 2015, December 31, 2014 and December 31, 2013, consisted of the following (dollars in thousands):

	June 30, 2015	Weighted Average Interest Rate	December 31, 2014	Weighted Average Interest Rate	December 31, 2013	Weighted Average Interest Rate
Fixed-rate debt, face amount	$2,494,920	4.32%	$1,431,516	5.23%	$917,532	5.87%
Variable-rate debt, face amount	1,119,850	1.45%	913,750	1.27%	—	0.00%

Total face amount of debt	3,614,770	3.43%	2,345,266	3.69%	$917,532	5.87%
Notes discount	(67)		—		—
Fair value adjustments, net	22,335		3,598		1,082

Total carrying value of debt	$3,637,038		$2,348,864		$918,614

Contractual Obligations

        The following table summarizes the material aspects of our future obligations on consolidated entities as of June 30, 2015, for the remainder of 2015, and subsequent years thereafter assuming the obligations remain outstanding through initial maturities (in thousands):

	2015	2016 - 2017	2018 - 2019	Thereafter	Total
Long term debt(1)	$301,649	$943,418	$709,974	$1,659,729	$3,614,770
Interest payments(2)	60,681	182,867	138,858	119,518	501,924
Distributions(3)	7,135	27,206	3,028	—	37,369
Ground rent(4)	1,589	7,018	7,048	121,678	137,333
Purchase/tenant obligations(5)	55,576	—	—	—	55,576

Total	$426,630	$1,160,509	$858,908	$1,900,925	$4,346,972

(1)
Represents principal maturities only and therefore excludes net fair value adjustments of $22,335 and notes discount of $67.

(2)
Variable rate interest payments are estimated based on the LIBOR rate at June 30, 2015.

(3)
Since there is no required redemption, distributions on the Series H preferred units and Series I preferred units may be paid in perpetuity; for purposes of this table, such distributions were included through the optional redemption dates of August 10, 2017 and March 27, 2018, respectively.

(4)
Represents minimum future lease payments due through the end of the initial lease term.

(5)
Includes amounts due under executed leases and commitments to vendors for development and other matters.

        The following table summarizes the material aspects of our proportionate share of future obligations on unconsolidated entities as of June 30, 2015, for the remainder of 2015 and for subsequent years thereafter assuming the obligations remain outstanding through initial maturities (in thousands):

	2015	2016 - 2017	2018 - 2019	Thereafter	Total
Long term debt(1)	$755	$3,238	$3,612	$395,078	$402,683
Interest payments(2)	8,262	32,709	32,315	77,066	150,352
Ground rent(3)	964	3,857	4,089	125,794	134,704
Purchase/tenant obligations(4)	25,059	—	—	—	25,059

Total	$35,040	$39,804	$40,016	$597,938	$712,798

(1)
Represents principal maturities only and therefore excludes net fair value adjustments of $9,740.

(2)
Variable rate interest payments are estimated based on the LIBOR rate at June 30, 2015.

(3)
Represents minimum future lease payments due through the end of the initial lease term.

(4)
Includes amounts due under executed leases and commitments to vendors for development and other matters.

Off-Balance Sheet Arrangements

        Off-balance sheet arrangements consist primarily of investments in joint ventures which are common in the real estate industry. Joint ventures typically fund their cash needs through secured debt financings obtained by and in the name of the joint venture entity. The joint venture debt is secured by a first mortgage, is without recourse to the joint venture partners, and does not represent a liability of the partners, except to the extent the partners or their affiliates expressly guarantee the joint venture debt. As of June 30, 2015, there were no guarantees of joint venture related mortgage indebtedness. We may elect to fund cash needs of a joint venture through equity contributions (generally on a basis proportionate to our ownership interests), advances or partner loans, although such fundings are not required contractually or otherwise.

Equity Activity

  The Separation

        Prior to the May 28, 2014 separation, our financial statements were carved-out from SPG's books and records; thus, pre-separation ownership was solely that of SPG and limited partners based on their respective ownership interests in SPG L.P. on the date of separation (see "Overview—Basis of Presentation" for more information). Related to the separation on May 28, 2014, the Operating Partnership issued 155,162,597 common units to WPG, its general partner, and 31,575,487 common units to the limited partners of SPG L.P. Concurrently, WPG issued 155,162,597 common shares to the stockholders of SPG.

  The Merger

        In the Merger on January 15, 2015, the Operating Partnership issued to WPG 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 Series G preferred units as consideration for Series G preferred shares issued in the Merger, 4,000,000 Series H preferred units as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 Series I preferred units as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Additionally, the Operating Partnership issued 1,621,695 common units to the limited partners of Glimcher's operating partnership and 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. The preferred shares and units were issued as consideration for similarly-named preferred interests of Glimcher that were outstanding at the Merger date.

        On April 15, 2015, the Operating Partnership redeemed 4,700,000 Series G preferred units resulting from WPG's redemption of all of the 4,700,000 issued and outstanding Series G preferred shares on that date. The Series G preferred shares were redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date, in an amount equal to $0.5868 per share, for a total payment of $25.5868 per share. This redemption amount included the first quarter dividend of $0.5078 per share that was declared on February 24, 2015 to holders of record of such Series G preferred shares on March 31, 2015. The aggregate amount paid to effect the redemptions of the Series G preferred units was approximately $120.3 million, which was funded with cash on hand.

  Exchange Rights

        Subject to the terms of the Operating Partnership's limited partnership agreement, limited partners of the Operating Partnership have the right to exchange all or any portion of their units for shares of WPG common stock on a one-for-one basis or cash, at the election of WPG. Therefore, the common units held by limited partners are classified within permanent equity. The amount of cash to be paid if the exchange right is exercised and the cash option is selected will be based on the trading price of WPG's common stock at that time. At June 30, 2015, WPG had reserved 34,844,447 shares of common stock for future issuance upon the exchange of common units held by limited partners.

        The holders of the Series I-1 preferred units have, at their option, the right to have their units purchased by the Operating Partnership subject to the satisfaction of certain conditions. Therefore, the Series I-1 preferred units are classified as redeemable noncontrolling interests outside of permanent equity.

  Stock Based Compensation

        On May 28, 2014, WPG's Board of Directors adopted the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan"), which permits the Partnership to grant awards to current and prospective directors, officers, employees and consultants of WPG or an affiliate. The Compensation Committee of WPG's Board of Directors administers the Plan on behalf of the Partnership. An aggregate of 10,000,000 shares of WPG's common stock has been reserved for issuance under the Plan. In addition, the maximum number of awards to be granted to a participant in any calendar year is 500,000 shares. Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards of WPG, or long term incentive plan ("LTIP") units or performance units of the Operating Partnership. The Plan terminates on May 28, 2024.

        Upon the consummation of the Merger, WPG assumed the Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan and the Glimcher Realty Trust 2012 Incentive Compensation Plan (collectively, the "Glimcher Plans"). In addition, certain equity awards that were outstanding under the Glimcher Plans prior to the consummation of the Merger were converted into equity awards for shares of WPG's common stock.

  Long Term Incentive Awards

  Time-Vested LTIP Awards

        During the six months ended June 30, 2015 and the year ended December 31, 2014, the Operating Partnership awarded 203,215 and 283,610 time-vested LTIP Units ("Inducement LTIP Units"), respectively, to certain executive officers and employees under the Plan, pursuant to LTIP Unit Award Agreements between WPG, the Operating Partnership and each of the grant recipients. The Inducement LTIP Units vest 25% on each of the first four anniversaries of the grant date, subject to each respective grant recipient's continued employment on each such vesting date. The grant date fair value of the Inducement LTIP Units of $9.1 million is being recognized as expense over the applicable vesting period, except in certain instances that result in accelerated vesting due to severance arrangements. As of June 30, 2015 and December 31, 2014, the estimated future compensation expense for Inducement LTIP Units was $5.9 million and $4.9 million, respectively. The weighted average period over which the compensation expense will be recorded for the Inducement LTIP Units is approximately 2.6 years.

  Performance Based Awards

        During the six months ended June 30, 2015, the Operating Partnership awarded LTIP units subject to certain performance conditions ("Performance LTIP Units") to certain executive officers and employees in the maximum total amount of 304,818 units, to be earned and related fair value expensed over the applicable performance periods, except in certain instances that result in accelerated vesting due to severance arrangements.

        During the year ended December 31, 2014, the Operating Partnership awarded Performance LTIP Units to certain executive officers and employees in the maximum total amount of 452,327 units. The Performance LTIP Units are market based awards with a service condition. Recipients may earn between 0%-100% of the award based on WPG's achievement of total shareholder return ("TSR") goals. The Performance LTIP Units relate to the following performance periods: from the beginning of the service period of May 28, 2014 (or August 25, 2014 for certain Performance LTIP Units) to

(i) December 31, 2015 ("First Special PP"), (ii) December 31, 2016 ("Second Special PP"), and (iii) December 31, 2017 ("Third Special PP"). The number of Performance LTIP Units earned in respect of each performance period will be determined as a percentage of the maximum, based on WPG's achievement of absolute and relative (versus the MSCI REIT Index) TSR goals, with 40% of the Performance LTIP Units available to be earned with respect to each performance period based on achievement of absolute TSR goals, and 60% of the Performance LTIP Units available to be earned with respect to each performance period based on achievement of relative TSR goals. For 257,327 units, the maximum number of performance LTIP units that can be earned for each performance period is 40% for the First Special PP and 30% for each of the Second Special PP and the Third Special PP. For the remaining 195,000 units, the maximum number of Performance LTIP Units that can be earned for each individual performance period is one-third of the total. The Performance LTIP awards that are earned, if any, will then be subject to a service-based vesting period. The vesting date would be May 28, 2017 for the First Special PP and Second Special PP. Awards earned under the Third Special PP would vest immediately upon the conclusion of the performance period and would require no subsequent service.

        The fair value of the Performance LTIP Unit awards was estimated using a Monte Carlo simulation model and compensation is being recognized ratably from the beginning of the service period through the vesting date of May 28, 2017 for the First Special PP and Second Special PP. Compensation expense for the Third Special PP is being recognized ratably from the beginning of the service period through the end of the performance period, or December 31, 2017. For each period, the weighted average per unit value of performance units awarded, the total amount of compensation to be recognized over the performance period, and the assumptions used to value the grants is provided below:

	2015	2014
Fair value per share of Performance LTIP Units	$7.07	$9.27
Total amount to be recognized over the performance period	$2,155	$4,182
Risk free rate	0.76%	1.11%
Volatility	22.66%	28.88%
Dividend yield	6.03%	5.20%
Correlation of the returns	75.10%	77.01%

        As of June 30, 2015 and December 31, 2014, the estimated future compensation expense for Performance LTIP Units was $3.2 million and $3.3 million, respectively. The weighted average period over which the compensation expense will be recorded for the Performance LTIP Units is approximately 1.7 years.

  Annual LTIP Unit Awards

        On March 27, 2015, the Operating Partnership approved the performance criteria and maximum dollar amount of the 2015 annual LTIP units (the "Annual LTIP Units"), ranging from 30% to 300% of annual base salary, for certain executive officers and employees. Any Annual LTIP Units awarded in 2015 that are earned will be granted in 2016 and one-third of the earned awards will vest on each of January 1, 2017, 2018 and 2019. The fair value of the awards will be expensed over the period from March 27, 2015 when service began through the end of the vesting period, except in certain instances that result in accelerated vesting due to severance arrangements.

        Additionally, one executive officer will receive Annual LTIP Units for each fiscal year while employed by WPG. The number of Annual LTIP Units granted in respect of fiscal year 2014 was determined based on WPG's achievement of TSR goals with respect to such fiscal year by dividing a cash amount, not greater than $0.6 million, by the average closing price of WPG's common stock for the final 15 trading days of such fiscal year. The number of Annual LTIP Units granted in respect of fiscal year 2015 and thereafter will be determined based on the achievement of performance goals with respect to such fiscal year by dividing a cash amount, equal to up to three times the executive officer's annual base salary for such year, by the average closing price of WPG's common stock for the final 15 trading days of such fiscal year. Annual LTIP Units vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which such Annual LTIP Units were granted. No award was earned in 2014.

  Restricted Share Awards

        As part of the Merger, unvested restricted shares awarded under the Glimcher Plans and held by certain Glimcher executive employees, which had an original vesting period of five years, were converted into 1,039,785 WPG restricted shares (the "Restricted Shares"). The Restricted Shares will be amortized over the remaining life of the applicable vesting period, except for the portion of the awards applicable to pre-Merger service, which was included as equity consideration issued in the Merger.

  LTIP Unit/Restricted Share Award Related Compensation Expense

        The Operating Partnership recorded compensation expense related to all LTIP units and Restricted Shares of approximately $2.8 million and $5.1 million, respectively, for the three and six months ended June 30, 2015 and $1.8 million for the year ended December 31, 2014, which expense is included in general and administrative expense and merger and transaction costs in the consolidated and combined statements of operations and comprehensive income.

  Stock Options

        As part of the Merger, outstanding stock options awarded under the Glimcher Plans and held by certain former Glimcher employees were converted into stock options to purchase 1,125,014 shares of WPG's common stock. During the six months ended June 30, 2015, 393,000 stock options were granted to employees under the Plan, employees exercised 196,341 stock options and 157,584 stock options were canceled, forfeited or expired. As of June 30, 2015, there were 1,164,089 stock options outstanding.

  Distributions

        On September 15, 2014, the Operating Partnership paid a quarterly cash distribution of $0.25 per common unit. On August 4, 2014, WPG's Board of Directors had declared the distribution to unitholders of record on August 27, 2014.

        On December 15, 2014, the Operating Partnership paid a quarterly cash distribution of $0.25 per common unit. On November 4, 2014, WPG's Board of Directors had declared the distribution to unitholders of record on November 26, 2014.

        On January 22, 2015, the Operating Partnership paid a cash distribution of $0.14 per common unit for the period from November 26, 2014 through January 14, 2015. On December 24, 2014, WPG's Board of Directors had declared the distribution, which was contingent on the closing of the Merger, to unitholders of record on January 14, 2015. The distribution represented the first quarter 2015 regular quarterly distribution prorated for the distribution period prior to the Merger.

        On February 24, 2015, WPG's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common units(1)	$0.1100	March 31, 2015	March 6, 2015	March 16, 2015
Preferred units (Series G)	$0.5078	March 31, 2015	March 31, 2015	April 15, 2015
Preferred units (Series H)	$0.4688	March 31, 2015	March 31, 2015	April 15, 2015
Preferred units (Series I)	$0.4297	March 31, 2015	March 31, 2015	April 15, 2015
Series I-1 preferred units	$0.4563	March 31, 2015	March 31, 2015	April 15, 2015

(1)
Represents a prorated distribution for the period from January 15, 2015 through March 31, 2015, which is in addition to the $0.14 stub distribution paid on January 22, 2015.

        On May 21, 2015, WPG's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common units	$0.2500	June 30, 2015	June 3, 2015	June 15, 2015
Preferred units (Series H)(2)	$0.4688	June 30, 2015	June 30, 2015	July 15, 2015
Preferred units (Series I)(2)	$0.4297	June 30, 2015	June 30, 2015	July 15, 2015
Preferred units (Series I-1)(2)	$0.4563	June 30, 2015	June 30, 2015	July 15, 2015

(2)
Amounts total $3.0 million and are recorded as distributions payable in the consolidated balance sheet as of June 30, 2015.

        On August 3, 2015, WPG's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common units	$0.2500	September 30, 2015	September 2, 2015	September 15, 2015
Preferred units (Series H)	$0.4688	September 30, 2015	September 30, 2015	October 15, 2015
Preferred units (Series I)	$0.4297	September 30, 2015	September 30, 2015	October 15, 2015
Preferred units (Series I-1)	$0.4563	September 30, 2015	September 30, 2015	October 15, 2015

Acquisitions and Dispositions

        Buy-sell, marketing rights, and other exit mechanisms are common in real estate partnership agreements. Most of our partners are institutional investors who have a history of direct investment in retail real estate. We and our partners in our joint venture properties may initiate these provisions (subject to any applicable lock up or similar restrictions). If we determine it is in our partners' best interests for us to purchase the joint venture interest and we believe we have adequate liquidity to execute the purchase without hindering our cash flows, then we may initiate these provisions or elect to buy. If we decide to sell any of our joint venture interests, we expect to use the net proceeds to reduce outstanding indebtedness or to reinvest in development, redevelopment, or expansion opportunities.

        Acquisitions.    We pursue the acquisition of properties that meet our strategic criteria.

        On January 15, 2015, we acquired 23 Glimcher properties in the Merger. See "Business—Overview—The Merger" for more information regarding the Merger.

        On January 13, 2015, we acquired Canyon View Marketplace, a 43,000 square foot shopping center located in Grand Junction, Colorado, for $10.0 million including the assumption of an existing mortgage with a principal balance of $5.5 million. The source of funding for the acquisition was cash on hand.

        On December 1, 2014, we acquired our partner's 50% interest in Whitehall Mall, a 613,000 square foot shopping center located in Whitehall, Pennsylvania, for approximately $14.9 million. The center is anchored by Sears, Kohl's, Bed Bath & Beyond, Gold's Gym, Buy Buy Baby, Raymour & Flanigan Furniture and Michaels. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $10.5 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On June 20, 2014, we acquired our partner's 50% interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana for approximately $22.9 million, paid by issuing 1,173,678 units of limited partnership interest. The center is anchored by Dick's Sporting Goods, DSW and Whole Foods and includes several national and local retailers as well as a variety of dining options. Also included in the transaction is land available for development. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $46.6 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia, for approximately $162.0 million. The portfolio of properties totals over 2.1 million square feet. Also included in this transaction is land valued at approximately $5.1 million. Previously, we held between 32% to 42% legal ownership interests in the properties, but received substantially less economic benefit due to the partner's preferred capital allocation. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.2% owned post-acquisition. The consolidation of these previously unconsolidated properties resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $42.3 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations. The source of funding for the acquisition was a borrowing under the Revolver (see "Financing and Debt" above).

        On January 10, 2014, SPG acquired one of its partner's remaining interests in three properties that were distributed by SPG to us in the May 28, 2014 separation. The consideration paid for the partner's remaining interests in these three properties was approximately $4.6 million. Two of these properties were previously consolidated and are now wholly owned. The remaining property is accounted for under the equity method.

        Dispositions.    We pursue the disposition of properties that no longer meet our strategic criteria or interests in properties to generate proceeds for alternate business uses.

        On June 1, 2015, we completed the Joint Venture Transaction with a third party with regard to the ownership and operation of five of our malls and certain related out-parcels acquired in the Merger. See "Business—Recent Transactions—Joint Venture with O'Connor Mall Partners, L.P." for more information.

        On July 17, 2014, we sold Highland Lakes Center, a wholly owned shopping center in Orlando, FL, for net proceeds of $20.5 million, resulting in a gain of approximately $9.0 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On June 23, 2014, we sold New Castle Plaza, a wholly owned shopping center in New Castle, Indiana, for net proceeds of $4.4 million, resulting in a gain of approximately $2.4 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On February 28, 2014, SPG disposed of its interest in one unconsolidated shopping center and, on February 21, 2013, SPG increased its economic interest in three unconsolidated shopping centers and subsequently disposed of its interests in those properties. Each of these properties was part of a portfolio of interests in properties, the remainder of which was included within the properties distributed by SPG to us on May 28, 2014.

Development Activity

        New Development, Expansions and Redevelopments.    We routinely incur costs related to construction for significant redevelopment and expansion projects at our properties. We expect our share of development costs for calendar year 2015 related to these activities to be approximately $150 to $200 million. Our estimated stabilized return on invested capital typically ranges between 8% and 12%.

        In addition, we own land for the development of a new 400,000 square foot shopping center in the Houston metropolitan area, which has been named Fairfield Town Center. The carrying value of this project is $11.6 million at June 30, 2015, which primarily relates to the cost of the underlying land and site improvements for infrastructure as well as the project costs incurred to date noted below. We expect to commence construction to add approximately 30,000 square feet of small shop space adjacent to the H-E-B store this fall for an opening in 2016. Subsequent phases will have additions of big box retailers that will offer fashion, sporting goods, home goods and restaurants. The projected cost of this development is expected to be approximately $80 million, of which approximately $3.2 million had been incurred as of June 30, 2015. The development is expected to be fully completed in the first half of 2017.

        During the second quarter of 2014, we commenced redevelopment activities at Jefferson Valley Mall, a 556,000 square foot shopping center located in the New York City area. The total cost of this project is expected to be approximately $34 million, of which approximately $3.5 million had been incurred as of June 30, 2015. The redevelopment is expected to be fully completed in mid-2017.

        The third phase of Scottsdale Quarter® ("Phase III") is under construction. Construction began on the north parcel in November 2013 of luxury apartment units with ground floor retail. Residents started to move into the apartment units commencing in August 2015. We purchased the retail space in the second quarter of 2015, and have some solid leasing momentum for the space. The Joint Venture Transaction, of which we own a 51% interest, has retained a 25% interest in the apartment development and our joint venture partner is building and managing the apartment complex. Construction on the south parcel, which includes a 140,000 square foot building that will be comprised of retail and office, is nearly complete. American Girl is the retail anchor for the building and opened in August 2015. Design Within Reach will occupy the majority of the remaining retail space in the building and is scheduled to open before the holidays in 2015. Office leasing on the south parcel building is underway and progress has been made on leasing the space. The middle parcel will be the final component of Phase III and will be comprised of residential, retail and likely a boutique hotel. Phase III will add density at Scottsdale Quarter® with a mix of office, residential and lodging, but the cornerstone of the development will remain retail. The total investment in Phase III will be approximately $115 million to $125 million, of which approximately $57.9 million had been incurred as of June 30, 2015.

        The redevelopment at Town Center Plaza in Leawood, Kansas will result in the addition of a new Arhaus store as well as a 40,000 square foot, two-story Restoration Hardware store. The new Arhaus store opened during the second quarter of 2015 and the sales are above forecasted projections. In addition to these two new retailers, a new pedestrian walkway will be added to the center. The investment in this redevelopment will be approximately $35 million, of which approximately $7.5 million had been incurred as of June 30, 2015.

        We are also converting a former Elder Beerman for Her department store into restaurants at The Mall at Fairfield Commons in Dayton, Ohio, which is expected to be completed during 2015. The restaurant lineup will feature Chuy's, BJ's Restaurant & Brewhouse and Bravo Cucina Italiana. The investment in this redevelopment will be approximately $20 million, of which approximately $2.8 million had been incurred as of June 30, 2015.

        A new Dick's Sporting Goods and Field & Stream anchor store will be added to Polaris Fashion Place in Columbus, Ohio with an expected opening in the fall of 2015. The investment in this redevelopment will be approximately $25 million, of which approximately $14.6 million had been incurred as of June 30, 2015.

        We do not expect to hold material land for development. Land currently held for future development is substantially limited to the land parcels at our current centers which we may utilize for expansion of the existing center or sales of outlots.

        Capital Expenditures.    The following table summarizes total capital expenditures on a cash basis for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
New developments	$1,128	$1,087	$2,686	$926
Redevelopments and expansions	52,207	32,880	44,602	22,186
Tenant allowances	18,039	24,075	29,638	26,378
Operational capital expenditures	8,000	22,250	16,366	18,351

Total(1)	$79,374	$80,292	$93,292	$67,841

(1)
Includes approximately $6.8 million of expenditures related to unconsolidated entities in the six months ended June 30, 2015.

  Non-GAAP Financial Measures

        Industry practice is to evaluate real estate properties in part based on FFO, NOI and comparable NOI. We believe that these non-GAAP measures are helpful to investors because they are widely recognized measures of the performance of REITs and provide a relevant basis for our comparison among REITs. We also use these measures internally to measure the operating performance of our portfolio.

        We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts, as net income computed in accordance with GAAP:

  •
  excluding real estate related depreciation and amortization,

  •
  excluding gains and losses from extraordinary items and cumulative effects of accounting changes,

  •
  excluding gains and losses from the sales or disposals of previously depreciated retail operating properties,

  •
  excluding gains and losses upon acquisition of controlling interests in properties,

  •
  excluding impairment charges of depreciable real estate,

  •
  plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

        We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate.

        You should understand that our computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures:

  •
  do not represent cash flow from operations as defined by GAAP,

  •
  should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance,

  •
  are not alternatives to cash flows as a measure of liquidity, and

  •
  may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution.

        The following schedule reconciles total FFO allocable to common unitholders to net (loss) income (in thousands):

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
Net (loss) income	$(644)	$125,783	205,455	187,334	156,390
Less: Preferred distributions on preferred units	(9,082)	—	—	—	—
Adjustments to Arrive at FFO Allocable to Common Unitholders:
Real estate depreciation and amortization, including joint venture impact	187,200	95,390	200,584	186,303	192,349
Gain upon acquisition of controlling interests and on sale of interests in properties	(5,147)	(91,510)	(110,988)	(14,152)	—
Net income attributable to noncontrolling interest holders in properties	—	—	—	(213)	(259)
Noncontrolling interests portion of depreciation and amortization	(74)	—	—	(165)	(153)

FFO Allocable to Common Unitholders(1)	$172,253	$129,663	$295,051	$359,107	$348,327

(1)
FFO allocable to common unitholders increased by $42.6 million for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. Contributing to this increase were the following items: net FFO generated from the property transactions and the properties acquired in the Merger and $39.9 million in costs associated with the separation of SPG which were incurred in 2014. Offsetting these increases to FFO were year-over-year increases in general and administrative costs of $20.1 million primarily related to being a separate stand-alone entity after the separation from SPG and costs associated with the Merger of $25.7 million.

FFO allocable to common unitholders includes transaction costs related to our separation from SPG of $38.9 million in the year ended December 31, 2014. Additionally, FFO allocable to common unitholders includes costs associated with the Merger with Glimcher of $8.8 million in the year ended December 31, 2014. Further, FFO allocable to common unitholders includes general and administrative costs related to being a separate stand-alone entity after the separation from SPG of $12.2 million in the year ended December 31, 2014. Finally, FFO allocable to common unitholders includes interest expense related to additional indebtedness incurred related to the separation from SPG of approximately $24.6 million in the year ended December 31, 2014.

          We deem NOI and comparable NOI to be important measures for investors and management to use in assessing our operating performance, as these measures enable us to present the core operating results from our portfolio, excluding certain non-cash, corporate-level and nonrecurring items. Following the completion of the Merger on January 15, 2015, we reassessed our calculation methodology for NOI and comparable NOI and decided that a change in presentation was necessary to provide more meaningful metrics for users, considering the post-Merger business. Specifically, we now exclude from operating income the following items in our calculation of comparable NOI:

  •
  straight-line rents and fair value rent amortization, which became more material post-Merger;

  •
  management fee allocation to promote comparability across periods; and

  •
  termination income and out-parcel sales, which are deemed to be outside of normal operating results (previously included in NOI, but added back for comparable NOI purposes).

        Further, we now adjust for the following items in our calculation of comparable NOI:

  •
  adding NOI from Glimcher properties prior to the Merger to provide comparability across periods presented; and

  •
  removing NOI from non-core properties to present only the more meaningful results of core properties.

        This revised calculation methodology is reflected in the calculations of comparable NOI for the six months ended June 30, 2015 and 2014, while the calculations of NOI and comparable NOI for the years ended December 31, 2014, 2013 and 2012 are presented using our historical calculation methodology.

        The following schedule reconciles comparable NOI to operating income for the six months ended June 30, 2015 and 2014 using the new methodology described above (in thousands), and presents the comparable NOI percentage change:

	For the Six Months Ended June 30,
	2015	2014
Operating income	$72,565	$70,261
Depreciation and amortization	183,637	93,256
General and administrative	21,935	1,865
Merger, transaction and spin-off costs	25,713	39,931
Fee income	(912)	(106)
Management fee allocation	11,343	7,630
Add: NOI from Glimcher properties prior to Merger(2)	7,843	81,132
Comparable NOI—pro-rata share of unconsolidated joint ventures	4,126	4,130
Less: NOI from non-comparable properties(1)	(918)	(73)
NOI from sold properties	(1,111)	13,668
Termination income and outparcel sales	(1,501)	(1,202)
Straight-line rents	(3,452)	(240)
Ground lease adjustments for straight-line and fair market value	1,218	413
Fair market value adjustment to base rents	(11,184)	(369)
Less: NOI from non-core properties(3)	(12,281)	(14,599)

Comparable NOI—core portfolio	$297,021	$295,697

Comparable NOI percentage change—core portfolio	0.4%
Comparable NOI—total portfolio (including non-core)	$309,302	$310,296

Comparable NOI percentage change—total portfolio	(0.3)%

(1)
NOI excluded from comparable NOI relates to properties not owned and operated in both periods under comparison. The assets acquired as part of the Merger are included in comparable NOI, as described in note 2 below.

(2)
Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the Merger for periods prior to the January 15, 2015 Merger date. This adjustment is included to provide comparability across the periods presented.

(3)
Consists of NOI from seven non-core mall properties.

        The following schedule reconciles NOI to net income for the years ended December 31, 2014, 2013 and 2012 using our historical methodology, and sets forth the computations of comparable NOI (in thousands):

	For the year ended December 31,
	2014	2013	2012
Reconciliation of NOI of consolidated properties:
Net income	205,455	187,334	156,390
Income and other taxes	1,215	196	165
Interest expense	82,452	55,058	58,844
Gain on sale of interests in properties	(110,988)	(14,152)	—
Income from unconsolidated entities	(973)	(1,416)	(1,028)
General and administrative	12,219	—	—
Spin-off costs	38,907	—	—
Merger and transaction costs	8,839	—	—
Depreciation and amortization	197,890	182,828	189,187

NOI of consolidated properties	435,016	409,848	403,558

NOI of unconsolidated properties	25,897	43,065	40,070
Adjustments to NOI:
NOI of discontinued unconsolidated properties	61	1,287	7,627

Total NOI of our portfolio	460,974	454,200	451,255

Less: Joint venture partners' share of NOI	(20,667)	(36,079)	(40,347)

Our Share of NOI	440,307	418,121	410,908

Total NOI of our portfolio	460,974	454,200
Less: NOI from non-comparable properties(1)	(14,921)	(15,326)

Comparable NOI(2)	446,053	438,874

Comparable NOI percentage change	1.6%

(1)
NOI excluded from comparable NOI relates to properties not owned and operated in both periods under comparison and excluded income noted in footnote (2) below.

(2)
Comparable properties are shopping centers that were owned in both of the periods under comparison. Eight properties were considered non-comparable for the periods under comparison. Excludes lease termination income, interest income, land sale gains and the impact of significant redevelopment activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk from changes in interest rates, primarily LIBOR. We seek to limit the impact of interest rate changes on earnings and cash flows and to lower the overall borrowing costs by closely monitoring our variable rate debt and converting such debt to fixed rates when we deem such conversion advantageous. From time to time, we may enter into interest rate swap agreements or other interest rate hedging contracts. While these agreements are intended to lessen the impact of rising interest rates, they also expose us to the risks that the other parties to the agreements will not perform, we could incur significant costs associated with the settlement of the agreements, the agreements will be unenforceable and the underlying transactions will fail to qualify as highly effective cash flow hedges under GAAP guidance. As of June 30, 2015, $1.1 billion of our aggregate indebtedness (30.8% of total indebtedness) was subject to variable interest rates, excluding amounts outstanding under variable-rate loans that have been hedged to fixed interest rates.

        If LIBOR rates of interest on our variable rate debt fluctuated, our future earnings and cash flows would be impacted, depending upon the current LIBOR rates and the existence of any derivative contracts current in effect. Based upon variable debt as of June 30, 2015, a 50 basis point increase in LIBOR rates would result in a decrease in earnings and cash flow of $5.3 million annually. A 50 basis point decrease in LIBOR rates (or to 0% for LIBOR rates that are below 0.50%) would result in an increase in earnings and cash flow of $1.9 million. This assumes that the amount outstanding under our variable rate debt remains at $1.1 billion, the balance as of June 30, 2015.

 MANAGEMENT AND CORPORATE GOVERNANCE

        The Operating Partnership is managed by WPG in its capacity as our general partner. Consequently, we do not have our own separate directors or executive officers. The below reflects information with respect to the directors and executive officers of WPG.

Directors of WPG

        The following table shows the name, age and position(s) held by each director of WPG as of August 31, 2015. There is no family relationship between any of WPG's directors or executive officers.

Name of Director	Age	Position(s) Held
Mark S. Ordan	56	Executive Chairman(1)
Michael P. Glimcher	47	Vice Chairman and Chief Executive Officer
Louis G. Conforti	51	Director
Robert J. Laikin	52	Lead Independent Director
Niles C. Overly	64	Director
Jacquelyn R. Soffer	49	Director
Richard S. Sokolov	66	Director
Marvin L. White	53	Director

(1)
Mr. Ordan will become WPG's Non-Executive Chairman and a consultant, effective January 1, 2016. See "Executive and Director Compensation—Compensation Discussion and Analysis—Transition and Consulting Agreement with Mr. Ordan."

        WPG directors are elected annually at the WPG annual meeting of shareholders. Each WPG director holds office until the next succeeding WPG annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

        The principal occupations and employment of each director of WPG, directorships held with other public companies during the past five years and information concerning the particular experience, qualifications, attributes and skills that led the Governance and Nominating Committee and the Board to determine that such individual should continue to serve as a director are set forth below.

        Mark S. Ordan became WPG's Executive Chairman on January 15, 2015 upon the closing of our acquisition of Glimcher. Mr. Ordan had served as WPG's Chief Executive Officer from May 2014 to January 15, 2015 and also has been one of WPG's directors since May 2014. From January 2013 to November 2013, Mr. Ordan served as a director and as the Chief Executive Officer of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. ("Sunrise"), which had been a publicly traded operator of approximately 300 senior living communities located in the United States, Canada and the United Kingdom prior to its sale in January 2013 to Health Care REIT, Inc. Mr. Ordan served as Sunrise's Chief Executive Officer from November 2008 to January 2013, and as a director from July 2008 to January 2013. While at Sunrise, Mr. Ordan led its restructuring and oversaw its eventual sale. He served as the Chief Executive Officer and President of The Mills Corporation ("Mills"), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until May 2007. While at Mills, Mr. Ordan oversaw its operations and its eventual sale to SPG and Farallon Capital Management, LLC in May 2007. Prior to that, he served as President and Chief Executive Officer of Balducci's LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan also was employed in the equities division of the investment banking firm of Goldman

Sachs & Co. Since June 17, 2015, Mr. Ordan has served as a director of VEREIT, Inc. (formerly known as American Realty Capital Partners, Inc.), a publicly-traded full-service real estate operating company with investment management capability. Mr. Ordan served as a director of Harris Teeter Supermarkets, Inc., a publicly traded supermarket chain, from February 2013 until January 2014, when it was acquired by The Kroger Co. He was a Trustee of Vassar College for fifteen years. He also previously served for ten years, including five years as Non-Executive Chairman, on the Board of Trustees of Federal Realty Investment Trust. Mr. Ordan currently serves on the boards of the following nonprofit organizations: the U.S. Chamber of Commerce, the National Endowment for Democracy, the Seed School Foundation and the Economic Club of Washington, D.C.

        Skills and Qualifications:    Mr. Ordan has substantial executive experience, leadership ability and a proven record of accomplishment in retail, real estate and healthcare, with proven skills in corporate finance, capital markets, mergers and acquisitions, joint ventures, corporate restructurings, strategic planning and other public company matters.

        Michael P. Glimcher became WPG's Vice Chairman and Chief Executive Officer on January 15, 2015. Mr. Glimcher holds one of two Board seats that WPG and Glimcher agreed would be held by two former members of Glimcher's Board of Trustees. Mr. Glimcher had served as Chairman of Glimcher's Board of Trustees since September 2007, as its Chief Executive Officer since January 2005, and as a Trustee of Glimcher since June 1997. As Glimcher's Chairman of the Board and Chief Executive Officer, he was responsible for implementing the policies of Glimcher, as determined by the Glimcher Board of Trustees, as well as managing Glimcher's overall business and affairs. He also served as Glimcher's Executive Vice President from March 1999 to December 1999 and its President from December 1999 until September 2007, as well as in various senior level leasing and development positions since joining Glimcher in 1991. Mr. Glimcher has been a director of M/I Homes, Inc., a publicly traded builder of single family homes, since January 2013. He serves on the Board of Governors for the National Association of Real Estate Investment Trusts, the trade association for real estate investment trusts, and the Board of Trustees for the Arizona State University Foundation, an organization responsible for all aspects of fundraising at Arizona State University, and the Wexner Center for the Arts, a multidisciplinary and international organization affiliated with The Ohio State University and formed for the exploration and advancement of contemporary art. He is an ex officio member of the Board of Trustees of the International Council of Shopping Centers ("ICSC"), the leading industry organization for retail real estate companies, and the Columbus Partnership, a non-profit membership-based organization of chief executive officers from leading businesses and institutions in Columbus, Ohio. Mr. Glimcher also serves on the Governing Committee of The Columbus Foundation, a philanthropic organization based in Columbus, Ohio, and is a member of the International Council of The Real Estate Roundtable, a non-profit public policy organization that represents the interests of constituents in the real estate industry. He is active in several charitable and community organizations.

        Skills and Qualifications:    Mr. Glimcher has substantial executive experience and leadership ability in the retail real estate industry, with strong skills in corporate finance, capital markets, mergers and acquisitions, strategic planning and other public company matters.

        Louis G. Conforti became a director on May 27, 2014. Since December 2013, Mr. Conforti has been Senior Managing Director of Balyasny Asset Management LP, an alternative investment manager firm, and since April 2014, a Principal of Colony Capital LLC, a global real estate investment firm. Mr. Conforti was Global Head of Real Estate for UBS O'Connor, the alternative investment management division of UBS AG, a financial services firm, from October 2008 to November 2013. During that time, he also served as Senior Portfolio Manager of O'Connor Colony Property Strategies, a partnership with Colony Capital LLC. Previously, he was Managing Director and Head of Real Estate Investments at the hedge fund firm of Stark Investments, from January 2005 to October 2008. His predecessor real estate hedge fund, The Greenwood Group, was acquired by Stark Investments in

January 2005. Mr. Conforti served as Co-President and Chief Financial Officer of Prime Group Realty Trust, a publicly traded office and industrial property real estate investment trust, from June 2000 to October 2003, as its Executive Vice-President-Capital Markets, from June 1988 to November 1999, and as its Senior Vice President-Capital Markets, from June 1998 to November 1999. Prior to that, Mr. Conforti worked at the investment banking firms of CIBC World Markets and Alex. Brown & Sons within their real estate investment banking and capital markets divisions.

        Skills and Qualifications:    Mr. Conforti has substantial real estate industry experience, with strong skills in real estate investments, executive management, corporate finance, capital markets, financial statement and accounting matters and other public company matters.

        Robert J. Laikin became a director and was appointed as WPG's Lead Independent Director on May 27, 2014. Mr. Laikin founded BrightPoint, Inc., a wireless device distribution and logistics company (then known as Wholesale Cellular USA, Inc.), in 1989. He served as the Chairman of the Board and Chief Executive Officer of BrightPoint, Inc., which was listed on the NASDAQ exchange in April 1994 until its sale in October 2012 to Ingram Micro Inc., a publicly traded wholesale technology distributor and supply-chain management and mobile device lifecycle services company. Mr. Laikin is currently an Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc., a position he has held since November 2012. From July 1986 to December 1987, Mr. Laikin was Vice President, and from January 1988 to February 1993, President, of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

        Skills and Qualifications:    Mr. Laikin has an established track record of launching and building successful enterprises, with significant experience in executive leadership, business strategy and finance, management, global business operations, marketing, investor and public relations, negotiation and deal structure.

        Niles C. Overly became a director on January 15, 2015. Mr. Overly holds one of the two Board seats that WPG and Glimcher agreed would be held by two former members of Glimcher's Board of Trustees. Mr. Overly previously served as a Trustee of Glimcher since May 2004. Currently, Mr. Overly serves as Chairman and Chief Executive Officer of Metro Data Center, LLC, a high tier data center located in Dublin, Ohio, and has served in that capacity since 2012. Mr. Overly also serves as Chairman and Chief Executive Officer of BrightCastle Ventures LLC, a private equity and consulting company, and has served in that role since 2007. He also served as Chairman of The Frank Gates Companies/Avizent ("Frank Gates"), which specialize in employee benefit and risk management services, from 2003 to August 2008. Mr. Overly served as Chief Executive Officer of Frank Gates from 1983 to March 2007 and as General Counsel for Frank Gates from 1979 until 1983. Prior to joining Frank Gates, Mr. Overly served as an international tax consultant with Arthur Andersen & Company, and he was also a partner in the law firm of Overly, Spiker, Chappano & Wood, L.P.A. for five years. He currently serves as a member of the Ohio Chamber of Commerce and was formerly Chairman of the organization. He has also been active in the Young Presidents Organization ("YPO"), having served as the Chairman and Education Chair of YPO's Columbus, Ohio Chapter.

        Skills and Qualifications:    Mr. Overly has general business, risk management, finance and accounting, compliance, legal, audit, compensation, corporate governance and public company experience as well as corporate management experience and skills.

        Jacquelyn R. Soffer became a director on May 27, 2014. Ms. Soffer is a Principal for Turnberry Associates, a real estate development and property management company, which she joined in 1989, where she oversees the company's retail, hospitality and office divisions including its landmark Aventura Mall, South Florida's largest super-regional shopping center. Turnberry Associates holds a two-thirds interest in Aventura Mall, with the remaining one-third interest being held by an SPG affiliate. Ms. Soffer's experience includes her instrumental roles in developing Destin Commons, an open-air lifestyle center in Northwest Florida where she recently opened a 100,000 square foot expansion. In addition, Ms. Soffer leads the continued enhancement and operations of both the Fontainebleau Miami Beach as well as Turnberry Isle Miami Resort. She is a board member of Fontainebleau Miami Beach and a Founding Member and member of the Board of Trustees of the Institute of Contemporary Art in Miami, Florida.

        Skills and Qualifications:    Ms. Soffer has extensive executive management experience in the retail, hospitality and office real estate sectors, with strong skills in real estate development and property management.

        Richard S. Sokolov became a director in December 2013, served as WPG's Chief Executive Officer from December 2013 until May 27, 2014 and as WPG's Chairman of the Board from that date until January 15, 2015. He has been a director of SPG and has served as its President and Chief Operating Officer since 1996, immediately after its acquisition of DeBartolo Realty Corporation, which had been a publicly traded real estate investment trust that owned, developed and managed shopping malls. Mr. Sokolov had served as Chief Executive Officer, President and a member of the Board of Directors of DeBartolo Realty Corporation and Senior Vice President Development and General Counsel of its predecessor operations for a number of years. Mr. Sokolov serves as a trustee and is a Past Chairman of the ICSC.

        Skills and Qualifications:    Mr. Sokolov has substantial retail real estate industry experience, with strong skills in managing retail real estate development and operations, corporate finance, capital markets and other public company matters.

        Marvin L. White became a director on May 7, 2014. Since November 2014, Mr. White has served as the President and Chief Executive Officer of The MLW Advisory Group, LLC, a management advisory company targeting the needs of healthcare and related companies. From September 2008 to March 2014, Mr. White served as System Vice President and Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health, Mr. White served as Executive Director and Chief Financial Officer at Eli Lilly & Company's Lilly USA, from 2000 to 2006 where he was a member of the Operations Committee. Mr. White also held leadership positions at Lilly in corporate finance and investment banking in the Corporate Strategy Group, and was the pharmaceutical company's Executive Director and Assistant Treasurer, from 2006 to 2008. Prior to his career in health care, Mr. White was with General Motors in Illinois, from 1981 to 1987, and Hewlett Packard, an information technology company, in Atlanta, from 1989 to 1993, undertaking various supervisory and financial assignments. In 1993, he joined Motorola. Inc.'s Cordless Operation as Operations Controller, and in 1995 he was named Senior Operations Controller for the Japan Cellular Division of this telecommunications company. Mr. White also served as the South Asia Divisional Controller for Motorola's Cellular Sector, and later became the Latin America Divisional Controller for that sector. Mr. White served as the chair of St. Vincent Indianapolis Hospital Board of Directors from 2006 to 2008 and as a member of the Board of Trustees of HealthLease Properties Real Estate Investment Trust, a Canadian-based, senior housing and post-acute healthcare property real estate investment trust, from November 2013 to November 2014, when it was acquired by HealthCare REIT, Inc. He currently serves on the boards of Emergent BioSolutions Inc., a publicly traded specialty pharmaceutical company (since June 2010), One American Financial Partners, Inc., a financial services company (since August 2014), and CoLucid Pharmaceuticals, Inc., a Phase 3 clinical stage biopharmaceutical company (since July 2015). Additionally, he is a past member of the Arts Council of Indianapolis and the Investment Committee of Lynxx Capital Corporation, an investment management firm.

        Skills and Qualifications:    Mr. White has extensive chief financial officer experience in the healthcare industry, with strong skills in hospital accounting and financial statement matters. He also previously served as the Chair of the Audit Committee of another public company.

Corporate Governance

  Governance Principles

        WPG's Board has adopted a set of Governance Principles to assist it in guiding its governance practices. The Governance Principles are from time to time re-evaluated by the Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of WPG's shareholders. WPG's Governance Principles are available on the Corporate Governance page of the Investors section of our website at www.wpglimcher.com.

  Director Independence and Independence Determinations

        WPG's Governance Principles provide that at least a majority of its Board must be independent at all times. Independence is determined in accordance with the corporate governance requirements of the New York Stock Exchange (the "NYSE") listing standards, and other applicable laws, rules and regulations regarding director independence in effect from time-to-time. The Governance and Nominating Committee annually reviews all commercial and charitable relationships between WPG and its directors and presents its findings and recommendations to the WPG Board, which makes a final determination regarding the independence of the directors. For relationships not covered by the standards described above, the determination of whether a director is independent or not is made by the directors who satisfy those standards.

        Upon the recommendation of the Governance and Nominating Committee, the Board has determined that the following five directors meet these standards and are independent: Louis G. Conforti, Robert J. Laikin, Niles C. Overly, Jacquelyn R. Soffer and Marvin L. White.

  Board Committees

        WPG's Board has a standing Audit Committee, Compensation Committee and Governance and Nominating Committee. The following table sets forth the current membership of these committees.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee
Louis G. Conforti	x	x	x
Robert J. Laikin	x	x
Niles C. Overly	x	Chair
Jacquelyn R. Soffer		x	Chair
Marvin L. White	Chair		x

        The written charter of each of these committees, which are available on the Corporate Governance page of the Investors section of our website at www.wpglimcher.com, requires that each member of such committee meet the independent requirements of the NYSE and, for the Audit Committee and the Compensation Committee, the rules and regulations of the SEC. Each of these committees is composed entirely of independent directors.

        In addition, the charter of the Audit Committee requires that each member meet the experience requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC. The Board has determined that each of Messrs. Conforti, Laikin and Overly is financially literate under NYSE rules and that Mr. White qualifies as an "audit committee financial expert" as defined by SEC rules.

Executive Officers

        The name, age and position(s) held by each of WPG's executive officers as of August 31, 2015 are set forth in the table below.

Name	Age	Position(s) Held
Mark S. Ordan	56	Executive Chairman
Michael P. Glimcher	47	Vice Chairman and Chief Executive Officer
Butch Knerr	51	Executive Vice President and Chief Operating Officer
Mark E. Yale	50	Executive Vice President and Chief Financial Officer
C. Marc Richards	44	Executive Vice President and Chief Administrative Officer
Farinaz S. Tehrani	48	Executive Vice President—Legal and Compliance
Robert P. Demchak	44	General Counsel and Secretary
Melissa A. Indest	51	Chief Accounting Officer and Senior Vice President—Finance

        Biographical information concerning Messrs. Ordan and Glimcher is set forth above under "Directors of WPG." Biographical information concerning each of WPG's other executive officers is set forth below.

        Butch Knerr became WPG's Executive Vice President and Chief Operating Officer in September 2014. Mr. Knerr joined WPG from SPG where he served as Executive Vice President of Leasing from March 2009 to September 2014, as well as other numerous roles of increasing responsibility at SPG and its predecessor from July 1988 through March 2009. As SPG's Executive Vice President of Leasing, Mr. Knerr was responsible for overseeing SPG's leasing activities for approximately 55 properties, as well as for overseeing leasing activities on new center developments, mall expansions and redevelopments. Mr. Knerr is a member of the ICSC.

        Mark E. Yale became WPG's Executive Vice President and Chief Financial Officer on January 15, 2015. He had been Executive Vice President of Glimcher since May 2006, its Chief Financial Officer since August 2004 and its Treasurer since May 2005. In these roles, he was responsible for Glimcher's financial reporting, accounting, treasury, budgeting, information technology, and investor relations functions. Mr. Yale served as Senior Vice President of Glimcher from August 2004 to May 2005. He served as Manager of Finance and Chief Financial Officer at Storage USA, Inc. ("Storage"), a division of GE Real Estate, from 2002 through 2004. Prior to that, Mr. Yale served as Senior Vice President for Financial Reporting at Storage, a then publicly traded storage real estate investment trust, from July 1999 to June 2002 and as Vice President for Financial Reporting from August 1998 to June 1999. Prior to the acquisition of Storage by GE Real Estate in 2002, Mr. Yale successfully managed Storage's financial and accounting functions. He also served as Senior Audit Manager of PricewaterhouseCoopers LLP from January 1994 to July 1998.

        C. Marc Richards became WPG's Executive Vice President and Chief Administrative Officer on January 15, 2015. He served as WPG's Chief Financial Officer from May 2014 until January 15, 2015. From January 2013 to May 2014, Mr. Richards served as the Chief Financial and Administrative Officer of Sunrise Senior Living, LLC. From March 2011 to January 2013, he served as the Chief Financial Officer of Sunrise and from July 2009 to March 2011 as its Chief Accounting Officer. In these roles, he was responsible for accounting and financial reporting matters, Sarbanes-Oxley Act compliance, tax and asset management. From November 2007 to July 2009, Mr. Richards was a Vice President with JE Robert Companies and functioned as the controller for JER Investors Trust. While serving in this capacity, Mr. Richards supervised the accounting and financial reporting functions, Sarbanes-Oxley Act compliance and REIT tax compliance of JER Investors Trust. From May 2006 to October 2007, Mr. Richards served as Vice President and Corporate Controller of Republic Property Trust. In this role, Mr. Richards supervised the accounting and financial reporting functions of Republic Property Trust. From July 1999 to May 2006, Mr. Richards served in a variety of accounting positions with increasing responsibilities at The Mills Corporation. These positions included, among others, group vice president of corporate accounting and vice president of corporate and property accounting. He is a certified public accountant.

        Farinaz S. Tehrani became WPG's Executive Vice President—Legal and Compliance in February 2015. From January 2013 to January 2015, Ms. Tehrani was General Counsel and Chief Compliance Counsel of Sunrise Senior Living, LLC. In these roles, she was responsible for the company's legal and compliance affairs, including strategic transactions, acquisitions and dispositions of assets, corporate governance, board liaison and ethics and compliance programs. She served as Senior Vice President and Deputy General Counsel of Sunrise Senior Living, Inc., from September 2011 to December 2012, as its Chief Compliance Officer from 2011 to 2015, as its Senior Vice President and Associate General Counsel from August 2010 to August 2011, and as its Vice President and Associate General Counsel from May 2004 to July 2010. In these positions, she was actively involved with increasing levels of responsibility with respect to public company matters, corporate governance, regulatory compliance, employee benefits, intellectual property and transactions. Prior to that, Ms. Tehrani was associated with the law firm of Hogan & Hartson LLP (now Hogan Lovells US LLP), where she practiced corporate, securities and transactional law.

        Robert P. Demchak became WPG's General Counsel and Secretary in May 2014. Previously, Mr. Demchak was Senior Vice President, Capital Markets Group/Legal of SPG since 2014. Prior to that, Mr. Demchak was Vice President, Capital Markets Group of SPG from 2009 through 2013. In these roles, he was responsible for the acquisition and disposition of certain assets, certain corporate acquisitions and commercial litigation, debt refinancings and restructuring of commercial mortgage loans. Mr. Demchak also served as Real Estate Closing Attorney, Fixed Income Group at Morgan Stanley Mortgage Capital Holdings LLC from 2005 through 2008, Associate, Real Estate Department at Kaye Scholer LLP from 2004 through 2005 and Associate, Real Estate Department at Windels Marx Lane & Mittendorf, LLP from 2000 through 2004. Effective on October 12, 2015, Mr. Demchak will assume the role of Executive Vice President, Assistant General Counsel and Assistant Secretary of WPG.

        Melissa A. Indest became WPG's Chief Accounting Officer and Senior Vice President, Finance on January 15, 2015. She had served as Glimcher's Chief Accounting Officer and Senior Vice President, Finance since January 2014. In this capacity, she oversaw all operations of Glimcher's accounting and finance departments as well as investor relations and corporate communications. Previously, Ms. Indest served as a Senior Vice President, Finance and Accounting at Glimcher from June 2010 to January 2014, where she was responsible for the day-to-day operations of the accounting department, including external financial reporting, tax reporting, lease accounting, credit and investor relations. Ms. Indest also held the role of Vice President, Finance and Accounting from 2007 to June 2010. She originally joined Glimcher in 2003 as Vice President and Controller. Prior to joining Glimcher, Ms. Indest served in various accounting and operational roles with Corporate Express of Cincinnati, Ohio, an office supply company, where she most recently held the title of President, Central Midwest Division. In addition to her prior experience as Glimcher's Controller, Ms. Indest has extensive background in finance, audit, budget and operational processes and procedures. A Certified Public Accountant who began her career with PricewaterhouseCoopers LLP, Ms. Indest serves as Vice Chairperson on the Board of Directors for Lifeline of Ohio Organ Procurement, Inc., a nonprofit organization.

EXECUTIVE AND DIRECTOR COMPENSATION

        The Operating Partnership is managed by WPG in its capacity as our general partner. Consequently, we do not have our own separate directors or executive officers. The discussion in this section reflects information with respect to the compensation of the executive officers and directors of WPG.

Compensation Discussion and Analysis

  Overview

        This Compensation Discussion and Analysis ("CD&A") describes WPG's compensation philosophy, objectives and policies for 2014 with respect to the following current and former executive officers of WPG, who we refer to collectively as the "named executive officers:"

Current WPG Executive Officers Included Among 2014 Named Executive Officers	Former WPG Executive Officers Included Among 2014 Named Executive Officers
• Mark S. Ordan, Chief Executive Officer and Director(1)	• Richard S. Sokolov, Former Chief Executive Officer(3)
• C. Marc Richards, Chief Financial Officer(2)	• Myles H. Minton, Former Chief Operating Officer(4)
• Butch Knerr, Executive Vice President and Chief Operating Officer
• Robert P. Demchak, General Counsel and Secretary
• Michael Gaffney, Senior Vice President of Capital Markets

(1)
Mr. Ordan became WPG's Executive Chairman upon the closing of the Merger on January 15, 2015.

(2)
Mr. Richards became WPG's Executive Vice President and Chief Administrative Officer on January 15, 2015.

(3)
Mr. Sokolov, SPG's President and Chief Operating Officer, served as WPG's Chief Executive Officer from December 17, 2013 until May 28, 2014 and as Chairman of WPG's Board from May 28, 2014 until January 15, 2015. Mr. Sokolov did not receive any compensation for serving as one of WPG's officers and directors. He continues to serve as one of WPG's directors.

(4)
Mr. Minton's employment as WPG's Chief Operating Officer terminated effective December 1, 2014. He continued to be employed by WPG as a non-executive employee from that date until January 15, 2015, when he ceased to be an employee.

        This CD&A also explains how each element of WPG's executive compensation program is designed to satisfy its overall compensation objectives, the policies underlying its 2014 compensation program and the compensation awarded to the named executive officers for 2014 as disclosed in the compensation tables included below.

  Executive Summary

        WPG was formed on December 17, 2013 as a wholly owned subsidiary of SPG to hold the strip center business and smaller enclosed malls of SPG and its subsidiaries. WPG became a public company on May 28, 2014 following our separation from SPG and the distribution of 100% of WPG's common shares to SPG's stockholders. At the time of our separation, we owned 98 retail properties that had been owned by SPG and its subsidiaries.

        Through WPG's executive pay practices, WPG seeks to attract, retain and motivate talented executives. WPG's executive compensation philosophy emphasizes variable pay over fixed pay. In 2014, a significant portion of the total direct compensation of WPG's executive officers was in the form of service and performance based equity awards that vest over time to promote retention and alignment with shareholder value. WPG believes this approach helps to align the interests of its executive officers with the long-term interests of its shareholders.

  2014 Business Highlights

        In addition to the successful separation from SPG in May 2014, WPG realized a number of financial and non-financial achievements in 2014, including:

  •
  the formation and recruitment of a leadership team at its corporate office in Bethesda and at its central operations in Indianapolis;

  •
  FFO of $1.57 per diluted share, which was ahead of its expectations;

  •
  comparable NOI growth of 1.6% over the prior year;

  •
  holding year-end occupancy relatively flat at 92.7% compared to the prior year-end occupancy of 92.8%;

  •
  several accretive joint venture partner buyouts; and

  •
  the closing of the Merger on January 15, 2015, which resulted in increased size, higher quality properties, a scalable management platform and expected faster stand-alone operations and capability.

        FFO and comparable NOI are non-GAAP financial measures of performance. For information regarding why management believes these measures provide useful information to investors and for a reconciliation of these measures to the most directly comparable GAAP financial measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures." 2014 FFO per diluted share included $0.21 per diluted share of transaction costs related to the separation from SPG and $0.05 per diluted share of costs associated with the Merger.

  2014 Executive Compensation Decisions Prior to and Following the Separation from SPG

        Prior to our separation from SPG on May 28, 2014, David Simon, Chairman of the Board and Chief Executive Officer of SPG, and Mr. Sokolov, on behalf of SPG and WPG, recruited Mark Ordan to serve as WPG's new Chief Executive Officer, effective upon our separation from SPG, and in consultation with senior SPG executives, negotiated and approved the terms of his employment agreement. Subsequently, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, recruited the balance of WPG's executive team, which included: Marc Richards, Chief Financial Officer; Robert Demchak, General Counsel and Secretary; Michael Gaffney, Senior Vice President of Capital Markets; and Myles Minton, Chief Operating Officer (until December 1, 2014), and negotiated their base salaries and annual bonus opportunities. The compensation of each of WPG's executive officers was generally based on the executives' prior experience and their new duties and responsibilities with WPG, as well as on SPG's compensation practices and philosophy, which generally seeks to provide a majority of compensation in the form of variable pay (annual and long-term incentives).

        Prior to our separation from SPG, Mr. Simon and Mr. Sokolov served as WPG's President and Chief Executive Officer, respectively, and also were the sole members of WPG's Board. Immediately prior to our separation from SPG, WPG expanded its Board to include a majority of independent directors and formed its standing Board committees, including the Compensation Committee.

        In June 2014, WPG's Board ratified Mr. Ordan's employment agreement and the Compensation Committee approved the form of the employment agreements with each of Messrs. Richards, Demchak, Gaffney and Minton. In September 2014, the Compensation Committee also approved Mr. Knerr's employment agreement.

        In June and August of 2014, the Compensation Committee approved the grant to Mr. Ordan of his inducement LTIP units as provided in his employment agreement and the grant to Messrs. Richards, Demchak, Gaffney, Minton and Knerr of inducement LTIP units and performance-based LTIP units, respectively. In approving the terms of the inducement LTIP unit and performance-based LTIP unit awards to Messrs. Richards, Knerr, Demchak, Gaffney and Minton, the Compensation Committee considered the recommendations of Mr. Ordan and an analysis of peer practices and the recommendations of Board Advisory, an independent compensation consultant which the Compensation Committee retained to act as the Compensation Committee's compensation advisor for 2014.

        In September 2014, the Compensation Committee approved amendments to Mr. Ordan's and Mr. Richards' employment agreements, effective upon the closing of the Merger, to reflect their new roles and responsibilities following the Merger and to provide additional assurances and incentives for them to remain with WPG in these different roles.

        In February 2015, following its review of 2014 company and individual performance, the Compensation Committee also approved pro-rated discretionary bonus payments to Messrs. Ordan, Richards, Knerr, Demchak and Gaffney. The Compensation Committee had not previously established performance metrics for the determination of cash bonuses for these executive officers for 2014, as had been contemplated by their employment agreements, because the establishment of performance criteria for the partial year was difficult for a newly-formed company. Instead, the Compensation Committee based its bonus determinations for 2014 on a review of company performance for 2014, including WPG's financial results compared to previously-established goals, its strategic achievements and the Compensation Committee's assessment of individual management contributions and performance. For executive officers other than Mr. Ordan, the Compensation Committee also considered Mr. Ordan's assessment of the individual performance of each of these officers. In the instance of Mr. Ordan, the Compensation Committee evaluated his leadership and performance in executive session, with no member of management present.

  Executive Compensation Practices

        WPG's executive compensation practices are summarized in the table below.

Summary of Executive Compensation Practices

✓

Discretionary 2014 bonus awards based on company and individual performance; 2015 bonus awards will be funded through the attainment of an objective performance goal pre-established by the Compensation Committee, with the Compensation Committee having the authority to determine bonus awards compared to certain pre-approved financial and non-financial goals

Align executive pay with performance and executive interests with shareholder interests

✓

Provide more than half of total executive compensation for 2014 at risk, consisting of time-vested and performance-based equity awards; at-risk components of executive compensation in 2015 will consist of the above described cash bonus awards and performance-based equity awards

✓ Restrict the use of perquisites to very limited individual circumstances
✓ Require executive officers to acquire and maintain significant share ownership

✓

Clawback for after-tax performance-based compensation if executive officer engages in fraud or intentional illegal conduct that materially contributes to the need for a restatement of WPG's financial statements

✓ Conduct executive sessions of the Compensation Committee without management present
Maintain effective governance of WPG's programs

✓

Use double-trigger severance and vesting of equity in connection with or following a change in control, as set forth in the employment agreements with Messrs. Ordan, Knerr, Demchak, Gaffney and Minton

✓ Prohibit hedging of WPG shares by executive officers
✓ Utilize an independent compensation consultant that only serves the Compensation Committee

✓ No change in control excise tax gross-ups
Protect shareholders	✓ Requirement for executives to agree to reasonable protective covenants including non-compete and non-solicit provisions
✓ Emphasize the role of total return in executive pay, both in absolute terms and relative to others in our industry

  Objectives of WPG's Executive Compensation Program

        The goal of WPG's compensation program for its executive officers is to provide compensation that is equitable to both the executive officer and WPG and is competitive with compensation provided to similarly situated executives at peer REITs. Following our separation from SPG, the Compensation

Committee established the following objectives for WPG's compensation program for the named executive officers:

  •
  to pay for performance based upon financial results of WPG, the performance of its shares over time, and the executive's leadership and contributions to WPG;

  •
  to provide incentives to focus performance on both near-term and long-term goals of WPG;

  •
  to attract and retain senior executive officers who are important to the success of WPG by awarding compensation that is competitive with companies comparable to WPG in size and operation and by tying vesting of compensation to continued long-term employment; and

  •
  to encourage ownership of WPG's common shares over the course of their employment, aligning executive interests with those of WPG's shareholders.

        During 2014, compensation decisions made by the Compensation Committee regarding the named executive officers were guided by the aforementioned objectives.

  Elements of WPG's 2014 Executive Compensation

        The total direct compensation of the named executive officers consists principally of three elements: base salary, annual cash bonus and LTIP unit awards. Although WPG does not target a specific mix of pay, the majority of compensation is delivered to the named executive officers in the form of variable pay through annual cash bonuses and LTIP unit awards. The following graphic provides an illustration of the various pay elements in Mr. Ordan's compensation for 2014.

        The table below indicates how each element of WPG's 2014 compensation for the named executive officers is intended to achieve WPG's three most important compensation objectives:

  •
  rewarding executives based on financial performance;

  •
  aligning the interests of executives and shareholders; and

  •
  attracting and retaining qualified, experienced executives.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
Base Salary			X	The initial base salaries of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton are set forth in their employment agreements. Subject to the terms of those agreements, the Compensation Committee's intention is to manage aggregate executive officer salary levels within the range of competitive practice, recognizing that individual executive salaries will reflect specific skills and experiences that may result in salaries above or below peer median salary levels.
Annual Cash Bonus	X		X

Target bonus levels, in conjunction with annual salaries, are intended to reflect competitive cash compensation levels. Cash bonuses for 2014 were discretionary. As contemplated by the employment agreements with the named executive officers, the Compensation Committee has established performance metrics for 2015 cash bonuses. It is the Compensation Committee's intention to reward executives for value creation reflecting both financial results compared to business plans and strategic accomplishments. The Compensation Committee also intends to retain some element of discretion in its award of cash bonuses.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
Inducement LTIP Awards		X	X

Inducement LTIP unit awards are one-time awards that represent a portion of the financial commitment used to recruit and retain the named executive officers. The awards feature time-based vesting over four years, thereby aligning the interests of the named executive officers with shareholders and creating an immediate retention incentive.

Performance LTIP Awards	X	X	X

Performance-based LTIP unit awards also represent a portion of the financial commitment WPG made to Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton during 2014. These awards have a performance-based absolute and relative TSR vesting condition over three overlapping performance periods, as well as a time-based vesting condition.

Annual LTIP Awards	X	X	X

Annual LTIP unit awards represent a portion of the financial commitment used to recruit Mr. Ordan during 2014. The annual performance-based LTIP unit awards provided for under Mr. Ordan's employment agreement represent a competitive long-term incentive opportunity for him and align his interests with value creation and share ownership. Mr. Ordan did not receive an annual LTIP unit award for 2014 because the performance criteria were not met. In 2014, no other executive officers received an annual LTIP unit award.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
The Compensation Committee intends that annual performance-based LTIP unit awards will constitute WPG's regular long-term equity incentive for Mr. Ordan and WPG's other executive officers.
Termination Payments and Change in Control Benefits		X	X

Provide protection against a termination of employment outside of the executive's control and to serve as a financial bridge between employment. Change in control benefits are provided to mitigate a concern that in the event WPG is considering a transaction, executives involved in evaluating the transaction will operate in their own interests rather than in the interests of WPG's shareholders.

Perquisites and Other Benefits			X

The Compensation Committee intends to restrict the use of any perquisites to individual specific situations where conditions warrant individual accommodation. In general, perquisites are not a material part of executive officers' remuneration.

Executive officers are entitled to participate in WPG's 401(k) retirement plan, medical insurance plan, disability plans and other benefits on the same basis as other salaried employees. As with other salaried employees, these benefits are provided as part of a competitive pay package, to improve employee health and well-being and to comply with government regulations.

  Employment Agreements with the Named Executive Officers

        As a recruitment and retention matter, WPG has entered into employment agreements with each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton. Each of the employment agreements has an initial term of three years, with automatic one-year renewals at the end of the initial term and each year thereafter unless at least 120 days, in the case of Mr. Ordan, or 30 days, in the case of the other named executive officers, prior to the renewal date either party has given written notice to the other of non-renewal.

        Prior to our separation from SPG, Mr. Simon and Mr. Sokolov, on behalf of SPG and WPG, in consultation with senior SPG executives, negotiated and approved the terms of Mr. Ordan's employment agreement, which he entered into on February 25, 2014, effective May 28, 2014, and pursuant to which Mr. Ordan served as WPG's Chief Executive Officer during 2014.

        Subsequently, prior to our separation from SPG, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, also recruited the balance of WPG's executive team, which included: Marc Richards, Chief Financial Officer; Robert Demchak, General Counsel and Secretary; Michael Gaffney, Senior Vice President of Capital Markets; and Myles Minton, Chief Operating Officer, and negotiated their base salaries and annual bonus opportunities. On June 4, 2014, the Compensation Committee approved the form of the employment agreements for each of these executive officers, pursuant to which they served during 2014 as WPG's Chief Financial Officer; General Counsel and Secretary; Senior Vice President of Capital Markets; and Chief Operating Officer (until December 1, 2014), respectively.

        On September 8, 2014, the Compensation Committee approved the terms of Mr. Knerr's employment agreement, dated September 8, 2014, pursuant to which he became WPG's Executive Vice President and Chief Operating Officer.

        On September 16, 2014, the Compensation Committee approved amendments to Mr. Ordan's and Mr. Richards' employment agreements, effective upon completion of the Merger with Glimcher, to reflect their new roles and responsibilities following the Merger and to provide additional assurances and incentives for them to remain with WPG in these different roles. On March 27, 2015, the Compensation Committee approved further amendments to Mr. Ordan's employment agreement. On May 31, 2015, WPG entered into a transition and consulting agreement with Mr. Ordan (the "consulting agreement"), which provides that, as of January 1, 2016, Mr. Ordan will (i) cease to be an employee of WPG and Executive Chairman of WPG's Board and will instead serve as the Non-Executive Chairman of the Board, and (ii) provide consulting services to the Board and WPG's Chief Executive Officer through May 28, 2017 unless his services are earlier terminated in accordance with the consulting agreement. See "Amendments to Employment Agreements of Mr. Ordan and Mr. Richards" and "Transition and Consulting Agreement with Mr. Ordan" below for additional information.

  2014 Base Salaries

        Under their employment agreements, the 2014 base salaries for Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton were as follows:

Name	2014 Annual Base Salary ($)	2014 Base Salary Earned ($)(1)
Mr. Ordan	$750,000	$597,945	(2)
Mr. Richards	450,000	283,562
Mr. Knerr	495,000	154,603
Mr. Demchak	375,000	234,247
Mr. Gaffney	300,000	187,397
Mr. Minton	415,000	259,233

(1)
The salaries earned for 2014 by these executive officers reflect a pro-rated portion of their annual base salaries based upon the executive officers' period of employment by WPG during 2014.

(2)
Base salary earned includes an additional payment of approximately $130,000 for services provided by Mr. Ordan from March 15, 2014 prior to our separation from SPG.

        Annual base salaries are reviewed each year by the Compensation Committee and, under the employment agreements with these named executive officers, may be increased by the Compensation Committee from time to time.

  2014 Cash Bonuses

        Set forth below are the target annual 2014 cash bonuses as a percentage of annual base salary as set forth in the employment agreements with Messrs. Ordan, Knerr, Richards, Demchak, Gaffney and Minton, the pro-rated annual 2014 target cash bonuses which the executives were eligible to receive and the actual 2014 cash bonuses paid to such executive officers.

Name	Target Bonus (% of Base Salary)	Pro-Rated Target Bonus ($)(1)	Actual 2014 Bonus ($)
Mr. Ordan	200%	$1,187,500	$1,793,836
Mr. Richards	100% - 200%	262,500 - 525,000	393,750
Mr. Knerr	150% - 200%	247,500 - 330,000	288,750
Mr. Demchak	75% - 150%	164,063 - 328,125	246,094
Mr. Gaffney	75% - 150%	131,250 - 262,500	218,750
Mr. Minton	75% - 150%	181,563 - 363,125	415,000

(1)
Pro-rated from March 15, 2014 for Mr. Ordan, from May 28, 2014 for Messrs. Richards, Demchak, Gaffney and Minton and from September 8, 2014 for Mr. Knerr.

        Under Mr. Ordan's employment agreement, he was entitled to receive an annual incentive bonus for 2014 based on the achievement of performance goals to be established by the Compensation Committee in consultation with him no later than 90 days after May 28, 2014, ranging from 0% to 300% of his 2014 annual base salary ($0 to $1,793,836 on a pro-rated basis), with a target 2014 annual incentive bonus of 200% as indicated in the table and with his actual 2014 annual incentive bonus to be pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014.

        The employment agreements with Messrs. Richards, Knerr, Demchak, Gaffney and Minton provide for target annual incentive bonus amounts under WPG's annual incentive plan expressed as a percentage of the respective executive officer's 2014 base salary in the ranges set forth in the table.

There are no threshold or maximum bonus levels specified in the employment agreements with these named executive officers.

        Annual bonus levels for these executive officers were generally negotiated at the time of hire in 2014 and determined consistent with the executive's new duties and responsibilities and executive pay practices at SPG (most executive officers were hired prior to the formation of WPG's post-separation Board or the Compensation Committee).

        In February 2015, the Compensation Committee approved 2014 cash bonus payments to the current named executive officers. The Compensation Committee had not previously established performance metrics for the determination of cash bonuses for WPG's executive officers for 2014, as had been contemplated by their employment agreements, because the establishment of performance criteria for the partial year was difficult for a newly formed company. Instead, the Compensation Committee based its bonus determinations for 2014 on a review of company performance for 2014, including WPG's financial results compared to previously-established goals, its strategic achievements and the Compensation Committee's assessment of individual management contributions and performance. The Compensation Committee was not bound by any specific weighting relative to the factors considered.

        The determination by the Compensation Committee of the annual 2014 cash bonus for Mr. Ordan at 300% of his base salary also included the Compensation Committee's assessment of his performance, including his leadership leading to the successful negotiation of the Glimcher Merger Agreement, later consummated in January 2015. Mr. Ordan's bonus was pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014, as provided in his employment agreement. Mr. Ordan was not present during any discussions regarding his individual performance or the determination of his annual 2014 cash bonus.

        In determining the annual 2014 cash bonuses for Messrs. Richards, Knerr, Demchak and Gaffney, the Compensation Committee also considered the recommendations of Mr. Ordan, who had proposed bonuses for these executive officers at the mid-point of the target ranges set forth in their employment agreements. The Compensation Committee approved bonuses of 150%, 175% and 112.5% of base salary for Messrs. Richards, Knerr and Demchak, respectively, pro-rated from May 28, 2014 for Messrs. Richards and Demchak and from September 8, 2014 for Mr. Knerr. Mr. Gaffney's bonus was adjusted to approximately 125% of his base salary in recognition of his specific individual contributions surrounding WPG's and our capital markets efforts in 2014, and also was pro-rated from May 28, 2014.

        Mr. Minton's bonus for 2014 was discussed with members of the Board in connection with the termination of his employment.

        As contemplated by the employment agreements with WPG's executive officers, the Compensation Committee has established performance metrics for 2015 cash bonuses. 2015 bonus awards will be funded through the attainment of an objective performance goal pre-established by the Compensation Committee, with the Compensation Committee having the authority to determine bonus awards compared to certain pre-approved financial and non-financial goals.

  LTIP (Long-Term Incentive Plan) Unit Awards

        The Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan") authorizes a variety of equity-based awards, including LTIP units, which represent a separate class of equity interests in the Operating Partnership. LTIP unit awards may be subject to performance-based conditions, continuing service requirements and/or other conditions. They may be granted to employees and other persons who directly or indirectly provide services to the Operating Partnership, as a form of equity-based incentive compensation. LTIP units are similar to the common units of the Operating Partnership, and are generally entitled to distributions in the same manner as the common units, except that they have a number of special terms intended to enable LTIP units to constitute "profits interests" for U.S. federal income tax purposes.

        The principal benefits of qualifying as profits interests under current U.S. federal income tax law are that (i) holders are not taxed on the value of LTIP units until they are disposed of (as opposed to being taxed upon issuance or vesting) and (ii) some or all of the income recognized upon the disposition of LTIP units will be taxed at capital gains rates rather than ordinary income rates.

        Generally, once an LTIP unit has vested pursuant to the terms set forth in the award agreement, LTIP units will be economically identical to and freely convertible into common units, which themselves may be exchanged for common shares of WPG on a one-for-one basis or cash, at the election of WPG. Vested LTIP units also are entitled to be voted on an equal basis with the common units.

  Mr. Ordan

        Pursuant to Mr. Ordan's employment agreement, he was entitled to receive:

  •
  up to $3,000,000 in inducement LTIP units;

  •
  up to $5,000,000 in performance-based LTIP units; and

  •
  up to $597,945 in annual LTIP units for 2014 and up to $750,000 under his original employment agreement in annual LTIP units for each fiscal year after 2014 during the term of his employment agreement.

        As provided in Mr. Ordan's employment agreement, on June 25, 2014, the Compensation Committee granted him a one-time inducement LTIP unit award for 153,610 LTIP units, which equaled $3,000,000 divided by $19.53, the average closing price of WPG's common shares for the 20 consecutive trading days commencing on May 28, 2014. Mr. Ordan's inducement LTIP units vest 25% on each of the first four anniversaries of May 28, 2014, subject to his continued employment through the applicable vesting date (other than in connection with certain terminations of employment). Pursuant to his award agreement, no amendment may be made to the Operating Partnership's limited partnership agreement without Mr. Ordan's prior written consent if such amendment would adversely and disproportionately affect his rights as an LTIP unitholder vis-à-vis the rights of the holders of the common units.

        Mr. Ordan's employment agreement also entitles him to grants of performance-based LTIP units, in respect of each of the following performance periods: from May 28, 2014 to (i) December 31, 2015, (ii) December 31, 2016, and (iii) December 31, 2017, in each case subject to his continued employment through each applicable grant date (other than in connection with certain terminations of employment). His performance-based LTIP units are required to be granted by the Compensation Committee promptly and, in any event, within 15 days after the end of each applicable performance period.

        The number of his performance-based LTIP units granted with respect to each performance period will be determined by dividing a cash amount, not greater than $2,000,000 with respect to the first performance period and not greater than $1,500,000 with respect to the second and third performance periods, determined based on WPG's achievement of absolute and relative (versus the MSCI REIT Index) TSR goals as set forth in the performance-based LTIP unit matrix below with respect to each performance period, by $19.53, which was the average closing price of WPG's common shares for the 20 consecutive trading days commencing on May 28, 2014 as provided in his employment agreement, or a maximum number of performance-based LTIP units of up to 256,017 for all three performance periods, as follows:

  •
  up to 102,407 for the performance period ending December 31, 2015;

  •
  up to 76,805 for the performance period ending December 31, 2016; and

  •
  up to 76,805 for the performance period ending December 31, 2017.

	Ordan Performance-Based LTIP Unit Matrix
	Performance-Based LTIP Units—First Performance Period (5/28/14 through 12/31/15)		Performance-Based LTIP Units—Second Performance Period (5/28/14 through 12/31/16)		Performance-Based LTIP Units—Third Performance Period (5/28/14 through 12/31/17)
Allocation	40% Absolute TSR		40% Absolute TSR		40% Absolute TSR
	60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT
Absolute TSR	>= 8%	100%	>=16%	100%	>=24%	100%
	7%	83.3%	14%	83.3%	21%	83.3%
	6%	66.7%	12%	66.7%	18%	66.7%
	5%	50%	10%	50%	15%	50%
	4%	33.3%	8%	33.3%	12%	33.3%
	<4%	0%	<8%	0%	<12%	0%
Relative TSR: MSCI REIT Index	Index+1%	100%	Index+1%	100%	Index+1%	100%
	Index	75%	Index	75%	Index	75%
	Index–2%	50%	Index–2%	50%	Index–2%	50%
	Index–4%	0%	Index–4%	0%	Index–4%	0%

Note: There will be linear interpolation for TSR determinations on all awards between the provided ranges.

        Other than in connection with certain terminations of employment, Mr. Ordan's performance-based LTIP units will vest on May 28, 2017 for the first and second performance periods and on the applicable grant date in 2018 for the third performance period.

        Mr. Ordan's employment agreement also entitles him to grants by the Compensation Committee of annual LTIP units with respect to each fiscal year during the term of his employment agreement, to be made no later than promptly following the completion of WPG's audited financial statements for such fiscal year and on terms no less favorable than annual awards of LTIP units made to WPG's other senior executives.

        Under his employment agreement, the number of annual LTIP units to be awarded each fiscal year will equal the "annual LTIP award cash equivalent" in respect of such fiscal year, divided by the average closing price of WPG's common shares for the final 15 trading days of the applicable fiscal year. The "annual LTIP award cash equivalent" under Mr. Ordan's original employment agreement is an amount not greater than $750,000, determined based on the achievement of TSR goals to be established by the Compensation Committee in consultation with Mr. Ordan not later than the 90th day of the applicable fiscal year for fiscal years beginning after 2014.

        Mr. Ordan's annual LTIP units will vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which the annual LTIP units are granted, subject to Mr. Ordan's continued employment through the applicable vesting date (other than in connection with certain terminations of his employment).

        For 2014, the $750,000 annual LTIP value was subject to pro-ration based on the number of calendar days from May 28, 2014 through the end of 2014, or an "annual LTIP award cash equivalent" for 2014 of not greater than $597,945. The average closing price of WPG's common shares for the final 15 trading days of 2014 was $16.94. The maximum number of annual LTIP units that could be granted to Mr. Ordan for 2014 was 35,298, subject to the achievement of absolute and relative TSR goals for 2014 that were the same as those set forth in the preceding table for the performance period ending December 31, 2015. Mr. Ordan did not receive a grant of annual LTIP units for 2014 because the performance criteria for 2014 were not met.

  Messrs. Richards, Knerr, Demchak, Gaffney and Minton

        On August 25, 2014, the Compensation Committee granted to Messrs. Richards, Knerr, Demchak, Gaffney and Minton the following numbers of inducement LTIP units and authorized the granting of the following maximum numbers of performance-based LTIP units to be granted in the future:

Name	Inducement LTIP Units (#)	Maximum Performance- Based LTIP Units (#)	Total LTIP Units (#)
Mr. Richards	30,000	45,000	75,000
Mr. Knerr	30,000	45,000	75,000
Mr. Demchak	15,000	22,500	37,500
Mr. Gaffney	15,000	22,500	37,500
Mr. Minton	20,000	30,000	50,000

        Of the total number of LTIP units, 40% are in the form of inducement LTIP units and 60% are in the form of performance-based LTIP units.

        The inducement LTIP units vest 25% on each of the first four anniversaries of August 25, 2014, subject to the named executive officer's continued employment on the applicable vesting date (other than in connection with certain terminations of employment).

        Under the performance-based LTIP unit award program authorized by the Compensation Committee on August 25, 2014, the actual number of performance-based LTIP units that will be granted to these named executive officers in the future for each performance period will be determined as a percentage of the maximum, with the same performance periods (but commencing on August 25, 2014 instead of May 28, 2014) and based on WPG's achievement of the same absolute and relative TSR goals as are applicable to Mr. Ordan's performance-based awards described above. Up to one-third of the maximum number of the performance-based LTIP units may be earned for each performance period.

        The grant of the performance-based LTIP units is generally subject to each executive officer's continued employment through each applicable grant date (other than in connection with certain terminations of Mr. Richards' employment, as provided under his amended employment agreement, the terms of which are more fully described below).

        The performance-based LTIP units will be granted promptly and, in any event, within 15 days of the end of each performance period. The vesting date is May 28, 2017 for the first and second performance periods and is the applicable grant date in 2018 for the third performance period, subject to the executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of Mr. Richards' employment, as provided under his amended employment agreement).

        Mr. Ordan initially recommended these awards to the Compensation Committee at these levels. These LTIP unit awards were intended to provide these executive officers with an immediate stake in the success of WPG and an incentive to stay with WPG. The inaugural awards were intended for 2014 only. For 2015 and subsequent years, WPG intends to emphasize performance-based annual LTIP unit awards to its executive officers.

        The Compensation Committee asked Board Advisory to review Mr. Ordan's recommendation and to provide an objective assessment of the reasonableness of the proposed awards to these executive officers.

        In accordance with its charter, the Compensation Committee considered WPG's performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the executive officers in past years. To determine practices at comparable companies, Board Advisory developed a 14-company peer group reflecting the following comparable sized public retail REITs, including several recent spin-offs:

Brixmor Property Group	Pennsylvania Real Estate Investment Trust
CBL & Associates Properties, Inc.	Regency Centers Corp.
DDR Corp.	Retail Opportunity Investment Corp.
Equity One, Inc.	Retail Properties of America Inc.
Federal Realty Investment Trust	Rouse Properties Inc.
Glimcher Realty Trust	Taubman Centers Inc.
National Retail Properties	Weingarten Realty Investment

        In reviewing peer practices, Board Advisory considered not only historic awards to executive officers but also the aggregate distribution of equity and other forms of long-term incentives to participants throughout the organization, as reported in the peer group company's proxy statements and Form 10-Ks. As a test of reasonableness of individual executive awards, Board Advisory considered median and 75th percentile 2013 pay data reported by the 14 peer retail REITs.

        Based on its analysis, Board Advisory viewed the awards, while higher than typical annual awards, as reasonable in light of the inaugural nature of the awards and the specific performance criteria applied to 60% of the total LTIP units to be awarded.

        The original employment agreement with Mr. Richards and the employment agreements with Messrs. Knerr, Demchak, Gaffney and Minton provide for accelerated vesting of service-based equity awards only in connection with certain terminations of employment that occur within 24 months following a change in control. As approved by the Compensation Committee, the vesting acceleration provisions of the inducement LTIP unit award agreements with these named executive officers, which were generally modeled after the accelerated vesting provisions of Mr. Ordan's inducement LTIP units award agreement, provide for accelerated vesting of the awards in connection with certain terminations of employment both in a change in control and non-change in control context. The accelerated vesting provisions of these LTIP units award agreements in the event of certain terminations of employment are more fully described below under "—Potential Payments upon Termination or Change in Control."

  Perquisites

        The Compensation Committee intends to restrict the use of any perquisites to individual specific circumstances where conditions warrant individual accommodation.

        With respect to Mr. Ordan, pursuant to the terms of his employment agreement, WPG reimbursed him in 2014 for $50,000 of legal and advisor fees incurred by him in connection with the negotiation of his employment agreement. In addition, Mr. Ordan also was entitled to an executive medical and dental insurance plan providing for supplemental first-dollar coverage for himself and his eligible dependents for those items not covered under WPG's general health. Mr. Ordan did not participate in this plan during 2014. This benefit was eliminated in the amendment to his employment agreement, which became effective January 15, 2015.

        In November 2014, the Compensation Committee approved the payment to Mr. Demchak of approximately $64,000 representing reimbursement of his relocation expenses and a tax gross-up on such amount of approximately $56,000.

  Other Benefits

        WPG's executive officers are entitled to participate in WPG's 401(k) retirement plan, medical insurance plan, short-term and long-term disability plan and other benefits on the same basis as other salaried employees, subject to Internal Revenue Service limits on amounts that "highly compensated employees" may contribute to 401(k) plans.

        During 2014, WPG's basic contribution to its 401(k) retirement plan was equal to 1.0% of the participant's base salary and annual cash bonus and vests 20% after the completion of two years and an additional 20% after each additional year of service until fully vested after six years. WPG matches 100% of the first 3% of the participant's contribution and 50% of the next 2% of the participant's contribution. WPG's matching contributions are vested when made.

        Of the named executive officers, Messrs. Ordan, Richards and Gaffney participated in the 401(k) retirement plan in 2014.

  Termination Payments and Change in Control Benefits

        Messrs. Ordan, Richards, Knerr, Demchak and Gaffney are entitled to certain payments and benefits upon specified termination events under their respective employment agreements.

        Payments and benefits upon the specified termination of employment events are intended to provide protection against a termination outside of the executive's control and to serve as a financial bridge between employment opportunities. Payments and benefits upon termination of employment in connection with a change in control are designed to encourage executives to focus on the best interests of shareholders by alleviating concerns related to the impact of a change in control event on an executive's personal interests. These provisions were negotiated with the executives at the time of entering into their employment agreements and are intended to be competitive with other companies and to attract and retain executives that are viewed as key to our success following our separation from SPG.

        The change in control severance benefits under the employment agreements with Messrs. Ordan, Knerr, Demchak and Gaffney are structured as "double trigger" benefits. In other words, the change in control does not itself trigger the severance benefits; rather, severance benefits only become payable in in the event of a termination of employment in connection with or following a change in control, as provided in the employment agreements.

        The severance and change in control terms in the named executive officers' employment agreements are more fully described below under "—Potential Payments upon Termination or Change of Control."

        None of the employment agreements have golden parachute excise tax gross-up provisions.

        Mr. Minton's employment terminated on January 15, 2015. For purposes of his employment agreement, his termination of employment constituted a termination by WPG other than for cause. For information regarding the payments WPG made to him in connection with his termination of employment, see "—Payments Made to Mr. Minton Upon Termination of Employment" below. The vesting of Mr. Minton's 20,000 inducement LTIP units accelerated in accordance with his inducement LTIP unit award agreement. Upon his termination of employment, he forfeited any entitlement to up to 30,000 performance-based LTIP units.

  Amendments to Employment Agreements of Mr. Ordan and Mr. Richards

        On September 16, 2014, WPG amended Mr. Ordan's employment agreement, effective as of January 15, 2015, which was the closing of the Merger, to, among other things, provide that:

  •
  he would become WPG's Executive Chairman;

  •
  his annual base salary for 2015 would be increased from $750,000 to $825,000;

  •
  his annual incentive bonus for 2015 and subsequent fiscal years would be based on the applicable percentage of his annual base salary in effect on the last day of the applicable fiscal year;

  •
  the "annual LTIP award cash equivalent" for purposes of his annual LTIP unit awards would be equal to an amount not greater than his annual base salary then in effect for fiscal years after 2014 instead of $750,000;

  •
  the definition of "good reason" would be modified to include (i) his ceasing to be Chairman of WPG's Board, (ii) his ceasing to be WPG's senior-most executive officer or (iii) WPG assigning him duties inconsistent with his Executive Chairman position; and

  •
  any non-renewal of his employment agreement at the end of the initial three-year employment period by either Mr. Ordan or WPG would constitute a "good reason" termination of his employment entitling him to a good reason termination severance payment and accelerated vesting of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units in the event either WPG or he terminated his employment.

        In connection with Mr. Richards becoming WPG's Executive Vice President and Chief Administrative Officer on January 15, 2015, WPG amended the terms of his employment agreement to:

  •
  increase his separation pay to two times his annual base salary and target bonus in the event WPG terminated his employment other than for "cause" or he terminated his employment for "good reason" (within six months after the good reason event) (instead of one times salary or one times salary and target bonus upon the occurrence of such triggering events if no change in control or a change in control had occurred within the preceding 24 months, respectively); and

  •
  provide for, in addition to accelerated vesting of his inducement LTIP units, accelerated grant and vesting of his performance-based LTIP units in the event WPG terminated his employment other than for "cause" or he terminated his employment for "good reason" (within six months after the good reason event).

        The Compensation Committee approved these amendments to Mr. Ordan's and Mr. Richards' employment agreements, effective upon completion of the Merger, to reflect their new roles and responsibilities following the Merger and to provide additional assurances and incentives for them to remain with WPG in these different roles.

        On March 27, 2015, the Compensation Committee approved further amendments to Mr. Ordan's employment agreement that:

  •
  amended the definition of "annual LTIP cash equivalent" for purposes of his annual LTIP unit awards so that such amount would be increased from one times his annual base salary to an amount not greater than two times his annual base salary at target and three times his annual base salary at maximum for fiscal years after 2014;

  •
  eliminated the severance payment that he would have been entitled to in the event his employment was terminated at the end of the initial three-year term due to either Mr. Ordan or WPG giving notice of non-renewal as provided in his employment agreement; and

  •
  modified the related equity award vesting provision in his amended employment agreement to provide that the earned amount of his 2017 annual LTIP unit award would be pro-rated for the period of his employment in 2017.

  Transition and Consulting Agreement with Mr. Ordan

        On May 31, 2015, WPG entered into the consulting agreement with Mr. Ordan, which provides that, as of January 1, 2016 (the "transition date"), Mr. Ordan will (i) cease to be an employee of WPG and Executive Chairman of WPG's Board and will instead serve as the Non-Executive Chairman of the Board, and (ii) provide consulting services to the Board and WPG's Chief Executive Officer through May 28, 2017 (the "expiration date") unless his services are earlier terminated in accordance with the consulting agreement.

        From the transition date, the consulting agreement will supersede Mr. Ordan's employment agreement, subject to certain limited exceptions set forth in the consulting agreement. The consulting agreement's effectiveness is contingent on Mr. Ordan remaining employed with WPG through December 31, 2015. If Mr. Ordan's employment with WPG is terminated for any reason prior to January 1, 2016, the consulting agreement will be null and void and the terms of his employment agreement will control.

        In consideration of his provision of services under the consulting agreement, during the term of the consulting agreement Mr. Ordan will receive the following compensation: (i) an annualized cash consulting fee of $350,000 (payable in equal monthly installments) (the "consulting fee"), (ii) while he is a member of the Board, an annual retainer (pro-rated for the period from the transition date through May 28, 2016) in the same amount and in the same form as other non-employee independent members of the Board, and (iii) while he is Non-Executive Chairman of the Board, an additional annual cash retainer of $100,000 (pro-rated for the period from the transition date through May 28, 2016) in respect of his services as Non-Executive Chairman of the Board, paid at the same time as the annual retainer.

        The consulting agreement also provides that Mr. Ordan will be entitled to the following, subject to his execution and non-revocation of a release of claims: (i) an annual cash bonus in respect of WPG's 2015 fiscal year based on actual performance, (ii) on December 31, 2015, full vesting of any then unvested inducement LTIP units; provided that such inducement LTIP units will be convertible into units of the Operating Partnership, and such units exchangeable into WPG common shares or cash, on the later of (a) the satisfaction of any conditions to exchange or conversion contained in the Operating Partnership's limited partnership agreement and the applicable certificate of designation and (b) the first to occur of (1) Mr. Ordan ceasing to serve as a member of the Board for any reason, (2) May 28, 2017, or (3) immediately prior to a change in control (as defined in the employment agreement), and (iii) the ability to earn an annual LTIP award in respect of fiscal year 2015, subject to achievement of applicable performance targets, with any such annual LTIP award to be fully vested on the date of grant. The consulting agreement provides that, other than as described above, all equity awards held by Mr. Ordan as of the transition date which are then unvested shall be forfeited, and any right Mr. Ordan had under his employment agreement to receive grants of equity awards on or following the date of the consulting agreement shall be forfeited.

        Mr. Ordan's consulting services under the consulting agreement may be terminated prior to the expiration date by either Mr. Ordan or WPG on not less than 30 days' advance written notice, but if terminated by WPG other than for cause or by Mr. Ordan as a result of a material breach of the consulting agreement by WPG, WPG will pay to Mr. Ordan, in addition to accrued but unpaid amounts, any unpaid portion of the consulting fee that would have been payable through May 28, 2017 had such termination not occurred.

  2015 Executive Compensation

        Effective upon the consummation of the Merger, Mr. Ordan became WPG's Executive Chairman, Mr. Glimcher became WPG's Vice Chairman and Chief Executive Officer, Mr. Yale became WPG's Executive Vice President and Chief Financial Officer, Mr. Richards became WPG's Executive Vice

President and Chief Administrative Officer and Ms. Indest became WPG's Chief Accounting Officer and Senior Vice President, Finance. The remainder of WPG's executive officer team as designated by WPG's Board includes: Mr. Knerr, WPG's Executive Vice President and Chief Operating Officer; Mr. Demchak, WPG's Secretary and General Counsel; and Ms. Tehrani, WPG's Executive Vice President—Legal and Compliance. As a result of the expansion of WPG's executive officer team as a result of the Merger, Mr. Gaffney, who was one of WPG's named executive officers for 2014 and currently serves as WPG's Executive Vice President, Head of Capital Markets, is no longer designated by WPG's Board as an executive officer.

        Prior to the Merger, Messrs. Glimcher and Yale and Mrs. Indest (the "Glimcher Executives") were parties to Severance Benefits Agreements with Glimcher and its operating partnership (the "Severance Benefits Agreements") pursuant to which they were entitled to certain "single trigger" payments and benefits upon a change in control of Glimcher. In connection with their appointment to officer positions with WPG, WPG and the Glimcher Executives entered into amendments of their existing Severance Benefits Agreements (the "Severance Benefits Amendments"). The Severance Benefits Amendments were effective as of, and subject to, the consummation of the Merger. In addition to providing that the Glimcher Executives waived both their rights to receive "single trigger" payments and benefits otherwise provided under their Severance Benefits Agreements, as well as their rights to accelerated vesting of their Glimcher restricted share and stock options otherwise provided under the terms of those awards, the Severance Benefits Amendments provide for the following material terms and conditions: (a) the Severance Benefits Amendments describe the severance payments and benefits to which the Glimcher Executives are entitled upon termination of employment without cause, for good reason, or due to death or disability following the consummation of the Merger, and (b) the Severance Benefits Amendments provide that all of the vested WPG common shares that the Glimcher Executives received in connection with the consummation of the Merger could not be sold until WPG adopted executive stock ownership guidelines (subject to limited exceptions), following which such WPG common shares would be subject to such guidelines. WPG adopted executive stock ownership guidelines in February 2015.

        In addition, in connection with their appointment to executive officer positions with WPG, Messrs. Glimcher and Yale entered into new employment agreements with WPG (the "Glimcher Employment Agreements") and Mrs. Indest received an offer letter from WPG (the "Glimcher Offer Letter"). The Glimcher Employment Agreements and Glimcher Offer Letter were effective as of, and subject to, the consummation of the Merger. The Glimcher Employment Agreements and Glimcher Offer Letter describe the Glimcher Executives' titles, base salaries, annual bonus and long-term incentive opportunities, and one-time grants of performance and service-based inducement LTIP awards. The Glimcher Employment Agreements also provide for annual grants of equity awards, as well as confidentiality, non-disparagement, and one-year post-termination non-competition and non-solicitation covenants. The Glimcher Employment Agreements have terms of five years and three years for Mr. Glimcher and Mr. Yale, respectively, commencing on the consummation of the Merger, and automatically renew for additional one-year terms thereafter unless either party provides written notice of non-renewal. WPG's election not to renew the Glimcher Employment Agreement with Mr. Glimcher or Mr. Yale also is treated as a termination of employment without cause under their respective Severance Benefits Agreements (as amended by their respective Severance Benefits Amendments).

        Pursuant to the terms of their agreements with WPG, upon termination of their employment without cause, for good reason or due to death or disability, as defined in their agreements, following the consummation of the Merger the Glimcher Executives would be entitled to receive severance payments of three times (base salary plus target bonus), in the case of Mr. Glimcher and Mr. Yale, and two times (base salary plus target bonus), in the case of Ms. Indest, accelerated vesting of their restricted shares and options that converted into WPG restricted shares and options in the Merger, accelerated vesting of the one-time grants of performance and inducement LTIP awards, in the case of Mr. Glimcher and Mr. Yale, COBRA coverage for 18 months at our expense and a golden parachute excise tax gross-up carried over from the Severance Benefits Agreements which would apply if such termination of employment occurs within 12 months of January 15, 2015. In addition, the vesting of Ms. Indest's inducement LTIP awards will accelerate in the event of termination of her employment without cause or for good reason (but not due to her death or disability), as defined in the award agreement.

        In connection with their appointments as WPG's Executive Chairman and WPG's Chief Administrative Officer, Mr. Ordan and Mr. Richards entered into amendments to their employment agreement with WPG. See "—Compensation Discussion and Analysis—Amendments to Employment Agreements with Mr. Ordan and Mr. Richards" for additional information. Effective January 1, 2016, Mr. Ordan will (a) cease to be an employee of WPG and Executive Chairman of WPG's Board and will instead serve as the Non-Executive Chairman of the Board, and (b) provide consulting services to WPG's Board and WPG's Chief Executive Officer through May 28, 2017 unless his services are earlier terminated in accordance with his consulting agreement with WPG. See "—Compensation Discussion and Analysis—Transition and Consulting Agreement with Mr. Ordan" for additional information.

        In connection with her appointment as Executive Vice President—Legal and Compliance, Ms. Tehrani entered into an employment agreement with WPG with an initial term of three years in the same form as Mr. Demchak's employment agreement.

  2015 Base Salaries

        The 2015 annual base salaries for WPG's executive officers and Mr. Gaffney are as follows:

	2015 Annual Base Salary
Mr. Ordan	$825,000
Mr. Glimcher	825,000
Mr. Yale	500,000
Mr. Knerr	495,000
Mr. Richards	450,000
Ms. Tehrani	375,000
Mr. Demchak	343,501	(1)
Mr. Gaffney	350,000
Ms. Indest	285,000

(1)
As adjusted. We have agreed to relocate Mr. Demchak from Maryland to Indiana. In connection with such relocation, the Compensation Committee on August 3, 2015 approved an adjustment to Mr. Demchak's annual base salary, effective August 1, 2015, from $375,000 to $300,000 based on a cost of living adjustment formula. The Compensation Committee also approved on August 3, 2015 a relocation expense reimbursement of up to $170,000.

  2015 Annual Incentive Cash Bonus Plan

        On March 27, 2015, the Compensation Committee approved the 2015 annual incentive cash bonus plan for WPG's executive officers. The 2015 annual incentive plan has two main components:

  •
  Funding of the Plan—The 2015 annual incentive cash bonus plan will be funded if a specified threshold level of FFO per diluted share, as adjusted (as described below) is achieved for 2015, with actual bonuses to be determined by the Compensation Committee based on its assessment of the achievement of the performance goals described below. If actual FFO per diluted share, as adjusted, is below the threshold level, the bonus plan will not be funded and no bonuses will be paid thereunder.

  •
  Performance Goals—If the threshold level of FFO per diluted share, as adjusted, for 2015 is attained, annual incentive cash bonuses to participants will be based on achievement of the following performance goals:

  •
  FFO per diluted share, as adjusted—50% weight;

  •
  strategic goals—25% weight; and

  •
  individual goals—25% weight.

        For purposes of the 2015 plan, FFO per diluted share shall be adjusted to exclude Merger and/or transaction costs, non-contemplated acquisitions, dispositions and debt-related costs, as determined by the Compensation Committee. For the FFO per diluted share, as adjusted component, the payout will range from 35% for threshold performance, 100% for target performance and 150% for maximum performance levels of FFO per diluted share, as adjusted.

        The strategic goals, which will apply to all WPG executive officers, consist of:

  •
  progress towards moving off the SPG platform no later than May 2016;

  •
  closing of our then pending Joint Venture Transaction, which closed on June 1, 2015;

  •
  successful refinancing of the Bridge Loan, which took place on June 4, 2015;

  •
  achieving a specified net debt-to-equity ratio;

  •
  building a solid organizational structure; and

  •
  analysis, evaluation and initiation of growth opportunities.

        At the conclusion of 2015, the Compensation Committee will determine the payout of the strategic component based on the committee's qualitative assessment of progress toward executing WPG's strategy as reflected by the individual strategic goals. There is no specific weighting of the individual strategic goals. The payout for the strategic goal component will range from 25% for threshold, 100% for target and 150% for maximum levels of performance.

        The Compensation Committee has established individual goals for each of the WPG executive officers. At the conclusion of 2015, the Compensation Committee will evaluate the performance of the Executive Chairman and the Chief Executive Officer compared to their respective objectives, and review all other participant's individual performance taking into account the evaluations of the Executive Chairman and the Chief Executive Officer. The payout for the individual goal component will range from 25% for threshold, 100% for target and 150% for maximum levels of performance.

        Possible 2015 annual incentive cash bonus payouts at threshold, target and maximum for each of WPG's executive officers and Mr. Gaffney are as follows:

	Threshold(1)	Target(2)	Maximum(3)
Mr. Ordan	$495,000	$1,650,000	$2,475,000
Mr. Glimcher	495,000	1,650,000	2,475,000
Mr. Yale	187,500	625,000	937,500
Mr. Knerr	259,875	866,250	1,299,375
Mr. Richards	202,500	675,000	1,012,500
Ms. Tehrani	126,563	421,875	632,813
Mr. Demchak	126,563	421,875	632,813
Mr. Gaffney	105,000	350,000	525,000
Ms. Indest	64,125	213,750	320,625

(1)
Represents 30% of target reflecting the weighted average of the threshold levels for each of the performance goals (FFO per diluted share, as adjusted, 50% × 35%; strategic goals, 25% × 25%; and individual goals, 25% × 25%).

(2)
Represents the target levels of the 2015 cash bonuses set forth in the Glimcher Employment Agreements with Mr. Ordan and Mr. Glimcher (200% of 2015 annual base salary each) and the Glimcher Offer Letter with Ms. Indest (75% of 2015 annual base salary), and as determined by the Compensation Committee for each of the other individuals (as a percent of annual base salary: Mr. Yale, 125%; Mr. Knerr, 175%; Mr. Richards, 150%; Ms. Tehrani, 112.5%; Mr. Demchak, 112.5%; and Mr. Gaffney, 100%).

(3)
Represents 150% of target, reflecting the weighted average of the maximum levels for each of the performance goals (FFO per diluted share, as adjusted, 50% × 150%; strategic goals, 25% × 150%; and individual goals, 25% × 150%).

  2015 Annual LTIP Unit Awards

        On March 27, 2015, the Compensation Committee also approved performance criteria for 2015 annual LTIP unit awards to be granted to the above individuals in 2016 no later than the completion of WPG's 2015 audited financial statements, as follows:

  •
  TSR of WPG for 2015 compared to the MSCI US REIT Index, calculated on a net basis and represented by the MSCI US REIT Index EFT (Symbol ^RMZ)—60% weight. The payout for the TSR component ranges from 100%, 1 percentage point above the Index; 75%, at the Index; 50%, 2 percentage points below the Index; and 0%, 4 percentage points below the Index with interpolation between levels. The Compensation Committee has retained the ability to use WPG's average common share price for the relative TSR performance determination in the event of anomalous events at year-end; and

  •
  strategic results based on the strategic goals identified in the 2015 annual incentive cash bonus plan—40% weight. The payout for the strategic goal component will range from 0% to 100%, based on the Compensation Committee's qualitative assessment of WPG's performance relative to the strategic goals.

        The Compensation Committee also approved the dollar amount of 2015 annual LTIP unit awards (as a multiple of 2015 annual base salary) at maximum, as set forth in the table below.

	2015 Annual Base Salary	2015 Annual LTIP Unit Awards at Maximum (as a Multiple of 2015 Annual Base Salary)(1)	Multiple
Mr. Ordan	$825,000	$2,475,000	300%
Mr. Glimcher	825,000	2,475,000	300%
Mr. Yale	500,000	500,000	100%
Mr. Knerr	495,000	495,000	100%
Mr. Richards	450,000	450,000	100%
Ms. Tehrani	375,000	375,000	100%
Mr. Demchak	375,000	375,000	100%
Mr. Gaffney	350,000	350,000	100%
Ms. Indest	285,000	213,750	75%

(1)
The maximum number of 2015 annual LTIP units that can be earned by each individual will be determined by dividing the dollar amount in this column by the average trading price of WPG's common shares during the last 15 trading days of 2015.

        One-third of the earned 2015 annual LTIP units will vest on each of January 1, 2017, 2018 and 2019.

  Other Equity Awards

        In accordance with their agreements with WPG, on February 24, 2015, the Compensation Committee made inducement LTIP unit awards to Mr. Glimcher, Mr. Yale and Ms. Indest for 79,849 LTIP units, 34,221 LTIP units and 17,110 LTIP units, respectively, and authorized performance-based LTIP units to be granted to them for the performance periods January 15, 2015 through December 31, 2016, 2017 and 2018 of up to 39,924 LTIP units, 17,110 LTIP units and 8,555 LTIP units, respectively, at maximum performance levels for each performance period. The Compensation Committee also made an inducement LTIP unit award to Ms. Tehrani for 15,000 LTIP units and authorized the grant of performance-based LTIP units to her of up to 7,500 LTIP units at maximum performance levels for each of the following performance periods: January 21, 2015 through December 31, 2016, 2017 and 2018.

        The inducement LTIP units vest 25% on each of the first four anniversaries of January 15, 2015, in the case of Mr. Glimcher, Mr. Yale and Ms. Indest, and of January 21, 2015, in the case of Ms. Tehrani, subject to the executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of employment).

        Under the performance-based LTIP unit awards authorized by the Compensation Committee on February 24, 2015, the actual number of performance-based LTIP units that will be granted for each performance period will be determined as a percentage of the maximum, based on WPG's achievement of the absolute and relative TSR goals as described in the table below.

	Performance-Based LTIP Units—First Performance Period Ending 12/31/16		Performance-Based LTIP Units—Second Performance Period Ending 12/31/17		Performance-Based LTIP Units—Third Performance Period Ending 12/31/18
Allocation	40% Absolute TSR		40% Absolute TSR		40% Absolute TSR
	60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT
Absolute TSR	>=16%	100%	>=24%	100%	>=32%	100%
	14%	83.3%	21%	83.3%	28%	83.3%
	12%	66.7%	18%	66.7%	24%	66.7%
	10%	50%	15%	50%	20%	50%
	8%	33.3%	12%	33.3%	16%	33.3%
	<8%	0%	<12%	0%	<16%	0%
Relative TSR: MSCI REIT Index	Index+1%	100%	Index+1%	100%	Index+1%	100%
	Index	75%	Index	75%	Index	75%
	Index–2%	50%	Index–2%	50%	Index–2%	50%
	Index–4%	0%	Index–4%	0%	Index–4%	0%

  Note:    There will be linear interpolation for TSR determinations on all awards between the provided ranges.

        The grant of the performance-based LTIP units is generally subject to each executive officer's continued employment through each applicable grant date (other than in connection with certain terminations of employment in the case of Mr. Glimcher and Mr. Yale).

        The performance-based LTIP units will be granted promptly and, in any event, within 15 days of the end of each performance period. The performance-based LTIP units granted to these executive officers with respect to the first, second and third performance periods will vest on January 15, 2018, in the case of Mr. Glimcher, Mr. Yale and Ms. Indest, and January 21, 2018, in the case of Ms. Tehrani, subject to the executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of employment in the case of Mr. Glimcher and Mr. Yale). Distributions will be paid on the performance-based LTIP units from and after the date of grant, subject to the Plan, the applicable award agreement and the certificate of designation for the LTIP units.

  Independent Compensation Advisor

        The Compensation Committee selected Board Advisory as its compensation advisor for 2014. Board Advisory provides the Compensation Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate Board Advisory as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

  •
  that Board Advisory does not provide any services to WPG except advisory services to the Compensation Committee;

  •
  that the amount of fees received from WPG by Board Advisory is not material as a percentage of Board Advisory's total revenue;

  •
  that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

  •
  that Board Advisory and its employees who provide services to the Compensation Committee do not have any business or personal relationship with any member of the Compensation Committee or any of WPG's executive officers; and

  •
  that Board Advisory and its employees who provide services to the Compensation Committee do not own any of WPG's common shares or preferred shares.

  Compensation Committee Process and Role of Chief Executive Officer

        In making its compensation decisions, the Compensation Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time from its consultant, Board Advisory, and from WPG's human resources department, finance department and officers. The Compensation Committee has access to individual members of management and employees and may invite them to attend any Compensation Committee meeting. The Compensation Committee also has the power and discretion to retain, at company expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

        In setting the 2014 compensation for the named executive officers (other than the Chief Executive Officer), the Compensation Committee also considered the recommendations of the Chief Executive Officer.

  Say-on-Pay Results

        At the 2015 annual meeting of WPG's shareholders, over 98% of WPG's shareholders voted to approve an advisory vote on WPG's executive compensation (the "say-on-pay vote"). A substantial majority of WPG's shareholders also voted, in an advisory vote, in favor of holding WPG's future say-on-pay votes every year. In light of the voting results with respect to the frequency of future say-on-pay votes, WPG currently intends to hold a say-on-pay vote every year until the next required vote on frequency. WPG is required to hold votes on frequency every six years.

  Clawback Provisions

        WPG has an executive compensation clawback policy that applies to any executive officer who the Compensation Committee determines engaged in fraud or intentional illegal conduct that materially contributed to the need for a restatement of WPG's financial statements. The clawback policy applies to all bonuses and other incentive and equity compensation awarded to the executive officer, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective, financial performance criteria measured during any part of the period covered by the restatement. To the extent that the performance-based compensation paid or awarded to such executive officer is greater than it would have been had it been calculated based upon the restated financial results, then the Compensation Committee may seek to recover from the executive the after-tax portion of the difference.

        In addition, Mr. Ordan's employment agreement provides that prior to WPG's adoption of a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010 ("Dodd-Frank Act"), Mr. Ordan's bonus and other equity or non-equity compensation are subject to recoupment by WPG's Board during his employment period and for three years thereafter (unless a longer period is required by law) to the extent that there is a restatement of WPG's consolidated financial statements, and if the payment, grant or vesting of such compensation is tied to the achievement of one or more specific performance targets such that the compensation would not have been paid, granted or vested in light of such restatement. Any amounts required to be repaid shall be adjusted to take into account any taxes Mr. Ordan has already paid.

        Pursuant to the terms of their inducement LTIP unit award agreements, each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton has agreed, at WPG's request, to promptly execute an amendment or modification of their inducement LTIP unit award agreement to reflect any clawback policy applicable to the executive's inducement LTIP units adopted by WPG or the Compensation Committee to comply with regulations promulgated by the SEC or the NYSE under the Dodd-Frank Act.

  Tax Treatment of Compensation

        Substantially all of the services rendered by the named executive officers are performed on behalf of the Operating Partnership. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Internal Revenue Code to the extent such compensation is attributable to services rendered to the operating partnership. Although WPG has not obtained a ruling on this issue, its management believes the positions taken in the rulings would apply to the Operating Partnership as well. If WPG later determines that compensation paid by the Operating Partnership to the named executive officers is subject to Section 162(m) of the Internal Revenue Code, then this could result in an increase to WPG's income subject to federal income tax and could require WPG to increase distributions to its shareholders in order to maintain its qualification as a REIT.

  Risk Considerations

        The Compensation Committee does not believe that WPG's compensation policies and practices applicable to its employees in 2014 were reasonably likely to have any material adverse effects relating to risk-taking incentives. In 2014, WPG had approximately 81 employees, of which approximately 24 were part time. These employees were generally paid in accordance with SPG pay practices. With regard to executive officer pay in 2014,

  •
  the emphasis was on long-term performance;

  •
  while the annual bonus plan was discretionary, the Compensation Committee considered multiple measures in awarding bonuses for 2014;

  •
  all incentive arrangements were capped;

  •
  there was multi-year vesting of equity awards and a claw-back policy applicable to performance-based compensation; and

  •
  internal controls and financial transparency limit the degree of financial risk that can be undertaken without scrutiny.

        WPG's Board also recently adopted share ownership guidelines applicable to WPG's executive officers to further mitigate excessive risk taking.

        As of June 30, 2015, WPG had approximately 520 employees, of which approximately 115 were part time. In 2014, the Glimcher Compensation Committee reviewed the former Glimcher employee compensation policies and practices as they relate to risk management practices and risk-taking incentives and concluded that there were no compensation practices that would result in risks having a material adverse effect on Glimcher. In 2015, WPG will conduct a similar review of the employee compensation policies and practices of the combined companies as WPG integrates Glimcher's operations. This evaluation will be overseen by the Compensation Committee, as contemplated by its charter.

  Policy on Hedging

        On February 24, 2015, WPG's Board adopted a hedging policy, pursuant to which WPG's Board and its executive officers are prohibited from hedging their ownership of WPG's shares, including trading in publicly-traded options, puts, calls or other derivative instruments related to WPG's shares or debt.

  Common Share Ownership Guidelines

        On February 24, 2015, WPG's Board established common share ownership guidelines for WPG's executive officers to encourage higher levels of common share ownership and further align their interests with those of WPG's shareholders.

        These guidelines are summarized in the table below. Executives are not required to purchase WPG common shares to reach these ownership guidelines. However, they are restricted from liquidating WPG common shares received as equity-based compensation (net of tax) until the guidelines are achieved and are required to retain at least 50% of WPG common shares earned under equity-based compensation plans once the guidelines have been met. The Board believes that these common share ownership guidelines, coupled with the use of equity-based compensation in WPG's annual and long-term incentive plans, will increase the level of executive common share ownership over time, which will further align the interests of WPG's executives with shareholders and further mitigate any unnecessary risk-taking on the part of the executives.

	Ownership Target (Greater of)
Position	Multiple of Salary		Number of WPG Common Shares
Executive Chairman	5	or	200,000
Vice-Chairman and Chief Executive Officer	5	or	200,000
Chief Financial Officer and Chief Operating Officer	3	or	75,000
Other Executive Officers	2	or	30,000

        On February 24, 2015, WPG's Board also established common share ownership guidelines for its non-management directors. See "Director Compensation—Director Common Share Ownership Guidelines" below for additional information.

Summary Compensation Table

        The following table sets forth annual compensation for fiscal years 2014 and 2013 for each of the named executive officers, to the extent applicable.

Name and Principal Position(s)	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)		Total ($)
Current Executive Officers:
Mark S. Ordan	2014	$597,945	$1,793,836	$5,299,505	$52,600	(5)	$7,743,886
Chief Executive Officer(4)
C. Marc Richards	2014	283,562	393,750	1,013,983	9,000	(7)	1,700,295
Chief Financial Officer(6)
Butch Knerr	2014	154,603	288,750	1,013,983	—		1,457,336
Executive Vice President and Chief Operating Officer
Robert P. Demchak	2014	234,247	246,094	506,991	120,629	(8)	1,107,961
General Counsel and Secretary
Michael Gaffney	2014	187,397	218,750	506,991	577	(7)	913,715
Senior Vice President of Capital Markets
Former Executive Officers:
Richard S. Sokolov	2014	—	—	—	—		—
Former Chief Executive Officer(9)	2013	—	—	—	—		—
Myles H. Minton	2014	259,233	415,000	675,988	415,000	(11)	1,765,221
Former Chief Operating Officer(10)

(1)
Represents the salary earned for 2014 from the date of employment, and, for Mr. Ordan, includes an additional payment of $129,808 for services provided by him prior to our separation from SPG on May 28, 2014.

(2)
Represents annual bonuses paid for 2014. See "—Compensation Discussion and Analysis—2014 Cash Bonuses" above for information on how these bonus amounts were determined.

(3)
Represents the total grant date fair value for financial statement purposes of all equity-based awards made to the named executive officers during 2014 determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation ("FASB ASC 718"). For a description of the assumptions used in computing the aggregate grant date fair values of these awards, see Note 8 to our consolidated financial statements for the year ended December 31, 2014 included elsewhere in this prospectus. These awards include the following: (a) inducement LTIP units for each of the named executive officers (other than Mr. Sokolov); (b) performance-based LTIP units for each of the named executive officers (other than Mr. Sokolov); and (c) an annual LTIP unit award for Mr. Ordan. See the Grant of Plan-Based Awards in 2014 table below for additional information. The grant date fair values of the performance-based LTIP units included in this column total $3.9 million, which reflects the probable outcome of the performance conditions on the grant date for financial statement reporting purposes under FASB ASC 718 and is less than at maximum achievement. As required by SEC rules, the grant date fair values of the performance-based LTIP units assuming maximum achievement are as follows: Mr. Ordan, $5.0 million; Mr. Richards, $865,350; Mr. Knerr, $865,350; Mr. Demchak, $432,675; Mr. Gaffney $432,675; and Mr. Minton $576,900.

(4)
Mr. Ordan became WPG's Executive Chairman on January 15, 2015.

(5)
Represents (a) the reimbursement of $50,000 of legal and advisor fees incurred by Mr. Ordan in connection with the negotiation of his employment agreement, which WPG agreed to pay pursuant to the terms of his employment agreement, and (b) a company 401(k) plan basic contribution of $2,600.

(6)
Mr. Richards became WPG's Executive Vice President and Chief Administrative Officer on January 15, 2015.

(7)
Represents company 401(k) plan matching and basic contributions.

(8)
Represents reimbursed relocation expenses totaling $64,185 and a tax gross-up on such amount of $56,444.

(9)
Mr. Sokolov, SPG's President and Chief Operating Officer, served as a director and WPG's Chief Executive Officer from December 17, 2013 until May 28, 2014 and as Chairman of WPG's Board from May 28, 2014 through January 15, 2015. He continues to serve as one of WPG's directors. He did not receive any compensation from WPG, or any separate compensation from SPG, for serving as WPG's Chief Executive Officer, as Chairman of WPG's Board or as one of WPG's directors.

(10)
Mr. Minton's employment as WPG's Chief Operating Officer terminated effective December 1, 2014. He continued to be employed by WPG as a non-executive employee from that date through January 15, 2015, when he ceased to be an employee.

(11)
Represents Mr. Minton's accrued severance payment.

Grants of Plan-Based Awards in 2014

        The following table presents grants of plan-based awards made in 2014 to the named executive officers.

				Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
							Grant Date Fair Value of Stock Awards ($)
		Date of Bd. or Comp. Comm. Approval
Name	Grant Date(1)		Type of Award	Threshold (#)	Maximum (#)
Current Executive Officers:
Mark S. Ordan	12/31/14	(4)	Annual LTIP Units	4,718	35,298		$0
	6/25/14	(4)	Inducement LTIP Units			153,610	3,000,000
	5/28/14	(4)	Performance-based LTIP Units	34,101	256,017		2,299,505
C. Marc Richards	8/25/14	(5)	Inducement LTIP Units			30,000	576,900
	8/25/14	(5)	Performance-Based LTIP Units	5,994	45,000		437,083
Butch Knerr	8/25/14	(5)	Inducement LTIP Units			30,000	576,900
	8/25/14	(5)	Performance-based LTIP Units	5,994	45,000		437,083
Robert P. Demchak	8/25/14	(5)	Inducement LTIP Units			15,000	288,450
	8/25/14	(5)	Performance-based LTIP Units	2,997	22,500		218,541
Michael Gaffney	8/25/14	(5)	Inducement LTIP Units			15,000	288,450
	8/25/14	(5)	Performance-based LTIP Units	2,997	22,500		218,541
Former Executive Officers:
Richard S. Sokolov	—	—	—	—	—	—	—
Myles H. Minton	8/25/14	(5)	Inducement LTIP Units			20,000	384,600
	8/25/14	(5)	Performance-based LTIP Units	3,996	30,000		291,388

(1)
Represents the grant dates determined for financial statement reporting purposes pursuant to FASB ASC Topic 718 for the equity awards made to the named executive officers in 2014.

(2)
The number of annual LTIP units shown in the table represent the threshold and maximum number of annual LTIP units that could be earned by Mr. Ordan for 2014 pursuant to the terms of his employment agreement.

  There was no target level of performance. The number of performance-based LTIP units shown in the table represent the threshold and maximum number of performance-based LTIP units that can be earned by each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton (in the case of Mr. Ordan, under his employment agreement, and, in the case of the other named executive officers, under the performance-based LTIP unit awards authorized by the Compensation Committee on August 25, 2014). There are no target levels of performance. There are three performance periods: from May 28, 2014, the date of our separation from SPG for Mr. Ordan, and August 25, 2014, the date that the Compensation Committee authorized the awards to Messrs. Richards, Knerr, Demchak, Gaffney and Minton, to (a) December 31, 2015, (b) December 31, 2016 and (c) December 31, 2017. The threshold and maximum number of performance-based LTIP units that can be granted to each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton in respect of each performance period is set forth in the tables below. The actual number of performance-based LTIP units that will be granted to these named executive officers for each performance period will be determined as a percentage of the maximum, based on WPG's achievement of absolute and relative (versus the MSCI REIT Index), TSR goals, with 40% of the performance-based LTIP units available for grant with respect to each performance period based on the achievement of the absolute TSR goals and 60% based on the achievement of the relative TSR goals. The grant of the LTIP units is generally subject to each executive officer's continued employment through each applicable grant date. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

	Performance-Based LTIP Units—At Threshold (#)
Name	Performance Period Ending 12/31/15	Performance Period Ending 12/31/16	Performance Period Ending 12/31/17
Mark S. Ordan	13,641	10,230	10,230
C. Marc Richards	1,998	1,998	1,998
Butch Knerr	1,998	1,998	1,998
Robert P. Demchak	999	999	999
Michael Gaffney	999	999	999
Myles H. Minton	1,332	1,332	1,332

	Performance-Based LTIP Units—At Maximum (#)
Name	Performance Period Ending 12/31/15	Performance Period Ending 12/31/16	Performance Period Ending 12/31/17
Mark S. Ordan	102,407	76,805	76,805
C. Marc Richards	15,000	15,000	15,000
Butch Knerr	15,000	15,000	15,000
Robert P. Demchak	7,500	7,500	7,500
Michael Gaffney	7,500	7,500	7,500
Myles H. Minton	10,000	10,000	10,000
(3)
Represents inducement LTIP units awarded in 2014 to each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton in connection with their initial employment by WPG.

(4)
We are contractually obligated to make annual awards of LTIP units to Mr. Ordan, as well as his inducement LTIP and his performance-based LTIP units for the performance periods ending December 31, 2015, 2016 and 2017, pursuant to the terms of his employment agreement, which was entered into on February 25, 2014, effective as of, and contingent upon, the consummation of our separation from SPG, which took place on May 28, 2014. WPG's Board prior to our separation from SPG, which consisted of Messrs. Simon and Sokolov, ratified and confirmed Mr. Ordan's employment agreement by unanimous written consent dated May 6, 2014. WPG's Board immediately following the separation, which, in addition to Messrs. Simon and Sokolov, was expanded to include Messrs. Ordan, Conforti, Laikin and White and Ms. Soffer, ratified Mr. Ordan's employment agreement on June 4, 2014.

  Mr. Ordan's employment agreement provides that he will be granted annual LTIP units, with respect to each fiscal year during the term of the employment agreement, to be made no later than promptly following the completion of WPG's audited financial statements for such fiscal year and on terms no less favorable than annual awards of LTIP units made to WPG's other senior executives. Under his employment agreement, the number of annual LTIP units to be awarded each fiscal year will equal the "annual LTIP award cash equivalent" in respect of such fiscal year, divided by the average closing price of WPG's common shares for the final 15 trading days of the applicable fiscal year. The "annual LTIP award cash equivalent" under his original employment agreement was an amount, not greater than $750,000 for 2014 and, pursuant to an amendment to his employment agreement, two times his annual base salary at target and three times his annual base salary at maximum for fiscal years after 2014, determined based on the achievement of TSR goals to be established by the Compensation Committee in consultation with Mr. Ordan not later than the 90th day of the applicable fiscal year for fiscal years beginning after 2014. For 2014, the TSR goals were provided for in his employment agreement. For 2014, the $750,000 was subject to pro-ration based on the number of calendar days from March 15, 2014 through the end of 2014. Mr. Ordan's annual LTIP units vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which the annual LTIP units are granted, subject to Mr. Ordan's continued employment through the applicable vesting date (other than in connection with certain terminations of his employment). No annual LTIP units were granted to Mr. Ordan for 2014 because the TSR goals applicable to his annual LTIP unit award for 2014 were not met.

  The Compensation Committee approved the grant of Mr. Ordan's inducement LTIP units required by the terms of his employment agreement on June 25, 2014 once the number of his inducement LTIP units could be determined.

  The Compensation Committee will grant Mr. Ordan's performance-based LTIP units to him as required by the terms of his employment agreement within 15 days after the end of each performance period based on the level of achievement of the absolute and relative TSR goals for the applicable performance periods.

(5)
The Compensation Committee approved the grant of the inducement LTIP units to these named executive officers on August 25, 2014. The Compensation Committee authorized the grant of the performance-based LTIP units for the performance periods ending December 31, 2015, 2016 and 2017 to these named executive officers on August 25, 2014 and will grant the performance-based LTIP units to Messrs. Richards, Knerr, Demchak and Gaffney within 15 days after the end of each performance period based on the achievement of the absolute and relative TSR goals for the applicable performance periods. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

        WPG has entered into employment agreements with each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton. For information regarding the terms of the employment agreements, see "—Compensation Discussion and Analysis—Employment Agreements with the Named Executive Officers," "—Amendments to Employment Agreements with Mr. Ordan and Mr. Richards" and "—Transition and Consulting Agreement with Mr. Ordan" above and, for each of the executive officers (other than Mr. Minton), "—Potential Payments Upon Termination or Change in Control" below. Mr. Minton's employment terminated on January 15, 2015. For information regarding the payments WPG made to him, see "—Payments Made to Mr. Minton Upon Termination of Employment" below.

        The material terms of the equity awards reported in the Grants of Plan-Based Awards in 2014 table, including a general description of the criteria to be applied in determining the amounts payable, are described in "—Compensation Discussion and Analysis—LTIP (Long-Term Incentive Plan) Unit Awards" above.

Outstanding Equity Awards at 2014 Fiscal Year-End

        The following table provides information concerning equity awards for each named executive officer outstanding as of December 31, 2014.

	Stock Awards
Name	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Current Executive Officers:
Mark S. Ordan	Inducement LTIP Units	153,610	(2)	$2,645,164
	Performance-based LTIP Units				256,017	(3)	$4,408,613
C. Marc Richards	Inducement LTIP Units	30,000	(2)	516,600
	Performance-based LTIP Units				45,000	(3)	774,900
Butch Knerr	Inducement LTIP Units	30,000	(2)	516,600
	Performance-based LTIP Units				45,000	(3)	774,900
Robert P. Demchak	Inducement LTIP Units	15,000	(2)	258,300
	Performance-based LTIP Units				22,500	(3)	387,450
Michael Gaffney	Inducement LTIP Units	15,000	(2)	258,300
	Performance-based LTIP Units				22,500	(3)	387,450
Former Executive Officers:
Richard S. Sokolov	—	—		—	—		—
Myles H. Minton	Inducement LTIP Units	20,000	(2)	344,400
	Performance-based LTIP Units				30,000	(3)	516,600

(1)
The amounts are calculated by multiplying $17.22, the closing price of WPG's common shares on December 31, 2014 as reported by the NYSE, by the applicable number of LTIP units.

(2)
Mr. Ordan's inducement LTIP units vest 25% on each of May 28, 2015, 2016, 2017 and 2018, subject to his continued employment on the applicable vesting date (other than in connection with certain terminations of employment). The inducement LTIP units for the other named executive officers vest 25% on each of August 25, 2015, 2016, 2017 and 2018, subject to the named executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of employment). The vesting of Mr. Minton's 20,000 inducement LTIP units accelerated in connection with termination of his employment on January 15, 2015.

(3)
The performance-based LTIP units are shown at maximum. Other than in connection with certain terminations of employment, once granted based on the level of achievement of the performance criteria, the actual number of performance-based LTIP units granted will vest on May 28, 2017 for the performance periods ending on December 31, 2015 and 2016 and on the applicable grant date in 2018 for the performance period ending on December 31, 2017, subject to continued employment through the applicable vesting date. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

Potential Payments upon Termination or Change of Control

        The employment agreements that WPG entered into with each of Messrs. Ordan, Richards, Knerr, Demchak and Gaffney provide for severance and change in control payments upon various triggering events. The employment agreements and/or the equity award agreements also provide for the acceleration of vesting of certain equity awards. These payment and equity acceleration provisions are summarized below. Effective January 1, 2016, Mr. Ordan will no longer be an employee and any obligations we have under his employment agreement will terminate and be replaced by our obligations under his transition and consulting agreement.

  Employment Agreement with Mr. Ordan

        In the event of a termination of Mr. Ordan's employment by WPG other than for "cause" or by Mr. Ordan for "good reason," Mr. Ordan is entitled to:

  •
  a lump sum cash payment consisting of the following (the "Accrued Obligations"): (i) accrued but unpaid annual base salary and unused vacation pay, (ii) accrued but unpaid bonus for the prior fiscal year and (iii) reimbursement of incurred but unpaid business expenses;

  •
  an amount equal to two times the sum of (i) Mr. Ordan's annual base salary and (ii) his target annual bonus (the "Severance Payment");

  •
  the ability to purchase, on an after-tax basis, group health benefits otherwise offered to WPG's active employees until Mr. Ordan attains (or, in the case of his death, would have attained) age 65 (to the extent permitted by WPG's group health insurance carrier and as would not cause WPG to incur tax or other penalties) (the "Post-Employment Health Care Benefit");

  •
  full vesting of any outstanding inducement LTIP units, annual LTIP units and performance-based LTIP units held by him, and waiver of any service-based vesting condition on any other outstanding equity-based or long-term performance awards (the "Full Vesting Benefit");

  •
  the granting of his annual LTIP units and performance-based LTIP units for any current performance period or completed performance periods (to the extent such grants were not previously made), based on actual performance through the date of termination (or the end of the applicable performance period, if earlier), which will be fully vested at grant (the "Grant Benefit" and, together with the Full Vesting Benefit, the "Equity Award Vesting Benefits"); and

  •
  to the extent not previously paid or provided, any other amounts or benefits required to be paid or provided to Mr. Ordan or that he is eligible to receive under any plan, program, policy or practice or contract or agreement of WPG or any affiliated company (the "Other Benefits").

        Mr. Ordan's receipt of the Severance Payment, the Post-Employment Health Care Benefit and the Equity Award Vesting Benefits is contingent on his timely execution and non-revocation of a release of claims in favor of WPG and its affiliates.

        In the event of a termination of Mr. Ordan's employment due to death, Mr. Ordan's legal representatives are entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits, contingent on, in the case of vesting of Mr. Ordan's inducement LTIP units, his legal representatives' timely delivery and non-revocation of a release of claims in favor of WPG and its affiliates, as required by Mr. Ordan's inducement LTIP units award agreement; and

  •
  the Other Benefits, which will include for Mr. Ordan any death benefits in effect as of the date of his death with respect to WPG's senior executives.

        In the event of a termination of Mr. Ordan's employment due to disability, Mr. Ordan is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits, contingent on Mr. Ordan timely executing and not revoking a release of claims in favor of WPG and its affiliates; and

  •
  the Other Benefits, which will include any short-term and long-term disability benefits as in effect on the date of his disability with respect to WPG's senior executives.

        Pursuant to his employment agreement, in the event of a change in control, performance in respect of his annual LTIP unit awards and his performance-based LTIP units for any performance periods in effect as of the change in control (the current fiscal year in the case of annual LTIP unit awards and each current performance period for the performance-based LTIP units) will be based on actual performance as of the change in control (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), and such awards shall otherwise remain outstanding in accordance with their terms and his employment agreement.

        If Mr. Ordan's employment is terminated by WPG other than for cause or by Mr. Ordan for good reason, in each case (i) before a change in control but after a definitive agreement is executed, the consummation of which would result in a change in control, and such termination arose in connection with or in anticipation of a change in control or (ii) upon or within two years after a change in control, then, in lieu of any other severance benefits, Mr. Ordan is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  a Severance Payment equal to two times the sum of (i) Mr. Ordan's annual base salary and (ii) target bonus for the year of termination of employment or the year of the change in control (whichever is greater);

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits; and

  •
  the Other Benefits.

        In the event of a termination of Mr. Ordan's employment by WPG for cause, he is entitled to:

  •
  the payment of the Accrued Obligations (which will be deemed not to include his accrued but unpaid annual bonus for the prior fiscal year); and

  •
  the Other Benefits.

        In the event of a termination of Mr. Ordan's employment by him without good reason or the termination of Mr. Ordan's employment at the end of the initial three-year employment period due to non-renewal of his employment agreement by WPG or Mr. Ordan, he is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit; and

  •
  the Other Benefits.

        Pursuant to the terms of Mr. Ordan's original employment agreement and his inducement LTIP unit award agreement, in the event of a termination of his employment period on the last day of the initial three-year employment period due to non-renewal by WPG of his employment agreement, and subject to Mr. Ordan's (i) continued employment during such initial three-year employment period and (ii) execution (and non-revocation) of a general release of claims against WPG and its affiliates, then his remaining unvested inducement LTIP units will vest on May 28, 2018. Under the January 15, 2015 and March 27, 2015 amendments to his employment agreement, in the event of termination of his employment at the end of his initial three-year employment period due to either WPG or Mr. Ordan giving notice of non-renewal of his employment agreement, Mr. Ordan will be entitled to Equity Award Vesting Benefits as of May 28, 2017 with respect to all of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units, except that his 2017 annual LTIP unit award will be pro-rated for the period of his employment in 2017 instead of not pro-rated.

        Under his employment agreement, Mr. Ordan is subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants and one-year post-employment non-competition, non-solicitation of employees, customers, suppliers, licensees or other business relations of our company, and non-hire covenants.

        In the event that payments or benefits owed to Mr. Ordan constitute "parachute payments" (within the meaning of Section 280G of the Internal Revenue Code) and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Ordan receiving a higher net-after-tax amount than he would have absent such reduction.

  Transition and Consulting Agreement with Mr. Ordan

        From the January 1, 2016 transition date, the consulting agreement will supersede Mr. Ordan's employment agreement, subject to certain limited exceptions set forth in the consulting agreement. Mr. Ordan's consulting services under the consulting agreement may be terminated after the transition date and prior to the expiration date by either Mr. Ordan or WPG on not less than 30 days' advance written notice, but if terminated by WPG other than for cause or by Mr. Ordan as a result of a material breach of the consulting agreement by WPG, WPG will pay to Mr. Ordan, in addition to accrued but unpaid amounts, any unpaid portion of the consulting fee that would have been payable through May 28, 2017 had such termination not occurred.

  Employment Agreements with Messrs. Richards, Knerr, Demchak and Gaffney

        Pursuant to the employment agreements with Messrs. Richards (under his original employment agreement), Knerr, Demchak and Gaffney, if the applicable executive's employment is terminated by WPG other than for "cause" or by the executive for "good reason" (within six months after the good reason event), then subject to the executive timely executing (and not revoking) a general release of claims against WPG, the executive will be entitled to receive the following payments and benefits from WPG on the fifth business day after the expiration of the release execution and revocation period:

  •
  if a change in control has not occurred within the 24 months prior to the executive's termination of employment, a lump sum cash Severance Payment equal to the executive's annual base salary in effect immediately prior to the date of termination; or

  •
  if a change in control has occurred within 24 months prior to the executive's termination of employment, a lump sum cash Severance Payment equal to the sum of (i) the executive's annual base salary in effect immediately prior to the date of termination and (ii) the executive's target annual bonus for the year in which the date of termination occurs, and, unless otherwise agreed to by the executive, the waiver of any service-based vesting conditions with respect to any outstanding long-term incentive awards held by the executive.

        In addition, pursuant to their inducement LTIP unit award agreements, in the event of a termination of the employment of Messrs. Richards, Knerr, Demchak or Gaffney by WPG other than for cause or by the executive for good reason, in each case in accordance with the terms of their employment agreement (subject to the applicable executive executing (and not revoking) a general release of claims against WPG), all remaining unvested inducement LTIP units will vest (the "Service-Based Vesting Benefit").

        Pursuant to the amendment to Mr. Richards' employment agreement effective January 15, 2015, in lieu of the foregoing, if his employment is terminated by WPG other than for cause or by him for good reason (without regard to there having been a change in control), Mr. Richards, subject to executing (and not revoking) a general release of claims against WPG and its affiliates, would be entitled to:

  •
  a lump sum cash Severance Payment equal to two times the sum of his (i) annual base salary in effect immediately prior to the date of termination and (ii) target annual cash bonus for the year of termination (or the most recently completed fiscal year if no target is set for the year of termination); and

  •
  the Service-Based Vesting Benefit and an Equity Award Vesting Benefit with respect to the acceleration of his performance-based LTIP units.

        The employment agreements with Messrs. Richards, Knerr, Demchak and Gaffney do not provide for any payments or equity acceleration in the event of the executive's disability or death or termination of employment by WPG for cause or by the executives without good reason.

        Pursuant to their inducement LTIP unit award agreements, each of Messrs. Richards, Knerr, Demchak and Gaffney also is subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants and one-year post-employment non-competition, non-solicitation of employees, customers, suppliers, licensees or other business relations, and non-hire covenants. Upon the executive's breach of any of these restrictive covenants, all of the executive's unvested and vested inducement LTIP units will be forfeited.

  Definitions

        For purposes of the employment agreements:

        "Cause" is generally defined to mean:

  •
  in the case of Mr. Ordan, his willful failure to perform or substantially perform his material duties with WPG (subject to a 30-day cure period) and, in the case of the other executives, the executive's willful failure to perform or substantially perform the executive's duties with WPG (subject to a 30-day cure period);

  •
  illegal conduct or gross misconduct by the executive that is willful and demonstrably and materially injurious to WPG's business, financial condition or reputation;

  •
  a willful and material breach by Mr. Ordan of his obligations under his employment agreement, including without limitation a material and willful breach of the restrictive covenants and confidentiality provisions contained therein, and, in the case of the other executives, the executive's willful and material breach of any noncompetition or nonsolicitation restrictive covenants or confidentiality provisions set forth in any written agreement with WPG (in each case, subject to a 30-day cure period); or

  •
  Mr. Ordan's conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct or in the case of the other executives, the executive's indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

        Under Mr. Ordan's employment agreement, any termination of his employment for cause requires the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding Mr. Ordan, if he is then a member of the Board), with the Board finding in good faith that he is guilty of the conduct described above and specifying the particulars thereof in detail.

        "Change in Control" generally means:

  •
  in the case of Mr. Ordan,

  •
  any person, entity or group, together with all affiliates and associates of such person, entity or group, becoming the beneficial owner, directly or indirectly, of 25% or more of WPG's then outstanding voting securities entitled to vote generally in the election of directors (with exceptions for securities held by any of WPG's employee benefit plans or related trusts or of those of any of its subsidiaries);

  •
  a change in a majority of the members of WPG's Board from the individuals who were serving on the Board on May 28, 2014 (with specified exceptions for individuals whose election as a director or nomination for election as a director was approved by a majority of the directors then comprising the incumbent Board other than as a result of an actual or threatened election contest or threatened solicitation of proxies by other than the Board);

  •
  consummation of a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all of WPG's assets, unless, following the transaction (i) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of WPG's outstanding voting securities immediately before the transaction in substantially the same proportions as their beneficial ownership, immediately before the transaction, of WPG's outstanding voting securities, (ii) no person, entity or group beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors (with exceptions for securities held by WPG, by any of WPG's employee benefit plans or related trusts or of the corporation resulting from such transaction and any person, entity or group beneficially owning immediately prior to the transaction, directly or indirectly, 25% or more of WPG's outstanding voting securities), and (iii) at least a majority of the board of directors of the resulting corporation were members of WPG's incumbent Board at the time of the execution of the initial agreement providing for such transaction; or

  •
  approval by WPG's shareholders of its complete liquidation or dissolution.

  •
  in the case of the employment agreements with the other executives,

  •
  any person, entity or group, together with all affiliates and associates of such person, entity or group, becoming the beneficial owner, directly or indirectly, of more than 25% of WPG's then outstanding voting securities entitled to vote generally in the election of directors (with exceptions for securities held by any of WPG's employee benefit plans or related trusts or of those of any of its subsidiaries);

  •
  a change in a majority of the members of WPG's Board within a 12-month period (with specified exceptions for individuals whose election as a director or nomination for election as a director was approved by a majority of the directors then comprising the incumbent

      Board other than as a result of an actual or threatened election contest or threatened solicitation of proxies by other than the Board);

    •
    consummation of a reorganization, merger, consolidation or similar transaction involving WPG, or the sale or other disposition of all or substantially all of WPG assets, unless, following the transaction (i) the beneficial owners of WPG's outstanding voting securities entitled to vote generally in the election of directors immediately before the transaction beneficially own more than 60% of the outstanding voting securities of the entity resulting from the transaction (including the entity that as a result of the transaction directly or indirectly owns WPG or all or substantially all of its assets) in substantially the same proportions as their ownership immediately before the transaction, (ii) no person, entity or group beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors (with exceptions for securities held by WPG, by any of WPG's employee benefit plans or related trusts or of the corporation resulting from such transaction and any person, entity or group beneficially owning immediately prior to the transaction, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities resulting from such transaction entitled to vote generally in the election of directors), and (iii) at least a majority of the board of directors of the resulting corporation were members of WPG's incumbent Board at the time of the execution of the initial agreement providing for such transaction; or

    •
    approval by WPG's shareholders of its complete liquidation or dissolution.

        "Disability" means for Mr. Ordan's employment agreement his "permanent and total disability" as defined in Section 22(e)(3) of the Internal Revenue Code.

        "Good Reason" generally means the occurrence of any one of the following events without the prior written consent of the executive:

  •
  in the case of Mr. Ordan (subject to a 30-day cure period by WPG after notice from Mr. Ordan within 60 days of the occurrence of the good reason event),

  •
  a material diminution of the executive's duties or responsibilities, authorities, powers or functions (including for Mr. Ordan (i) before January 15, 2015, his removal, without cause, from WPG's Board, his failure to be nominated to WPG's Board, his ceasing to be WPG's Chief Executive Officer or the assignment of duties inconsistent with the Chief Executive Officer position, and (ii) after January 15, 2015 pursuant to the amendment to his employment agreement, his removal, without cause from WPG's Board, his failure to be nominated to WPG's Board, his ceasing to be Chairman of WPG's Board, his ceasing to be WPG's senior-most executive officer or the assignment to him of duties inconsistent with the Executive Chairman position);

  •
  a relocation that would result in Mr. Ordan's principal location of employment being moved 35 miles or more away from the Washington, D.C. metropolitan area, and, as a result, his commute increasing by 35 miles or more; or

  •
  any material breach of his employment agreement by WPG, including without limitation any material breach of the LTIP unit award agreements or Mr. Ordan being required to report other than solely and directly to the Board.

  •
  in the case of the employment agreements with the other executives (subject to a 60-day cure period by WPG after notice from the executive within 60 days of the occurrence of the good reason event),

    •
    a material diminution of the executive's base pay, duties, responsibilities, authorities, powers or functions as of the date the executive's employment agreement was entered into;

    •
    a relocation that would result in the executive's principal location of employment being moved 50 miles or more away from his principal location as of the date the employment agreement, and, as a result, the executive's commute increasing by 50 miles or more; or

    •
    the failure by WPG to obtain a satisfactory agreement from any successor to assume and perform its obligations under the employment agreement.

  Estimated Post-Employment Payments Under Alternative Termination Scenarios

        The following table sets forth the estimated potential payments and benefits to Messrs. Ordan, Richards, Knerr, Demchak and Gaffney upon termination of employment or a change in control. For purposes of estimating these amounts, as required under SEC rules, we have assumed the triggering event took place on December 31, 2014, except as otherwise indicated, which is the last business day of WPG's last completed fiscal year, and that the price per share of WPG's common shares was the closing market price on December 31, 2014 of $17.22. For purposes of the change in control Severance Payments and Service-Based Vesting Benefits for the named executive officers (other than Mr. Ordan) set forth in the table below, we have assumed that the change in control took place prior to, and that the termination of employment took place on, December 31, 2014.

        The estimated amounts set forth below include only the incremental payments and benefits that would have been owed to each of these executive officers upon the various indicated termination events. These amounts do not include amounts that otherwise would be owed to the executives upon termination of employment, including Accrued Obligations and Other Benefits that are generally available to all salaried employees. No amounts are included in the table for the Post-Employment Health Care Benefit to which Mr. Ordan is entitled under various triggering events because that benefit is required to be paid for by him.

        Actual amounts to be paid can only be determined upon actual termination of employment and, accordingly, may differ from the amounts shown below.

	Termination by WPG for Cause or by the Executive without Good Reason	Termination Due to Non-Renewal of Initial Three-Year Employment Period		Termination Due to Death or Disability		Termination by WPG Other Than for Cause or by the Executive for Good Reason		Termination by WPG Other Than for Cause or by the Executive for Good Reason Within 24 Months Following a Change in Control(1)
Mark. S. Ordan
Severance Payment	$—	$—		$—		$4,500,000		$4,500,000
Equity Award Vesting Benefits	—	661,300	(2)	2,645,164	(3)	2,645,164	(3)	2,645,164	(3)
Total	—	661,300		2,645,164		7,145,164		7,145,164
C. Marc Richards
Severance Payment	—	—		—		450,000	(4)	1,125,000	(4)
Service-Based Vesting Benefit	—	—		—		516,600	(4)	516,600	(4)
Total	—	—		—		966,600	(4)	1,641,600	(4)
Butch Knerr
Severance Payment	—	—		—		495,000		1,361,250
Service-Based Vesting Benefit	—	—		—		516,600		516,600
Total	—	—		—		1,011,600		1,877,850
Robert P. Demchak
Severance Payment	—	—		—		375,000		796,875
Service-Based Vesting Benefit	—	—		—		258,300		258,300
Total	—	—		—		633,300		1,055,175
Michael Gaffney
Severance Payment	—	—		—		300,000		637,500
Service-Based Vesting Benefit	—	—		—		258,300		258,300
Total	—	—		—		558,300		895,800

(1)
Pursuant to Mr. Ordan's employment agreement, he would be entitled to receive the Severance Payment and Equity Award Vesting Benefits shown in this column if his employment were terminated by WPG other than for cause or by Mr. Ordan for good reason, in each case (a) before a change in control but after a definitive agreement is executed, the consummation of which would result in a change in control, and such termination arose in connection with or in anticipation of a change in control or (b) upon or within two years after a change in control. For the other executives, they would be entitled to receive the Severance Payments and Service-Based Vesting Benefits shown in this column if a change in control had occurred within 24 months prior to the date of the executive's termination of employment by WPG other than for cause or by the executive for good reason (within six months after the good reason event). The employment agreements with each of the executives (other than Mr. Ordan) express the executive's target annual bonus as a percentage of base salary, as follows: Mr. Richards, 100% to 200%; Mr. Knerr, 150% to 200%; and Messrs. Demchak and Gaffney, 75% to 150%. For purposes of calculating the severance payments in this column, we have assumed the executive's target annual bonus was equal to the mid-point of such range.

(2)
Represents the value based on the closing price of WPG's common shares on December 31, 2014 of $17.22 per share of the vesting on May 28, 2018 of the last 25% installment of Mr. Ordan's inducement LTIP units in the event that his employment is terminated at the end of his initial three-year employment period due to non-renewal by WPG of his employment agreement, as provided in Mr. Ordan's original employment agreement and his inducement LTIP unit award agreement. Does not include any other amounts relating to vesting in the event of termination of Mr. Ordan's employment at the end of his initial three-year employment period due to either WPG or Mr. Ordan giving notice of non-renewal of his employment agreement, as amended, as such amounts are not currently determinable. Under the January 15, 2015 and March 27, 2015 amendments to his employment agreement, any such termination of his employment will entitle him to Equity Award Vesting Benefits as of May 28, 2017 with respect to all of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units, except that his 2017 annual LTIP unit award will be pro-rated for the period of his employment in 2017. In addition to the vesting of the last 25% installment of Mr. Ordan's inducement units, the grant and vesting of his performance-based LTIP units for the performance period ending December 31, 2017, the vesting of his 2015 and 2016 annual LTIP unit awards and the grant and vesting of his 2017 annual LTIP unit award would be accelerated. If the amendment to Mr. Ordan's employment agreement had been in effect on December 31, 2014, no amount would be attributable to the acceleration of the performance-based LTIP units and the annual LTIP unit awards had such acceleration taken place on December 31, 2014 because the performance metrics for Mr. Ordan's performance-based LTIP units were not met on December 31, 2014 and his 2015, 2016 and 2017 annual LTIP unit awards would not have yet been granted.

(3)
Represents acceleration of the inducement LTIP units held by Mr. Ordan. Although his performance-based LTIP units are subject to potential acceleration upon the triggering events set forth in the table, because WPG did not meet the performance metrics for these awards at December 31, 2014, no amounts are attributable to acceleration of those awards at that date. Accordingly, no amounts are included in the table for the acceleration of Mr. Ordan's performance-based LTIP units at December 31, 2014.

(4)
The termination payment and equity acceleration provisions in Mr. Richards' original employment agreement were modified in the amendment to Mr. Richards' employment agreement, which became effective January 15, 2015. As modified, in the event his employment is terminated by WPG other than for cause or by Mr. Richards for good reason (without regard to whether a change in control has occurred) he is entitled to a Severance Payment of two times the sum of his (a) annual base salary in effect immediately prior to the date of termination and (b) target annual cash bonus for the year of termination (or the most recently completed fiscal year if no target is set for the year of termination), and, in addition to the acceleration of the vesting of his inducement LTIP units, an Equity Award Vesting Benefit with respect to the acceleration of his performance-based LTIP units. Had the amendment to his employment agreement been in effect at December 31, 2014 and his employment been terminated either by WPG other than for cause or by him for good reason on that date, he would have been entitled to receive, instead of the amounts shown in the table, a Severance Payment of $2,250,000 and a Service-Based Vesting Benefit of $516,600, or a total of $2,766,600. No amount is attributable to Mr. Richards' Equity Award Vesting Benefit had his amended employment agreement been in effect on December 31, 2014 because WPG did not meet the performance metrics for his performance-based LTIP units at that date.

Payments Made to Mr. Minton Upon Termination of Employment

        WPG entered into an employment agreement with Mr. Minton, dated as of June 3, 2014, which was in the same form as the employment agreements with Messrs. Richards, Knerr, Demchak and Gaffney. On January 5, 2015, WPG entered into a transition and consulting agreement with Mr. Minton in connection with the termination of his employment, effective January 15, 2015.

        The transition and consulting agreement with Mr. Minton is effective as of December 1, 2014, and modified his employment agreement to provide that (i) his employment as WPG's Chief Operating Officer terminated as of December 1, 2014, and (ii) his employment as an untitled employee of WPG would terminate upon the earlier of the closing of the Merger or January 15, 2015. The transition and consulting agreement further provides that for six months after his termination of employment Mr. Minton will make himself reasonably available to provide consulting and advisory services to WPG for up to eight hours per week.

        The transition and consulting agreement also provides that, prior to the termination of his employment, Mr. Minton would continue to receive an annual base salary at a rate of $415,000, reimbursement for reasonable business expenses, and would continue to remain eligible to participate in WPG's welfare and fringe benefit plans. However, he would not be entitled to participate in long-term cash or equity incentive plans.

        Upon Mr. Minton's termination of employment on January 15, 2015, which was deemed to be a termination other than for "cause" under his employment agreement, Mr. Minton became entitled to receive a lump sum cash severance payment of $415,000, which was paid to him following his termination of employment, and to accelerated vesting of 20,000 inducement LTIP units under his inducement LTIP unit award agreement. He also received the following payments: (x) his accrued but unpaid base salary through January 15, 2015, (y) a cash payment equal to 25.5 days of base salary, which represented payment for accrued vacation and (z) Mr. Minton's earned annual bonus in respect of fiscal year 2014, which WPG determined to be $415,000. In addition, as of Mr. Minton's termination of employment, WPG waived the non-competition covenant contained in his inducement LTIP unit award agreement.

        Under the transition and consulting agreement, Mr. Minton also received a cash payment in respect of his services for the six-month consulting period equal to the value of 10,000 common shares measured based on the closing price of WPG's common shares on the trading day immediately preceding the closing of the Merger, or a lump sum of $179,700, which has been paid to him. In the event that the consulting period is terminated by WPG for "cause" or due to Mr. Minton's resignation for any reason, Mr. Minton will be required to repay a pro-rated portion of the consulting fee based on the number of days remaining in the consulting period as of the date of such termination.

        The transition and consulting agreement provides that Mr. Minton is subject to perpetual confidentiality and cooperation covenants, and a non-solicitation covenant with respect to employees, customers, suppliers, licensees or other business relations of our company that runs for one year following January 15, 2015.

Compensation Committee Interlocks and Insider Participation

        WPG was formed on December 17, 2013 as a wholly owned subsidiary of SPG. Prior to our separation from SPG on May 28, 2014, Mr. Simon, Chairman of the Board and Chief Executive Officer of SPG, and Mr. Sokolov, President and Chief Operating Officer of SPG, on behalf of SPG and WPG, recruited Mr. Ordan to serve as WPG's new Chief Executive Officer, effective upon our separation from SPG, and in consultation with senior SPG executives, negotiated and approved the terms of his employment agreement. Subsequently, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, recruited the balance of WPG's initial executive team, which included: Mr. Richards, Chief Financial

Officer; Mr. Demchak, General Counsel and Secretary; Mr. Gaffney, Senior Vice President of Capital Markets; and Mr. Minton, Chief Operating Officer (until December 1, 2014), and negotiated their base salaries and annual bonus opportunities. Prior to our separation from SPG, WPG's Board consisted of Mr. Simon and Mr. Sokolov, who were then also serving as WPG's President and Chief Executive Officer, respectively.

        WPG's Compensation Committee was established on May 28, 2014 immediately prior to our separation from SPG. During 2014, no member of the Compensation Committee was an officer, employee or former officer of WPG or any of its subsidiaries or had any relationship requiring disclosure in this prospectus pursuant to SEC rules.

  Related Person Transactions with SPG

  Agreements Relating to Our Separation from SPG

        In connection with our separation from SPG, WPG, the Operating Partnership, SPG and SPG L.P. entered into a separation agreement and other agreements that effectuated the separation, have provided a framework for our relationship with SPG after the separation and have provided for the allocation between WPG, the Operating Partnership and SPG of SPG's assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from SPG, such as property management agreements, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements were approved on May 6, 2014 by WPG's then current Board.

  The Separation Agreement

        The separation agreement sets forth, among other things, WPG's and the Operating Partnership's agreements with SPG and SPG L.P. regarding the principal transactions necessary to separate us from SPG, including, among other things, the transfer of assets, the assumption of liabilities and the distribution of WPG's common shares. It also sets forth other agreements that govern certain aspects of our relationship with SPG after the distribution date. Except as expressly set forth in the separation agreement or in any ancillary agreement, WPG and the Operating Partnership were responsible for all costs and expenses incurred prior to the distribution date in connection with the separation, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. These expenses totaled approximately $38.9 million.

        For a more detailed description of the separation agreement, see "Business—Agreements with SPG in Connection with the Separation—The Separation Agreement."

  Property Management Agreements

        In connection with the separation, we entered into property management agreements with one or more subsidiaries of SPG, pursuant to which those subsidiaries agreed to provide certain services to us under the direction of WPG's executive management team. In addition, certain property management agreements that were in effect with respect to services provided by SPG in respect of certain mall properties continue in effect after the separation. The property management agreements have an initial term of two years with automatic one year renewals, unless terminated by us for convenience or for cause.

        Pursuant to the terms of the property management agreements, SPG manages, leases, maintains and operates our mall properties that were transferred to us from SPG in the separation. SPG will be responsible for negotiating new and renewal leases with tenants, marketing these malls through advertisements and other promotional activities, billing and collecting rent and other charges from tenants, making repairs in accordance with budgets approved by us and maintenance and payment of any taxes or fees. In exchange, we will pay annual fixed rate property management fees to SPG in amounts ranging from 2.5% to 4% of base minimum and percentage rents. We will also reimburse SPG for certain costs and expenses, including the cost of on-site employees. In addition, SPG will also be paid separate fees for its leasing, re-leasing and development services relating to our malls that were transferred to us from SPG in the separation.

        Either party may terminate each property management agreement without cause on or after the two year anniversary of the execution of the agreement upon 180 days' prior written notice.

        For the six months ended June 30, 2015 and the period from May 28, 2014 through the end of 2014, we have paid or will pay SPG approximately $16.0 million and $17.7 million, respectively, under these property management agreements, including approximately $8.8 million and $9.1 million, respectively, for reimbursed costs and expenses.

  Property Development Agreement

        In connection with the separation, we have entered into a property development agreement with SPG's management services subsidiary pursuant to which it will plan, organize, coordinate and administer further development of approximately 13 of the legacy SPG mall properties, redevelop portions thereof, make improvements and perform other development work. In exchange, we will pay fees to SPG to cover predevelopment and development costs and expenses as determined on a project-by-project basis.

        Either party may terminate each property development agreement without cause upon 30 days' prior written notice.

        For the six months ended June 30, 2015 and the period from May 28, 2014 through the end of 2014, we have paid or will pay SPG approximately $0.9 million and $0.5 million, respectively, under the property development agreement.

  Transition Services Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into a transition services agreement prior to the separation pursuant to which SPG and its subsidiaries agreed to provide us, on a transitional basis, with various services. The services provided include information technology, accounts payable, payroll, and other financial functions, as well as engineering support for various facilities, quality assurance support, other administrative services and management and development and redevelopment services for approximately 19 of our strip center properties.

        Pricing for strip center property management support and back office administration is $5.0 million annually, billed in quarterly installments, plus direct out-of-pocket expenses. Development services are provided at 2.5% of development costs.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to two years following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to the shorter of 180 days or half of the original service period. Services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated. Either party may terminate the agreement upon a change-in-control of the other party. A termination of the transition services agreement or any particular services thereunder will not affect the property management agreements.

        We anticipate that we will generally be in a position to complete the transition away from those services (except for certain information technology-related and collections services) on or before two years following the distribution date.

        For the six months ended June 30, 2015 and the period from May 28, 2014 through the end of 2014, we have paid or will pay SPG approximately $4.9 million and $4.9 million, respectively, for services provided by it under the transition services agreement, including approximately $2.1 million and $2.0 million, respectively, for reimbursed costs and expenses.

  Tax Matters Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into a tax matters agreement prior to the distribution which generally governs SPG's and our respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

        In addition, the tax matters agreement imposes certain restrictions on WPG and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free.

  Employee Matters Agreement

        WPG, the Operating Partnership, SPG and SPG L.P. entered into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters.

        The employee matters agreement governs SPG's and WPG's compensation and employee benefit obligations relating to current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs.

  Purchase of Jersey Gardens and University Park Village

        Concurrently with our entering into the Merger Agreement with Glimcher, on September 16, 2014, the Operating Partnership and SPG L.P. entered into a purchase and sale agreement pursuant to which the Operating Partnership agreed to sell, or cause to be sold, to SPG L.P., (i) the equity interests in the owner of Jersey Gardens, a regional mall in Elizabeth, New Jersey and (ii) the equity interests in the owner of University Park Village, an open air center in Fort Worth, Texas, for $1.09 billion, subject to certain adjustments and apportionments, including with respect to the assumption of debt encumbering such assets. These equity interests were then owned by affiliates of Glimcher. Under a separate letter agreement, Glimcher Properties Limited Partnership, Glimcher's operating partnership subsidiary, agreed to convey the equity interests in the owners of these properties directly to SPG L.P. substantially simultaneously with the closing of the Merger, which took place on January 15, 2015. Also on January 15, 2015, the parties entered into an amendment to the purchase and sale agreement, pursuant to which the parties clarified which precise equity interests were to be acquired by SPG L.P., and agreed to customary post-closing obligations related to documentary and transfer taxes and payment of liability insurance deductibles. After closing adjustments and apportionments, the actual purchase price paid for the properties by SPG L.P. was $1.09 billion, including assumed indebtedness of $405.1 million.

The purchase and sale agreement was approved by the independent directors on WPG's Board on September 15, 2014 in connection with the Board's approval of the Merger Agreement. On January 13, 2015, the Audit Committee ratified the amended purchase and sale agreement under WPG's related person transaction approval policy.

Director Compensation

  Compensation of Independent Directors

        On August 4, 2014, WPG's Board, upon the recommendation of both its Governance and Nominating Committee and its Compensation Committee, approved annual compensation for the period from May 28, 2014 to May 28, 2015 for each of the independent members of WPG's Board, which then included Messrs. Conforti, Laikin and White and Ms. Soffer. Each independent director's annual compensation totaled $200,000 based on a combination of cash and restricted stock units ("RSUs") granted under the Plan. The annual compensation for the period May 28, 2014 to May 28, 2015 is allocated as follows: (i) 60% in RSUs, equal to $120,000, and (ii) 40% in cash compensation, equal to $80,000. The cash compensation was paid in quarterly installments of $20,000 on or about the following dates: (a) August 15, 2014, (b) November 15, 2014, (c) February 16, 2015, and (d) May 15, 2015.

        In connection with the RSU awards, on August 4, 2014, WPG entered into an RSU award agreement with each independent director, pursuant to which each independent director was granted 6,380 RSUs, which number of RSUs was determined by dividing $120,000 by $18.81, the closing price of WPG's common shares on August 4, 2014. Each RSU represents a contingent right to receive one WPG common share, and each independent director's RSUs vested on May 28, 2015. In the event the independent director leaves the Board, he or she will receive one WPG common share for each vested RSU. In addition, pursuant to their applicable RSU awards agreements, while the award is outstanding, each independent director also is paid dividend equivalent payments, in cash, equal to regular cash dividends paid on WPG's common shares, regardless of whether the RSUs have vested.

  2014 Independent Director Compensation

        The following table sets forth information regarding the compensation of WPG's independent directors for 2014:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Louis G. Conforti	$47,692	$120,008	$167,700
Robert J. Laikin	47,692	120,008	167,700
Jacquelyn R. Soffer	47,692	120,008	167,700
Marvin L. White	47,692	120,008	167,700

(1)
Mark Ordan, David Simon and Richard S. Sokolov, who were also directors during 2014, are not included in this table because they did not receive any compensation for their service as directors. Mr. Simon did not stand for re-election at the 2015 annual meeting of shareholders and is no longer a director. The compensation received by Mr. Ordan for serving as WPG's Chief Executive Officer during 2014 is set forth in the Summary Compensation Table appearing above.

(2)
Represents the portion of the $80,000 cash component allocable to the period from May 28, 2014 through December 31, 2014.

(3)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the 6,380 RSUs granted to each of WPG's independent directors on August 4, 2014. For a description of the assumptions used in the valuation of awards, see Note 8 to our consolidated financial statements for the year ended December 31, 2014 included in this prospectus.

        The following table sets forth the aggregate number of unvested RSUs held by each independent director as of December 31, 2014.

Name	Number of Shares of Unvested RSUs
Louis G. Conforti	6,380
Robert J. Laikin	6,380
Jacquelyn R. Soffer	6,380
Marvin L. White	6,380

  2015 Independent Director Compensation

        Mr. Overly joined WPG's Board as an independent director on January 15, 2015 upon completion of the Merger. Mr. Overly received a pro-rated portion of independent director compensation for the period May 28, 2014 to May 28, 2105, consisting of a cash payment of $29,600 and a pro-rated RSU grant for 2,532 common shares ($44,400 divided by the average closing price per share of WPG common shares for the 20 consecutive trading days commencing on January 15, 2015) reflecting his appointment to the Board effective January 15, 2015. Mr. Overly's RSUs vested on May 28, 2015. Delivery of the underlying WPG common shares is deferred until Mr. Overly is no longer serving on the Board. In addition, while his RSUs are outstanding he is paid dividend equivalent payments, in cash, equal to regular cash dividends paid on WPG's common shares, on the same basis as dividend equivalent payments on the RSUs granted to other independent directors.

        For the period May 28, 2015 to May 28, 2016, each of WPG's independent directors will receive an aggregate of $200,000 for serving on the Board, which is the same aggregate amount paid to WPG independent directors for the earlier 12 month period, consisting of 40% in cash to be paid over four quarters and 60% in the form of RSUs. On May 21, 2015 each independent director (Mr. Conforti, Mr. Laikin, Mr. Overly, Ms. Soffer and Mr. White) received an RSU grant for 8,403 common shares ($120,000 divided by the closing price per share of WPG common shares of $14.28 on May 21, 2015), which will vest on May 28, 2016, in each case subject to continued Board service. Once an RSU is vested, delivery of the underlying common shares is deferred until the director is no longer serving on the Board. In addition, while RSUs are outstanding each independent director is paid dividend equivalent payments, in cash, equal to regular cash dividends paid on WPG's common shares, regardless of whether the RSUs have vested.

  Policy on Hedging

        On February 24, 2015, WPG's Board adopted a hedging policy, pursuant to which directors are prohibited from hedging their ownership of WPG's shares, including trading in publicly-traded options, puts, calls or other derivative instruments related to WPG's shares or debt.

  Director Common Share Ownership Guidelines

        On February 24, 2015, WPG's Board established a common share ownership guideline for its non-management directors equal to the greater of (i) five times the cash portion of the annual retainer or (ii) 20,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons Transaction Approval Policy

        As contemplated by WPG's code of conduct, the Audit Committee must review and approve or ratify all related person transactions in which any of WPG's executive officers, directors, director nominees or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. Pursuant to the Charter of the Audit Committee, the Audit Committee may not approve a related person transaction (i) unless it is in, or not inconsistent with, our best interests and (ii) where applicable, if the terms of such transaction are not at least as favorable to us as could be obtained from an unrelated third party. Under WPG's code of conduct, related person transactions are prohibited unless approved or ratified by the Audit Committee.

Transactions with Related Persons

        We are parties to certain transactions with SPG described above under "Business—Agreements with SPG in Connection with the Separation" and "Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation."

 SECURITY OWNERSHIP OF WPG MANAGEMENT AND PRINCIPAL HOLDERS

  Beneficial Ownership of WPG Management

        The following table sets forth certain information with respect to the beneficial ownership of WPG's common shares and common units of the Operating Partnership, as of August 31, 2015 by (i) each director, (ii) each named executive officer and (iii) all current directors and executive officers as a group. The common units set forth below are exchangeable for WPG common shares on a one-for-one basis or cash, at the election of WPG. Unless otherwise indicated in the footnotes to the table, the indicated person has sole voting and/or dispositive power.

	Common Shares and Common Units Beneficially Owned			Common Units Beneficially Owned
Name and Position(s)	Number(1)		Percent(2)	Number	Percent(3)
Mark S. Ordan	50,000	(4)	*	—	—
Executive Chairman
C. Marc Richards	—		—	—	—
Executive Vice President and Chief Administrative Officer
Butch Knerr	6,823	(5)	*	—	—
Executive Vice President and Chief Operating Officer
Robert P. Demchak	1,065	(6)	*	—	—
General Counsel and Secretary
Michael Gaffney	—		—	—	—
Executive Vice President, Head of Capital Markets
Richard S. Sokolov	421,941	(7)	*	154,765	*
Director and former Chief Executive Officer
Myles H. Minton	—		—	—	—
Former Chief Operating Officer
Michael P. Glimcher	1,034,854	(8)	*	193,110	*
Vice Chairman and Chief Executive Officer
Louis G. Conforti	6,380	(9)	*	—	—
Director
Richard J. Laikin	46,380	(10)	*	—	—
Lead Independent Director
Niles C. Overly	44,895	(11)	*	—	—
Director
Jacquelyn R. Soffer	106,380	(12)	*	—	—
Director
Marvin L. White	11,380	(13)	*	—	—
Director
All current directors and executive officers as a group (14 persons)	2,009,382	(14)	1.1%	347,875	*

*
Less than one percent.

(1)
Includes the following common shares that may be issued upon exchange of common units held by the following persons: Richard S. Sokolov—154,765 and Michael P. Glimcher—193,110.

(2)
Based on 185,303,382 common shares outstanding.

(3)
The Operating Partnership has 219,672,411 common units outstanding of which WPG owned 185,303,382 or 84.4%. The number of common units shown does not include (a) any previously awarded unvested LTIP units because the unvested LTIP units are subject to performance and/or time-based vesting requirements and (b) any vested LTIP units because the vested LTIP units are not currently exchangeable for common units. At August 31, 2015, the following persons held vested LTIP units: Mark S. Ordan—38,403; C. Marc Richards—7,500; Butch Knerr—7,500; Robert P. Demchak—3,750; Michael Gaffney—3,750; and Myles H. Minton—20,000. Vested LTIP units are entitled to be voted on an equal basis with the common units.

(4)
Includes 45,000 common shares owned directly and 5,000 common shares held in trust for the benefit of Mr. Ordan's children.

(5)
Includes 6,823 common shares owned directly.

(6)
Includes 1,065 common shares owned directly.

(7)
Includes 267,176 common shares and 154,765 common units owned directly.

(8)
Includes 134,375 common shares owned directly, 99 shares owned by Mr. Glimcher's spouse, 648,472 restricted shares, presently exercisable options to acquire 58,798 common shares and 193,110 common units owned directly.

(9)
Represents vested RSUs that could be settled within 60 days of August 31, 2015.

(10)
Includes 20,000 common shares held jointly with the director's spouse in a margin account, 20,000 held in the director's 401(k) account and 6,380 vested RSUs that could be settled within 60 days of August 31, 2015.

(11)
Includes 35,781 common shares owned directly, presently exercisable options to acquire 6,582 common shares and 2,532 vested RSUs that could be settled within 60 days of August 31, 2015.

(12)
Includes 100,000 common shares owned directly and 6,380 vested RSUs that could be settled within 60 days of August 31, 2015.

(13)
Represents 5,000 common shares owned directly and 6,380 vested RSUs that could be settled within 60 days of August 31, 2015.

(14)
Includes 719,326 common shares, 814,780 restricted shares, presently exercisable options to acquire 99,349 common shares, 28,052 vested RSUs that could be settled within 60 days of August 31, 2015 and 347,875 common units.

  Beneficial Ownership of Principal Holders

        The following table sets forth information as of August 31, 2015 with respect to the ownership of WPG's common shares by each person believed by management to be the beneficial owner of more than 5% of WPG's outstanding common shares. The following information is based on the most recent Schedule 13G or Schedule 13G/A filed with the SEC on behalf of such persons. Except as otherwise indicated in the footnotes to the table, the indicated person has sole voting and/or dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares Outstanding
The Vanguard Group(1)	21,403,035	11.6%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.(2)	16,185,628	8.7%
55 East 52nd Street
New York, NY 10022
FMR LLC(3)	12,107,032	6.5%
Edward C. Johnson 3d
Abigail P. Johnson
245 Summer Street
Boston, MA 02210
Vanguard Specialized Funds—Vanguard REIT Index Fund(4)	11,517,855	6.2%
100 Vanguard Blvd
Malvern, PA 19355

(1)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2015, stating that it has sole voting power with respect to 319,335 common shares, shared voting power with respect to 30,850 common shares, sole dispositive power with respect to 21,281,602 common shares, and shared dispositive power with respect to 121,433 common shares.

(2)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 9, 2015, stating that it has sole voting power with respect to 15,367,186 common shares and sole dispositive power with respect to 16,185,628 common shares.

(3)
Based on a Schedule 13G/A filed by the reporting persons on June 10, 2015, stating that they each have sole voting power with respect to 1,929,813 shares and sole dispositive power with respect to 12,107,032 shares. The Schedule 13G/A states that Edward C. Johnson 3d is a director and Chairman of FMR LLC and that Abigail P. Johnson is a director, Vice Chairman, the Chief Executive Officer and President of FMR LLC.

(4)
Based on a Schedule 13G filed by Vanguard Specialized Funds—Vanguard REIT Index Fund with the SEC on February 6, 2015, stating that it has sole voting power with respect to 11,517,855 common shares.

DESCRIPTION OF NOTES

        Definitions for certain defined terms may be found under "—Definitions" appearing in this section below. As used in this section, the terms "we," "us," "our" or "the Operating Partnership" refer only to Washington Prime Group, L.P. and not to any of its subsidiaries or affiliates. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except the exchange notes will not contain transfer restrictions, holders of the exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the registration rights agreement. We refer to the exchange notes and outstanding notes (to the extent not exchanged for exchange notes) in this section as the "notes."

        The exchange notes will be issued under a base indenture, dated as of March 24, 2015, between the Operating Partnership and U.S. Bank National Association, as trustee (the "trustee"), as supplemented by the first supplemental indenture, dated as of March 24, 2015, relating to the notes. In this section, the term "indenture" refers to the base indenture as supplemented by the first supplemental indenture for the notes.

        The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under "Additional Information." Certain defined terms used in this description but not defined below under "—Definitions" have the meanings assigned to them in the indenture.

General

        The notes are the Operating Partnership's unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of its other unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to the mortgages and other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of the Operating Partnership's subsidiaries. As of June 30, 2015, the Operating Partnership had outstanding approximately $1.7 billion of unsecured and unsubordinated indebtedness and no secured debt, and the Operating Partnership's subsidiaries had $2.0 billion of secured debt (excluding the Operating Partnership's pro rata share of the mortgage debt of unconsolidated properties, which, as of June 30, 2015, was $412.4 million), and $6.1 million of preferred and other redeemable equity outstanding.

        The maximum aggregate principal amount of the exchange notes to be issued in this offering is $250,000,000. The Operating Partnership may, from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as the notes in all respects, except for the issue date and, under certain circumstances, the issue price, the date from which interest begins to accrue and the first payment of interest thereon, provided that such issuance complies with the covenants described below under "—Certain Covenants." Additional debt securities issued in this manner will be consolidated with, and will form a single series with, the notes, but will not necessarily be fungible with such notes. The notes and any such additional debt securities would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

        The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under "—Form; Book-Entry System." The registered holder of a note will be treated as its owner for all purposes.

        If any interest payment date, stated maturity date or redemption date is not a "Business Day," which is defined as any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close, the payment otherwise required to be made on such date will be made by the Operating Partnership on the next Business Day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

        Except as described below under "—Certain Covenants" and "—Merger, Consolidation and Transfer of Assets," the indenture does not contain any provisions that would limit the Operating Partnership's ability or the ability of its Subsidiaries (as defined herein) to incur indebtedness or issue preferred equity or that would afford you protection in the event of:

  (1)
  a recapitalization or other highly leveraged or similar transaction involving the Operating Partnership, any of its affiliates or its management;

  (2)
  a change of control involving the Operating Partnership or WPG; or

  (3)
  a merger, consolidation, amalgamation, reorganization or restructuring involving the Operating Partnership or WPG, or a sale, assignment, transfer, lease or other conveyance of all or substantially all of the Operating Partnership's assets or WPG's assets that may adversely affect you.

        The Operating Partnership or one of its affiliates may at any time and from time to time purchase notes in the open market, by tender at any price, by private agreement or otherwise. Any notes purchased by the Operating Partnership may not be reissued or resold and will be canceled promptly.

Interest

        Interest on the notes accrues at the rate of 3.850% per year from, and including, March 24, 2015 or the most recent interest payment date to which interest has been paid or provided for, as the case may be, and is payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015 (each, an "interest payment date"). The interest so payable will be paid to each holder in whose name a note is registered at the close of business on March 15 or September 15, whether or not a Business Day, immediately preceding the interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Any interest not punctually paid or duly provided for on any interest payment date with respect to the notes will forthwith cease to be payable to the holders of those notes on the applicable regular record date and may either be paid to the persons in whose names those notes are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the trustee, and notice whereof shall be given to the holders of those notes not more than 15 and not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the indenture.

Maturity

        The notes will mature on April 1, 2020 (the "stated maturity date"), and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by the Operating Partnership at its option, as described below under "—Optional Redemption." The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption

        The Operating Partnership may, at its option, redeem the notes, in whole at any time or in part from time to time (in amounts of $2,000 and whole multiples of $1,000 in excess thereof), in each case prior to March 2, 2020 (30 days prior to the stated maturity date), for cash, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed or (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed, calculated as if the stated maturity date of the notes were March 2, 2020 (30 days prior to the stated maturity date), not including any portion of the payments of interest accrued to, but not including, such redemption date, discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.35%, or 35 basis points, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but not including, such redemption date. In addition, at any time on or after March 2, 2020 (30 days prior to the stated maturity date), the Operating Partnership may, at its option, redeem the notes, in whole at any time or in part from time to time, for cash, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but not including, such redemption date. Notwithstanding the foregoing, interest will be payable to holders of the notes on the regular record date applicable to an interest payment date falling on or before a date of redemption.

        The following definitions will apply with respect to the foregoing:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes, to be redeemed to the then assumed stated maturity date of March 2, 2020 (i.e., 30 days prior to the actual stated maturity date of the notes) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Operating Partnership obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that the Operating Partnership appoints to act as the Independent Investment Banker from time to time.

        "Primary Treasury Dealer" means a primary United States government securities dealer in the United States of America.

        "Reference Treasury Dealer" means: each of (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC or RBS Securities Inc. (or an affiliate of any of the foregoing that is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Operating Partnership will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Operating Partnership.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, (i) the arithmetic mean of the yields for the week preceding the calculation date (as defined below) published in the statistical release designated "H.15(519)," or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States

Treasury securities adjusted to constant maturity, under the caption "Week Ending" for "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within 30 days before or after the remaining term of the notes to be redeemed to their assumed stated maturity date of March 2, 2020 (i.e., 30 days prior to the actual stated maturity date of the notes), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue, rounded to the nearest month, will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis), or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the calculation date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The "calculation date" for the Treasury Rate shall be the third Business Day preceding the redemption date.

        In order to exercise its right of optional redemption with respect to the notes, the Operating Partnership (or, at its request, the trustee on its behalf) must deliver a written notice of redemption to each holder of the notes to be redeemed at least 30 days, but not more than 60 days, prior to the redemption date. Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of notes to be redeemed, the redemption date, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of the notes. Once notice of redemption is delivered to holders, the notes called for redemption will become due and payable on the redemption date at the redemption price. On or before 10:00 a.m., New York City time, on the redemption date, the Operating Partnership will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes so called for redemption at the redemption price. Unless the Operating Partnership defaults in payment of the redemption price, commencing on the redemption date, interest on notes called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price.

        If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed, which in the case of notes in book-entry form, will be in accordance with the procedures of The Depository Trust Company ("DTC").

Certain Covenants

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles in the United States ("GAAP") is greater than 65% of Total Assets.

        In addition, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of its property or that of any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, which is secured by any Encumbrance on its property or that of any Subsidiary is greater than 40% of Total Assets.

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated EBITDA to the Annual Service Charge for the four consecutive fiscal quarters ended on the most recent Reporting Date would have been less than 1.50 to 1.00, on a pro forma basis, after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness and calculated on the assumption that:

  (1)
  the additional Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds of such Indebtedness, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of such period;

  (2)
  the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period;

  (3)
  in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with appropriate adjustments to Consolidated EBITDA for the acquisition being included in the pro forma calculation; and

  (4)
  in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments to Consolidated EBITDA for the acquisition or disposition being included in the pro forma calculation.

        In applying the above assumptions to the calculation of the Annual Service Charge and Consolidated EBITDA, the amount of interest expense related to Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period.

        For purposes of the foregoing provisions, Indebtedness is deemed to be "incurred" by the Operating Partnership or a Subsidiary whenever the Operating Partnership or such Subsidiary creates, assumes, guarantees or otherwise becomes liable for such Indebtedness.

        The Operating Partnership and its Subsidiaries will at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

Definitions

        Definitions.    Set forth below are the defined terms used in the indenture. You should refer to the indenture for the definitions of any other terms used in this prospectus for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness (i) of any person existing at the time such person is acquired by the Operating Partnership or one of its Subsidiaries or (ii) assumed by the Operating Partnership or one of its Subsidiaries in connection with the acquisition of any asset or group of assets from any person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a Subsidiary or the related acquisition, as applicable. Acquired Indebtedness shall be deemed to be incurred on the date such person becomes a Subsidiary or date of the related acquisition, as applicable.

        "Annual Service Charge" for any period means the aggregate interest expense for such period on, and the amortization during the period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis.

        "Capitalization Rate" means 7.50% for malls and other real properties (excluding Strip Center Properties) and 7.00% for Strip Center Properties.

        "Consolidated EBITDA" means, for any period, the sum of Mall EBITDA and Strip Center EBITDA for such period.

        "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

        "Exchange Act" means the Securities Exchange Act of 1934, or any successor thereto, in each case as amended from time to time.

        "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or such Subsidiary, as applicable, whether or not contingent, for:

  •
  borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments;

  •
  borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary;

  •
  reimbursement obligations in connection with any letters of credit actually issued, or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement; or

  •
  any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under the first three bullet points above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof); and provided, that Indebtedness excludes any Intercompany Indebtedness and any indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

        "Intercompany Indebtedness" means Indebtedness to which the only parties are the Operating Partnership and any of its Subsidiaries; provided, however, that with respect to any such Indebtedness of which the Operating Partnership is the borrower, such Indebtedness is subordinate in right of payment to the debt securities issued under the indenture to which these covenants apply, including the notes.

        "Mall EBITDA" means, for any period, without duplication, the Operating Partnership's consolidated net income or loss from mall and other real properties (excluding Strip Center Properties), including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Operating Partnership under the Exchange Act (or, at any time that the Operating Partnership is not subject to the information requirements of the Exchange Act, as reflected in the Operating Partnership's internal consolidated financial statements), before deductions, for:

  (1)
  interest expense;

  (2)
  provision for taxes based on income;

  (3)
  depreciation, amortization and all other non-cash items, as the Operating Partnership determines in good faith, deducted in arriving at consolidated net income or loss;

  (4)
  extraordinary items;

  (5)
  non-recurring items, as the Operating Partnership determines in good faith, including prepayment penalties; and

  (6)
  minority interests.

        In each case for the relevant period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Mall EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets placed in service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Mall EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Mall EBITDA earned or eliminated as a result of the acquisition or disposition of such asset or group of assets as if the acquisition or disposition occurred at the beginning of the period. For the purposes of this definition, Mall EBITDA will be determined without the deduction to earnings of transaction expenses, merger costs, impairment charges, corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and director stock and stock option expense and pursuit cost write-offs as the Operating Partnership determines in good faith.

        "Reporting Date" means the date ending the most recently ended fiscal quarter of the Operating Partnership for which the Operating Partnership's internal consolidated financial statements are available, it being understood that at any time when the Operating Partnership is subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual and quarterly reports with the SEC, the term "Reporting Date" shall be deemed to refer to the date ending the fiscal quarter covered by the Operating Partnership's most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Operating Partnership's Annual Report on Form 10-K.

        "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (as defined in Article I, Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended) of the Operating Partnership.

        "Stabilized Property" means (i) with respect to the Operating Partnership's acquisition of an income producing property, a real property becomes stabilized when the Operating Partnership or its Subsidiaries have owned the property for at least four full quarters and (ii) with respect to one of the Operating Partnership's newly constructed or development properties, a real property becomes stabilized four full quarters after the earlier of (i) 18 months after its substantial completion of construction or development, and (ii) the fiscal quarter in which the occupancy level of such real property is at least 90%.

        "Stabilized Property Value" means, with respect to the Stabilized Properties, as of any date, (i) Mall EBITDA divided by the applicable Capitalization Rate plus (ii) Strip Center EBITDA divided by the applicable Capitalization Rate.

        "Strip Center EBITDA" means, for any period, without duplication, the Operating Partnership's consolidated net income or loss from Strip Center Properties, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Operating Partnership under the Exchange Act (or, at any time that the Operating Partnership is not subject to the information requirements of the Exchange Act, as reflected in the Operating Partnership's internal consolidated financial statements), before deductions, for:

  (1)
  interest expense;

  (2)
  provision for taxes based on income;

  (3)
  depreciation, amortization and all other non-cash items, as the Operating Partnership determines in good faith, deducted in arriving at consolidated net income or loss;

  (4)
  extraordinary items;

  (5)
  non-recurring items, as the Operating Partnership determines in good faith, including prepayment penalties; and

  (6)
  minority interests.

        In each case for the relevant period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Strip Center EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets placed in service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Strip Center EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Strip Center EBITDA earned or eliminated as a result of the acquisition or disposition of such asset or group of assets as if the acquisition or disposition occurred at the beginning of the period. For the purposes of this definition, Strip Center EBITDA will be determined without the deduction to earnings of transaction expenses, merger costs, impairment charges, corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and director stock and stock option expense and pursuit cost write-offs as the Operating Partnership determines in good faith.

        "Strip Center Properties" means the properties identified as "strip centers" on Schedule III to WPG's or the Operating Partnership's most recent audited consolidated financial statements (or any successor schedule), together with each additional real property acquired or placed in service since the date of such audited consolidated financial statements, determined in good faith by any two of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operations Officer and the Chief Administrative Officer of WPG, as the sole general partner of the Operating Partnership, to be "strip centers" on the same basis as the "strip centers" identified on the aforementioned Schedule III, subject to, and in accordance with, the terms of the indenture.

        "Subsidiary" means a corporation, partnership, limited liability company or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Operating Partnership or by one or more of its other Subsidiaries. For the purposes of this definition, "voting equity securities" means equity securities or other equity ownership interests having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

        "Total Assets" means, as of any date, in each case as determined by the Operating Partnership, on a consolidated basis for the Operating Partnership and its Subsidiaries, the sum of: (i) for Stabilized Properties, their Stabilized Property Value; and (ii) for all other assets of the Operating Partnership and its Subsidiaries, their undepreciated book value as determined in accordance with GAAP.

        "Total Unencumbered Assets" means those assets within Total Assets that are not subject to an Encumbrance; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant requiring the Operating Partnership and its Subsidiaries to at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP, all investments in any person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

        "Unsecured Indebtedness" means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii) not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

Delivery of Information

        The indenture provides that whether or not the Operating Partnership is then subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will furnish to the trustee (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if it was then subject to Section 13 or 15(d) of the Exchange Act and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if it was then subject to Section 13 or 15(d) of the Exchange Act, in each case within 15 days after it files such reports with the SEC or would be required to file such reports with the SEC as contemplated above, whichever is earlier. Reports, information and documents filed with the SEC via the Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officer's certificate). Notwithstanding the foregoing, unless the Operating Partnership is then subject to Section 13 or 15(d) of the Exchange Act, on or after consummation of this exchange offer, if permitted by the SEC, the Operating Partnership may satisfy its obligation to furnish any report described above by furnishing such report relating to WPG (and, for the avoidance of doubt, reports, information and documents filed with the SEC by WPG via EDGAR will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant).

        For so long as the outstanding notes constitute "restricted securities" under Rule 144, the Operating Partnership will promptly furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation and Transfer of Assets

        The indenture provides that the Operating Partnership may not, in any transaction or series of related transactions, (i) consolidate or amalgamate with or merge into any person or (ii) sell, assign, transfer, lease or otherwise convey all or substantially all of its assets to any person, in each case, unless:

  (1)
  either (a) the Operating Partnership shall be the continuing person (in the case of a merger) or (b) the successor person (if other than the Operating Partnership) formed by or resulting from the consolidation, amalgamation or merger, or to which such assets shall have been sold, assigned, transferred, leased or otherwise conveyed, (i) is a corporation, limited liability company, trust or partnership organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any territory thereof and (ii) expressly assumes the due and punctual performance and observance of all of the Operating Partnership's obligations under the indenture and the debt securities outstanding under the indenture, including the notes;

  (2)
  immediately after giving effect to such transaction or transactions, no Event of Default (as defined below) under the indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the indenture, shall have occurred and be continuing; and

  (3)
  the trustee shall have received an officer's certificate and opinion of counsel from the Operating Partnership to the effect that all conditions precedent provided for in this covenant to such transaction or transactions have been complied with.

        If the Operating Partnership, in any transaction or series of related transactions, consolidates or amalgamates with or merges into any person or sells, assigns, transfers, leases or otherwise conveys all or substantially all of its assets to any person, in each case in accordance with the indenture, the successor person formed by or resulting from the consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of its assets is made will succeed to, and be substituted for, the Operating Partnership and may exercise all of its rights and powers under the indenture, with the same effect as if such successor person had been named in lieu of the Operating Partnership in the indenture, and thereafter, except in the case of a lease, the Operating Partnership shall be relieved of all obligations and covenants under the notes and the indenture.

Events of Default

        The indenture defines the following events as "Events of Default" with respect to the notes:

  (1)
  default for 30 days in the payment of any interest on the notes;

  (2)
  default in the payment of any principal of or premium, if any, on, the notes when due, whether at stated maturity, upon redemption or otherwise;

  (3)
  default in the performance, or breach, of any of the Operating Partnership's covenants in the indenture or the notes not covered elsewhere in this section, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes, which shall not have been remedied for a period of 90 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (4)
  default in any payment of $50 million or more in respect of any of the Operating Partnership's or any Significant Subsidiary's recourse indebtedness (however evidenced) or any indebtedness of any Subsidiary which the Operating Partnership or a Significant Subsidiary have guaranteed or for which the Operating Partnership or such Significant Subsidiary are responsible or liable on a full recourse basis, but only after the expiration of any applicable grace period with respect thereto and the default has resulted in such recourse indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if such recourse indebtedness is not discharged, or the acceleration rescinded or annulled, within a period of 30 days after there has been given, by registered or certified mail, to the Operating Partnership by the trustee, or to the Operating Partnership and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes, a written notice specifying the default and stating that the notice is a "Notice of Default" under the indenture; or

  (5)
  specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership.

        The trustee will be required to give notice to holders of the notes within 90 days after the trustee has actual knowledge (as such knowledge is described in the indenture) of a default under the indenture relating to the notes unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium, if any, or interest on, any notes, if and so long as specified responsible officers of the trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of a default of the character as described in (3) above, the trustee will not give notice to the holders until at least 30 days after the occurrence thereof.

        If an Event of Default specified in clause (5) above occurs, then the principal of and any premium due on all the outstanding notes and unpaid interest, if any, accrued thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal of and any premium due on such outstanding notes and unpaid interest, if any, accrued thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the notes then outstanding may rescind and annul any such declaration of acceleration and its consequences.

        The indenture provides that no holders of notes may institute any proceedings, judicial or otherwise, with respect to the indenture, or any remedy thereunder, or for the appointment of a receiver or trustee for the Operating Partnership, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the trustee during such 60 day period by the holders of a majority in aggregate principal amount of the notes then outstanding. Notwithstanding any other provision of the indenture, each holder of notes will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such notes on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right shall not be impaired without the consent of such holder.

        Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an Event of Default under the indenture, to act with the requisite standard of care upon registration of this exchange offer, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of notes unless those holders have offered the trustee indemnity or security reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee, provided that the direction would not conflict with any rule or law or with the indenture or with any debt securities issued under the indenture and such direction would not be unduly prejudicial to the rights of any other holder of the notes or any other debt securities issued under the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

        Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the trustee an officer's certificate stating whether or not such certifying officer has knowledge of any Event of Default or default which, with notice or lapse of time or both, would become such an Event of Default and, if so, specifying each such default and the nature and status thereof; provided that any default that results solely from the taking of an action that would have been permitted but for the continuation of a previous default will be deemed to be cured if such previous default is cured prior to becoming such an Event of Default.

Modification and Waivers

        The indenture permits the Operating Partnership and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the indenture. However, no modification or amendment shall, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts with respect to, any debt securities;

  •
  reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on, or any Additional Amounts with respect to, any debt securities, or change the Operating Partnership's obligation to pay any Additional Amounts;

  •
  change the date(s) on which, or period(s) in which, any debt securities are subject to mandatory redemption, redemption at the Operating Partnership's option or repurchase at the option of the holders thereof, or reduce the redemption or repurchase price of any debt securities or otherwise alter the provisions with respect to the redemption or repurchase of any debt securities in a manner that is adverse to the interests of holders of such debt securities;

  •
  change any place where, or the currency in which, any debt securities are payable;

  •
  impair the holders' right to institute suit to enforce the payment of any debt securities on or after their stated maturity;

  •
  reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such indenture or specified defaults under the indenture and their consequences; or

  •
  reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities.

        The indenture also contains provisions permitting the Operating Partnership and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture and the debt securities, among other things:

  •
  to add to the events of default for the benefit of the holders of all or any series of debt securities;

  •
  to add to the covenants for the benefit of the holders of all or any series of debt securities;

  •
  to evidence the succession of another person to the Operating Partnership and the assumption by any such successor of the Operating Partnership's covenants in the indenture, any supplemental indenture and any debt securities, in accordance with the provisions of the indenture;

  •
  to provide for security of debt securities of all or any series or to add guarantees in favor of debt securities of all or any series;

  •
  to establish the form or terms of debt securities of any series, and the form of guarantee, if any, of debt securities of any series;

  •
  to cure any mistake or ambiguity, or to correct or supplement any provision, in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the indenture under the Trust Indenture Act, in each case in a manner that does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  •
  to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of debt securities in accordance with the provisions in the indenture;

  •
  to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee in accordance with the requirements set forth in the indenture;

  •
  to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

  •
  to conform the terms of the indenture or the debt securities of a series, including the notes, to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities, including this prospectus.

        The consent of the holders of outstanding debt securities is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the Operating Partnership's compliance with the restrictive provisions of the indenture, including, in the case of the notes, those specified above under "—Certain Covenants." The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any continuing default under the indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on, the debt securities of that series, or (ii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, Legal Defeasance and Covenant Defeasance

  Satisfaction and Discharge

        Upon the Operating Partnership's direction, the indenture shall cease to be of further effect with respect to the debt securities of any series specified by the Operating Partnership, subject to the survival of specified provisions of the indenture when:

  (1)
  either

  (a)
  all outstanding debt securities of that series have been delivered to the trustee for cancellation, subject to exceptions, or

    (b)
    all debt securities of that series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and the Operating Partnership has deposited with the trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series, including the principal thereof and, premium, if any, and interest, if any, thereon to, but excluding, the date of such deposit, if the debt securities of that series have become due and payable, or to the stated maturity or earlier redemption date of the debt securities of that series, as the case may be;

  (2)
  the Operating Partnership has paid all other sums payable under the indenture with respect to the debt securities of that series (including amounts payable to the trustee); and

  (3)
  the trustee has received an officer's certificate and an opinion of counsel from the Operating Partnership to the effect that all conditions precedent set forth in the indenture to the satisfaction and discharge of the indenture in respect of the debt securities of such series have been complied with.

  Legal Defeasance and Covenant Defeasance

        The Operating Partnership may elect with respect to the debt securities of any series either:

  (1)
  to defease and discharge itself from any and all obligations with respect to those debt securities ("legal defeasance"), except for, among other things:

  (a)
  its obligation to register the transfer or exchange of those debt securities,

  (b)
  its obligation to replace temporary or mutilated, destroyed, lost, or stolen debt securities,

  (c)
  its obligation to maintain an office or agent in The City of New York in respect of those debt securities, and

  (d)
  its obligation to hold moneys for payment in respect of those debt securities in trust, or

  (2)
  to be released from its obligations with respect to those debt securities under certain covenants in the indenture, which, in the case of the notes, are the covenants specified above under "—Certain Covenants" and the first paragraph under "—Delivery of Information" for the benefit of the holders of those debt securities, and any omission to comply with those obligations shall not constitute a default or an event of default with respect to those debt securities ("covenant defeasance"), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and any premium and any interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments, whether at stated maturity, upon redemption or otherwise.

        The legal defeasance or covenant defeasance described above shall only be effective if, among other things:

  (1)
  it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Operating Partnership is a party or is bound;

  (2)
  in the case of legal defeasance, the Operating Partnership shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that:

  (a)
  it has received from, or there has been published by, the Internal Revenue Service ("IRS") a ruling; or

  (b)
  since the date of the indenture, there has been a change in applicable federal income tax law,

    in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Operating Partnership shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  (4)
  if the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, the Operating Partnership shall have given the trustee irrevocable instructions to redeem those debt securities on that date;

  (5)
  no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust (other than a default or Event of Default resulting from the borrowing of funds, or the imposition of liens in connection therewith, to be applied to such deposit under a covenant whose applicability has been or is being defeased, or a default or Event of Default that will be cured by such covenant defeasance or legal defeasance); and, solely in the case of legal defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership, or a default which with notice or lapse of time or both would become such an Event of Default, shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

  (6)
  the Operating Partnership shall have delivered to the trustee an officer's certificate and opinion of counsel to the effect that all conditions precedent set forth in the indenture to the legal defeasance or covenant defeasance, as the case may be, have been complied with.

        In the event the Operating Partnership effects covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, the Operating Partnership would remain liable to make payment of those amounts due at the time of acceleration.

Form; Book-Entry System

  Cross Market Transfers

        Any crossmarket transfer between a holder of any beneficial interest in a U.S. Global Note, on the one hand, and a holder of any beneficial interest in a Permanent Unrestricted Global Note, on the other hand, will be effected in DTC on behalf of Euroclear or Clearstream, Luxembourg in accordance with the rules of DTC. However, such crossmarket transfers will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Participants of Euroclear or Clearstream, Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg, as the case may be.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing a beneficial interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg, as applicable) immediately following the DTC settlement date. Credit of such transfer of a beneficial interest in a Global Note settled during such processing day will be reported to the applicable Euroclear or Clearstream, Luxembourg participant on that day. Cash received in Euroclear or Clearstream, Luxembourg as a result of a transfer of a beneficial interest in a Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the applicable Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

        Any beneficial interest in a Global Note that is transferred for a beneficial interest in another Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the subsequent Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such subsequent Global Note for as long as it remains a beneficial interest therein. In order to effect (i) a transfer of a beneficial interest in a U.S. Global Note for a beneficial interest in a Temporary Regulation S Global Note or a Permanent Unrestricted Global Note or (ii) a transfer of a beneficial interest in a Temporary Regulation S Global Note for a beneficial interest in a U.S. Global Note, then the transferor will be required to deliver to the trustee the certificate prescribed by the indenture for such transfer.

  DTC, Euroclear and Clearstream, Luxembourg

        The information set forth below in connection with DTC, Euroclear and Clearstream, Luxembourg is subject, without notice, to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect made by those clearing systems, and neither the Operating Partnership nor the initial purchasers take any responsibility for the performance of these procedures or the compliance with those rules and regulations. The information about each of them set forth below has been obtained from sources that the Operating Partnership believes to be reliable, but neither the Operating Partnership nor the initial purchasers take any responsibility for the accuracy or completeness of such information. Neither the Operating Partnership nor the initial purchasers will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the Global Notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        DTC, Euroclear and Clearstream, Luxembourg have advised the Operating Partnership as follows:

        DTC.    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC participants (as defined below) and facilitates the settlement of securities transactions, such as transfers and pledges, in deposited securities between DTC participants through electronic computerized book-entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include the initial purchasers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("DTC participants"). DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to other such banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Neither DTC nor Cede & Co., as its initial nominee, will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns the nominee's consenting or voting rights to those DTC participants to whose accounts the Global Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy). Payments of principal of, and premium, if any, and/or interest on, the Global Notes will be made in immediately available funds to DTC. DTC's practice is to credit DTC participants' accounts on the applicable payment date in accordance with their respective holdings shown on its records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participants and not the Operating Partnership's responsibility or the responsibility of DTC or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to DTC is the Operating Partnership's responsibility and thereafter the responsibility of the trustee. Disbursement of payments to DTC participants will be DTC's responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

        If applicable, redemption notices shall be sent to Cede & Co, as DTC's initial nominee. If less than the entire outstanding principal amount of the Global Notes is being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such Global Notes to be redeemed.

        Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

        Euroclear.    Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery changes in accounts of such participants or other securities intermediaries. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear participants include banks

(including central banks), securities brokers and dealers and other professional intermediaries and may include the initial purchasers or their affiliates ("Euroclear participants"). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Euroclear is a Belgian bank regulated and examined by the Belgian Banking Commission. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the Euroclear terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by Euroclear.

        Clearstream, Luxembourg.    Clearstream, Luxembourg was incorporated as a limited liability company under the laws of Luxembourg. Clearstream, Luxembourg is an indirect wholly owned subsidiary of Deutsche Börse AG. Clearstream, Luxembourg holds securities for Clearstream, Luxembourg participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing and collateral management. Clearstream, Luxembourg interfaces with domestic markets in several countries through established depositary and custodial relationships. Clearstream, Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchasers or their affiliates ("Clearstream, Luxembourg participants"). Indirect access to Clearstream, Luxembourg is also available to other institutions that maintain a custodial relationship with a Clearstream, Luxembourg participant. Clearstream, Luxembourg is an indirect participant in DTC.

        Distributions with respect to the Global Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

  Exchange of Global Notes for Certificated Notes

        The notes represented by a Global Note will be exchangeable for notes in definitive, fully registered certificated form if (i) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depository for the Global Notes or the Operating Partnership determines that DTC is unable to continue as depository, and the Operating Partnership thereupon fails to appoint a successor to DTC, within 90 days, (ii) in the Operating Partnership's discretion at any time the Operating Partnership determines not to have notes represented by such Global Note or (iii) an Event of Default has occurred and is continuing in respect of notes represented by such Global Note. Any note that is exchangeable pursuant to the preceding sentence will be exchangeable for certificated notes of like tenor in authorized denominations and registered in such names as DTC shall direct.

  Trading

        Except for trades involving Euroclear participants and Clearstream, Luxembourg participants, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the Global Notes will therefor settle in immediately available funds, subject in all cases to the rules and operating procedures of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and operating procedures and will be settled in same-day funds, while transfers between Euroclear participants and Clearstream, Luxembourg participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Concerning the Trustee

        The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee separate and apart from any other trustee under the indenture. Generally, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee.

        U.S. Bank National Association is the trustee under the indenture. The Operating Partnership may maintain corporate trust relationships in the ordinary course of business with the trustee. Upon the registration of this exchange offer, the trustee shall have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions of the Trust Indenture Act, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expense and liabilities which might be incurred thereby. The trustee under the indenture will be appointed by the Operating Partnership as registrar and a paying agent with regard to the notes.

        Under the Trust Indenture Act, the indenture is deemed to contain limitations on the right of the trustee should it become a creditor of the Operating Partnership to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions with the Operating Partnership. If it acquires any conflicting interest (as described in the Trust Indenture Act) relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

Governing Law

        The indenture is, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Notices

        All notices to holders of notes shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material U.S. federal income tax consequences of an exchange of the outstanding notes for new notes pursuant to the exchange offer, and the ownership and disposition of the exchange notes (referred to as the "notes" in this section). It is based on provisions of the Internal Revenue Code, existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes received in exchange for outstanding notes that were originally issued in the March 24, 2015 offering and that are held as capital assets (generally, property held for investment). Subject to the limitations and qualifications set forth herein, this summary constitutes the opinion of our tax counsel, Faegre Baker Daniels LLP, of the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the exchange notes.

        This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, "U.S. holders" (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation. Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, non-U.S. government or other tax laws, including gift and estate tax laws.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

        A "non-U.S. holder" is a beneficial owner of the notes that is an individual, corporation, estate, or trust and is not a U.S. holder.

        The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

        The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a significant modification of the terms of the notes and thus will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Interest

        The outstanding notes were issued at a discount to their stated principal amount; however, the discount was less than a de minimis amount (as set forth in the applicable Treasury Regulations). As a result, the exchange notes will not have any original issue discount. Stated interest on the notes will be treated as "qualified stated interest" (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of tax accounting.

Sale, Transfer or Other Disposition of the Notes

        In general, upon the sale, transfer, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (i) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (ii) the U.S. holder's adjusted tax basis in the note. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition the U.S. holder has held the note for more than one year. For non-corporate U.S. holders, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. holder's "net investment income" for the relevant taxable year and (ii) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

        In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes at the applicable tax rate (currently 28%), unless such holder (i) is an entity that is exempt from backup withholding and, when required, demonstrates this fact, or (ii) provides the payor with its taxpayer identification number ("TIN"), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder that does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

        Subject to the discussion of backup withholding below, under the "portfolio interest exemption," a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes that is not effectively connected with the non-U.S. holder's trade or business, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership;

  •
  the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related (actually or constructively) to us; and

  •
  certain certification requirements are met.

        Under current law, the certification requirement will be satisfied in any of the following circumstances:

  •
  If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a U.S. person.

  •
  If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

  •
  If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

        If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under the treaty, or (ii) the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

        If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally only will be subject to tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or W-8BEN-E. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Notes

        Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note (except amounts received with respect to accrued and unpaid stated interest, which would be taxable as described above), unless:

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a "tax home" in the United States and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

        Non-U.S. holders that have provided certification as to their non-U.S. status or that have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. However, certain information reporting may still apply with respect to interest payments even if certification is provided.

        Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker or beneficial owner of the note is one of the following: (i) a U.S. person (as defined in the Internal Revenue Code), (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (iv) a partnership with specified connections to the United States.

        Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, the Operating Partnership has agreed that, for a period of 120 days after the completion of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

        The Operating Partnership will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through underwriters, agents or brokers or dealers who may receive compensation in the form of discounts, commissions or concessions. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any discounts, commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The Operating Partnership has agreed to pay all expenses incident to the exchange offer, other than discounts, commissions or concessions of any brokers or dealers and will indemnify the holders and offering participants (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters with respect to the exchange notes being offered hereby will be passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana.

EXPERTS

        The financial statements of Washington Prime Group, L.P. as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, included elsewhere in this prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report thereon appearing herein. Such financial statements are included herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Glimcher Realty Trust as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included elsewhere in this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report thereon appearing herein. Such financial statements are included herein in reliance upon the report of BDO USA, LLP pertaining to such financial statements given on the authority of said firm as experts in accounting and auditing.

Washington Prime Group, L.P.

Unaudited Consolidated Balance Sheets

(dollars in thousands, except unit amounts)

	June 30, 2015	December 31, 2014
ASSETS:
Investment properties at cost	$6,833,940	$5,292,665
Less—accumulated depreciation	2,225,595	2,113,929

	4,608,345	3,178,736
Cash and cash equivalents	120,790	108,768
Tenant receivables and accrued revenue, net	95,558	69,616
Investment in unconsolidated entities, at equity	478,489	0
Deferred costs and other assets	323,016	170,883

Total assets	$5,626,198	$3,528,003

LIABILITIES:
Mortgage notes payable	$1,953,355	$1,435,114
Notes payable	249,933	—
Unsecured term loans	1,000,000	500,000
Revolving credit facility	433,750	413,750
Accounts payable, accrued expenses, intangibles, and deferred revenues	329,597	194,014
Distributions payable	2,992	—
Cash distributions and losses in partnerships and joint ventures, at equity	15,389	15,298
Other liabilities	13,140	11,786

Total liabilities	3,998,156	2,569,962

Redeemable noncontrolling interests	6,148	—

EQUITY:
Partners' Equity
General partner
Preferred equity, 7,800,000 units issued and outstanding as of June 30, 2015	202,576	—
Common equity, 185,301,820 and 155,162,597 units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	1,193,796	789,051

Total general partner's equity	1,396,372	789,051
Limited partners, 34,844,447 and 33,030,944 units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	224,513	167,973

Total partners' equity	1,620,885	957,024

Noncontrolling interests	1,009	1,017

Total equity	1,621,894	958,041

Total liabilities, redeemable noncontrolling interests and equity	$5,626,198	$3,528,003

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Unaudited Consolidated and Combined Statements of Operations and Comprehensive Income

(dollars in thousands, except per unit amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE:
Minimum rent	$163,633	$108,374	$326,337	$215,011
Overage rent	2,292	1,134	5,555	3,244
Tenant reimbursements	67,423	47,179	136,650	94,347
Other income	4,238	1,488	6,766	3,542

Total revenue	237,586	158,175	475,308	316,144

EXPENSES:
Property operating	42,483	26,219	83,562	52,359
Depreciation and amortization	91,453	47,288	183,637	93,256
Real estate taxes	27,777	18,752	58,342	38,699
Repairs and maintenance	7,846	4,934	17,334	12,084
Advertising and promotion	2,656	1,932	5,343	3,884
Provision for credit losses	883	619	1,581	1,405
General and administrative	12,235	1,865	21,935	1,865
Spin-off costs	—	39,931	—	39,931
Merger and transaction costs	4,903	—	25,713	—
Ground rent and other costs	2,548	1,281	5,296	2,400

Total operating expenses	192,784	142,821	402,743	245,883

OPERATING INCOME	44,802	15,354	72,565	70,261
Interest expense	(38,774)	(22,677)	(75,896)	(36,594)
Income and other taxes	(528)	(66)	(973)	(141)
(Loss) income from unconsolidated entities	(1,703)	402	(1,487)	747
Gain upon acquisition of controlling interests and on sale of interests in properties	5,147	91,268	5,147	91,510

NET INCOME (LOSS)	8,944	84,281	(644)	125,783
Net income (loss) attributable to noncontrolling interests	3	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS	8,941	84,281	(644)	125,783
Less: Preferred unit distributions	(3,995)	—	(8,973)	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$4,946	$84,281	$(9,617)	$125,783

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS:
General partner	$3,901	$69,801	$(8,369)	$104,193
Limited partners	1,045	14,480	(1,248)	21,590

Net income (loss) attributable to common unitholders	$4,946	$84,281	$(9,617)	$125,783

EARNINGS (LOSS) PER COMMON UNIT, BASIC AND DILUTED	$0.02	$0.45	$(0.05)	$0.67

COMPREHENSIVE INCOME:
Net income (loss)	$8,944	$84,281	$(644)	$125,783
Unrealized gain on interest rate derivative instruments	4,615	—	4,211	—

Comprehensive income	13,559	84,281	3,567	125,783
Comprehensive income attributable to noncontrolling interests	3	—	—	—

Comprehensive income attributable to unitholders	$13,556	$84,281	$3,567	$125,783

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Unaudited Consolidated and Combined Statements of Cash Flows

(dollars in thousands)

	For the Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(644)	$125,783
Adjustments to reconcile net (loss) income to net cash provided by operating activities—
Depreciation and amortization, including fair value rent, fair value debt, deferred financing costs and equity-based compensation	179,167	93,749
Gain upon acquisition of controlling interests and on sale of interests in properties	(5,147)	(91,510)
Loss on debt extinguishment	—	2,894
Provision for credit losses	1,581	1,405
Equity in loss (income) of unconsolidated entities	1,487	(747)
Distributions of income from unconsolidated entities	70	537
Changes in assets and liabilities—
Tenant receivables and accrued revenue, net	(4,352)	40
Deferred costs and other assets	(12,728)	(12,353)
Accounts payable, accrued expenses, deferred revenues and other liabilities	(23,696)	(5,576)

Net cash provided by operating activities	135,738	114,222

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(956,608)	(154,370)
Capital expenditures, net	(72,551)	(41,454)
Restricted cash reserves for future capital expenditures, net	(5,494)	—
Net proceeds from sale of interests in properties	431,823	4,436
Investments in unconsolidated entities	(4,065)	(2,493)
Distributions of capital from unconsolidated entities	91	1,440

Net cash used in investing activities	(606,804)	(192,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to unitholders, net	(113,695)	(1,060,187)
Distributions to noncontrolling interest holders in properties	(8)	(845)
Redemption of preferred units	(117,384)	—
Net proceeds from issuance of common units, including equity-based compensation plans	1,878	—
Proceeds from issuance of debt, net of transaction costs	2,331,669	1,384,370
Repayments of debt including prepayment penalties	(1,619,372)	(177,330)

Net cash provided by financing activities	483,088	146,008

INCREASE IN CASH AND CASH EQUIVALENTS	12,022	67,789
CASH AND CASH EQUIVALENTS, beginning of period	108,768	25,857

CASH AND CASH EQUIVALENTS, end of period	$120,790	$93,646

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Unaudited Consolidated Statement of Equity

(dollars in thousands, except per unit amounts)

	General Partner
	Preferred Equity	Common Equity	Total Equity	Limited Partners	Total Partners' Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
Balance, December 31, 2014	$—	$789,051	$789,051	$167,973	$957,024	$1,017	$958,041	$—
Issuance of units in connection with the Merger	319,960	535,038	854,998	29,482	884,480	—	884,480	6,148
Exercise of stock options	—	2,312	2,312	—	2,312	—	2,312	—
Noncontrolling interest in property	—	—	—	—	—	(8)	(8)	—
Equity-based compensation	—	5,116	5,116	—	5,116	—	5,116	—
Adjustments to limited partners' interests	—	(44,508)	(44,508)	44,508	—	—	—	—
Distributions on common units ($0.50 per common unit)	—	(88,384)	(88,384)	(16,763)	(105,147)	—	(105,147)	—
Distributions declared on preferred units	(8,973)	—	(8,973)	—	(8,973)	—	(8,973)	—
Redemption of preferred units	(117,384)	—	(117,384)	—	(117,384)	—	(117,384)	—
Other comprehensive income	—	3,540	3,540	671	4,211	—	4,211	—
Net income (loss), excluding $110 of distributions to preferred unitholders	8,973	(8,369)	604	(1,358)	(754)	—	(754)	—

Balance, June 30, 2015	$202,576	$1,193,796	$1,396,372	$224,513	$1,620,885	$1,009	$1,621,894	$6,148

The accompanying notes are an integral part of this statement.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization

        Washington Prime Group, L.P. (the "Partnership") was formed in January 2014 under the laws of the state of Indiana with the purpose of owning, developing and managing retail real estate properties. WP Glimcher Inc. (formerly named Washington Prime Group Inc.) (the "General Partner"), the Partnership's sole general partner, operates as a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As of June 30, 2015, the General Partner owned approximately 84.2% of the Partnership, with the remaining 15.8% owned by limited partners. As of June 30, 2015, our assets consisted of interests in 121 shopping centers located in 30 states in the United States, consisting of strip centers and malls and comprising approximately 68 million square feet of gross leasable area.

        All of the General Partner's property ownership, development and related business operations are conducted through the Partnership and the General Partner has no material assets or liabilities other than its investment in the Partnership. The General Partner issues public equity from time to time but does not have any indebtedness as all debt is incurred by the Partnership. In addition, the General Partner currently does not nor does it intend to guarantee any debt of the Partnership. The Partnership holds substantially all of the assets of the General Partner, including the General Partner's ownership interests in its joint ventures. The Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity.

        The Partnership was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. On May 28, 2014, we and the General Partner separated from SPG through the distribution of 100% of the outstanding units of the Partnership to the owners of Simon Property Group, L.P. ("SPG L.P."), SPG's operating partnership, and 100% of the outstanding common shares of the General Partner to SPG's stockholders in a tax-free distribution. Prior to the separation, we and the General Partner were wholly owned subsidiaries of SPG and its subsidiaries. As described in Note 2—"Basis of Presentation and Principles of Consolidation and Combination," the Partnership's results prior to the separation are presented herein on a carve-out basis. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to us. Pursuant to the separation agreement, SPG distributed 100% of the common shares of the General Partner on a pro rata basis to SPG's stockholders as of the record date.

        Unless the context otherwise requires, references to "we," "us" and "our" refer to the Partnership, its subsidiaries and entities in which the Partnership (or an affiliate) has a material ownership or financial interest, on a consolidated basis, after giving effect to the transfer of assets and liabilities from SPG as well as to the SPG Businesses prior to the date of the completion of the separation. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a REIT.

        At the time of the separation and distribution, the General Partner owned a percentage of the outstanding units of partnership interest, or units, of the Partnership that was approximately equal to the percentage of outstanding units of partnership interest of SPG L.P. owned by SPG, with the remaining units of the Partnership being owned by the limited partners who were also limited partners of SPG L.P. as of the May 16, 2014 record date. The units in the Partnership held by limited partners are exchangeable for General Partner common shares on a one-for-one basis or cash, at the election of

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

the General Partner. Before the separation, we had not conducted any business as a separate stand-alone entity and had no material assets or liabilities. The operations of the business transferred to us by SPG on the spin-off date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. Additionally, the financial statements reflect the units outstanding at the separation date as outstanding for all periods prior to the separation.

        Prior to the separation, we and the General Partner entered into agreements with SPG under which SPG provides various services to us, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs (see Note 10—"Related Party Transactions").

        At the time of the separation, our assets consisted of interests in 98 shopping centers. In addition to the above properties, the combined historical financial statements include an interest in one shopping center held within a joint venture portfolio of properties which was sold on February 28, 2014.

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures.

        We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, redeveloping or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space.

  The Merger

        On January 15, 2015, we acquired Glimcher Realty Trust ("Glimcher") and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among the General Partner, the Partnership, certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt (collectively, the "Merger").

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Partnership and another newly formed indirect subsidiary of the Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet of gross leasable area and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, consideration totaling $14.02, consisting of cash and common stock of the General Partner, and the Partnership issued to the General Partner common units as consideration for the common shares issued

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

in the Merger. Additionally, the preferred stock of Glimcher was converted into preferred stock of the General Partner, and the Partnership issued to the General Partner preferred units as consideration for the preferred shares issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Partnership and preferred units held by limited partners of Glimcher's operating partnership were converted into preferred units of the Partnership. Finally, each outstanding stock option in respect of Glimcher common stock was converted into an option to purchase the General Partner's common stock, and certain other Glimcher equity awards were assumed by the General Partner and converted into equity awards in respect of the General Partner's common stock. See Note 8—"Equity" for additional information.

        Concurrent with the closing of the Merger, Glimcher completed a transaction with SPG under which affiliates of SPG acquired Jersey Gardens in Elizabeth, New Jersey, and University Park Village in Fort Worth, Texas, properties previously owned by affiliates of Glimcher, for an aggregate purchase price of $1.09 billion, including SPG's assumption of approximately $405.0 million of associated mortgage indebtedness (the "Property Sale").

        The cash portion of the Merger consideration was funded by the Property Sale and draws under the Bridge Loan (see Note 6—"Indebtedness"). During the three and six months ended June 30, 2015, the Partnership incurred $4.9 million and $25.7 million of costs in connection with the Merger, respectively, which are included in merger and transaction costs in the accompanying consolidated and combined statements of operations and comprehensive income. Additionally, during the year ended December 31, 2014, the Partnership incurred $8.8 million of costs related to the Merger.

        On June 1, 2015, the General Partner announced a management transition plan through which Mark S. Ordan, the Executive Chairman of the General Partner's Board, will transition to serve as an active non-executive Chairman of the Board and will provide consulting services to the General Partner under a transition and consulting agreement, effective as of January 1, 2016. Michael P. Glimcher will continue to serve as the General Partner's Vice Chairman and Chief Executive Officer. In addition, the General Partner expects a further reduction in overhead related to its Bethesda, Maryland-based transition operations led by C. Marc Richards, the General Partner's Executive Vice President and Chief Administrative Officer, who is anticipated to depart the General Partner upon substantial completion of integration activities. These management changes are expected to result in severance and related charges for 2015 of up to $8.0 million, consisting of approximately $4.0 million in cash severance and $4.0 million in non-cash stock compensation charges. During the second quarter of 2015, the Partnership incurred $4.2 million of such severance costs, which are included in the total merger and transaction costs disclosed above. In addition to our headquarters in Columbus, Ohio, we will be opening a new leasing, management and operations office in Indianapolis, Indiana in December 2015.

        On June 1, 2015, the Partnership completed a joint venture transaction with a third party with respect to the ownership and operation of five of the malls and certain related out-parcels acquired in the Merger (see Note 4—"Real Estate Acquisitions and Dispositions").

        See the "Litigation" section of Note 9—"Commitments and Contingencies" for a discussion of Merger-related litigation.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination

        The accompanying consolidated and combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated balance sheet as of June 30, 2015 includes the accounts of the Partnership, as well as its wholly owned and controlled subsidiaries. The accompanying consolidated and combined statements of operations include the consolidated accounts of the Partnership and the combined accounts of the SPG Businesses. All intercompany transactions have been eliminated in consolidation and combination. Due to the seasonal nature of certain operational activities, the results for the interim period ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year.

        These consolidated and combined financial statements include all of the information and disclosures required by GAAP for interim reporting. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, the accompanying consolidated and combined financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Partnership and its results of operations and cash flows for the interim periods presented. The Partnership believes that the disclosures made are adequate to prevent the information presented from being misleading. These consolidated and combined unaudited financial statements should be read in conjunction with the audited 2014 consolidated and combined financial statements and related notes of the Partnership.

  Accounting for the Separation

        The results presented for the periods ended June 30, 2014 reflect the aggregate operations and changes in cash flows of the SPG Businesses on a carve-out basis for the period from January 1, 2014 through May 27, 2014 and of the Partnership on a consolidated basis subsequent to May 27, 2014. The accompanying financial statements for the periods prior to the separation are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG. The financial statements were presented on a combined basis prior to the separation as the ownership interests in the SPG Businesses were under common control and ownership of SPG.

        For accounting and reporting purposes, the historical financial statements of the Partnership include the operating results of the SPG Businesses as if the SPG Businesses had been a part of the Partnership for all periods presented. Partners' equity and income have been adjusted retroactively to reflect the General Partner's ownership interest and the limited partners' ownership interest in the SPG Businesses as of the separation date as if such interests were held for all periods prior to the separation presented in the financial statements. The Partnership's earnings per common unit have been presented for all historical periods as if the number of common units issued in connection with the separation were outstanding during each of the periods prior to the separation presented.

        For periods presented prior to the separation, our historical combined financial results reflect charges for certain SPG corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a separate stand-alone entity. These charges are further discussed in Note 10—"Related Party Transactions." Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial information

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been a separate stand-alone entity during the periods presented prior to the separation or of our future performance as a separate stand-alone entity. For joint venture or mortgaged properties, SPG has a standard management agreement for management, leasing and development activities provided to the properties. Management fees were based upon a percentage of revenues. For any wholly owned property that does not have a management agreement, SPG allocated the proportion of the underlying costs of management, leasing and development, in a manner that is materially consistent with the percentage of revenue-based management fees and/or upon the actual volume of leasing and development activity occurring at the property.

        In connection with the separation, we incurred $39.9 million of expenses, including investment banking, legal, accounting, tax and other professional fees, which are included in spin-off costs for the three and six months ended June 30, 2014 in the accompanying consolidated and combined statements of operations and comprehensive income.

  General

        These consolidated and combined financial statements reflect the consolidation of properties that are wholly owned or properties in which we own less than a 100% interest but that we control. Control of a property is demonstrated by, among other factors, our ability to refinance debt and sell the property without the consent of any other partner or owner and the inability of any other partner or owner to replace us.

        We also consolidate a variable interest entity, or VIE, when we are determined to be the primary beneficiary. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements and other contractual arrangements. There have been no changes during 2015 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE. In connection with the Merger, the Partnership acquired an interest in a VIE in which we are deemed to be the primary beneficiary. Accordingly, we have consolidated the VIE, which consists solely of undeveloped land. To date during 2015, we have not provided financial or other support to a previously identified VIE that we were not previously contractually obligated to provide.

        Investments in partnerships and joint ventures represent our noncontrolling ownership interests in properties. We account for these investments using the equity method of accounting. We initially record these investments at cost and we subsequently adjust for net equity in income or loss, which we allocate in accordance with the provisions of the applicable partnership or joint venture agreement and cash contributions and distributions, if applicable. The allocation provisions in the partnership or joint venture agreements are not always consistent with the legal ownership interests held by each general or limited partner or joint venture investee primarily due to partner preferences. We separately report investments in joint ventures for which accumulated distributions have exceeded investments in and our share of net income from the joint ventures within cash distributions and losses in partnerships and

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

joint ventures, at equity in the consolidated and combined balance sheets. The net equity of certain joint ventures is less than zero because of financing or operating distributions that are usually greater than net income, as net income includes non-cash charges for depreciation and amortization, and the Partnership has committed to or intends to fund the venture.

        As of June 30, 2015, our assets consisted of interests in 121 shopping centers. The consolidated and combined financial statements as of that date reflect the consolidation of 108 wholly owned properties and seven additional properties that are less than wholly owned, but which we control or for which we are the primary beneficiary. We account for our interests in the remaining six properties, or the joint venture properties, using the equity method of accounting, as we have determined that we have significant influence over their operations. We manage the day-to-day operations of the joint venture properties, but have determined that our partner or partners have substantive participating rights with respect to the assets and operations of these joint venture properties.

        We allocate net operating results of the Partnership to the General Partner and the limited partners based on the partners' respective weighted average ownership interests in the Partnership. Net operating results of the Partnership attributable to third party owners of consolidated joint ventures are reflected in net income attributable to noncontrolling interests. The General Partner's weighted average ownership interest in the Partnership was 84.1% and 82.8% for the six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015 and December 31, 2014, the General Partner's ownership interest in the Partnership was 84.2% and 82.4%, respectively. We adjust the limited partners' interests at the end of each period to reflect their interest in the Partnership.

3. Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents generally consist of commercial paper, bankers' acceptances, repurchase agreements, and money market deposits or securities. Financial instruments that potentially subject us to concentrations of credit risk include our cash and cash equivalents and our tenant receivables. We place our cash and cash equivalents with institutions with high credit quality. However, at certain times, such cash and cash equivalents may be in excess of FDIC and SIPC insurance limits.

  Investment Properties

        We record investment properties at fair value when acquired. Investment properties include costs of acquisitions; development, predevelopment, and construction (including allocable salaries and related benefits); tenant allowances and improvements; and interest and real estate taxes incurred during construction. We capitalize improvements and replacements from repair and maintenance when the repair and maintenance extends the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance items are expensed as incurred. We capitalize interest on projects during periods of construction until the projects are ready for their intended purpose based on interest rates in place during the construction period.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

        We record depreciation on buildings and improvements utilizing the straight-line method over an estimated original useful life, which is generally five to 40 years. We review depreciable lives of investment properties periodically and we make adjustments when necessary to reflect a shorter economic life. We amortize tenant allowances and tenant improvements utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. We record depreciation on equipment and fixtures utilizing the straight-line method over three to ten years.

        We review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in a property's cash flows, ending occupancy or declines in tenant sales. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, we charge to expense the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We also review our investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable. We will record an impairment charge if we determine that a decline in the fair value of the investments in unconsolidated entities is other-than-temporary. Changes in economic and operating conditions that occur subsequent to our review of recoverability of investment property and other investments in unconsolidated entities could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  Investments in Unconsolidated Entities

        Joint ventures are common in the real estate industry. We use joint ventures to finance properties, develop new properties, and diversify our risk in a particular property or portfolio of properties. On June 1, 2015, we completed a joint venture transaction with respect to the ownership and operation of five of our properties (see Note 4—"Real Estate Acquisitions and Dispositions"). We held material unconsolidated joint venture ownership interests in six properties as of June 30, 2015 and one property as of December 31, 2014. Additionally, in connection with the Merger, we acquired joint venture interests in two entities, one in the development stage and the other with retail operations.

        Certain of our joint venture properties are subject to various rights of first refusal, buy-sell provisions, put and call rights, or other sale or marketing rights for partners which are customary in real estate joint venture agreements and the industry. We and our partners in these joint ventures may initiate these provisions (subject to any applicable lock up or similar restrictions), which may result in either the sale of our interest or the use of available cash or borrowings to acquire the joint venture interest from our partner.

  Fair Value Measurements

        The Partnership measures and discloses its fair value measurements in accordance with Accounting Standards Codification Topic 820, "Fair Value Measurements and Disclosure" ("Topic 820"). Topic 820

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The fair value hierarchy, as defined by Topic 820, contains three levels of inputs that may be used to measure fair value as follows:

  •
  Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access.

  •
  Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates and yield curves, that are observable at commonly quoted intervals.

  •
  Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity's own assumptions, as there is little, if any, related market activity.

        In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        Note 6—"Indebtedness" includes a discussion of the fair value of debt measured using Level 2 inputs. Note 4—"Real Estate Acquisitions and Dispositions" includes a discussion of the fair values recorded in purchase accounting, using Level 2 and Level 3 inputs. Level 3 inputs to our purchase accounting analyses include our estimations of net operating results of the property, capitalization rates and discount rates.

        The Partnership has derivatives that must be measured under the fair value standard (see Note 7—"Derivative Financial Instruments"). The Partnership currently does not have any non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

  Purchase Accounting Allocation

        We allocate the purchase price of acquisitions and any excess investment in unconsolidated entities to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, we may utilize third party valuation specialists. These components typically include buildings, land and intangibles related to in-place leases and we estimate:

  •
  the fair value of land and related improvements and buildings on an as-if-vacant basis,

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  •
  the market value of in-place leases based upon our best estimate of current market rents and amortize the resulting market rent adjustment into revenues,

  •
  the value of costs to obtain tenants, including tenant allowances and improvements and leasing commissions, and

  •
  the value of revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant.

        Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. We amortize amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. We also estimate the value of other acquired intangible assets, if any, which are amortized over the remaining life of the underlying related intangibles.

  Use of Estimates

        We prepared the accompanying consolidated and combined financial statements in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Our actual results could differ from these estimates.

  Segment Disclosure

        Our primary business is the ownership, development and management of retail real estate. We have aggregated our operations, including malls and strip centers, into one reportable segment because they have similar economic characteristics and we provide similar products and services to similar types of, and in many cases, the same tenants.

  New Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 revises GAAP by offering a single comprehensive revenue recognition standard instead of numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. An entity has the option to apply the provisions of ASU No. 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. On July 9, 2015, the FASB announced it would defer the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also decided to permit early adoption of the standard, but not before the original effective date of December 15, 2016. We are currently evaluating our method of adopting and the impact, if any, the adoption of this standard will have on our consolidated financial statements.

        In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." This standard changes the way reporting enterprises must evaluate the

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

consolidation of limited partnerships, variable interests and similar entities. It is effective for the first annual reporting period beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the impact, if any, the adoption of this standard will have on our consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs." This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. We expect this new guidance will reduce total assets and total long-term debt on our consolidated balance sheets by amounts classified as deferred debt issuance costs, but do not expect this update to have any other effect on our consolidated financial statements.

4. Real Estate Acquisitions and Dispositions

  The O'Connor Joint Venture

        On June 1, 2015, we completed a joint venture transaction (the "Joint Venture Transaction") with O'Connor Mall Partners, L.P. ("O'Connor"), a third party, with respect to the ownership and operation of five of our malls and certain related out-parcels acquired in the Merger (the "O'Connor Joint Venture"), which are valued at approximately $1.625 billion, consisting of the following: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas (collectively the "JV Properties"). Under the terms of the joint venture agreement, we retained a 51% interest and sold a 49% interest to O'Connor. In addition, the Partnership received reimbursement for 49% of costs incurred as of June 1, 2015 related to development activity at Scottsdale Quarter®. The transaction generated net proceeds, after taking into consideration the assumption of debt (including the new loans on Pearlridge Center and Scottsdale Quarter®) and costs associated with the transaction, of approximately $432 million (including $28.7 million for the partial reimbursement of the Scottsdale Quarter® development costs), which was used to repay a portion of the Bridge Loan (see Note 6—"Indebtedness"). Since we no longer control the operations of the JV Properties, we deconsolidated the properties and recorded a gain in connection with this sale of $5.1 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties within the consolidated and combined statements of operations and comprehensive income. We retained management and leasing responsibilities for the JV Properties.

  The Merger

        On January 15, 2015, we acquired 23 properties in the Merger (see Note 1—"Organization"). We reflected the assets and liabilities of the properties acquired in the Merger at the estimated fair value on the January 15, 2015 acquisition date. The following table summarizes the purchase price allocation

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

for the acquisition, which is preliminary and subject to revision within the measurement period, not to exceed one year from the date of acquisition:

Investment properties	$3,054,194
Cash and cash equivalents(1)	553,835
Tenant accounts receivable	14,263
Investment in and advances to unconsolidated real estate entities	15,803
Deferred costs and other assets (including intangibles)	316,436
Accounts payable, accrued expenses, intangibles, and deferred revenue	(196,847)
Distributions payable	(2,658)
Redeemable noncontrolling interests, including Series I-1 Preferred Units	(6,148)

Total assets acquired and liabilities assumed	3,748,878
Fair value of mortgage notes payable assumed	(1,358,184)

Net assets acquired	2,390,694
Less: Common units issued to the General Partner	(535,490)
Less: Preferred units issued to the General Partner	(319,960)
Less: Common units issued to limited partners	(29,482)
Less: Cash and cash equivalents acquired	(553,835)

Net cash paid for acquisition	$951,927

(1)
Includes the proceeds from the Property Sale, net of the repayment of the $155.0 million balance on the Glimcher credit facility.

        Total revenues and net loss (excluding transaction costs and costs of corporate borrowing) from the properties acquired in the Merger of $71.2 million and $9.1 million, respectively, for the three months ended June 30, 2015 and $140.0 million and $1.3 million, respectively, for the six months ended June 30, 2015 are included in the accompanying consolidated and combined statements of operations and comprehensive income.

  2015 Acquisition

        On January 13, 2015, we acquired Canyon View Marketplace, a shopping center located in Grand Junction, Colorado, for $10.0 million including the assumption of an existing mortgage with a principal balance of $5.5 million. The source of funding for the acquisition was cash on hand.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

  2014 Acquisitions and Disposition

        During 2014, we acquired our partners' interests in the following properties, which were previously accounted for under the equity method, but are now consolidated as they are either wholly or majority owned and controlled post-acquisition:

Shopping Center Name	Acquisition Date	Location	Percent Acquired	Purchase Price (In Millions)	Gain (In Millions)
Whitehall Mall	December 1, 2014	Whitehall, PA	50%	$14.9	$10.5
Clay Terrace	June 20, 2014	Carmel, IN	50%	$22.9	$46.6
Seven Open-Air Shopping Centers	June 18, 2014	Various	Various	$162.0	$42.3

        We reflected the assets and liabilities of the properties acquired in the above 2014 acquisitions at the estimated fair value on the respective acquisition dates. The purchase price allocations as of June 30, 2015, which include no material changes from the amounts disclosed as of December 31, 2014 in the Partnership's audited 2014 financial statements, have been finalized. The consolidation of the previously unconsolidated properties resulted in the remeasurement of our previously held interests to fair value and the corresponding non-cash gains noted above.

        On June 23, 2014, we sold New Castle Plaza, a wholly owned shopping center in New Castle, Indiana, for net proceeds of $4.4 million, resulting in a gain of approximately $2.4 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations and comprehensive income.

        On February 28, 2014, SPG disposed of its interest in one unconsolidated shopping center and recorded a gain of approximately $0.2 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations and comprehensive income.

  Condensed Pro Forma Financial Information (Unaudited)

        The results of operations of acquired properties are included in the consolidated and combined statements of operations beginning on their respective acquisition dates. The following unaudited condensed pro forma financial information is presented as if the Merger and the Property Sale described in Note 1—"Organization," which were completed on January 15, 2015, had been consummated on January 1, 2014. The unaudited condensed pro forma financial information assumes the Joint Venture Transaction completed on June 1, 2015 and the 2014 acquisitions listed above also occurred as of January 1, 2014. Additionally, adjustments have been made to reflect the following transactions as if they occurred on January 1, 2014: the issuance of the Notes Payable on March 24, 2015 (see Note 6—"Indebtedness"), the redemption of all of the outstanding Series G Preferred Units (as defined below) on April 15, 2015 (see Note 8—"Equity"), the refinancing of certain property mortgages on May 21, 2015 (see Note 6—"Indebtedness"), and the receipt of funds from the New Term Loan (as defined below) on June 4, 2015 (see Note 6—"Indebtedness"). Finally, the January 13, 2015 acquisition of Canyon View Marketplace has been excluded from this analysis since it would not have a significant impact. The unaudited condensed pro forma financial information is for comparative purposes only and is not necessarily indicative of what actual results of operations of the Partnership would have been had the Merger and other transactions noted above been consummated on January 1, 2014, nor does it purport to represent the results of operations for future periods.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

        The unaudited condensed pro forma financial information for the three and six months ended June 30, 2015 and 2014 is as follows (amounts in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenues	$213,685	$216,990	$425,443	$430,810
Net income (loss)	$12,031	$(17,260)	$19,163	$3,181
Net income (loss) attributable to common unitholders	$8,407	$(20,768)	$12,031	$(3,835)
Earnings (loss) per common unit—basic and diluted	$0.05	$(0.11)	$0.07	$(0.02)
Weighted average units outstanding—basic and diluted	220,252	217,331	220,092	217,265

5. Investment in Unconsolidated Entities, at Equity

        Our investment activity in unconsolidated real estate entities for the six months ended June 30, 2015 related to investments in the following joint ventures:

  •
  The O'Connor Joint Venture

    This investment consists of a 51% interest held by the Partnership in the O'Connor Joint Venture that owns and operates the JV Properties. One of the properties in this venture, Pearlridge Center, is subject to a ground lease.

  •
  The Seminole Joint Venture

    This investment consists of a 45% interest held by the Partnership in Seminole Towne Center, an approximate 1.1 million square foot enclosed regional mall located in the Orlando, Florida area. The Partnership's effective financial interest in this property (after preferences) is approximately 12%.

  •
  Other Joint Venture

    The Partnership also holds an indirect 12.5% ownership interest in certain real estate through a joint venture with an unaffiliated third party.

        Individual agreements specify which services the Partnership is to provide to each joint venture. The Partnership, through its affiliates, may provide management, development, construction, leasing and legal services for a fee to each of the joint ventures described above.

        The results for the O'Connor Joint Venture are included below for the period from June 1, 2015 through June 30, 2015.

        The results for the joint venture that previously owned Clay Terrace, located in Carmel, Indiana, are included in the results below for the period from January 1, 2014 through June 19, 2014. On June 20, 2014, the Partnership purchased the remaining ownership interest in this property from its

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

5. Investment in Unconsolidated Entities, at Equity (Continued)

former joint venture partner. As a result, the Partnership now owns all of the equity interest in this property.

        The results for the joint venture that previously owned seven open-air shopping centers located in various locations are included in the results below for the period from January 1, 2014 through June 17, 2014. On June 18, 2014, the Partnership purchased a controlling ownership interest in these properties from its former joint venture partner. As a result, the Partnership now owns essentially all of the equity interest in these properties.

        The results for the joint venture that previously owned Whitehall Mall, located in Whitehall, Pennsylvania, are included in the results below for the period from January 1, 2014 through June 30, 2014. On December 1, 2014, the Partnership purchased the remaining ownership interest in this property from its former joint venture partner. As a result, the Partnership now owns all of the equity interest in this property.

        The results for the joint venture that owns Seminole Towne Center are included below for all periods presented. The results for the joint venture through which the Partnership holds an indirect 12.5% ownership interest in certain real estate are included for the period from January 15, 2015 through June 30, 2015.

        The following table presents the combined statements of operations for the unconsolidated joint venture properties for the periods indicated above during which the Partnership accounted for these investments as unconsolidated entities for the three and six months ended June 30, 2015 and 2014:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Total revenues	$21,168	$14,028	$29,956	$30,759
Operating expenses	9,934	5,047	13,826	11,303
Depreciation and amortization	9,779	3,372	11,061	7,300

Operating income	1,455	5,609	5,069	12,156
Interest expense, net	(3,329)	(3,273)	(4,427)	(6,835)

Net (loss) income	(1,874)	2,336	642	5,321
Preferred dividends	(60)	—	(109)	—

Net (loss) income from the Partnership's unconsolidated real estate entities	$(1,934)	$2,336	$533	$5,321

Our share of (loss) income from the Partnership's unconsolidated real estate entities	$(1,703)	$402	$(1,487)	$747

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness

  Mortgage Debt

        Total mortgage indebtedness at June 30, 2015 and December 31, 2014 was as follows:

	June 30, 2015	December 31, 2014
Face amount of mortgage loans	$1,931,020	$1,431,516
Fair value adjustments, net	22,335	3,598

Carrying value of mortgage loans	$1,953,355	$1,435,114

        A roll forward of mortgage indebtedness from December 31, 2014 to June 30, 2015 is summarized as follows:

Balance, December 31, 2014	$1,435,114
Debt assumptions at fair value	1,364,503
Repayment of debt	(418,606)
Debt issuances	390,000
Debt amortization payments	(10,724)
Debt transferred to unconsolidated entities	(795,711)
Amortization of fair value and other adjustments	(11,221)

Balance, June 30, 2015	$1,953,355

        On January 13, 2015, we assumed an additional mortgage with a fair value of $6.4 million in connection with our acquisition of Canyon View Marketplace (see Note 4—"Real Estate Acquisitions and Dispositions").

        On January 15, 2015, we assumed additional mortgages on 14 properties having a fair value of approximately $1.4 billion in connection with the Merger (see Note 1—"Organization").

        On March 27, 2015, we repaid the $18.8 million mortgage on West Town Corners and the $13.9 million mortgage on Gaitway Plaza with cash on hand.

        On May 21, 2015, we refinanced Pearlridge Center's existing $171.0 million mortgage maturing in 2015 with a new $225.0 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. We also refinanced existing debt totaling $195.0 million on Scottsdale Quarter® maturing in 2015 with a new $165.0 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. We used $21.2 million of the net proceeds from the refinancings to repay a portion of the outstanding balance on the Bridge Loan (defined below).

        On June 1, 2015, we deconsolidated the JV Properties, thereby transferring $795.7 million of mortgages to unconsolidated entities.

        On June 30, 2015, we repaid the $20.0 million mezzanine loan on WestShore Plaza through a borrowing on the Revolver (defined below).

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

  Unsecured Debt

  The Facility

        On May 15, 2014, we closed on a senior unsecured revolving credit facility, or Revolver, and a senior unsecured term loan, or Term Loan (collectively referred to as the "Facility"). The Revolver provides borrowings on a revolving basis up to $900 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, six-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The Term Loan provides borrowings in an aggregate principal amount up to $500 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        At June 30, 2015, borrowings under the Facility consisted of $433.8 million outstanding under the Revolver and $500.0 million outstanding under the Term Loan. On June 30, 2015, we had an aggregate available borrowing capacity of $463.1 million under the Facility, net of $3.1 million reserved for outstanding letters of credit. At June 30, 2015, the applicable interest rate on the Revolver was one-month LIBOR plus 1.05%, or 1.24%, and the applicable interest rate on the Term Loan was one-month LIBOR plus 1.15%, or 1.34%.

  New Term Loan

        On June 4, 2015, the Partnership borrowed $500 million under a new term loan (the "New Term Loan"), pursuant to a commitment received from bank lenders. The New Term Loan bears interest at one-month LIBOR plus 1.15% (1.34% at June 30, 2015) and will mature in March 2020. On June 19, 2015, the Partnership executed interest rate swap agreements totaling $500 million, with an effective date of July 6, 2015, which effectively fixed the interest rate on the New Term Loan at 2.26% through June 2018. The interest rate on the New Term Loan may vary based on the Partnership's credit rating. The Partnership used $488.6 million of the proceeds on the New Term Loan to repay the remaining outstanding balance on the Bridge Loan (defined below).

  Bridge Loan

        On September 16, 2014, in connection with the execution of the Merger Agreement, the Partnership entered into a debt commitment letter, which was amended and restated on September 23, 2014 pursuant to which the parties agreed to provide up to $1.25 billion in a senior unsecured bridge loan facility (the "Bridge Loan"). The Bridge Loan was scheduled to mature on January 14, 2016, the date that is 364 days following the closing date of the Merger. The interest rate payable on amounts outstanding under the Bridge Loan was equal to three-month LIBOR plus an applicable margin based on the Partnership's credit rating, and such interest rate was to increase on the 180th and 270th days following the consummation of the Merger. The Bridge Loan did not amortize. The Bridge Loan contained events of default, representations and warranties and covenants that were substantially identical to those contained in the Partnership's existing credit agreement (subject to certain exceptions set forth in the debt commitment letter).

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

        On January 15, 2015, the Partnership borrowed $1.19 billion under the Bridge Loan in connection with the closing of the Merger. On March 24, 2015, the Partnership repaid $248.4 million of the then outstanding borrowings using proceeds from the issuance of the Notes Payable (see below). On May 21, 2015, we repaid $21.2 million of the outstanding borrowings using excess proceeds from the refinancing of the mortgage on Pearlridge Center. On June 2, 2015, we repaid $431.8 million of outstanding borrowings using proceeds from the Joint Venture Transaction. On June 4, 2015, we repaid the remaining $488.6 million of borrowings using proceeds from the New Term Loan.

        The Partnership incurred $10.4 million of Bridge Loan commitment, structuring and funding fees, of which $3.8 million incurred during 2014 were included in deferred costs and other assets in the accompanying consolidated balance sheet as of December 31, 2014. Upon the full repayment of the Bridge Loan, the Partnership accelerated amortization of the deferred loan costs, resulting in total amortization of $6.3 million and $10.4 million included in interest expense in the accompanying consolidated and combined statements of operations and comprehensive income for the three and six months ended June 30, 2015, respectively.

  Notes Payable

        On March 24, 2015, the Partnership sold $250 million aggregate principal amount of its 3.850% senior unsecured notes (the "Notes Payable") at a 0.028% discount due April 1, 2020. The Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan. The indenture for the Notes Payable contains certain customary covenants and events of default which, if any such event of default occurs, would permit or require the principal, premium, if any, and accrued and unpaid interest on all of the then outstanding Notes Payable to be declared immediately due and payable (subject in certain cases to customary grace and cure periods).

  Covenants

        Our unsecured debt agreements contain financial and other covenants. If we were to fail to comply with these covenants, after the expiration of the applicable cure periods, the debt maturity could be accelerated or other remedies could be sought by the lender including adjustments to the applicable interest rate. As of June 30, 2015, management believes the Partnership is in compliance with all covenants of its unsecured debt.

        At June 30, 2015, certain of our consolidated subsidiaries were the borrowers under 36 non-recourse mortgage loans and one partial-recourse loan secured by mortgages encumbering 41 properties, including two separate pools of cross-defaulted and cross-collateralized mortgages encumbering a total of six properties. The total balance of mortgages was approximately $2.0 billion as of June 30, 2015. Under these cross-default provisions, a default under any mortgage included in the cross-defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain of these instruments limit the ability of the

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

applicable borrower's parent entity from incurring mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. At June 30, 2015, management believes the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross-default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Fair Value of Debt

        The carrying values of our variable-rate loans approximate their fair values. We estimate the fair values of fixed-rate mortgages using cash flows discounted at current borrowing rates. The book value of our fixed-rate mortgages was $1.7 billion and $1.4 billion as of June 30, 2015 and December 31, 2014, respectively. The fair values of these financial instruments and the related discount rate assumptions as of June 30, 2015 and December 31, 2014 are summarized as follows:

	June 30, 2015	December 31, 2014
Fair value of fixed-rate mortgages	$1,829,443	$1,503,944
Weighted average discount rates assumed in calculation of fair value for fixed-rate mortgages	3.37%	3.36%

7. Derivative Financial Instruments

  Risk Management Objective of Using Derivatives

        The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Partnership manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and through the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future uncertain cash amounts, the value of which are determined by interest rates. The Partnership's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Partnership's known or expected cash payments related to the Partnership's borrowings.

  Cash Flow Hedges of Interest Rate Risk

        The Partnership's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Partnership primarily uses interest rate swaps or caps as part of its interest rate risk management strategy. Interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

7. Derivative Financial Instruments (Continued)

Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Partnership may also enter into forward starting swaps or treasury lock agreements to set the effective interest rate on a planned fixed-rate financing. In a forward starting swap or treasury lock agreement that the Partnership cash settles in anticipation of a fixed rate financing or refinancing, the Partnership will receive or pay an amount equal to the present value of future cash flow payments based on the difference between the contract rate and market rate on the settlement date.

        The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in other comprehensive income ("OCI") or other comprehensive loss ("OCL") and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Net realized gains or losses resulting from derivatives that were settled in conjunction with planned fixed-rate financings or refinancings continue to be included in accumulated other comprehensive income ("AOCI") during the term of the hedged debt transaction. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Partnership had no material hedge ineffectiveness in earnings during the three and six months ended June 30, 2015 and 2014.

        Amounts reported in AOCI relate to derivatives that will be reclassified to interest expense as interest payments are made on the Partnership's variable-rate debt. Realized gains or losses on settled derivative instruments included in AOCI are recognized as an adjustment to income over the term of the hedged debt transaction. During the next twelve months, the Partnership estimates that an additional $3.1 million will be reclassified as an increase to interest expense.

        During the six months ended June 30, 2015, the Partnership entered into five three-year forward starting swaps, two five-year forward starting swaps and two ten-year forward starting swaps. The two five-year swaps were terminated upon the private placement of the Notes Payable during the six months ended June 30, 2015. As of June 30, 2015, the Partnership had seven outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk with a notional value of $650,000.

        The table below presents the fair value of the Partnership's derivative financial instruments as well as their classification on the consolidated balance sheet as of June 30, 2015:

Derivatives designated as hedging instruments:		Balance Sheet Location	As of June 30, 2015
Interest rate products	Asset Derivatives	Deferred costs and other assets	$3,856
Interest rate products	Liability Derivatives	Accounts payable, accrued expenses, intangibles and deferred revenues	$207

        The asset derivative instruments were reported at their fair value of $3,856 in deferred costs and other assets at June 30, 2015 with a corresponding adjustment to OCI for the unrealized gains and losses. The liability derivative instruments were reported at their fair value of $207 in accounts payable, accrued expenses, intangibles, and deferred revenues at June 30, 2015 with a corresponding adjustment to OCL for the unrealized gains and losses (net of noncontrolling interest allocation). There were no outstanding derivatives as of December 31, 2014. Over time, the unrealized gains and losses held in

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

7. Derivative Financial Instruments (Continued)

AOCI will be reclassified to earnings. This reclassification will correlate with the recognition of the hedged interest payments in earnings.
        During the three months ended June 30, 2015, the Partnership amortized $29 of OCI into interest expense related to the five-year swaps associated with the Notes Payable. The Partnership recognized OCI of $4.8 million related to the two remaining ten-year forward starting swaps to adjust the carrying amount of the interest rate swaps to their fair values at June 30, 2015 and OCL of $207 for the five remaining three-year swaps associated with the New Term Loan to adjust the carrying amount of the interest rate swaps to their fair values at June 30, 2015. There was no derivative activity during 2014.

        During the six months ended June 30, 2015, the Partnership recognized OCI of $593, of which $32 has been amortized into interest expense related to the five-year swaps associated with the Notes Payable. The Partnership recognized OCI of $3.9 million related to the two remaining ten-year forward starting swaps to adjust the carrying amount of the interest rate swaps to their fair values at June 30, 2015 and OCL of $207 related to the five remaining three-year swaps associated with the New Term Loan to adjust the carrying amount of the interest rate swaps to their fair values at June 30, 2015. There was no derivative activity during 2014.

        The tables below present the effect of the Partnership's derivative financial instruments on the consolidated and combined statements of operations and comprehensive income for the three and six months ended June 30, 2015:

	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships	Three Months Ending June 30, 2015		Three Months Ending June 30, 2015		Three Months Ending June 30, 2015
Interest rate products	$4,615	Interest expense	$(29)	Interest expense	$—
	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from AOCL into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships	Six Months Ending June 30, 2015		Six Months Ending June 30, 2015		Six Months Ending June 30, 2015
Interest rate products	$4,211	Interest expense	$(32)	Interest expense	$—

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

7. Derivative Financial Instruments (Continued)

  Non-Designated Hedges

        Derivatives not designated as hedges are not speculative and are used to manage the Partnership's exposure to interest rate movements and other identified risks, but do not meet the strict hedge accounting requirements. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of June 30, 2015, the Partnership has two interest rate derivatives with a combined notional amount of $122,500 that are not designated as cash flow hedges. These non-designated hedges consist of two interest rate caps that were assumed in the Merger. The fair value of these hedges as of June 30, 2015 is zero and there has been no change in fair value for the three and six months ended June 30, 2015.

  Credit Risk-Related Contingent Features

        The Partnership has agreements with each of its derivative counterparties that contain a provision that if the Partnership either defaults or is capable of being declared in default on any of its consolidated indebtedness, then the Partnership could also be declared in default on its derivative obligations.

        The Partnership has agreements with its derivative counterparties that incorporate the loan covenant provisions of the Partnership's indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with the loan covenant provisions would result in the Partnership being in default on any derivative instrument obligations covered by the agreement.

        As of June 30, 2015, the fair value of derivatives in a net liability position, plus accrued interest but excluding any adjustment for nonperformance risk, related to these agreements was $184. As of June 30, 2015, the Partnership has not posted any collateral related to these agreements. The Partnership is not in default under any of these provisions. If the Partnership had breached any of these provisions at June 30, 2015, it would have been required to settle its obligations under the agreements at their termination value of $184.

  Fair Value Considerations

        Currently, the Partnership uses interest rate swaps and caps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. Based on these inputs the Partnership has determined that its interest rate swap and cap valuations are classified within Level 2 of the fair value hierarchy.

        To comply with the provisions of Topic 820, the Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Partnership has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

7. Derivative Financial Instruments (Continued)

        Although the Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2015, the Partnership has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        The Partnership values its derivative instruments on a recurring basis, net using significant other observable inputs (Level 2).

        The table below presents the Partnership's assets and liabilities measured at fair value as of June 30, 2015 aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2015
Asset Derivatives	$—	$3,856	$—	$3,856
Liability Derivatives	$—	$207	$—	$207

8. Equity

  The Separation

        Prior to the May 28, 2014 separation, the financial statements were carved-out from SPG's books and records; thus, pre-separation ownership was solely that of SPG and limited partners based on their respective ownership interest in SPG L.P. on the date of separation (see Note 1—"Organization" and Note 2—"Basis of Presentation and Principles of Consolidation and Combination" for more information). Related to the separation on May 28, 2014, the Partnership issued 155,162,597 common units to the General Partner and 31,575,487 common units to the limited partners of SPG L.P. Concurrently, the General Partner issued 155,162,597 common shares to the stockholders of SPG.

        The General Partner may periodically use the public equity markets to fund our development and acquisition of properties or to repay debt. The proceeds of these offerings are contributed to the Partnership in exchange for additional interests in the Partnership.

  The Merger

        In the Merger on January 15, 2015, the Partnership issued to the General Partner 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 preferred units (the "Series G Preferred Units") as consideration for the shares of 8.125% Series G Cumulative Redeemable Preferred Stock (the "Series G Preferred Shares") issued in the Merger, 4,000,000 preferred units as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 preferred units as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Additionally, the Partnership

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

issued 1,621,695 common units to the limited partners of Glimcher's operating partnership and 130,592 Series I-1 preferred units (the "Series I-1 Preferred Units") to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. The preferred shares and units were issued as consideration for similarly-named preferred interests of Glimcher that were outstanding at the Merger date.

        On April 15, 2015, the Partnership redeemed 4,700,000 Series G Preferred Units resulting from the General Partner's redemption of all of the 4,700,000 issued and outstanding Series G Preferred Shares on that date. The Series G Preferred Shares were redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date, in an amount equal to $0.5868 per share, for a total payment of $25.5868 per share. This redemption amount includes the first quarter dividend of $0.5078 per share that was declared on February 24, 2015 to holders of record of such Series G Preferred Shares on March 31, 2015. Because the redemption of the Series G Preferred Shares was a redemption in full, trading of the Series G Preferred Shares on the NYSE ceased after the redemption date. The aggregate amount paid to effect the redemptions of the Series G Preferred Units was approximately $120.3 million, which was funded with cash on hand.

  Exchange Rights

        Subject to the terms of the Partnership's limited partnership agreement, limited partners of the Partnership have the right to exchange all or any portion of their units for shares of the General Partner's common stock on a one-for-one basis or cash, at the election of the General Partner. Therefore, the common units held by limited partners are classified within permanent equity. The amount of cash to be paid if the exchange right is exercised and the cash option is selected will be based on the trading price of the General Partner's common stock at that time. At June 30, 2015, the General Partner had reserved 34,844,447 shares of common stock for future issuance upon the exchange of units held by limited partners.

        The holders of the Series I-1 Preferred Units have, at their option, the right to have their units purchased by the Partnership subject to the satisfaction of certain conditions. Therefore, the Series I-1 Preferred Units are classified as redeemable noncontrolling interests outside of permanent equity.

  Stock Based Compensation

        On May 28, 2014, the General Partner's Board of Directors adopted the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan"), which permits the Partnership to grant awards to current and prospective directors, officers, employees and consultants of the General Partner or an affiliate. The Compensation Committee of the General Partner's Board of Directors administers the Plan on behalf of the Partnership. An aggregate of 10,000,000 shares of the General Partner's common stock has been reserved for issuance under the Plan. In addition, the maximum number of awards to be granted to a participant in any calendar year is 500,000 shares. Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards of the General Partner, or long term incentive plan ("LTIP") units or performance units of the Partnership. The Plan terminates on May 28, 2024.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

        Upon the consummation of the Merger, the General Partner assumed the Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan and the Glimcher Realty Trust 2012 Incentive Compensation Plan (collectively, the "Glimcher Plans"). In addition, certain equity awards that were outstanding under the Glimcher Plans prior to the consummation of the Merger were converted into equity awards for shares of the General Partner's common stock.

  Long Term Incentive Awards

  Time Vested LTIP Awards

        During the six months ended June 30, 2015, the Partnership awarded 203,215 time-vested LTIP units ("Inducement LTIP Units") to certain executive officers and employees under the Plan, pursuant to LTIP Unit Award Agreements between the Partnership, the General Partner and each of the grant recipients. These awards will vest and the related fair value will be expensed over a four-year vesting period, except in certain instances that result in accelerated vesting due to severance arrangements.

  Performance Based Awards

        During the six months ended June 30, 2015, the Partnership awarded LTIP units subject to certain performance conditions ("Performance LTIP Units") to certain executive officers and employees in the maximum total amount of 304,818 units, to be earned and related fair value expensed over the applicable performance periods, except in certain instances that result in accelerated vesting due to severance arrangements.

  Annual LTIP Unit Awards

        On March 27, 2015, the Partnership approved the performance criteria and maximum dollar amount of the 2015 annual LTIP unit awards, ranging from 30% to 300% of annual base salary, for certain executive officers and employees. Any 2015 annual LTIP unit awards earned will be granted in 2016 and one-third of the earned awards will vest on each of January 1, 2017, 2018 and 2019. The fair value of the awards will be expensed over the period from March 27, 2015 when service began through the end of the vesting period, except in certain instances that result in accelerated vesting due to severance arrangements.

  Restricted Share Awards

        As part of the Merger, unvested restricted shares awarded under the Glimcher Plans and held by certain Glimcher executive employees, which had an original vesting period of five years, were converted into 1,039,785 restricted shares of the General Partner (the "Restricted Shares"). The Restricted Shares will be amortized over the remaining life of the applicable vesting period, except for the portion of the awards applicable to pre-Merger service, which was included as equity consideration issued in the Merger.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

  LTIP Unit/Restricted Share Award Related Compensation Expense

        The Partnership recorded compensation expense related to all LTIP units and Restricted Shares of approximately $2.8 million and $5.1 million for the three and six months ended June 30, 2015, respectively, which expense is included in general and administrative expense and merger and transaction costs in the accompanying consolidated and combined statements of operations and comprehensive income.

  Stock Options

        As part of the Merger, outstanding stock options awarded under the Glimcher Plans and held by certain former Glimcher employees were converted into stock options to purchase 1,125,014 shares of the General Partner's common stock. During the six months ended June 30, 2015, 393,000 stock options were granted to employees under the Plan, employees exercised 196,341 stock options and 157,584 stock options were canceled, forfeited or expired. As of June 30, 2015, there were 1,164,089 stock options outstanding.

  Distributions

        On January 22, 2015, the Partnership paid a cash distribution of $0.14 per common unit for the period from November 26, 2014 through January 14, 2015. On December 24, 2014, the General Partner's Board of Directors had declared the distribution, which was contingent on the closing of the Merger, to unitholders of record on January 14, 2015. The distribution represents the first quarter 2015 regular quarterly distribution prorated for the distribution period prior to the Merger.

        On February 24, 2015, the General Partner's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common Units(1)	$0.1100	March 31, 2015	March 6, 2015	March 16, 2015
Preferred Units (Series G)	$0.5078	March 31, 2015	March 31, 2015	April 15, 2015
Preferred Units (Series H)	$0.4688	March 31, 2015	March 31, 2015	April 15, 2015
Preferred Units (Series I)	$0.4297	March 31, 2015	March 31, 2015	April 15, 2015
Series I-1 Preferred Units	$0.4563	March 31, 2015	March 31, 2015	April 15, 2015

(1)
Represents a prorated distribution for the period from January 15, 2015 through March 31, 2015, which is in addition to the $0.14 stub distribution paid on January 22, 2015.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

        On May 21, 2015, the General Partner's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common Units	$0.2500	June 30, 2015	June 3, 2015	June 15, 2015
Preferred Units (Series H)(2)	$0.4688	June 30, 2015	June 30, 2015	July 15, 2015
Preferred Units (Series I)(2)	$0.4297	June 30, 2015	June 30, 2015	July 15, 2015
Series I-1 Preferred Units(2)	$0.4563	June 30, 2015	June 30, 2015	July 15, 2015

(2)
Amounts total $3.0 million and are recorded as distributions payable in the accompanying consolidated balance sheet as of June 30, 2015.

9. Commitments and Contingencies

  Litigation

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

        Two shareholder lawsuits challenging the Merger-related transactions have been filed in Maryland state court, respectively captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City), filed on October 2, 2014, and Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City), filed on October 23, 2014. The actions were consolidated, and on November 12, 2014 plaintiffs filed a consolidated shareholder class action and derivative complaint, captioned In re Glimcher Realty Trust Shareholder Litigation, 24-C-14-005675 (Circ. Ct. Baltimore City) (the "Consolidated Action"). The Consolidated Action names as defendants the then members of the Glimcher Board of Trustees (the "trustees"), and alleges these defendants breached fiduciary duties. Specifically, plaintiffs in the Consolidated Action allege that the trustees of Glimcher agreed to sell Glimcher for inadequate consideration and agreed to improper deal protection provisions that precluded other bidders from making successful offers. Plaintiffs further allege that the sales process was flawed and conflicted in several respects, including the allegation that the trustees failed to canvas the market for potential buyers, failed to secure a "go-shop" provision in the Merger Agreement allowing Glimcher to seek alternative bids after signing the Merger Agreement, and were improperly influenced by the General Partner's early suggestion that the surviving entity would remain headquartered in Ohio and would retain a significant portion of Glimcher management, including the retention of Michael Glimcher as CEO of the surviving entity and positions for Michael Glimcher and another trustee of Glimcher on the board of the surviving entity. Plaintiffs in the Consolidated Action additionally allege that the Preliminary Registration Statement filed with the Securities and Exchange Commission (the "SEC") on October 28, 2014, failed to disclose material information concerning,

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

9. Commitments and Contingencies (Continued)

among other things, (i) the process leading up to the consummation of the Merger Agreement; (ii) the financial analyses performed by Glimcher's financial advisors; and (iii) certain financial projections prepared by Glimcher's and the General Partner's management allegedly relied on by Glimcher's financial advisors. The Consolidated Action also names as defendants Glimcher, the General Partner, the Partnership and certain of their affiliates, and alleges that these defendants aided and abetted the purported breaches of fiduciary duty. Plaintiffs sought, among other things, an order enjoining or rescinding the transaction, damages, and an award of attorney's fees and costs.

        On December 22, 2014, defendants, including the General Partner and the Partnership, in the Consolidated Action, by and through counsel, entered into a memorandum of understanding (the "MOU") with plaintiffs in the Consolidated Action providing for the settlement of the Consolidated Action. Under the terms of the MOU, and to avoid the burden and expense of further litigation, the General Partner and Glimcher agreed to make certain supplemental disclosures related to the then proposed Merger, all of which were set forth in a Current Report on Form 8-K filed by Glimcher with the SEC on December 23, 2014. On January 12, 2015, at the Special Meeting of Glimcher shareholders, the shareholders voted to approve the Merger, and on January 15, 2015, the Merger closed.

        The MOU contemplated that the parties would enter into a stipulation of settlement. The parties entered into such a stipulation on March 30, 2015. The stipulation of settlement was subject to customary conditions, including court approval following notice to Glimcher's common shareholders. Additionally, in connection with the settlement, the parties contemplated that plaintiffs' counsel would file a petition in the Circuit Court for Baltimore City for an award of attorneys' fees not to exceed $425 and reasonable, documented expenses in an amount not to exceed $20, to be paid by the Partnership. Accordingly, the Partnership accrued $445 related to this matter, which expense was included in merger and transaction costs for the six months ended June 30, 2015 in the accompanying consolidated and combined statements of operations and comprehensive income. On June 17, 2015, plaintiffs' counsel requested a fee award of $425 plus expenses of $18, which amounts are covered by our accrual. A hearing was held on July 17, 2015 at which the Circuit Court for Baltimore City considered the fairness, reasonableness, and adequacy of the settlement. Following the hearing, the court issued an Order and Final Judgment approving the settlement and dismissing the Consolidated Action. The Order and Final Judgment approved plaintiffs' fee award and expenses in the aggregate amount of $443, which the Partnership paid on July 23, 2015.

  Concentration of Credit Risk

        Our properties rely heavily upon anchor or major tenants to attract customers; however, these retailers do not constitute a material portion of our financial results. Additionally, many anchor retailers in the mall properties own their spaces further reducing their contribution to our operating results. All operations are within the United States and no customer or tenant accounts for 5% or more of our consolidated and combined revenues.

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

10. Related Party Transactions

        As described in Note 1—"Organization" and Note 2—"Basis of Presentation and Principles of Consolidation and Combination," the accompanying consolidated and combined financial statements include the operations of SPG Businesses as carved-out from the financial statements of SPG for the periods prior to the separation and the operations of the properties under our ownership subsequent to the separation. Transactions between the properties have been eliminated in the consolidated and combined presentation.

        For periods prior to the separation, a fee for certain centralized SPG costs for activities such as common costs for management and other services, national advertising and promotion programs, consulting, accounting, legal, marketing and management information systems has been charged to the properties in the combined financial statements. In addition, certain commercial general liability and property damage insurance is provided to the properties by an indirect subsidiary of SPG. In connection with the separation, we and SPG entered into property management agreements under which SPG manages our legacy SPG mall properties. Additionally, we, the General Partner and SPG entered into a transition services agreement pursuant to which SPG provides to us, on an interim, transitional basis after the separation date, various services including administrative support for the strip centers, information technology, accounts payable and other financial functions, as well as engineering support, quality assurance support and other administrative services. Under the transition services agreement, SPG charges us, based upon SPG's allocation of certain shared costs such as insurance premiums, advertising and promotional programs, leasing and development fees. Amounts charged to expense for property management and common costs, services, and other as well as insurance premiums are included in property operating costs in the consolidated and combined statements of operations and comprehensive income. Additionally, leasing and development fees charged by SPG are capitalized by the property.

        Charges for properties which are consolidated and combined for each of the periods presented are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Property management and common costs, services and other	$5,620	$4,794	$12,549	$10,222
Insurance premiums	$2,269	$2,220	$4,538	$4,439
Advertising and promotional programs	$210	$210	$429	$443
Capitalized leasing and development fees	$2,177	$5,657	$3,808	$6,112

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

10. Related Party Transactions (Continued)

        Charges for unconsolidated properties for each of the periods presented are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Property management costs, services and other	$191	$801	$413	$1,826
Insurance premiums	$3	$54	$6	$109
Advertising and promotional programs	$10	$13	$20	$26
Capitalized leasing and development fees	$10	$46	$12	$97

        At June 30, 2015 and December 31, 2014, $4,343 and $4,715, respectively, were payable to SPG and its affiliates and are included in accounts payable, accrued expenses, intangibles, and deferred revenues in the accompanying consolidated balance sheets.

11. Earnings (Loss) Per Common Unit

        We determine basic earnings (loss) per common unit based on the weighted average number of common units outstanding during the period and we consider any participating securities for purposes of applying the two-class method. We determine diluted earnings (loss) per unit based on the weighted average number of common units outstanding combined with the incremental weighted average common units that would have been outstanding assuming all potentially dilutive securities were converted into common units at the earliest date possible. As described in Note 1—"Organization," the units outstanding at the separation date are reflected as outstanding for all periods prior to the separation. The following table sets forth the computation of our basic and diluted earnings (loss) per common unit:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Earnings (Loss) Per Common Unit, Basic and Diluted:
Net income (loss) to common unitholders—basic and diluted	$4,946	$84,281	$(9,617)	$125,783

Weighted average common units outstanding—basic	218,646,571	186,879,957	216,189,421	186,809,412
Weighted average additional dilutive securities outstanding	1,604,942	10,128	—	5,092

Weighted average common units outstanding—diluted	220,251,513	186,890,085	216,189,421	186,814,504

Earnings (loss) per common unit, basic and diluted	$0.02	$0.45	$(0.05)	$0.67

Washington Prime Group, L.P.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

11. Earnings (Loss) Per Common Unit (Continued)

        For the three and six months ended June 30, 2015, additionally potentially dilutive securities include contingently-issuable Partnership units related to the General Partner's unvested restricted shares, outstanding stock options and restricted stock units, and the Partnership's performance based and annual LTIP unit awards. For the six months ended June 30, 2015, diluted units exclude the impact of any such additional securities because their effect would be anti-dilutive. We accrue distributions when they are declared.

12. Subsequent Events

        On July 23, 2015, the Partnership paid a plaintiffs' fee award and expenses in the aggregate amount of $443 to conclude the Consolidated Action (see the "Litigation" section within Note 9—"Commitments and Contingencies").

        On July 31, 2015, the Partnership repaid the $115.0 million mortgage on Clay Terrace and, on August 3, 2015, the Partnership repaid the $24.5 million mortgage on Bloomingdale Court. The repayments were funded with an additional borrowing on the Revolver.

        On August 3, 2015, the General Partner's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common Units	$0.2500	September 30, 2015	September 2, 2015	September 15, 2015
Preferred Units (Series H)	$0.4688	September 30, 2015	September 30, 2015	October 15, 2015
Preferred Units (Series I)	$0.4297	September 30, 2015	September 30, 2015	October 15, 2015
Series I-1 Preferred Units	$0.4563	September 30, 2015	September 30, 2015	October 15, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors of WP Glimcher Inc. (formerly named Washington Prime Group Inc.) and the Partners of Washington Prime Group, L.P.:

        We have audited the accompanying consolidated and combined balance sheets of Washington Prime Group, L.P. as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Washington Prime Group, L.P. at December 31, 2014 and 2013, and the consolidated and combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Indianapolis, Indiana
June 29, 2015

Washington Prime Group, L.P.

Consolidated and Combined Balance Sheets

(Dollars in thousands, except unit amounts)

	December 31, 2014	December 31, 2013
ASSETS:
Investment properties at cost	$5,292,665	$4,789,705
Less—accumulated depreciation	2,113,929	1,974,949

	3,178,736	2,814,756
Cash and cash equivalents	108,768	25,857
Tenant receivables and accrued revenue, net	69,616	61,121
Investment in unconsolidated entities, at equity	—	3,554
Deferred costs and other assets	170,883	97,370

Total assets	$3,528,003	$3,002,658

LIABILITIES:
Mortgage notes payable	$1,435,114	$918,614
Unsecured term loan	500,000	—
Revolving credit facility	413,750	—
Accounts payable, accrued expenses, intangibles, and deferred revenues	194,014	151,011
Cash distributions and losses in partnerships and joint ventures, at equity	15,298	41,313
Other liabilities	11,786	7,195

Total liabilities	2,569,962	1,118,133

EQUITY:
Partners' Equity
General partner, 155,162,597 units issued and outstanding as of December 31, 2014 and 2013	789,051	1,565,169
Limited partners, 33,030,944 and 31,575,487 units issued and outstanding as of December 31, 2014 and 2013, respectively	167,973	318,511

Total partners' equity	957,024	1,883,680

Noncontrolling interests	1,017	845

Total equity	958,041	1,884,525

Total liabilities and equity	$3,528,003	$3,002,658

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Consolidated and Combined Statements of Operations

(Dollars in thousands, except per unit amounts)

	For the Year Ended December 31,
	2014	2013	2012
REVENUE:
Minimum rent	$449,100	$426,039	$421,957
Overage rent	9,357	8,715	8,113
Tenant reimbursements	194,826	184,742	182,974
Other income	7,843	6,793	10,883

Total revenue	661,126	626,289	623,927

EXPENSES:
Property operating	109,715	104,089	106,241
Depreciation and amortization	197,890	182,828	189,187
Real estate taxes	77,587	76,216	76,361
Repairs and maintenance	23,431	22,584	22,208
Advertising and promotion	8,389	8,316	8,981
Provision for credit losses	2,332	572	1,904
General and administrative	12,219	—	—
Spin-off costs	38,907	—	—
Merger and transaction costs	8,839	—	—
Ground rent and other costs	4,656	4,664	4,674

Total operating expenses	483,965	399,269	409,556

OPERATING INCOME	177,161	227,020	214,371
Interest expense	(82,452)	(55,058)	(58,844)
Income and other taxes	(1,215)	(196)	(165)
Income from unconsolidated entities	973	1,416	1,028
Gain upon acquisition of controlling interests and on sale of interests in properties	110,988	14,152	—

NET INCOME	205,455	187,334	156,390
Net income attributable to noncontrolling interests	—	213	259

NET INCOME ATTRIBUTABLE TO UNITHOLDERS	$205,455	$187,121	$156,131

NET INCOME ATTRIBUTABLE TO UNITHOLDERS:
General partner	$170,029	$155,481	$129,731
Limited partners	35,426	31,640	26,400

Net income attributable to unitholders	$205,455	$187,121	$156,131

EARNINGS PER UNIT, BASIC AND DILUTED	$1.10	$1.00	$0.84

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Consolidated and Combined Statements of Cash Flows

(Dollars in thousands)

	For the Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$205,455	$187,334	$156,390
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	198,934	184,467	189,715
Gain upon acquisition of controlling interests and on sale of interests in properties	(110,988)	(14,152)	—
Loss on debt extinguishment	2,894	—	—
Provision for credit losses	2,332	572	1,904
Straight-line rent	(300)	(194)	(655)
Equity in income of unconsolidated entities	(973)	(1,416)	(1,028)
Distributions of income from unconsolidated entities	1,004	2,110	2,558
Changes in assets and liabilities—
Tenant receivables and accrued revenue, net	(7,912)	(1,278)	938
Deferred costs and other assets	(14,063)	(8,887)	(13,512)
Accounts payable, accrued expenses, intangibles, deferred revenues and other liabilities	1,257	(12,122)	14,393

Net cash provided by operating activities	277,640	336,434	350,703

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(168,600)	—	—
Capital expenditures, net	(80,292)	(93,292)	(67,841)
Restricted cash reserves for future capital expenditures	(9,161)	—	—
Net proceeds from sale of assets	24,976	—	—
Investments in unconsolidated entities	(2,492)	(2,975)	(5,109)
Distributions of capital from unconsolidated entities	1,137	3,659	1,399

Net cash used in investing activities	(234,432)	(92,608)	(71,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to unitholders, net	(1,154,297)	(241,430)	(169,651)
Distributions to noncontrolling interest holders in properties	(860)	(349)	(179)
Redemption of limited partner units	(31)	—	—
Proceeds from issuance of debt, net of transaction costs	1,452,385	15,860	57,866
Repayments of debt including prepayment penalties	(257,494)	(23,036)	(158,813)

Net cash provided by (used in) financing activities	39,703	(248,955)	(270,777)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	82,911	(5,129)	8,375
CASH AND CASH EQUIVALENTS, beginning of year	25,857	30,986	22,611

CASH AND CASH EQUIVALENTS, end of year	$108,768	$25,857	$30,986

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Consolidated and Combined Statements of Equity

(Dollars in thousands)

	General Partner	Limited Partners	Total Partners' Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2011	$1,621,659	$330,007	$1,951,666	$901	$1,952,567
Distributions to unitholders, net	(127,895)	(26,027)	(153,922)	—	(153,922)
Distributions to noncontrolling interest holders in properties	—	—	—	(179)	(179)
Net income	129,731	26,400	156,131	259	156,390

Balance, December 31, 2012	1,623,495	330,380	1,953,875	981	1,954,856
Distributions to unitholders, net	(213,807)	(43,509)	(257,316)	—	(257,316)
Distributions to noncontrolling interest holders in properties	—	—	—	(349)	(349)
Net income	155,481	31,640	187,121	213	187,334

Balance, December 31, 2013	1,565,169	318,511	1,883,680	845	1,884,525
Issuance of limited partner units	—	22,464	22,464	—	22,464
Redemption of limited partner units	—	(31)	(31)	—	(31)
Noncontrolling interest in property (see Note 4—"Real Estate Acquisitions and Dispositions")	—	—	—	1,017	1,017
Equity-based compensation	—	1,789	1,789	—	1,789
Adjustments to limited partners' interests	11,692	(11,692)	—	—	—
Distributions to unitholders, net(1)	(955,803)	(198,494)	(1,154,297)	—	(1,154,297)
Purchase of noncontrolling interest	—	—	—	(845)	(845)
Other	(2,036)	—	(2,036)	—	(2,036)
Net income	170,029	35,426	205,455	—	205,455

Balance, December 31, 2014	$789,051	$167,973	$957,024	$1,017	$958,041

(1)
Amount includes approximately $1.0 billion of proceeds on new indebtedness retained by SPG L.P. as part of the separation (see Note 6—"Indebtedness").

The accompanying notes are an integral part of these statements.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization

        Washington Prime Group, L.P. (the "Partnership") was formed in January 2014 under the laws of the state of Indiana with the purpose of owning, developing and managing retail real estate properties. WP Glimcher Inc. (formerly named Washington Prime Group Inc.) (the "General Partner"), the Partnership's sole general partner, operates as a self-administered and self-managed real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As of December 31, 2014, the General Partner owned approximately 82.4% of the Partnership, with the remaining 17.6% owned by limited partners. As of December 31, 2014, our assets consisted of interests in 97 shopping centers in the United States, consisting of strip centers and malls.

        All of the General Partner's property ownership, development and related business operations are conducted through the Partnership and the General Partner has no material assets or liabilities other than its investment in the Partnership. The General Partner issues public equity from time to time but does not have any indebtedness as all debt is incurred by the Partnership. In addition, the General Partner currently does not nor does it intend to guarantee any debt of the Partnership. The Partnership holds substantially all of the assets of the General Partner, including the General Partner's ownership interests in its joint ventures. The Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity.

        The Partnership was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. On May 28, 2014, we and the General Partner separated from SPG through the distribution of 100% of the outstanding units of the Partnership to the owners of Simon Property Group, L.P. ("SPG L.P."), SPG's operating partnership, and 100% of the outstanding common shares of the General Partner to SPG's stockholders in a tax-free distribution. Prior to the separation, we and the General Partner were wholly owned subsidiaries of SPG and its subsidiaries. As described in Note 2—"Basis of Presentation and Principles of Consolidation and Combination," the Partnership's results prior to the separation are presented herein on a carve-out basis. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to us. Pursuant to the separation agreement, SPG distributed 100% of the common shares of the General Partner on a pro rata basis to SPG's stockholders as of the record date.

        Unless the context otherwise requires, references to "we," "us" and "our" refer to the Partnership, its subsidiaries and entities in which the Partnership (or an affiliate) has a material ownership or financial interest, on a consolidated basis, after giving effect to the transfer of assets and liabilities from SPG as well as to the SPG Businesses prior to the date of the completion of the separation. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a REIT.

        At the time of the separation and distribution, the General Partner owned a percentage of the outstanding units of partnership interest, or units, of the Partnership that was approximately equal to the percentage of outstanding units of partnership interest of SPG L.P. owned by SPG, with the remaining units of the Partnership being owned by the limited partners who were also limited partners of SPG L.P. as of the May 16, 2014 record date. The units in the Partnership held by limited partners are exchangeable for General Partner common shares on a one-for-one basis or cash, at the election of the General Partner. Before the separation, we had not conducted any business as a separate stand-

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

alone entity and had no material assets or liabilities. The operations of the business transferred to us by SPG on the spin-off date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. Additionally, the financial statements reflect the units outstanding at the separation date as outstanding for all periods prior to the separation.

        Prior to the separation, we and the General Partner entered into agreements with SPG under which SPG provides various services to us, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs (see Note 10—"Related Party Transactions").

        At the time of the separation, our assets consisted of interests in 98 shopping centers. In addition to the above properties, the combined historical financial statements include interests in three shopping centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional shopping center which was sold by that same joint venture on February 28, 2014.

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures.

        We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, re-developing or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space.

  The Merger

        On January 15, 2015, we acquired Glimcher Realty Trust ("Glimcher") and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among the General Partner, the Partnership, certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt (collectively, the "Merger").

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Partnership and another newly formed indirect subsidiary of the Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet (unaudited) of gross leasable area and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, $14.02 consisting of $10.40 in cash and 0.1989 of a share of the General Partner's common stock valued at

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

$3.62 per Glimcher common share, based on the closing price of the General Partner's common stock on the Merger closing date. Additionally, the preferred stock of Glimcher was converted into preferred stock of the General Partner. The Partnership issued to the General Partner 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 preferred units (the "Series G Preferred Units") as consideration for the shares of 8.125% Series G Cumulative Redeemable Preferred Stock (the "Series G Preferred Shares") issued in the Merger, 4,000,000 preferred units as consideration for the shares of 7.5% Series H Cumulative Redeemable Preferred Stock issued in the Merger and 3,800,000 preferred units as consideration for the shares of 6.875% Series I Cumulative Redeemable Preferred Stock issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Partnership, resulting in the issuance of 1,621,695 common units to the limited partners of Glimcher's operating partnership. The Partnership also issued 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. On April 15, 2015, the Partnership redeemed 4,700,000 Series G Preferred Units resulting from the General Partner's redemption of all of the 4,700,000 shares of issued and outstanding Series G Preferred Shares on that date.

        Additionally, as part of the Merger, each outstanding stock option in respect of Glimcher common stock was converted into an option to purchase the General Partner's common stock, and certain other Glimcher equity awards were assumed by the General Partner and converted into equity awards in respect of common shares of the General Partner. Unvested restricted shares held by certain former Glimcher executive employees, which had an original vesting period of five years, were converted into 1,039,785 restricted shares of the General Partner and outstanding stock options held by certain former Glimcher employees were converted into stock options to purchase 1,125,014 shares of the General Partner's common stock.

        Concurrent with the closing of the Merger, Glimcher completed a transaction with SPG under which affiliates of SPG acquired Jersey Gardens in Elizabeth, New Jersey, and University Park Village in Fort Worth, Texas, properties previously owned by affiliates of Glimcher, for an aggregate purchase price of $1.09 billion, including SPG's assumption of approximately $405.0 million of associated mortgage indebtedness (the "Property Sale").

        On September 16, 2014, in connection with the execution of the Merger Agreement, the Partnership entered into a debt commitment letter, which was amended and restated on September 23, 2014 pursuant to which the parties agreed to provide up to $1.25 billion in a senior unsecured bridge loan facility (the "Bridge Loan"). The Partnership borrowed $1.19 billion under the Bridge Loan in connection with the closing of the Merger. The Bridge Loan was scheduled to mature on January 14, 2016, the date that is 364 days following the closing date of the Merger. The interest rate payable on amounts outstanding under the facility was equal to three-month LIBOR plus an applicable margin based on the Partnership's credit rating, and such interest rate was to increase on the 180th and 270th days following the consummation of the Merger. The Bridge Loan did not amortize. The Bridge Loan contained events of default, representations and warranties and covenants that were substantially identical to those contained in the Partnership's existing credit agreement (subject to certain exceptions set forth in the debt commitment letter).

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

        On March 24, 2015, the Partnership repaid $248.4 million of the then outstanding borrowings under the Bridge Loan using proceeds from the issuance of the Notes Payable (see Note 12—"Subsequent Events"). The Partnership repaid the remaining $941.6 million outstanding under the Bridge Loan during the second quarter of 2015 using proceeds from the refinancing of certain property mortgages, proceeds from a joint venture transaction and proceeds from a new term loan (see Note 12—"Subsequent Events").

        The cash portion of the Merger consideration was funded by the Property Sale and draws under the Bridge Loan. During the year ended December 31, 2014, the Partnership incurred $8.8 million of costs related to the Merger, which are included in merger and transaction costs in the accompanying consolidated and combined statements of operations. Additionally, the Partnership incurred $3.8 million of Bridge Loan commitment and structuring fees, which are included in deferred costs and other assets as of December 31, 2014 in the accompanying consolidated and combined balance sheets. The Partnership incurred an additional $6.6 million of Bridge Loan commitment and funding fees during the first quarter of 2015 in connection with the funding of the Bridge Loan. Accordingly, the Partnership will record $10.4 million of related loan cost amortization in 2015. Additional transaction costs totaling approximately $20.8 million were incurred during the first quarter of 2015 in connection with the closing of the Merger.

        See the "Litigation" section of Note 9—"Commitments and Contingencies" for a discussion of Merger-related litigation.

  Condensed Pro Forma Financial Information (Unaudited)

        The results of operations of acquired properties are included in the consolidated and combined statements of operations beginning on their respective acquisition dates. The following unaudited condensed pro forma financial information is presented as if the Merger and the Property Sale, which were completed on January 15, 2015, had been consummated on January 1, 2013. The unaudited condensed pro forma financial information assumes the 2014 acquisitions listed in Note 4 also occurred as of January 1, 2013. Additionally, adjustments have been made to reflect the following transactions described in Note 12—"Subsequent Events" as if they occurred on January 1, 2013: the issuance of the Notes Payable on March 24, 2015, the redemption of all of the outstanding Series G Preferred Units on April 15, 2015 as noted above, the refinancing of certain property mortgages on May 21, 2015, the joint venture transaction completed on June 1, 2015, and the receipt of funds from the new term loan on June 4, 2015. Finally, the January 13, 2015 acquisition of Canyon View Marketplace (see Note 12—"Subsequent Events") has been excluded from this analysis since it would not have a significant impact. The unaudited condensed pro forma financial information is for comparative purposes only and not necessarily indicative of what actual results of operations of the Partnership would have been had the Merger and other transactions noted above been consummated on January 1, 2013, nor does it purport to represent the results of operations for future periods.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

1. Organization (Continued)

        The unaudited condensed pro forma financial information for the years ended December 31, 2014 and 2013 is as follows (amounts in thousands, except per unit data):

	Year Ended December 31,
	2014	2013
Total revenues	$874,325	$860,485
Net income from continuing operations	$45,855	$97,914
Net income from continuing operations attributable to common unitholders	$31,823	$73,620
Earnings per common unit—basic and diluted	$0.15	$0.34
Weighted average units outstanding—basic and diluted	217,942	217,189

  Preliminary Purchase Price Allocation (Unaudited)

        We reflected the assets and liabilities of the properties acquired in the Merger at the estimated fair value on the January 15, 2015 acquisition date. The following table summarizes the purchase price allocation for the acquisition, which is preliminary and subject to revision within the measurement period, not to exceed one year from the date of acquisition:

Investment properties	$3,054,194
Cash and cash equivalents(1)	553,835
Tenant accounts receivable	14,263
Investment in and advances to unconsolidated real estate entities	15,803
Deferred costs and other assets (including intangibles)	316,436
Accounts payable, accrued expenses, intangibles, and deferred revenue	(196,847)
Distributions payable	(2,658)
Redeemable noncontrolling interests, including Series I-1 Preferred Units	(6,148)

Total assets acquired and liabilities assumed	3,748,878
Fair value of mortgage notes payable assumed	(1,358,184)

Net assets acquired	2,390,694
Less: Common units issued to the General Partner	(535,490)
Less: Preferred units issued to the General Partner	(319,960)
Less: Common units issued to limited partners	(29,482)
Less: Cash and cash equivalents acquired	(553,835)

Net cash paid for acquisition	$951,927

(1)
Includes the proceeds from the Property Sale, net of the repayment of the $155.0 million balance on the Glimcher credit facility.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination

        The accompanying consolidated and combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated balance sheet as of December 31, 2014 includes the accounts of the Partnership, as well as its wholly owned and controlled subsidiaries.

  Accounting for the Separation

        The accompanying consolidated and combined statements of operations include the consolidated accounts of the Partnership and the combined accounts of the SPG Businesses. Accordingly, the results presented for the year ended December 31, 2014 reflect the aggregate operations and changes in cash flows and equity of the SPG Businesses on a carve-out basis for the period from January 1, 2014 through May 27, 2014 and of the Partnership on a consolidated basis subsequent to May 27, 2014. The accompanying financial statements for the periods prior to the separation are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG. The financial statements were presented on a combined basis prior to the separation as the ownership interests in the SPG Businesses were under common control and ownership of SPG. All intercompany transactions have been eliminated in consolidation and combination.

        For accounting and reporting purposes, the historical financial statements of the Partnership include the operating results of the SPG Businesses as if the SPG Businesses had been a part of the Partnership for all periods presented. Partner's equity and income have been adjusted retroactively to reflect the General Partner's ownership interest and the limited partners' ownership interest in the SPG Businesses as of the separation date as if such interests were held for all periods prior to the separation presented in the financial statements. The Partnership's earnings per unit have been presented for all historical periods as if the number of units issued in connection with the separation were outstanding during each of the periods prior to the separation presented.

        For periods presented prior to the separation, our historical combined financial results reflect charges for certain SPG corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a separate stand-alone entity. These charges are further discussed in Note 10—"Related Party Transactions." Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial information presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been a separate stand-alone entity during the periods presented prior to the separation or of our future performance as a separate stand-alone entity. For joint venture or mortgaged properties, SPG has a standard management agreement for management, leasing and development activities provided to the properties. Management fees were based upon a percentage of revenues. For any wholly owned property that does not have a management agreement, SPG allocated the proportion of the underlying costs of management, leasing and development, in a manner that is materially consistent with the percentage of revenue-based management fees and/or upon the actual volume of leasing and development activity occurring at the property.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

        In connection with the separation, we incurred $38.9 million of expenses, including investment banking, legal, accounting, tax and other professional fees, which are included in spin-off costs for the year ended December 31, 2014 in the accompanying consolidated and combined statements of operations.

  General

        These consolidated and combined financial statements reflect the consolidation of properties that are wholly owned or properties in which we own less than a 100% interest but that we control. Control of a property is demonstrated by, among other factors, our ability to refinance debt and sell the property without the consent of any other partner or owner and the inability of any other partner or owner to replace us.

        We also consolidate a variable interest entity, or VIE, when we are determined to be the primary beneficiary. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements and other contractual arrangements. There have been no changes during 2014 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE. During 2014, we did not provide financial or other support to a previously identified VIE that we were not previously contractually obligated to provide.

        Investments in partnerships and joint ventures represent our noncontrolling ownership interests in properties. We account for these investments using the equity method of accounting. We initially record these investments at cost and we subsequently adjust for net equity in income or loss, which we allocate in accordance with the provisions of the applicable partnership or joint venture agreement and cash contributions and distributions, if applicable. The allocation provisions in the partnership or joint venture agreements are not always consistent with the legal ownership interests held by each general or limited partner or joint venture investee primarily due to partner preferences. We separately report investments in joint ventures for which accumulated distributions have exceeded investments in and our share of net income from the joint ventures within cash distributions and losses in partnerships and joint ventures, at equity in the consolidated and combined balance sheets. The net equity of certain joint ventures is less than zero because of financing or operating distributions that are usually greater than net income, as net income includes non-cash charges for depreciation and amortization, and the Partnership has committed to or intends to fund the venture.

        As of December 31, 2014, our assets consisted of interests in 97 shopping centers. The consolidated and combined financial statements as of that date reflect the consolidation of 91 wholly owned properties and 5 additional properties that are less than wholly owned, but which we control or for which we are the primary beneficiary. We account for our interest in the one remaining property, or the joint venture property, using the equity method of accounting, as we have determined that we have significant influence over its operations. We manage the day-to-day operations of the joint venture

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

property, but have determined that our partner has substantive participating rights with respect to the assets and operations of the joint venture property.

        We allocate net operating results of the Partnership to the General Partner and the limited partners based on the partners' respective weighted average ownership interests in the Partnership. Net operating results of the Partnership attributable to third party owners of consolidated joint ventures are reflected in net income attributable to noncontrolling interests. The General Partner's weighted average ownership interest in the Partnership was 82.8%, 83.1% and 83.1% for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014 and 2013, the General Partner's ownership interest in the Partnership was 82.4% and 83.1%, respectively. We adjust the limited partners' interests at the end of each period to reflect their interest in the Partnership.

3. Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents generally consist of commercial paper, bankers' acceptances, repurchase agreements, and money market deposits or securities. Financial instruments that potentially subject us to concentrations of credit risk include our cash and cash equivalents and our tenant receivables. We place our cash and cash equivalents with institutions with high credit quality. However, at certain times, such cash and cash equivalents may be in excess of FDIC and SIPC insurance limits.

  Investment Properties

        We record investment properties at fair value when acquired. Investment properties include costs of acquisitions; development, predevelopment, and construction (including allocable salaries and related benefits); tenant allowances and improvements; and interest and real estate taxes incurred during construction. We capitalize improvements and replacements from repair and maintenance when the repair and maintenance extends the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance items are expensed as incurred. We capitalize interest on projects during periods of construction until the projects are ready for their intended purpose based on interest rates in place during the construction period. Capitalized interest for the years ended December 31, 2014, 2013 and 2012 was $283, $1,019 and $442, respectively.

        We record depreciation on buildings and improvements utilizing the straight-line method over an estimated original useful life, which is generally five to 40 years. We review depreciable lives of investment properties periodically and we make adjustments when necessary to reflect a shorter economic life. We amortize tenant allowances and tenant improvements utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. We record depreciation on equipment and fixtures utilizing the straight-line method over three to ten years.

        We review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in a property's cash flows,

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

ending occupancy or declines in tenant sales. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, we charge to expense the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We also review our investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable. We will record an impairment charge if we determine that a decline in the fair value of the investments in unconsolidated entities is other-than-temporary. Changes in economic and operating conditions that occur subsequent to our review of recoverability of investment property and other investments in unconsolidated entities could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  Investments in Unconsolidated Entities

        Joint ventures are common in the real estate industry. We use joint ventures to finance properties, develop new properties, and diversify our risk in a particular property or portfolio of properties. We held unconsolidated joint venture ownership interests in one and 11 properties as of December 31, 2014 and 2013, respectively.

        Certain of our joint venture properties are subject to various rights of first refusal, buy-sell provisions, put and call rights, or other sale or marketing rights for partners which are customary in real estate joint venture agreements and the industry. We and our partners in these joint ventures may initiate these provisions (subject to any applicable lock up or similar restrictions), which may result in either the sale of our interest or the use of available cash or borrowings to acquire the joint venture interest from our partner.

  Fair Value Measurements

        The Partnership measures and discloses its fair value measurements in accordance with Accounting Standards Codification Topic 820—"Fair Value Measurements and Disclosure" ("Topic 820"). Topic 820 guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The fair value hierarchy, as defined by Topic 820, contains three levels of inputs that may be used to measure fair value as follows:

  •
  Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  •
  Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves, that are observable at commonly quoted intervals.

  •
  Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity's own assumptions, as there is little, if any, related market activity.

        In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        Note 6—"Indebtedness" includes a discussion of the fair value of debt measured using Level 2 inputs. Note 1—"Organization" and Note 4—"Real Estate Acquisitions and Dispositions" include a discussion of the fair values recorded in purchase accounting, using Level 2 and Level 3 inputs. Level 3 inputs to our purchase accounting analyses include our estimations of net operating results of the property, capitalization rates and discount rates.

  Purchase Accounting Allocation

        We allocate the purchase price of acquisitions and any excess investment in unconsolidated entities to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, we may utilize third party valuation specialists. These components typically include buildings, land and intangibles related to in-place leases and we estimate:

  •
  the fair value of land and related improvements and buildings on an as-if-vacant basis,

  •
  the market value of in-place leases based upon our best estimate of current market rents and amortize the resulting market rent adjustment into revenues,

  •
  the value of costs to obtain tenants, including tenant allowances and improvements and leasing commissions, and

  •
  the value of revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant.

        Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. We amortize amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. We also estimate the value of other acquired intangible assets, if any, which are amortized over the remaining life of the underlying related intangibles.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  Use of Estimates

        We prepared the accompanying consolidated and combined financial statements in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Our actual results could differ from these estimates.

  Segment Disclosure

        Our primary business is the ownership, development and management of retail real estate. We have aggregated our operations, including malls and strip centers, into one reportable segment because they have similar economic characteristics and we provide similar products and services to similar types of, and in many cases, the same tenants.

  New Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity's operations and financial results. ASU No. 2014-08 is effective prospectively for fiscal years beginning after December 15, 2014, but can be early-adopted. ASU No. 2014-08 also requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. We early adopted ASU No. 2014-08 and will apply the revised definition to all disposals on a prospective basis.

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 revises GAAP by offering a single comprehensive revenue recognition standard instead of numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. An entity has the option to apply the provisions of ASU No. 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. On April 1, 2015, the FASB proposed deferring the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. We are currently evaluating our method of adopting and the impact, if any, the adoption of this standard will have on our consolidated financial statements.

        In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." This standard changes the way reporting enterprises must evaluate the consolidation of limited partnerships, variable interests and similar entities. It is effective for the first annual reporting period beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the impact, if any, the adoption of this standard will have on our consolidated financial statements.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

        In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs." This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. We expect this new guidance will reduce total assets and total long-term debt on our consolidated balance sheets by amounts classified as deferred debt issuance costs, but do not expect this update to have any other effect on our consolidated financial statements.

  Deferred Costs and Other Assets

        Deferred costs and other assets include the following as of December 31, 2014 and 2013:

	2014	2013
Deferred financing and lease costs, net	$83,911	$48,612
In-place lease intangibles, net	39,668	25,467
Acquired above market lease intangibles, net	17,237	7,553
Mortgage and other escrow deposits	22,339	11,401
Prepaids, notes receivable and other assets, net	7,728	4,337

	$170,883	$97,370

  Deferred Financing and Lease Costs

        Our deferred costs consist primarily of financing fees we incurred in order to obtain long-term financing and internal and external leasing commissions and related costs. We record amortization of deferred financing costs on a straight-line basis over the terms of the respective loans or agreements. Our deferred leasing costs consist of fees charged by SPG for salaries and related benefits in connection with lease originations. We record amortization of deferred leasing costs on a straight-line basis over the terms of the related leases. Details of these deferred costs as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred financing and lease costs	$142,451	$94,784
Accumulated amortization	(58,540)	(46,172)

Deferred financing and lease costs, net	$83,911	$48,612

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

        We report amortization of deferred financing costs, amortization of premiums, and accretion of discounts as part of interest expense. Amortization of deferred leasing costs is a component of depreciation and amortization expense. We amortize debt premiums and discounts, which are included in mortgages, over the remaining terms of the related debt instruments. These debt premiums or discounts arise either at the debt issuance or as part of the purchase price allocation of the fair value of debt assumed in acquisitions. The accompanying consolidated and combined statements of operations include amortization for the years ended December 31, 2014, 2013 and 2012 as follows:

	2014	2013	2012
Amortization of deferred financing costs	$3,028	$823	$1,231
Amortization of debt premiums, net of discounts	(1,971)	(509)	(1,361)
Amortization of deferred leasing costs	12,504	10,778	10,449

  Intangibles

        In-place lease intangibles are amortized over the remaining life of the leases of the related property on a straight-line basis, which amortization is included within depreciation and amortization in the consolidated and combined statements of operations. The weighted average remaining life of in-place lease intangibles is approximately 5.3 years. The fair market value of above and below market leases is amortized into revenue over the remaining lease life as a component of reported minimum rents. The weighted average remaining life of these intangibles is approximately 7.4 years. The unamortized amount of below market leases was $35,808 and $10,458 as of December 31, 2014 and 2013, respectively, which is included in accounts payable, accrued expenses, intangibles and deferred revenues in the accompanying consolidated and combined balance sheets. The amount of amortization of above and below market leases, net for the years ended December 31, 2014, 2013 and 2012 was $809, $1,324 and $658, respectively. If a lease is terminated prior to the original lease termination, any remaining unamortized intangible is written off to earnings. Details of intangible assets as of December 31, 2014 and 2013 are as follows:

	2014	2013
In-place lease intangibles	$59,297	$38,534
Accumulated amortization	(19,629)	(13,067)

In-place lease intangibles, net	$39,668	$25,467

Acquired above market lease intangibles	$22,026	$10,114
Accumulated amortization	(4,789)	(2,561)

Acquired above market lease intangibles, net	$17,237	$7,553

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

        Estimated future amortization and the increasing (decreasing) effect on minimum rents for our above and below market leases as of December 31, 2014 are as follows:

	Below Market Leases	Above Market Leases	Impact to Minimum Rent, Net
2015	$4,107	$(3,080)	$1,027
2016	4,072	(3,080)	992
2017	3,081	(2,541)	540
2018	3,079	(2,541)	538
2019	3,079	(2,564)	515
Thereafter	18,390	(3,431)	14,959

	$35,808	$(17,237)	$18,571

  Revenue Recognition

        We, as a lessor, retain substantially all of the risks and benefits of ownership of the investment properties and account for our leases as operating leases. We accrue minimum rents on a straight-line basis over the terms of their respective leases. A large number of our retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. We recognize overage rents only when each tenant's sales exceed the applicable sales threshold. We amortize any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.

        We structure our leases to allow us to recover a significant portion of our property operating, real estate taxes, repairs and maintenance, and advertising and promotion expenses from our tenants. A substantial portion of our leases, other than those for anchor stores, require the tenant to reimburse us for a substantial portion of our operating expenses, including common area maintenance, or CAM, real estate taxes and insurance. This significantly reduces our exposure to increases in costs and operating expenses resulting from inflation. Such property operating expenses typically include utility, insurance, security, janitorial, landscaping, food court and other administrative expenses. We accrue reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. As of December 31, 2014, the vast majority of our shopping center leases receive a fixed payment from the tenant for the CAM component which is recorded as revenue when earned. When not reimbursed by the fixed-CAM component, CAM expense reimbursements are based on the tenant's proportionate share of the allocable operating expenses and CAM capital expenditures for the property. We also receive escrow payments for these reimbursements from substantially all our non-fixed CAM tenants and monthly fixed CAM payments throughout the year. We recognize differences between estimated recoveries and the final billed amounts in the subsequent year. These differences were not material in any period presented. Our advertising and promotional costs are expensed as incurred.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  Allowance for Credit Losses

        We record a provision for credit losses based on our judgment of a tenant's creditworthiness, ability to pay and probability of collection. In addition, we also consider the retail sector in which the tenant operates and our historical collection experience in cases of bankruptcy, if applicable. Accounts are written off when they are deemed to be no longer collectible. The activity in the allowance for credit losses during the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Balance, beginning of year	$3,231	$3,867	$3,330
Acquisitions	312	—	14
Provision for credit losses	2,332	572	1,904
Accounts written off, net of recoveries	(2,486)	(1,208)	(1,381)

Balance, end of year	$3,389	$3,231	$3,867

  Income and Other Taxes

        As a partnership for federal income tax purposes, the Partnership is not subject to federal income tax, though it is subject to state and local income and franchise tax in certain jurisdictions. Additionally, each of the Partnership's taxable REIT subsidiaries (see below) is taxable as a regular C corporation, subject to federal and state income tax. Our consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of our taxable REIT subsidiaries, and state and local income and franchise taxes incurred by the Partnership and is included in income and other taxes in the consolidated and combined statements of operations.

        Subsequent to the separation from SPG, the General Partner has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. Prior to the separation from SPG, SPG Businesses historically operated under SPG's REIT structure. In order to maintain REIT status, the regulations require the entity to distribute at least 90% of taxable income to its owners and meet certain other asset and income tests as well as other requirements. The General Partner intends to continue to adhere to these requirements and maintain its REIT status. As a REIT, the General Partner will generally not be liable for federal corporate income taxes as long as it continues to distribute in excess of 100% of its taxable income. If the General Partner fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it failed to qualify. If the General Partner loses its REIT status it could not elect to be taxed as a REIT for four years unless its failure to qualify was due to reasonable cause and certain other conditions were satisfied. We intend to continue making distributions to the General Partner in amounts sufficient to assist the General Partner in adhering to REIT requirements and maintaining its REIT status.

        We have also elected taxable REIT subsidiary, or TRS, status for some of our subsidiaries. This enables us to provide services that would otherwise be considered impermissible for REITs and participate in activities that do not qualify as "rents from real property." For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if we believe all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income. As of December 31, 2014 and 2013, we had no deferred tax assets related to our taxable REIT subsidiaries.

4. Real Estate Acquisitions and Dispositions

        We acquire interests in properties to generate both current income and long-term appreciation in value. We acquire interests in individual properties or portfolios of retail real estate companies that meet our investment criteria and sell properties which no longer meet our strategic criteria. Unless otherwise noted below, gains and losses on these transactions are included in gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net in the accompanying consolidated statements of operations and comprehensive income. We expense acquisition and potential acquisition costs related to business combinations and disposition related costs as they are incurred. We incurred a minimal amount of transaction expenses during 2014, 2013 and 2012, excluding those related to the separation from SPG and the Merger disclosed in Note 1—"Organization."

        Acquisition and disposition activity for the years ended December 31, 2014, 2013 and 2012 is highlighted as follows:

  2014 Acquisitions

        On December 1, 2014, we acquired our partner's 50 percent interest in Whitehall Mall, a shopping center located in Whitehall, Pennsylvania, for approximately $14.9 million in cash. The center is anchored by Sears, Kohl's, Bed Bath & Beyond, Gold's Gym, Buy Buy Baby, Raymour & Flanigan Furniture and Michaels. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $10.5 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

        On June 20, 2014, we acquired our partner's 50 percent interest in Clay Terrace, a lifestyle center located in Carmel, Indiana for approximately $22.9 million, paid by issuing 1,173,678 units of limited partnership interest. The center is anchored by Dick's Sporting Goods, DSW and Whole Foods and includes several national and local retailers as well as a variety of dining options. Also included in the transaction is land available for development. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $46.6 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

        On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia, for approximately $162.0 million in cash. Also included in this transaction is land valued at approximately $5.1 million. Previously, we held between 32 percent to 42 percent legal ownership interests in the properties, but received substantially less economic benefit due to the partner's preferred capital allocation. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.2 percent owned post-acquisition. The consolidation of these previously unconsolidated properties resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $42.3 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations. The source of funding for the acquisition was a borrowing under the Revolver (see Note 6—"Indebtedness").

        We reflected the assets and liabilities of the above acquisition properties at the estimated fair value on the respective acquisition dates. The following table summarizes the purchase price allocation for the acquisitions, which is preliminary and subject to revision within the measurement period, not to exceed one year from the date of acquisition, though we do not anticipate any material changes:

Investment properties	$471,293
Deferred costs and other assets (including intangibles)	67,530
Mortgage notes payable	(218,064)
Accounts payable, accrued expenses, intangibles, and deferred revenue	(39,866)
Other liabilities	(1,858)

Net assets acquired	279,035
Noncontrolling interest	(1,032)
Prior net cash distributions and losses	20,895
Gain on pre-existing interest	(99,375)

Fair value of total consideration transferred	199,523
Less: Units issued	(22,464)
Less: Cash acquired	(8,459)

Net cash paid for acquisitions	$168,600

        On January 10, 2014, SPG acquired one of its partner's remaining interests in three properties that were contributed to us. The consideration paid for the partner's remaining interests in these three properties was approximately $4.6 million in cash. Two of these properties were previously consolidated and are now wholly owned. The remaining property is accounted for under the equity method.

  2014 Dispositions

        On July 17, 2014, we sold Highland Lakes Center, a wholly owned shopping center in Orlando, Florida, for net proceeds of $20.5 million, resulting in a gain of approximately $9.0 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

        On June 23, 2014, we sold New Castle Plaza, a wholly owned shopping center in New Castle, Indiana, for net proceeds of $4.4 million, resulting in a gain of approximately $2.4 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

        On February 28, 2014, SPG disposed of its interest in one unconsolidated shopping center and recorded a gain of approximately $0.2 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations. This property is part of a portfolio of interests in properties, the remainder of which was included within those properties distributed by SPG to us on May 28, 2014.

  2013 Dispositions

        On February 21, 2013, SPG increased its economic interest in three unconsolidated shopping centers and subsequently disposed of its interests in those properties. The aggregate gain recognized on this transaction was approximately $14.2 million and is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations. These properties were part of a portfolio of interests in properties, the remainder of which was included within those properties distributed by SPG to us on May 28, 2014.

  2012 Acquisition

        On March 22, 2012, SPG acquired a controlling interest in Concord Mills Marketplace, a previously unconsolidated property, and recorded its acquisition of the interest using the acquisition method of accounting. Results of operations of this property have been included in the consolidated and combined results from the date of SPG's acquisition of its 100% interest in this property. Tangible and intangible assets and liabilities were established based on their estimated fair values at the date of acquisition. We amortize these amounts over the estimated life of the related depreciable components of investment property, typically no greater than 35 years, the terms of the applicable leases and the applicable debt maturity. The following table summarizes our final purchase price allocation to the amounts of assets acquired and liabilities assumed as a result of the acquisition:

Investment properties	$29,978
Tenant receivables and accrued revenue, net	36
Deferred costs and other assets (including intangibles)	784

Total assets	$30,798

Mortgage notes payable	$12,981
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,473

Total liabilities	$14,454

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

5. Investment Properties

        Investment properties consisted of the following as of December 31, 2014 and 2013:

	2014	2013
Land	$765,593	$659,808
Buildings and improvements	4,461,873	4,065,122

Total land, buildings and improvements	5,227,466	4,724,930
Furniture, fixtures and equipment	65,199	64,775

Investment properties at cost	5,292,665	4,789,705
Less—accumulated depreciation	2,113,929	1,974,949

Investment properties at cost, net	$3,178,736	$2,814,756

Construction in progress included above	$41,440	$35,837

6. Indebtedness

  Mortgage Debt

        Total fixed-rate mortgage indebtedness at December 31, 2014 and 2013 was as follows:

	2014	2013
Face amount of mortgage loans	$1,431,516	$917,532
Premiums, net	3,598	1,082

Carrying value of mortgage loans	$1,435,114	$918,614

        The mortgage debt had weighted average interest and maturity of 5.23% and 5.3 years at December 31, 2014 and weighted average interest and maturity of 5.87% and 4.0 years at December 31, 2013.

        On December 1, 2014, resulting from our acquisition of the controlling interest in Whitehall Mall (see Note 4—"Real Estate Acquisitions and Dispositions"), we consolidated an additional mortgage with a fair value of $11.6 million.

        On December 1, 2014, the Partnership repaid the $29.9 million mortgage on Village Park Plaza and $24.8 million mortgage on the Plaza at Buckland Hills through a $55.0 million borrowing under the Revolver (see below).

        On October 29, 2014, the Partnership repaid the $15.3 million mortgage on Lake View Plaza and $2.2 million mortgage on DeKalb Plaza through an $18.0 million borrowing under the Revolver (see below).

        On October 10, 2014, the Partnership restructured the $94.0 million mortgage on Rushmore Mall, splitting the principal balance into an "A Note" of $58.0 million and a "B Note" of $36.0 million. The maturity date of both notes was extended from June 1, 2016 to February 1, 2019 and the interest rate of both notes remains at 5.79%. Interest accrues on both notes, with payment due currently on the A Note and at maturity on the B Note. Under a sale or refinance, amounts of principal and interest

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

due on the B Note may be forgiven if the sale or refinance proceeds are insufficient to repay the B Note. At closing, the Partnership contributed $11.6 million to be applied towards closing costs and lender-held reserves, primarily for the funding of capital expenditures at the property. A return of 8% accumulates on this contribution, and payment of the accumulated return and repayment of the remaining contribution balance to the Partnership is senior to the repayment of the B Note.

        On June 20, 2014, resulting from our acquisition of the controlling interest in Clay Terrace (see Note 4—"Real Estate Acquisitions and Dispositions"), we consolidated an additional mortgage with a fair value of $117.5 million.

        On June 19, 2014, we extended the maturity of the 5.84% fixed rate mortgage on Chesapeake Square with unpaid principal balance of $64.7 million from August 1, 2014 to February 1, 2017, with a one-year extension option subject to certain requirements.

        On June 18, 2014, resulting from our acquisition of the controlling interest in a portfolio of seven open-air shopping centers (see Note 4—"Real Estate Acquisitions and Dispositions"), we consolidated additional mortgages on four properties with a fair value of $88.9 million.

        On June 5, 2014, we repaid the mortgage on Sunland Park Mall in the amount of $30.7 million (including prepayment penalty of $2.9 million), which is recorded in interest expense in the accompanying consolidated and combined statements of operations. The loan was due to mature on January 1, 2026. The repayment was funded through a borrowing on the Facility (see below).

        On February 20, 2014, West Ridge Mall refinanced its $64.6 million, 5.89% fixed rate mortgage maturing July 1, 2014 with a $54.0 million, 4.84% fixed rate mortgage that matures March 6, 2024. The new debt encumbers both West Ridge Mall and West Ridge Plaza.

        On February 11, 2014, Brunswick Square refinanced its $76.5 million, 5.65% fixed rate mortgage maturing August 11, 2014 with a $77.0 million, 4.796% fixed rate mortgage that matures March 1, 2024.

        In addition, during 2014 prior to May 28, 2014, SPG mortgaged seven previously unencumbered properties as follows (in millions):

Property	Amount	Interest Rate	Type	Maturity
Muncie Mall	$37.0	4.19%	Fixed	4/1/2021
Oak Court Mall	40.0	4.76%	Fixed	4/1/2021
Lincolnwood Town Center	53.0	4.26%	Fixed	4/1/2021
Cottonwood Mall	105.0	4.82%	Fixed	4/6/2024
Westminster Mall	85.0	4.65%	Fixed	4/1/2024
Charlottesville Fashion Square	50.0	4.54%	Fixed	4/1/2024
Town Center at Aurora	55.0	4.19%	Fixed	4/1/2019

Total(1)	$425.0

(1)
Proceeds were retained by SPG L.P. as part of the separation (included in distributions to unitholders, net in the accompanying consolidated and combined statement of equity for the year ended December 31, 2014).

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

  Unsecured Debt

        On May 15, 2014, we closed on a senior unsecured revolving credit facility, or Revolver, and a senior unsecured term loan, or Term Loan (collectively referred to as the "Facility"). The Revolver provides borrowings on a revolving basis up to $900 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, six-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The Term Loan provides borrowings in an aggregate principal amount up to $500 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        In connection with the formation of the Partnership, we incurred $670.8 million of additional indebtedness under the Facility concurrent with the May 28, 2014 separation or shortly thereafter. The proceeds of the borrowings under the Facility were used as follows: (i) $585.0 million was retained by SPG as part of the formation transactions, (ii) $30.7 million was used for the repayment of the Sunland Park Mall mortgage, (iii) $38.9 million was retained to cover transaction and related costs, (iv) $11.4 million was repaid to SPG for deferred loan financing costs and (v) the remaining $4.8 million was retained on hand for other corporate and working capital purposes. On June 17, 2014, we incurred an additional $170.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the acquisition of our partner's interest in a portfolio of seven open-air shopping centers (see Note 4—"Real Estate Acquisitions and Dispositions"). During the fourth quarter of 2014, we incurred an additional $73.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the repayment of the Village Park Plaza mortgage, the Plaza at Buckland Hills mortgage, the Lake View Plaza mortgage and the DeKalb Plaza mortgage (see above).

        At December 31, 2014, our unsecured debt consisted of $413.8 million outstanding under the Revolver and $500.0 million outstanding under the Term Loan. On December 31, 2014, we had an aggregate available borrowing capacity of $483.4 million under the Facility, net of $2.8 million reserved for outstanding letters of credit.

  Covenants

        Our unsecured debt agreements contain financial and other covenants. If we were to fail to comply with these covenants, after the expiration of the applicable cure periods, the debt maturity could be accelerated or other remedies could be sought by the lender including adjustments to the applicable interest rate. As of December 31, 2014, management believes the Partnership is in compliance with all covenants of its unsecured debt.

        At December 31, 2014, certain of our consolidated subsidiaries were the borrowers under 29 non-recourse mortgage loans secured by mortgages encumbering 33 properties, including three separate pools of cross-defaulted and cross-collateralized mortgages encumbering a total of eight properties. Under these cross-default provisions, a default under any mortgage included in the cross-defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain of these instruments limit the ability of the applicable borrower's parent entity from incurring mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. At December 31, 2014, management believes the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross-default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Debt Maturity and Other

        Scheduled principal repayments on indebtedness (excluding extension options) as of December 31, 2014 are as follows:

2015	$187,579
2016	811,686
2017	116,948
2018	438,693
2019	63,741
Thereafter	726,619

Total principal maturities	2,345,266
Net unamortized debt premium	3,598

Total mortgages and unsecured indebtedness	$2,348,864

        Cash paid for interest for the years ended December 31, 2014, 2013 and 2012 was $81,607, $56,073 and $58,753, respectively.

  Fair Value of Debt

        The carrying values of our variable-rate unsecured loans approximate their fair values. We estimate the fair values of fixed-rate mortgages using cash flows discounted at current borrowing rates. The book value of our fixed-rate mortgages was $1.4 billion and $918.6 million as of December 31, 2014 and

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

6. Indebtedness (Continued)

2013, respectively. The fair values of these financial instruments and the related discount rate assumptions as of December 31, 2014 and 2013 are summarized as follows:

	2014	2013
Fair value of fixed-rate mortgages	$1,503,944	$981,631
Weighted average discount rates assumed in calculation of fair value for fixed-rate mortgages	3.36%	3.06%

7. Rentals under Operating Leases

        Future minimum rentals to be received under non-cancelable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses and percentage rent based on tenant sales volume, as of December 31, 2014 are as follows:

2015	$401,288
2016	341,966
2017	283,035
2018	230,531
2019	179,768
Thereafter	454,702

$1,891,290

8. Equity

        Prior to the May 28, 2014 separation, the financial statements were carved-out from SPG's books and records; thus, pre-separation ownership was solely that of SPG and limited partners based on their respective ownership interest in SPG L.P. on the date of separation (see Note 1—"Organization" and Note 2—"Basis of Presentation and Principles of Consolidation and Combination" for more information). Related to the separation on May 28, 2014, the Partnership issued 155,162,597 units to the General Partner and 31,575,487 units to the limited partners of SPG L.P. Concurrently, the General Partner issued 155,162,597 common shares to the stockholders of SPG.

        The General Partner may periodically use the public equity markets to fund our development and acquisition of properties or to repay debt. The proceeds of these offerings are contributed to the Partnership in exchange for additional interests in the Partnership.

  Exchange Rights

        Subject to the terms of the Partnership's limited partnership agreement, limited partners of the Partnership have the right to exchange all or any portion of their units for shares of the General Partner's common stock on a one-for-one basis or cash, at the election of the General Partner. Therefore, the units held by limited partners are classified within permanent equity. The amount of cash to be paid if the exchange right is exercised and the cash option is selected will be based on the trading price of the General Partner's common stock at that time. At December 31, 2014, the General

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

Partner had reserved 33,030,944 shares of common stock for future issuance upon the exchange of units held by limited partners.

  Stock Based Compensation

        On May 28, 2014, the General Partner's Board of Directors adopted the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan"), which permits the Partnership to grant awards to current and prospective directors, officers, employees and consultants of the General Partner or an affiliate. The Compensation Committee of the General Partner's Board of Directors administers the Plan on behalf of the Partnership. An aggregate of 10,000,000 shares of the General Partner's common stock has been reserved for issuance under the Plan. In addition, the maximum number of awards to be granted to a participant in any calendar year is 500,000 shares. Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards in the General Partner, or long term incentive plan ("LTIP") units or performance units in the Partnership. The Plan terminates on May 28, 2024.

  Long Term Incentive Awards

  Time Vested LTIP Awards

        During 2014, the Partnership awarded 283,610 time-vested LTIP Units ("Inducement LTIP Units") to certain executive officers and employees under the Plan, pursuant to LTIP Unit Award Agreements between the Partnership, the General Partner and each of the grant recipients. The Inducement LTIP Units vest 25% on each of the first four anniversaries of the grant date, subject to each respective grant recipient's continued employment on each such vesting date. The grant date fair value of the Inducement LTIP Units of $5.5 million is being recognized as expense over the applicable vesting period. As of December 31, 2014, the estimated future compensation expense for Inducement LTIP Units was $4.9 million. The weighted average period over which the compensation expense will be recorded for the Inducement LTIP Units is approximately 3.5 years.

  Performance Based Awards

        During 2014, the Partnership awarded LTIP units subject to performance conditions described below ("Performance LTIP Units") to certain executive officers and employees in the maximum total amount of 452,327 units. The Performance LTIP Units are market based awards with a service condition. Recipients may earn between 0% - 100% of the award based on the General Partner's achievement of total shareholder return ("TSR") goals. The Performance LTIP Units relate to the following performance periods: from the beginning of the service period of May 28, 2014 (or August 25, 2014 for certain Performance LTIP Units) to (i) December 31, 2015 ("First Special PP"), (ii) December 31, 2016 ("Second Special PP"), and (iii) December 31, 2017 ("Third Special PP"). The number of Performance LTIP Units earned in respect of each performance period will be determined as a percentage of the maximum, based on the General Partner's achievement of absolute and relative (versus the MSCI REIT Index) TSR goals, with 40% of the Performance LTIP Units available to be earned with respect to each performance period based on achievement of absolute TSR goals, and 60% of the Performance LTIP Units available to be earned with respect to each performance period based

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

on achievement of relative TSR goals. For 257,327 units, the maximum number of Performance LTIP Units that can be earned for each performance period is 40% for the First Special PP and 30% for each of the Second Special PP and the Third Special PP. For the remaining 195,000 units, the maximum number of Performance LTIP Units that can be earned for each individual performance period is one-third of the total.

        The Performance LTIP awards that are earned, if any, will then be subject to a service-based vesting period. The vesting date would be May 28, 2017 for the First Special PP and Second Special PP. Awards earned under the Third Special PP would vest immediately upon the conclusion of the performance period and would require no subsequent service.

        The fair value of the Performance LTIP Unit awards was estimated using a Monte Carlo simulation model and compensation is being recognized ratably from the beginning of the service period through the vesting date of May 28, 2017 for the First Special PP and Second Special PP. Compensation expense for the Third Special PP is being recognized ratably from the beginning of the service period through the end of the performance period, or December 31, 2017. For the 2014 awards, the weighted average per unit value of performance units awarded, the total amount of compensation to be recognized over the performance period, and the assumptions used to value the grants is provided below:

Fair value per share of Performance LTIP Units	$9.27
Total amount to be recognized over the performance period	$4,182
Risk free rate	1.11%
Volatility	28.88%
Dividend yield	5.20%
Correlation of the Returns	77.01%

        As of December 31, 2014, the estimated future compensation expense for Performance LTIP Units was $3.3 million. The weighted average period over which the compensation expense will be recorded for the Performance LTIP Units is approximately 2.5 years.

  Other Award

        Additionally, one executive officer will receive an annual grant of LTIP units for each fiscal year while employed by the General Partner (the "Annual LTIP Units"). The number of Annual LTIP Units granted in respect of fiscal year 2014 was determined based on the General Partner's achievement of TSR goals with respect to such fiscal year by dividing a cash amount, not greater than $0.6 million, by the average closing price of the General Partner's common stock for the final 15 trading days of such fiscal year. The number of Annual LTIP Units granted in respect of fiscal year 2015 and thereafter will be determined based on the achievement of performance goals with respect to such fiscal year by dividing a cash amount, equal to up to three times the executive officer's annual base salary for such year, by the average closing price of the General Partner's common stock for the final 15 trading days of such fiscal year. Annual LTIP Units vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which such Annual LTIP Units were granted. No award was earned in 2014.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

8. Equity (Continued)

        A summary of Inducement LTIP Units and Performance LTIP Units activity under the terms of the Plan for the year ended December 31, 2014 is as follows:

	Number of Inducement LTIP Units	Weighted Average Grant Date Fair Value	Number of Performance LTIP Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2013	—	—	—	—
Granted	283,610	$19.39	452,327	$9.27
Vested	—	—	—	—
Forfeited	—	—	—	—

Outstanding at December 31, 2014	283,610	$19.39	452,327	$9.27

        We recorded compensation expense related to all long term incentive awards of approximately $1.8 million for the year ended December 31, 2014, which expense is included in general and administrative expense in the accompanying consolidated and combined statements of operations.

  Board of Directors Compensation

        On August 4, 2014, the General Partner's Board of Directors approved annual compensation for the period of May 28, 2014 to May 28, 2015 for the independent members of the Board of Directors. Each independent director's annual compensation shall total $0.2 million based on a combination of cash and restricted stock units granted under the Plan. During 2014, the four independent directors were each granted restricted stock units for 6,380 shares of the General Partner's common stock with an aggregate grant date fair value of $0.5 million, which is being recognized as expense over the vesting period ending on May 28, 2015.

  Distributions

        On September 15, 2014, the Partnership paid a quarterly cash distribution of $0.25 per unit. On August 4, 2014, the General Partner's Board of Directors had declared the distribution to unitholders of record on August 27, 2014.

        On December 15, 2014, the Partnership paid a quarterly cash distribution of $0.25 per unit. On November 4, 2014, the General Partner's Board of Directors had declared the distribution to unitholders of record on November 26, 2014.

9. Commitments and Contingencies

  Litigation

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

9. Commitments and Contingencies (Continued)

or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

        Two shareholder lawsuits challenging the Merger-related transactions have been filed in Maryland state court, respectively captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City), filed on October 2, 2014, and Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City), filed on October 23, 2014. The actions were consolidated, and on November 12, 2014 plaintiffs filed a consolidated shareholder class action and derivative complaint, captioned In re Glimcher Realty Trust Shareholder Litigation, 24-C-14-005675 (Circ. Ct. Baltimore City) (the "Consolidated Action"). The Consolidated Action names as defendants the then members of the Glimcher Board of Trustees (the "trustees"), and alleges these defendants breached fiduciary duties. Specifically, plaintiffs in the Consolidated Action allege that the trustees of Glimcher agreed to sell Glimcher for inadequate consideration and agreed to improper deal protection provisions that precluded other bidders from making successful offers. Plaintiffs further allege that the sales process was flawed and conflicted in several respects, including the allegation that the trustees failed to canvas the market for potential buyers, failed to secure a "go-shop" provision in the merger agreement allowing Glimcher to seek alternative bids after signing the merger agreement, and were improperly influenced by the General Partner's early suggestion that the surviving entity would remain headquartered in Ohio and would retain a significant portion of Glimcher management, including the retention of Michael Glimcher as CEO of the surviving entity and positions for Michael Glimcher and another trustee of Glimcher on the board of the surviving entity. Plaintiffs in the Consolidated Action additionally allege that the Preliminary Registration Statement filed with the SEC on October 28, 2014, failed to disclose material information concerning, among other things, (i) the process leading up to the consummation of the Merger Agreement; (ii) the financial analyses performed by Glimcher's financial advisors; and (iii) certain financial projections prepared by Glimcher's and the General Partner's management allegedly relied on by Glimcher's financial advisors. The Consolidated Action also names as defendants Glimcher, the General Partner, the Partnership and certain of their affiliates, and alleges that these defendants aided and abetted the purported breaches of fiduciary duty. Plaintiffs seek, among other things, an order enjoining or rescinding the transaction, damages, and an award of attorney's fees and costs.

        On December 22, 2014, defendants, including the General Partner and the Partnership, in the Consolidated Action, by and through counsel, entered into a memorandum of understanding (the "MOU") with plaintiffs in the Consolidated Action providing for the settlement of the Consolidated Action. Under the terms of the MOU, and to avoid the burden and expense of further litigation, the General Partner and Glimcher agreed to make certain supplemental disclosures related to the then-proposed Merger, all of which were set forth in a Current Report on Form 8-K filed by Glimcher with the Securities and Exchange Commission (the "SEC") on December 23, 2014. On January 12, 2015, at the Special Meeting of Glimcher shareholders, the shareholders voted to approve the Merger, and on January 15, 2015 the Merger closed.

        The MOU contemplated that the parties would enter into a stipulation of settlement. The parties entered into such a stipulation on March 30, 2015. The stipulation of settlement is subject to customary conditions, including court approval following notice to Glimcher's common shareholders. A hearing

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

9. Commitments and Contingencies (Continued)

has been scheduled for July 17, 2015 at which the Circuit Court for Baltimore City will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court, it will resolve and release all claims by shareholders of Glimcher challenging any aspect of the Merger, the Merger agreement, and any disclosure made in connection therewith, including in the Definitive Proxy Statement/Prospectus on Schedule 14A filed with the SEC by Glimcher on December 2, 2014. Additionally, in connection with the settlement, the parties contemplate that plaintiffs' counsel will file a petition in the Circuit Court for Baltimore City for an award of attorneys' fees in an amount not to exceed $425 and reasonable, documented expenses in an amount not to exceed $20, to be paid by the Partnership. Accordingly, the Partnership accrued $445 related to this matter in the first quarter of 2015 upon the settlement amount becoming probable and estimable. There can be no assurance that the Circuit Court for Baltimore City will approve the settlement. In the event that the settlement is not approved and the conditions are not satisfied, defendants will continue to vigorously defend against the allegations in the Consolidated Action.

  Lease Commitments

        As of December 31, 2014, a total of six properties are subject to ground leases. The termination dates of these ground leases range from 2016 to 2076. These ground leases generally require us to make fixed annual rental payments, or a fixed annual rental plus a percentage rent component based upon the revenues or total sales of the property. Some of these leases also include escalation clauses and renewal options. We incurred ground lease expense, which is included in ground rent and other costs in the accompanying consolidated and combined statements of operations, for the years ended December 31, 2014, 2013 and 2012 of $2,905, $2,892 and $2,903, respectively.

        Future minimum lease payments due under these ground leases for each of the next five years and thereafter, excluding applicable extension options, as of December 31, 2014 are as follows:

2015	$2,205
2016	2,550
2017	2,526
2018	2,504
2019	2,504
Thereafter	89,794

$102,083

  Concentration of Credit Risk

        Our properties rely heavily upon anchor or major tenants to attract customers; however, these retailers do not constitute a material portion of our financial results. Additionally, many anchor retailers in the mall properties own their spaces, further reducing their contribution to our operating results. All operations are within the United States and no customer or tenant accounts for 5% or more of our consolidated and combined revenues.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

10. Related Party Transactions

        As described in Note 1—"Organization" and Note 2—"Basis of Presentation and Principles of Consolidation and Combination," the accompanying consolidated and combined financial statements include the operations of SPG Businesses as carved-out from the financial statements of SPG for the periods prior to the separation and the operations of the properties under our ownership subsequent to the separation. Transactions between the properties have been eliminated in the consolidated and combined presentation.

        For periods prior to the separation, a fee for certain centralized SPG costs for activities such as common costs for management and other services, national advertising and promotion programs, consulting, accounting, legal, marketing and management information systems has been charged to the properties in the combined financial statements. In addition, certain commercial general liability and property damage insurance is provided to the properties by an indirect subsidiary of SPG. In connection with the separation, we and SPG entered into property management agreements under which SPG manages our legacy SPG mall properties. Additionally, we, the General Partner and SPG entered into a transition services agreement pursuant to which SPG provides to us, on an interim, transitional basis after the separation date, various services including administrative support for the strip centers, information technology, accounts payable and other financial functions, as well as engineering support, quality assurance support and other administrative services. Under the transition services agreement, SPG charges us, based upon SPG's allocation of certain shared costs such as insurance premiums, advertising and promotional programs, leasing and development fees. Amounts charged to expense for property management and common costs, services, and other as well as insurance premiums are included in property operating costs in the consolidated and combined statements of operations. Additionally, leasing and development fees charged by SPG are capitalized by the property.

        Charges for properties which are consolidated and combined for the years ended December 31, 2014, 2013 and 2012 are as follows:

	2014	2013	2012
Property management and common costs, services and other	$20,685	$17,251	$16,905
Insurance premiums	9,150	9,094	9,351
Advertising and promotional programs	1,030	887	1,303
Capitalized leasing and development fees	9,827	11,976	12,283

        Charges for unconsolidated properties for the years ended December 31, 2014, 2013 and 2012 are as follows:

	2014	2013	2012
Property management costs, services and other	$2,193	$4,171	$4,762
Insurance premiums	139	233	247
Advertising and promotional programs	50	65	80
Capitalized leasing and development fees	207	310	802

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

10. Related Party Transactions (Continued)

        At December 31, 2014 and 2013, $4,715 and $4,959, respectively, were payable to SPG and its affiliates and are included in accounts payable, accrued expenses, intangibles, and deferred revenues in the accompanying consolidated and combined balance sheets.

11. Earnings Per Unit

        We determine basic earnings per unit based on the weighted average number of units outstanding during the period and we consider any participating securities for purposes of applying the two-class method. We determine diluted earnings per unit based on the weighted average number of units outstanding combined with the incremental weighted average units that would have been outstanding assuming all potentially dilutive securities were converted into units at the earliest date possible. As described in Note 1—"Organization," the units outstanding at the separation date are reflected as outstanding for all periods prior to the separation. The following table sets forth the computation of our basic and diluted earnings per unit:

	2014	2013	2012
Net income attributable to unitholders—basic and diluted	$205,455	$187,121	$156,131

Weighted average units outstanding—basic and diluted	187,490,944	186,738,084	186,738,084

Earnings per unit, basic and diluted	$1.10	$1.00	$0.84

        For the years ended December 31, 2014, 2013 and 2012, additional potentially dilutive securities include contingently-issuable Partnership units related to the General Partner's restricted stock units and the Partnership's performance based LTIP unit awards. No such securities had a material dilutive effect for the years ended December 31, 2014, 2013 and 2012. We accrue distributions when they are declared.

12. Subsequent Events

        On January 13, 2015, we acquired Canyon View Marketplace, a shopping center located in Grand Junction, Colorado, for $10.0 million including the assumption of an existing mortgage of $5.5 million. The source of funding for the acquisition was cash on hand.

        On January 15, 2015, we acquired Glimcher Realty Trust and its operating partnership subsidiary (see Note 1—"Organization" for a discussion of the Merger).

        On January 22, 2015, the Partnership paid a cash distribution of $0.14 per unit for the period from November 26, 2014 through January 14, 2015. On December 24, 2014, the General Partner's Board of Directors had declared the distribution, which was contingent on the closing of the Merger, to unitholders of record on January 14, 2015. The distribution represents the first quarter 2015 regular quarterly distribution prorated for the distribution period prior to the Merger.

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

12. Subsequent Events (Continued)

        On February 24, 2015, the General Partner's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common Units(1)	$0.1100	March 31, 2015	March 6, 2015	March 16, 2015
Preferred Units (Series G)	$0.5078	March 31, 2015	March 31, 2015	April 15, 2015
Preferred Units (Series H)	$0.4688	March 31, 2015	March 31, 2015	April 15, 2015
Preferred Units (Series I)	$0.4297	March 31, 2015	March 31, 2015	April 15, 2015
Series I-1 Preferred Units	$0.4563	March 31, 2015	March 31, 2015	April 15, 2015

(1)
Represents a prorated distribution for the period from January 15, 2015 through March 31, 2015, which is in addition to the $0.14 stub distribution paid on January 22, 2015.

        On March 24, 2015, the Partnership sold $250 million aggregate principal amount of its 3.850% senior notes ("Notes Payable") due April 1, 2020. The Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of outstanding borrowings under the Bridge Loan.

        On March 27, 2015, the Partnership repaid the $18.8 million mortgage on West Town Corners and the $13.9 million mortgage on Gaitway Plaza with cash on hand.

        On April 15, 2015, the Partnership redeemed 4,700,000 Series G Preferred Units resulting from the General Partner's redemption of all of the 4,700,000 issued and outstanding Series G Preferred Shares on that date (see Note 1—"Organization").

        On May 21, 2015, the General Partner's Board of Directors declared the following cash distributions per unit:

Security Type	Distribution per Unit	For the Quarter Ended	Record Date	Payable Date
Common Units	$0.2500	June 30, 2015	June 3, 2015	June 15, 2015
Preferred Units (Series H)	$0.4688	June 30, 2015	June 30, 2015	July 15, 2015
Preferred Units (Series I)	$0.4297	June 30, 2015	June 30, 2015	July 15, 2015
Series I-1 Preferred Units	$0.4563	June 30, 2015	June 30, 2015	July 15, 2015

        On May 21, 2015, we refinanced Pearlridge Center's existing $171 million mortgage maturing in 2015 with a new $225 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. We also refinanced existing debt totaling $195 million on Scottsdale Quarter® maturing in 2015 with a new $165 million nonrecourse, interest-only loan with a 10-year term and a fixed interest rate of 3.53%. We used $21.2 million of the net proceeds from the refinancings to repay a portion of the outstanding balance on the Bridge Loan.

        On June 1, 2015, the General Partner announced a management transition plan through which Mark S. Ordan, the Executive Chairman of the General Partner's Board, will transition to serve as an active non-executive Chairman of the Board and will provide consulting services to the General Partner

Washington Prime Group, L.P.

Notes to Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except unit and per unit amounts and
where indicated as in millions or billions)

12. Subsequent Events (Continued)

under a transition and consulting agreement, effective as of January 1, 2016. Michael P. Glimcher will continue to serve as the General Partner's Vice Chairman and Chief Executive Officer. In addition, the General Partner expects a further reduction in overhead related to its Bethesda, Maryland-based transition operations led by C. Marc Richards, the General Partner's Executive Vice President and Chief Administrative Officer, who is anticipated to depart the General Partner upon substantial completion of integration activities. These management changes are expected to result in severance and related charges for 2015 of up to $8.0 million, consisting of approximately $4.0 million in cash severance and $4.0 million in non-cash stock compensation charges. In addition to our headquarters in Columbus, Ohio, we will be opening a new leasing, management and operations office in Indianapolis, Indiana in December 2015.

        On June 1, 2015, we completed a joint venture transaction with a third party with respect to the ownership and operation of five of the Partnership's malls and certain related out-parcels acquired in the Merger, which are valued at approximately $1.625 billion, consisting of the following: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas. Additionally, the Partnership incurred $58.6 million for costs relating to development activity at Scottsdale Quarter®. Under the terms of the joint venture agreement, we retained a 51% interest and sold a 49% interest to the third party partner. The transaction generated net proceeds, after taking into account the assumption of debt (including the new loans on Pearlridge Center and Scottsdale Quarter®) and estimated costs, of approximately $432 million (including a $28.7 million partial reimbursement for the development costs), which was used to repay a portion of the Bridge Loan. We retained management and leasing responsibilities of the properties.

        On June 4, 2015, the Partnership borrowed $500 million under a new term loan, pursuant to a commitment received from bank lenders. The new term loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, the Partnership executed interest rate swap agreements, which effectively fixed the interest rate on the new term loan at 2.26% through June 2018. The Partnership used the proceeds to repay the balance on the Bridge Loan remaining after the application of the proceeds from the Notes Payable, the refinancing of certain property mortgages and the joint venture transaction described above.

Independent Auditor's Report

Board of Trustees
Glimcher Realty Trust
Columbus, Ohio

        We have audited the accompanying consolidated financial statements of Glimcher Realty Trust, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glimcher Realty Trust as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As described in Note 3, Glimcher Realty Trust merged with a subsidiary of Washington Prime Group Inc. on January 15, 2015.

/s/ BDO USA, LLP

Chicago, Illinois
February 26, 2015

GLIMCHER REALTY TRUST

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and par value amounts)

	December 31,
	2014	2013
ASSETS
Investment in real estate:
Land	$409,191	$401,325
Buildings, improvements and equipment	2,765,912	2,729,775
Developments in progress	77,953	53,992

	3,253,056	3,185,092
Less accumulated depreciation	868,861	801,654

Property and equipment, net	2,384,195	2,383,438
Deferred costs, net	35,946	35,388
Real estate assets held-for-sale	3,658	5,667
Investment in and advances to unconsolidated real estate entities	15,307	30,428

Investment in real estate, net	2,439,106	2,454,921

Cash and cash equivalents	20,631	59,614
Non-real estate assets associated with property held-for-sale	—	51
Restricted cash	20,117	33,674
Tenant accounts receivable, net	38,405	37,062
Deferred expenses, net	14,866	17,457
Prepaid and other assets	53,715	55,230

Total assets	$2,586,840	$2,658,009

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND EQUITY
Mortgage notes payable	$1,699,063	$1,846,573
Mortgage note payable associated with property held-for-sale	—	1,330
Notes payable	135,000	—
Other liabilities associated with assets held-for-sale	—	89
Accounts payable and accrued expenses	130,294	136,670
Distributions payable	20,194	20,081

Total liabilities	1,984,551	2,004,743

Redeemable noncontrolling interests	5,648	1,886

Glimcher Realty Trust shareholders' equity:
Series G Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 4,700,000 shares issued and outstanding	109,868	109,868
Series H Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 4,000,000 shares issued and outstanding	96,466	96,466
Series I Cumulative Preferred Shares of Beneficial Interests, $0.01 par value, 3,800,000 shares issued and outstanding	91,591	91,591
Common Shares of Beneficial Interest, $0.01 par value, 145,710,665 and 145,075,115 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	1,457	1,451
Additional paid-in capital	1,296,113	1,289,097
Distributions in excess of accumulated earnings	(1,010,492)	(949,442)
Accumulated other comprehensive loss	(675)	(1,022)

Total Glimcher Realty Trust shareholders' equity	584,328	638,009
Noncontrolling interests	12,313	13,371

Total equity	596,641	651,380

Total liabilities, redeemable noncontrolling interests, and equity	$2,586,840	$2,658,009

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(dollars in thousands, except per share amounts)

	For the Years Ended December 31,
	2014	2013	2012
Revenues:
Minimum rents	$244,954	$228,817	$191,477
Percentage rents	13,157	11,450	9,693
Tenant reimbursements	117,160	110,376	94,638
Other	19,373	24,714	23,390

Total revenues	394,644	375,357	319,198

Expenses:
Property operating expenses	86,824	80,443	69,020
Real estate taxes	47,189	43,956	38,457
Provision for doubtful accounts	1,301	2,817	5,903
Other operating expenses	16,378	20,827	18,476
Depreciation and amortization	125,985	113,636	95,194
General and administrative	29,396	28,283	23,645
Merger related costs	11,182	—	—

Total expenses	318,255	289,962	250,695

Operating income	76,389	85,395	68,503
Interest income	274	33	71
Interest expense	81,501	77,908	68,100
Gain on remeasurement of equity method investments	—	19,227	25,068
Equity in income (loss) of unconsolidated real estate entities, net	9,161	(31,811)	(10,127)

Income (loss) from continuing operations	4,323	(5,064)	15,415
Discontinued operations:
Gain on disposition of assets	2,613	—	—
Income from operations	684	389	380
Gain on extinguishment of debt	16,292	—	—
Impairment loss	(2,513)	—	(18,477)

Net income (loss)	21,399	(4,675)	(2,682)
Add: allocation to noncontrolling interests	(683)	525	601

Net income (loss) attributable to Glimcher Realty Trust	20,716	(4,150)	(2,081)
Less: Preferred share dividends	23,579	24,415	24,969
Less: Write-off related to preferred share redemptions	—	9,426	3,446

Net loss to common shareholders	$(2,863)	$(37,991)	$(30,496)

Earnings Per Common Share ("EPS"):
EPS (basic):
Continuing operations	$(0.13)	$(0.26)	$(0.09)
Discontinued operations	$0.11	$0.00	$(0.13)
Net loss to common shareholders	$(0.02)	$(0.26)	$(0.23)
EPS (diluted):
Continuing operations	$(0.13)	$(0.26)	$(0.09)
Discontinued operations	$0.11	$0.00	$(0.13)
Net loss to common shareholders	$(0.02)	$(0.26)	$(0.23)
Weighted average common shares outstanding	145,384	144,519	135,152
Weighted average common shares and common share equivalents outstanding	147,827	146,765	137,624
Net income (loss)	$21,399	$(4,675)	$(2,682)
Other comprehensive income (loss) on derivative instruments, net	353	266	(815)

Comprehensive income (loss)	21,752	(4,409)	(3,497)
Comprehensive (income) loss attributable to noncontrolling interests	(6)	(4)	14

Comprehensive income (loss) attributable to Glimcher Realty Trust	$21,746	$(4,413)	$(3,483)

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

CONSOLIDATED STATEMENTS OF EQUITY

For the Year Ended December 31, 2012

(dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series F Cumulative Preferred Shares	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares				Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss
						Additional Paid-in Capital			Non- Controlling Interests
				Shares	Amount					Total
Balance, December 31, 2011	$60,000	$222,074	$—	115,975,420	$1,160	$1,016,188	$(766,571)	$(483)	$11,561	$543,929
Distributions declared, $0.4000 per share							(56,463)		(968)	(57,431)
Distribution Reinvestment and Share Purchase Plan				10,416	—	90				90
Exercise of stock options				152,694	1	480				481
Restricted stock grant				898,224	9	(9)				—
Cancellation of restricted stock grant				(35,174)	—	—				—
OP unit conversion				481,190	5	—				5
Amortization of performance stock						766				766
Amortization of restricted stock						1,669				1,669
Preferred stock dividends							(24,969)			(24,969)
Net loss							(2,081)		(601)	(2,682)
Other comprehensive loss on derivative instruments								(801)	(14)	(815)
Stock option expense						817				817
Issuances of common stock				25,606,900	256	254,670				254,926
Issuance of Series H Cumulative Preferred Shares			100,000							100,000
Preferred and common stock issuance costs			(3,534)			(11,650)				(15,184)
Redemption of Cumulative Preferred Shares	(60,000)	(30,000)								(90,000)
Write-off related to preferred share redemptions		338				3,108	(3,446)			—
Adjustments related to consolidation of a previously unconsolidated entity									(45)	(45)
Transfer to noncontrolling interests in partnership						(2,025)			2,025	—

Balance, December 31, 2012	$—	$192,412	$96,466	143,089,670	$1,431	$1,264,104	$(853,530)	$(1,284)	$11,958	$711,557

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

CONSOLIDATED STATEMENTS OF EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS

For the Year Ended December 31, 2013

(dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares	Series I Cumulative Preferred Shares				Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss
						Additional Paid-in Capital			Non-Controlling Interests		Redeemable Non-Controlling Interests
				Shares	Amount					Total
Balance, December 31, 2012	$192,412	$96,466	$—	143,089,670	$1,431	$1,264,104	$(853,530)	$(1,284)	$11,958	$711,557	$—
Distributions declared, $0.4000 per share							(57,921)		(917)	(58,838)
Distribution Reinvestment and Share Purchase Plan				9,288	—	80				80
Exercise of stock options				167,648	2	920				922
Restricted stock grant				194,391	2	(2)				—
Issuance of OP units									2,289	2,289
OP unit conversion				109,618	1	(1)				—
Amortization of performance stock						1,472				1,472
Amortization of restricted stock						3,080				3,080
Preferred stock dividends							(24,415)			(24,415)
Net loss							(4,150)		(512)	(4,662)	(13)
Other comprehensive income on derivative instruments								262	4	266
Stock option expense						1,148				1,148
Issuance of redeemable noncontrolling interests										—	1,899
Issuances of common stock				1,504,500	15	17,518				17,533
Issuance of Series I Cumulative Preferred Shares			95,000							95,000
Preferred and common stock issuance costs			(3,409)			(643)				(4,052)
Redemption of Cumulative Preferred Shares	(90,000)									(90,000)
Write-off related to preferred share redemption	7,456					1,970	(9,426)			—
Transfer to noncontrolling interests in partnership						(549)			549	—

Balance, December 31, 2013	$109,868	$96,466	$91,591	145,075,115	$1,451	$1,289,097	$(949,442)	$(1,022)	$13,371	$651,380	$1,886

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

CONSOLIDATED STATEMENTS OF EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS

For the Year Ended December 31, 2014

(dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares	Series I Cumulative Preferred Shares				Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss
						Additional Paid-in Capital			Non-Controlling Interests		Redeemable Non-Controlling Interests
				Shares	Amount					Total
Balance, December 31, 2013	$109,868	$96,466	$91,591	145,075,115	$1,451	$1,289,097	$(949,442)	$(1,022)	$13,371	$651,380	$1,886
Distributions declared, $0.4000 per share							(58,187)		(976)	(59,163)
Distribution Reinvestment and Share Purchase Plan				8,178	—	51				51
Exercise of stock options				89,301	1	634				635
Restricted stock grant				540,166	5	(5)				—
Cancellation of restricted stock grant				(13,357)	—	—				—
OP unit conversion				11,262	—	—				—
Amortization of performance stock						1,728				1,728
Amortization of restricted stock						3,720				3,720
Preferred stock dividends							(23,579)			(23,579)
Net loss, excluding $103 of distributions to preferred OP unit holders							20,716		681	21,397	(101)
Other comprehensive income on derivative instruments								347	6	353
Stock option expense						1,032				1,032
Distribution to consolidated joint venture partner									(736)	(736)
Adjustment of redemption value for redeemable noncontrolling interests						(177)				(177)	177
Issuance of redeemable noncontrolling interests										—	3,601
Contribution by partner										—	85
Transfer to noncontrolling interests in partnership						33			(33)	—

Balance, December 31, 2014	$109,868	$96,466	$91,591	145,710,665	$1,457	$1,296,113	$(1,010,492)	$(675)	$12,313	$596,641	$5,648

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$21,399	$(4,675)	$(2,682)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	1,331	2,607	5,859
Depreciation and amortization	126,054	115,143	97,501
Amortization of financing costs	3,408	3,528	3,895
Equity in (income) loss of unconsolidated real estate entities, net	(9,161)	31,811	10,127
Distributions from unconsolidated real estate entities	5,802	60	4,064
Discontinued development costs charged to expense	25	122	3,359
Impairment loss	2,513	—	18,477
Gain on sale of real estate assets	(4,405)	(1,070)	(1,979)
Gain on remeasurement of equity method investments	—	(19,227)	(25,068)
Gain on extinguishment of debt	(16,292)	—	—
Stock compensation expense	6,480	5,700	3,252
Net changes in operating assets and liabilities:
Tenant accounts receivable, net	(938)	(8,199)	(7,823)
Prepaid and other assets	1,685	196	1,369
Accounts payable and accrued expenses	(11,193)	(7,249)	4,834

Net cash provided by operating activities	126,708	118,747	115,185

Cash flows from investing activities:
Additions to redevelopment and renovation projects	(39,240)	(54,232)	(45,964)
Other capital expenditures	(58,032)	(39,126)	(43,367)
Acquisition of properties, net of cash assumed	(51,127)	(185,854)	(239,326)
Additions to investment in unconsolidated real estate entities	—	—	(5,761)
Proceeds from sale of real estate assets	13,439	12,914	7,050
Additions to restricted cash	12,446	(4,718)	(1,909)
Additions to deferred costs and other	(8,573)	(8,626)	(7,511)
Distributions from unconsolidated real estate entities	21,925	25,496	17,851

Net cash used in investing activities	(109,162)	(254,146)	(318,937)

Cash flows from financing activities:
Proceeds from (payments to) revolving line of credit, net	135,000	(85,000)	7,000
Payments of deferred financing costs, net	(1,135)	(3,395)	(5,997)
Proceeds from issuance of mortgages and other notes payable	—	715,500	247,000
Principal payments on mortgages and other notes payable	(107,695)	(385,578)	(205,853)
Net proceeds from issuance of common shares, including common stock plans	686	17,892	243,847
Distribution to consolidated joint venture partner	(736)	—	—
Contribution to consolidated joint venture by redeemable noncontrolling interests	85	—	—
Net proceeds from issuance of preferred shares	—	91,591	96,466
Redemption of preferred shares	—	(90,000)	(90,000)
Cash distributions	(82,734)	(83,486)	(80,098)

Net cash (used in) provided by financing activities	(56,529)	177,524	212,365

Net change in cash and cash equivalents	(38,983)	42,125	8,613
Cash and cash equivalents, at beginning of year	59,614	17,489	8,876

Cash and cash equivalents, at end of year	$20,631	$59,614	$17,489

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and unit amounts)

1. Organization and Basis of Presentation

Organization

        Glimcher Realty Trust ("GRT") is a fully-integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties (the "Property" or "Properties"). The Properties consist of enclosed regional malls, open-air centers, outlet centers, and community shopping centers. At December 31, 2014, GRT both owned material interests in and managed 25 Properties (23 wholly-owned and two partially owned through joint ventures). The "Company" refers to GRT and Glimcher Properties Limited Partnership (the "Operating Partnership," "OP" or "GPLP"), a Delaware limited partnership, as well as entities in which the Company has a material ownership or financial interest, collectively.

        As discussed in Note 3—"Washington Prime Group Merger", GRT was merged into Washington Prime Group on January 15, 2015.

Basis of Presentation

        The consolidated financial statements include the accounts of GRT, GPLP, and Glimcher Development Corporation ("GDC") and their subsidiaries. As of December 31, 2014, GRT was a limited partner in GPLP with a 98.2% ownership interest and GRT's wholly-owned subsidiary, Glimcher Properties Corporation, was GPLP's sole general partner, with a 0.1% ownership interest in GPLP. GDC, a wholly-owned subsidiary of GPLP, provides development, construction, leasing, and legal services to the Company's affiliates and is a taxable REIT subsidiary. The Company consolidates entities in which it owns more than 50% of the voting equity and control does not rest with other parties, as well as variable interest entities ("VIE") in which it is deemed to be the primary beneficiary in accordance with Accounting Standards Codification ("ASC") Topic 810—"Consolidation." Investments in real estate joint ventures over which the Company has the ability to exercise significant influence, but for which it does not have financial or operating control, are accounted for using the equity method of accounting. These entities are reflected on the Company's consolidated financial statements as "Investment in and advances to unconsolidated real estate entities." All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

        Subsequent events that have occurred since December 31, 2014 that require recognition or disclosure in these financial statements are presented in Note 3—"Washington Prime Group Merger" and Note 25—"Subsequent Events."

2. Summary of Significant Accounting Policies

Revenue Recognition

        Minimum rents are recognized on an accrual basis over the terms of the related leases on a straight-line basis. Percentage rents, which are based on tenants' sales as reported to the Company, are recognized once the sales reported by such tenants exceed any applicable breakpoints as specified in the tenants' leases. The percentage rents are recognized based upon the measurement dates specified in the leases which indicate when the percentage rent is due.

        Recoveries from tenants for real estate taxes, insurance, and other shopping center operating expenses are recognized as revenues in the period that the applicable costs are incurred. The Company

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

recognizes differences between estimated recoveries and the final billed amounts in the subsequent year. Final billings to tenants for real estate taxes, insurance and other shopping center operating expenses in 2013 and 2012, which were billed in 2014 and 2013, respectively, did not vary significantly as compared to the estimated receivable balances. Other revenues primarily consist of fee income which relates to property management services and other services related to our unconsolidated joint venture properties and is recognized in the period in which the service is performed, license agreement revenues which are recognized as earned, and the proceeds from sales of development land which are generally recognized at the closing date.

Tenant Accounts Receivable

        The allowance for doubtful accounts reflects the Company's estimate of the amount of the recorded accounts receivable at the balance sheet date that will not be recovered from cash receipts in subsequent periods. The Company's policy is to record a periodic provision for doubtful accounts based on a percentage of total revenues. The Company also periodically reviews specific tenant and other receivable balances and determines whether an additional allowance is necessary. In recording such a provision, the Company considers a tenant's or other party's creditworthiness, ability to pay, probability of collection and consideration of the retail sector in which the tenant operates. The allowance for doubtful accounts is reviewed and adjusted periodically based upon the Company's historical experience.

Investment in Real Estate—Carrying Value of Assets

        The Company maintains a diverse portfolio of real estate assets. The portfolio holdings have increased as a result of both acquisitions and the development of Properties and have been reduced by selected sales of assets. The amounts to be capitalized as a result of acquisitions and developments and the periods over which the assets are depreciated or amortized are determined based on the application of accounting standards that may require estimates as to fair value and the allocation of various costs to the individual assets. The Company capitalizes direct and indirect costs that are clearly related to the development, construction, or improvement of Properties, including internal costs such as interest, taxes, and qualifying payroll related expenditures. Cost capitalization begins once the development or construction activity commences and ceases when the asset is ready for its intended use.

        The Company allocates the cost of an acquisition based upon the estimated fair value of the net assets acquired. The Company also estimates the fair value of intangibles related to its acquisitions. The valuation of the fair value of the intangibles involves estimates related to market conditions, probability of lease renewals and the current market value of in-place leases. This market value is determined by considering factors such as the tenant's industry, location within the Property and competition in the specific market in which the Property operates. Differences in the amount attributed to the fair value estimate for intangible assets can be significant based upon the assumptions made in calculating these estimates.

Depreciation and Amortization

        Depreciation expense for real estate assets is computed using a straight-line method and estimated useful lives for buildings and improvements using a weighted average composite life of forty years and

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

three to ten years for equipment and fixtures. Expenditures for leasehold improvements and construction allowances paid to tenants are capitalized and amortized over the initial term of each lease. Cash allowances paid to tenants that are used for purposes other than improvements to the real estate are amortized as a reduction to minimum rents over the initial lease term. Maintenance and repairs are charged to expense as incurred. Cash allowances paid in return for operating covenants from retailers who own their real estate are capitalized as contract intangibles and are classified as "Buildings, improvements and equipment" in the Company's Consolidated Balance Sheets. These intangibles are amortized over the period the retailer is required to operate their store.

Impairment Evaluation

        Management evaluates the recoverability of its investment in real estate assets as required by ASC Topic 360—"Property, Plant and Equipment." Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the investment in the asset is not reasonably assured.

        The Company evaluates the recoverability of its investments in real estate assets to be held and used each quarter. The evaluation considers the undiscounted projected cash flows from the use and eventual disposition of the property in relation to the carrying amount for a particular property. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on the Company's plans for the respective asset(s) and the Company's views of market and economic conditions. The Company also conducts a detailed evaluation of each Property that has a material reduction in occupancy levels and/or net operating income performance. The evaluations consider matters such as current and historical rental rates, occupancies for the respective Properties and comparable properties as well as recent sales data for comparable properties in comparable markets. At the conclusion of such evaluation, if management determines that the carrying value is not recoverable, an impairment charge is indicated. The amount of the impairment charge recorded is the difference between the carrying value of the asset and the Company's estimate of the fair market value of the asset.

Sale of Real Estate Assets

        The Company records sales of operating properties and outparcels using the full accrual method at closing when both of the following conditions are met: a) the profit is determinable, meaning that, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated; and b) the earnings process is virtually complete, meaning that the seller is not obligated to perform significant activities after the sale to earn the profit. Sales not qualifying for full recognition at the time of sale are accounted for under other appropriate deferral methods.

Investment in Real Estate—Held-for-Sale

        The Company evaluates the held-for-sale classification of its consolidated real estate assets each quarter. Assets that are classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell. Management evaluates the fair value less cost to sell each quarter and records impairment charges as required. An asset is generally classified as held-for-sale once management commits to a plan to sell its entire interest in a particular Property which results in no

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

continuing involvement in the asset and initiates an active program to market the asset for sale. In instances where the Company may sell either a partial or entire interest in a Property and has commenced marketing of the Property, the Company evaluates the facts and circumstances of the potential sale to determine the appropriate classification for the reporting period. Based upon management's evaluation, if it is expected that the sale will be for a partial interest, the asset is classified as held for investment. If during the marketing process it is determined the asset will be sold in its entirety, the period of that determination is the period the asset would be reclassified as held-for-sale. The results of operations for these real estate Properties that are classified as held-for-sale are reflected as discontinued operations in all periods reported.

        On occasion, the Company will receive unsolicited offers from third parties to buy individual Properties. Under these circumstances, the Company will classify the particular Property as held-for-sale when a sales contract is executed with no contingencies and the prospective buyer has funds at risk to ensure performance.

        At December 31, 2014 and 2013, the Company classified one and two real estate assets as held-for-sale, respectively. These assets are discussed in Note 13—"Investment in Joint Ventures—Consolidated."

Accounting for Acquisitions

        The value of the real estate acquired is allocated to acquired tangible assets, consisting of land, buildings and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, acquired in-place leases and the value of tenant relationships, based in each case on their fair values.

        The fair value of the tangible assets of an acquired property noted above is determined by valuing the property as if it were vacant, based on management's determination of the relative fair values of these assets. Management determines the fair value of an acquired property using a variety of methods to estimate the fair value of the tangible assets.

        In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are generally recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between a) the contractual amounts to be paid pursuant to the in-place leases and b) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The identified above-market and below-market lease values are amortized as an adjustment to rental income over the initial lease term.

        The Company also considers fixed-rate renewal options in its assessment of the lease term used in the calculation of the fair value of below-market lease intangibles. The Company compares the contractual lease rates to the projected market lease rates and makes a determination as to whether or not to include the fixed-rate renewal option into the calculation of the fair value of below-market leases. The determination of the likelihood that a fixed-rate renewal option will be exercised is approached from both a quantitative and qualitative perspective.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

        From a quantitative perspective, the Company determines if the fixed-rate renewal option is economically compelling to the tenant. The Company also considers qualitative factors such as: overall tenant sales performance, the industry the tenant operates in, the tenant's commitment to the concept, and other information the Company may have knowledge of relating to the particular tenant. This quantitative and qualitative information is then used, on a case-by-case basis, to determine if the fixed-rate renewal option should be included in the fair value calculation.

        The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions, and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to these intangible assets is amortized over the remaining lease term plus an assumed renewal period that is reasonably assured.

        The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions, and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset is amortized over the average life of the relationship.

Deferred Costs

        The Company capitalizes initial direct costs of leases and amortizes these costs over the initial lease term. The initial direct costs primarily include salaries, commissions and travel of the Company's leasing and legal personnel. The costs are capitalized upon the execution of the lease and the amortization period begins the earlier of the store opening date or the date the tenant's lease obligation begins.

Stock-Based Compensation

        The Company expenses the fair value of share awards in accordance with the fair value recognition requirements of ASC Topic 718—"Compensation-Stock Compensation." ASC Topic 718 requires companies to measure the cost of the recipient services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. The cost of the share award is expensed over the requisite service period (usually the vesting period).

Cash and Cash Equivalents

        For purposes of the statements of cash flows, all highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. Cash and cash equivalents primarily consists of short term securities and overnight purchases of debt securities. The carrying amounts approximate fair value.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

Restricted Cash

        Restricted cash consists primarily of cash held for real estate taxes, insurance, property reserves for maintenance, and expansion or leasehold improvements as required by certain of our loan agreements.

Deferred Expenses

        Deferred expenses consist principally of fees associated with obtaining financing. These costs are amortized as interest expense over the terms of the respective agreements. Deferred expenses in the accompanying Consolidated Balance Sheets are shown net of accumulated amortization.

Derivative Instruments and Hedging Activities

        The Company accounts for derivative instruments and hedging activities in accordance with ASC Topic 815—"Derivatives and Hedging." The objective of the guidance is to provide users of financial statements with an enhanced understanding of: a) how and why an entity uses derivative instruments; b) how derivative instruments and related hedged items are accounted for under this guidance; and c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It also requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Also, derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The change in fair value of derivative instruments that do not qualify for hedge accounting is recognized in earnings.

Interest Costs

        The components of the Company's interest costs related to its continuing operations are shown in the table below. Interest expense and loan fees are recorded consistent with the terms of the

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

Company's financing arrangements. Capitalized interest is recorded as a reduction to interest expense based upon the Company's weighted average borrowing rate.

	Years Ended December 31,
	2014	2013	2012
Interest expense	$78,222	$74,409	$64,231
Amortization of financing costs	3,279	3,499	3,869

Total interest expense	81,501	77,908	68,100
Interest capitalized	3,027	3,785	2,506

Total interest costs	$84,528	$81,693	$70,606

        The Company paid $84,810, $79,060 and $70,131 in interest for the years ended December 31, 2014, 2013 and 2012, respectively.

Investment in and Advances to Unconsolidated Real Estate Entities

        The Company evaluates all joint venture arrangements for consolidation. The percentage interest in the joint venture, evaluation of control and whether the joint venture is a VIE are all considered in determining if the arrangement qualifies for consolidation. The Company evaluates its investments in joint ventures to determine whether such entities may be a VIE, and, if a VIE, whether the Company is the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE's economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company considers a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE's economic performance including, but not limited to; the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, the Company considers the rights of other investors to participate in policy making decisions, to replace or remove the manager of the entity and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE.

        The Company has determined that it is the primary beneficiary in a VIE, and has consolidated the VIE as disclosed in Note 13—"Investment in Joint Ventures—Consolidated."

        The Company accounts for its investments in unconsolidated real estate entities using the equity method of accounting whereby the cost of an investment is adjusted for the Company's share of equity in net income or loss beginning on the date of acquisition and reduced by distributions received. The income or loss of each joint venture investor is allocated in accordance with the provisions of the

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

applicable operating agreements. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Any differences between the carrying amount of the Company's investment in the respective joint venture and the Company's share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable.

        The Company classifies distributions from joint ventures as operating activities if they satisfy all three of the following conditions: the amount represents the cash effect of transactions or events; the amounts result from the joint ventures' normal operations; and the amounts are derived from activities that enter into the determination of net income. The Company treats distributions from joint ventures as investing activities if they relate to the following activities: lending money and collecting on loans; acquiring and selling or disposing of available-for-sale or held-to-maturity securities (trading securities are classified based on the nature and purpose for which the securities were acquired); and acquiring and selling or disposing of productive assets that are expected to generate revenue over a long period of time.

Advertising Costs

        The Company promotes its Properties on behalf of its tenants through various media. The advertising and promotional activities are expensed as incurred. Certain leases contain provisions which enable the Company to charge these tenants for this advertising and promotional activity. Advertising expense was $6,022, $5,178 and $4,723 for the years ended December 31, 2014, 2013, and 2012, respectively.

Income Taxes

        GRT qualifies as a REIT under Sections 856-860 of the Internal Revenue Code ("IRC") of 1986, as amended (the "Code"). In order to qualify as a REIT, GRT is required to distribute at least 90.0% of its ordinary taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. GRT will generally not be liable for federal income taxes, provided it satisfies the necessary distribution requirements and maintains its REIT status. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

        The Company's subsidiary, GDC, has elected taxable REIT subsidiary status under Section 856(l) of the Code. For federal income tax purposes, GDC is treated as a separate entity and taxed as a C-Corporation. As required by ASC Topic 740—"Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards of GDC. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Noncontrolling Interests

        Noncontrolling interests represent both the aggregate partnership interest in the Operating Partnership held by the Operating Partnership limited partner unit holders (the "Unit Holders"), as well as the underlying equity held by unaffiliated third parties in consolidated joint ventures.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

        Income or loss allocated to noncontrolling interests related to the Unit Holders' ownership percentage of the Operating Partnership is determined by dividing the number of Operating Partnership Units ("OP Units") held by the Unit Holders' by the total number of OP Units outstanding at the time of the determination. The issuance of additional common shares of beneficial interest of GRT (the "Common Shares," "Shares," "Share," or "Stock") or OP Units changes the percentage ownership in the OP Units of both the Unit Holders and the Company. Because an OP Unit is generally redeemable for cash or Shares at the option of GPLP, it is deemed to be equivalent to a Share. Therefore, such transactions are treated as capital transactions and result in an allocation between shareholders' equity and noncontrolling interests in the accompanying Consolidated Balance Sheets to account for the change in the ownership of the underlying equity in the Operating Partnership.

Redeemable Noncontrolling Interests

        Redeemable noncontrolling interests represent the underlying equity held by unaffiliated third parties in the consolidated joint venture entity that owns Arbor Hills, located in Ann Arbor, Michigan (the "Arbor Hills Venture") and the consolidated joint venture that owns approximately 290,000 square feet of contiguous retail properties and approximately 12 acres of land located in Oklahoma City, Oklahoma (the "OKC Venture") as well as the outstanding Series I-1 Preferred Interests. The unaffiliated third parties have, at their option, the right to have their equity purchased by the Company subject to the satisfaction of certain conditions.

Supplemental Disclosure of Non-Cash Operating, Investing, and Financing Activities

        The Company's other non-cash activities for the year ended December 31, 2014 accounted for changes in the following areas: a) investment in real estate—$(38,207), b) cash in escrow $(1,109), c) investment in, and advances to, unconsolidated real estate entities—$3,445, d) accounts receivable—$1,686, e) deferred costs—$1,345, f) prepaid and other assets—$378, g) mortgage notes payable—$41,144, h) accounts payable and accrued expenses—$(2,576), i) additional paid in capital—$(1,981), j) accumulated other comprehensive loss—$(347), and k) redeemable noncontrolling interests—$(3,778).

        During the year ended December 31, 2014, the Company conveyed, without penalty, its interest in Eastland Mall located in Columbus, Ohio ("Eastland") to the securitization trustee (the "Eastland Lender") for the securitized mortgage loan that encumbered Eastland. In connection with this transfer, the Company disposed of assets totaling $23,967. The Company also was relieved of $40,259 of liabilities which included the Company's $39,752 mortgage loan on the Property.

        Distributions for GRT's Common Shares of $14,571 and $14,508 were declared, but not paid, as of December 31, 2014 and 2013, respectively. Operating Partnership distributions of $244 were declared, but not paid as of December 31, 2014 and 2013. Distributions for GRT's 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series G Preferred Shares") of $2,387 were declared, but not paid, as of December 31, 2014 and 2013. Distributions for GRT's 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series H Preferred Shares") of $1,875 were declared, but not paid, as of December 31, 2014 and 2013, $1,563 of which relates to the three months ended December 31, 2014 and 2013. Distributions for GRT's 6.875% Series I Cumulative

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

Redeemable Preferred Shares of Beneficial Interest ("Series I Preferred Shares") of $1,633 were declared, but not paid, as of December 31, 2014 and 2013, $1,379 of which relates to the three months ended December 31, 2014 and 2013. Distributions for GPLP's 7.3% Series I-1 Preferred Interests ("Series I-1 Preferred Interests") of $60 were declared, but not paid, as of December 31, 2014, $50 of which relates to the three months ended December 31, 2014. The Series I-1 Preferred Interests were not outstanding at December 31, 2013.

Comprehensive Income

        ASC Topic 220—"Comprehensive Income," establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income or loss and unrealized gains and losses from fair value adjustments on certain derivative instruments, net of allocations to noncontrolling interests.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

New Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." The amendments in ASU 2014-08 change the criteria for reporting a discontinued operation and require new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. Only disposals representing a strategic shift in operations should be presented as discontinued operations. This accounting standard update is effective for annual filings beginning on or after December 15, 2014. Early adoption is permitted. The impact of the adoption of ASU 2014-08 on the Company's results of operations, financial position, cash flows and disclosures will be based on the Company's future disposal activity.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers," which supersedes the revenue recognition requirements in "Revenue Recognition (Topic 605)," and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. ASU 2014-09 provides three transition alternatives and early adoption is prohibited. The Company is currently evaluating the new standard.

        In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40); Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern". This update defines when and how companies are required to disclose going concern

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

2. Summary of Significant Accounting Policies (Continued)

uncertainties, which must be evaluated each interim and annual period. ASU 2014-15 requires management to determine whether substantial doubt exists regarding the entity's going concern presumption. This update is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company does not expect this standard to have an impact on the Company's consolidated financial statements upon adoption.

Reclassifications

        Certain reclassifications of prior period amounts, including the presentation of the Consolidated Statements of Operations required by ASC Topic 205—"Presentation of Financial Statements" have been made in the financial statements in order to conform to the 2014 presentation.

3. Washington Prime Group Merger

        On January 15, 2015, GRT, in accordance with the Agreement and Plan of Merger (the "Merger Agreement") executed with Washington Prime Group Inc. ("WPG"), Washington Prime Group, L.P. ("WPGLP"), WPG Subsidiary Holdings I, LLC ("Merger Sub I") and WPG Subsidiary Holdings II Inc. ("Merger Sub II"), merged with and into Merger Sub I, which is a direct wholly-owned subsidiary of WPGLP (such transaction, the "Merger"). In connection with the Merger, Merger Sub II was merged into GPLP. After completion of the Merger, WPG is now conducting business under the name "WP Glimcher" and will use such name for all purposes, except as otherwise required by law or contract. At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to "WP Glimcher Inc."

        Under the terms of the Merger Agreement on January 15, 2015, each outstanding Common Share (other than certain Common Shares as set forth in the Merger Agreement) was converted into the right to receive the Merger consideration, which consists of: (x) $10.40 in cash, without interest and (y) 0.1989 of a WPG common share ("Merger Consideration"). The total transaction value, including the assumption of debt, and the sale of Jersey Gardens, a regional mall in Elizabeth, New Jersey ("Jersey Gardens") and University Park Village, an open air center in Fort Worth, Texas ("University Park"), was approximately $4,200,000 as of January 15, 2015. The value of the 0.1989 of a WPG Common Share was $3.62, as determined by multiplying 0.1989 by the closing price of WPG common shares on January 15, 2015.

        Additionally, (i) each outstanding Glimcher Series G Preferred Share was converted into one share of 8.125% series G cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the "WPG Series G Preferred Shares"), (ii) each outstanding Series H Preferred Share was converted into one share of 7.5% series H cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the "WPG Series H Preferred Shares") and (iii) each outstanding Glimcher Series I Preferred Share was converted into one share of 6.875% series I cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the "WPG Series I Preferred Shares").

        On January 15, 2015 (i) each outstanding OP Unit of GPLP issued and outstanding (other than certain GPLP units as set forth in the Merger Agreement and the GPLP Series I-1 preferred limited partnership units as described below) converted into the right to receive 0.7431 of a newly issued, fully

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

3. Washington Prime Group Merger (Continued)

paid and non-assessable WPGLP unit and (ii) each Series I-1 Preferred Interest issued and outstanding immediately prior to such effective time converted into one preferred unit of WPGLP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Series I-1 Preferred Interests prior to such Merger.

        Concurrent with the execution of the Merger Agreement, WPGLP and Simon Property Group, L.P. ("Simon LP") entered into a Purchase and Sale Agreement (the "Purchase Agreement"), pursuant to which GPLP sold (i) the equity interests in the owner of Jersey Gardens and (ii) the equity interests in the owner of University Park to Simon LP for $1,090,000 (subject to certain adjustments and apportionments as described in the Purchase Agreement). The closing of such sale occurred substantially simultaneously with the completion of the Merger.

4. Tenant Accounts Receivable, Net

        The Company's tenant accounts receivable is comprised of the following components:

	December 31,
Accounts Receivable	2014	2013
Billed receivables	$6,453	$9,257
Straight-line receivables	25,476	23,583
Unbilled receivables	10,452	8,856
Less: allowance for doubtful accounts	(3,976)	(4,634)

Tenant accounts receivable, net	$38,405	$37,062

        The Company had $49 in accounts receivable, net associated with assets held-for-sale at December 31, 2013.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

5. Mortgage Notes Payable

        Mortgage notes payable as of December 31, 2014 and 2013 consisted of the following.

	Carrying Amount of Mortgage Notes Payable		Interest Rate
					Interest Terms		Payment Terms		Payment at Maturity
Description/Borrower	2014	2013	2014	2013						Maturity Date
Mortgage Notes Payable
Fixed Rate:
Glimcher Supermall Venture, LLC(t)	$49,969	$51,611	7.54%	7.54%		(i)		(a)	$49,969	(e)
Glimcher Merritt Square, LLC	53,465	54,359	5.35%	5.35%				(a)	$52,914	September 1, 2015
SDQ Fee, LLC	65,492	66,663	4.91%	4.91%				(a)	$64,577	October 1, 2015
BRE/Pearlridge LLC	172,103	174,774	4.60%	4.60%				(a)	$169,551	November 1, 2015
RVM Glimcher, LLC	45,793	46,608	5.65%	5.65%				(a)	$44,931	January 11, 2016
WTM Glimcher, LLC	60,000	60,000	5.90%	5.90%				(b)	$60,000	June 8, 2016
Glimcher MJC, LLC	52,262	52,940	6.76%	6.76%				(a)	$47,768	May 6, 2020
Grand Central Parkersburg, LLC	42,515	43,141	6.05%	6.05%				(a)	$38,307	July 6, 2020
JG Elizabeth II, LLC(s)	350,000	350,000	3.83%	3.83%				(b)	$350,000	November 1, 2020
ATC Glimcher, LLC	39,898	40,577	4.90%	4.90%				(a)	$34,569	July 6, 2021
Dayton Mall II, LLC	82,000	82,000	4.57%	4.57%				(d)	$75,241	September 1, 2022
PFP Columbus II, LLC	225,000	225,000	3.90%	3.90%				(f)	$203,576	March 1, 2025
AHC Washtenaw, LLC	25,500	25,500	4.27%	4.27%				(q)	$20,949	(l)
Leawood TCP LLC	73,628	74,873	5.00%	5.00%				(a)	$52,465	(j)
119 Leawood, LLC	36,634	37,305	4.25%	4.25%				(a)	$25,820	(j)
UPV Glimcher LP(s)	55,000	55,000	3.85%	3.85%				(g)	$45,977	May 1, 2028
Tax Exempt Bonds(k)	19,000	19,000	6.00%	6.00%				(c)	$19,000	November 1, 2028

	1,448,259	1,459,351

Variable Rate:
Kierland Crossing, LLC	130,000	130,000	3.27%	3.27%		(h)		(b)	$130,000	(m)
Glimcher WestShore, LLC	99,600	99,600	2.80%	2.80%		(n)		(b)	$99,600	(p)
Glimcher WestShore Mezz, LLC	20,000	20,000	8.00%	8.00%		(o)		(b)	$20,000	(p)

	249,600	249,600

Other:
Fair value adjustments	1,204	2,596
Extinguished debt	—	135,026		(r)

Mortgage Notes Payable	$1,699,063	$1,846,573

Mortgage Notes Payable Associated with Property Held-for-Sale
Extinguished Debt	$—	$1,330		5.50%

(a)
The loan requires monthly payments of principal and interest.

(b)
The loan requires monthly payments of interest only.

(c)
The loan requires semi-annual payments of interest.

(d)
The loan requires monthly payments of interest only until October 2017. Thereafter, monthly payments of principal and interest are required.

(e)
The loan matures in September 2029, with an optional prepayment (without penalty) date on February 11, 2015.

(f)
The loan requires monthly payments of interest only until April 2020. Thereafter, monthly payments of principal and interest are required.

(g)
The loan requires monthly payments of interest only until May 2020. Thereafter, monthly payments of principal and interest are required.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

5. Mortgage Notes Payable (Continued)

(h)
$105,000 was fixed through a swap agreement at a rate of 3.14% at December 31, 2014 and December 31, 2013, and the remaining $25,000 incurs interest at an average rate of LIBOR plus 3.65%.

(i)
Interest rate escalates after optional prepayment date.

(j)
The loans for Leawood TCP, LLC and 119 Leawood, LLC, are cross-collateralized and have a call date of February 1, 2027.

(k)
The bonds were issued by the New Jersey Economic Development Authority as part of the financing for the initial development of The Outlet Collection -- Jersey Gardens site. Although not secured by the Property, the loan was fully guaranteed by GRT. The bonds were redeemed on January 8, 2015.

(l)
The loan has a call date of January 1, 2026.

(m)
The loan matures May 22, 2015, however, a portion of the loan ($107,000) may be extended for one year subject to payment of certain loan extension fees and satisfaction of other conditions.

(n)
Interest rate is the greater of 2.80% or LIBOR plus 2.30%. The rate has been capped at 6.30%

(o)
Interest rate is the greater of 8.00% or LIBOR plus 7.50%. The rate has been capped at 11.50%

(p)
The loan matures October 1, 2015, however, the loan may be extended for two years subject to payment of certain loan extension fees and satisfaction of other conditions.

(q)
The loan requires primarily monthly payments of interest only until February 2017. Thereafter, monthly payments of principal and interest are required.

(r)
Interest rates ranging from 5.45% to 5.87% at December 31, 2013.

(s)
Loans were assumed in connection with the sale of the properties to Simon LP on January 15, 2015.

(t)
The loan was repaid on January 13, 2015 along with the required debt service through the optional prepayment date.

        All mortgage notes payable are collateralized either directly or indirectly by certain Properties (owned by the respective entities) with net book values of $2,012,363 and $2,147,522 at December 31, 2014 and December 31, 2013, respectively. Certain loans contain financial covenants regarding minimum net operating income and coverage ratios. Management believes GRT's affiliate borrowers are in compliance with all covenants at December 31, 2014. Additionally, $149,000 of mortgage notes payable relating to certain Properties, including $19,000 of tax exempt bonds issued as part of the financing for the initial development of Jersey Gardens have been guaranteed by GRT as of December 31, 2014.

        Principal maturities (excluding extension options) on mortgage notes payable during each of the five years subsequent to December 31, 2014, and thereafter, are as follows:

December 31,	Amount
2015	$596,811
2016	109,247
2017	5,283
2018	6,545
2019	6,894
Thereafter	974,283

Total	$1,699,063

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

6. Notes Payable

        On February 13, 2014, GPLP closed on a modification and extension of its unsecured corporate credit facility (as amended, the "Credit Facility"). The Credit Facility amended the unsecured credit facility that was due to expire in February 2017 (the "Prior Facility"). The modification increased the maximum availability under the Credit Facility from $250,000 to $300,000 and extended the facility's maturity date to February 2018 with an additional one-year extension option. The Credit Facility provides for improved pricing through a lower interest rate structure. The interest rate ranges from LIBOR plus 1.40% to LIBOR plus 2.00% per annum based upon the quarterly measurement of our consolidated debt outstanding as a percentage of total asset value. The applicable interest rate as of December 31, 2014 is LIBOR plus 1.75% per annum, or 1.91% per annum. GPLP may increase the total borrowing availability to $500,000 under an accordion feature. The Company's availability under the Credit Facility is determined based upon the value of its unencumbered assets and is measured on a quarterly basis. The Credit Facility contains customary covenants, representations, warranties and events of default, including maintenance of a specified net worth requirement; a consolidated debt outstanding as a percentage of total asset value ratio; an interest coverage ratio; a fixed charge ratio; and a total recourse debt outstanding as a percentage of total asset value ratio. Management believes GPLP is in compliance with all covenants of the Credit Facility as of December 31, 2014.

        At December 31, 2014, the availability level on the Credit Facility was $300,000 and the outstanding balance was $135,000. Additionally, $627 represents a holdback on the available balance for letters of credit issued under the Credit Facility. As of December 31, 2014, the unused balance of the Credit Facility available to the Company was $164,373 and the average interest rate on the outstanding balance was 1.92% per annum.

        At December 31, 2013, the availability level on the Prior Facility was $198,528 and the outstanding balance was $0. Additionally, $817 represented a holdback on the available balance for letters of credit issued under the Prior Facility. As of December 31, 2013, the unused balance of the Prior Facility available to the Company was $197,711.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

7. Income Taxes

        The following table reconciles the Company's net income (loss) to taxable income for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Net income (loss) attributable to Glimcher Realty Trust	$20,716	$(4,150)	$(2,081)
Add: Net loss of taxable REIT subsidiaries	(3,307)	(2,943)	(185)

Net income (loss) from REIT operations(1)	17,409	(7,093)	(2,266)
Add: Book depreciation and amortization	122,728	111,689	109,723
Less: Tax depreciation and amortization	(78,031)	(73,601)	(66,875)
Book gain from capital transactions and impairments	(18,985)	(19,490)	(26,554)
Tax (loss) gain from capital transactions	(5,736)	945	353
Total capital loss limitation	61,337	15,376	—
Stock options	4,364	2,908	1,338
Straight line rent payable	2,229	2,641	1,855
Intangible assets	(8,135)	(6,097)	(3,954)
Equity in (income) loss of unconsolidated real estate entities, net	(9,161)	31,811	10,127
Tax equity in (income) loss of unconsolidated real estate entities, net	(60,299)	5,532	3,257
Other book/tax differences, net	6,846	(20,338)	2,830

Taxable income subject to 90% requirement	$34,566	$44,283	$29,834

(1)
Adjustments to "Net income (loss) from REIT operations" are net of amounts attributable to noncontrolling interest and taxable REIT subsidiaries.

        At December 31, 2014, GRT has a tax loss carryforward of $40,482. This net operating loss can be used in future years to reduce taxable income subject to potential limitations under Section 382 of the internal revenue code. The tax loss carryforward will expire in 2029.

Reconciliation Between Cash Dividends Paid and Dividends Paid Deduction:

        The following table reconciles cash dividends paid with the dividends paid deduction for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Cash dividends paid	$81,755	$82,015	$79,082
Less: Portion designated as return of capital	(47,189)	(37,732)	(49,248)

Dividends paid deduction	$34,566	$44,283	$29,834

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

7. Income Taxes (Continued)

Characterization of Distributions:

        The following table characterizes distributions paid per Common Share for the years ended December 31, 2014, 2013 and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$0.0752	18.80%	$0.1385	34.63%	$0.0329	8.23%
Return of capital	0.3248	81.20	0.2615	65.37	0.3671	91.77

	$0.4000	100.00%	$0.4000	100.00%	$0.4000	100.00%

        For 2014, 2013, and 2012, the Common Share dividends declared in December and paid in January are reported in the 2015, 2014, and 2013 tax years, respectively.

        The following table characterizes distributions paid per 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series F Preferred Shares") for the year ended December 31, 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$—	—%	$—	—%	$2.0303	100.00%

        The Series F Preferred Shares were redeemed on September 4, 2012 at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to but excluding the redemption date in an amount equal to $0.3896 per share, for a total payment of $25.3896 per share.

        The following table characterizes distributions paid per Series G Preferred Share for the years ended December 31, 2014, 2013 and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$2.0312	100.00%	$2.0312	100.00%	$2.0312	100.00%

        For 2014, 2013 and 2012, dividends for the Series G Preferred Shares that were declared in December and paid in January are reported in the 2015, 2014 and 2013 tax years, respectively. The Company redeemed 1.2 million of the 9.5 million issued and outstanding Series G Preferred Shares on September 4, 2012, at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date in an amount equal to $0.3617 per share, for a total payment of $25.3617 per share. The Company redeemed 3.6 million of the 8.3 million issued and outstanding Series G Preferred Shares on April 29, 2013, at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date in an amount equal to $0.1580 per share, for a total payment of $25.1580 per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

7. Income Taxes (Continued)

        The following table characterizes distributions paid per Series H Preferred Share for the years ended December 31, 2014, 2013, and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$1.8750	100.00%	$1.8750	100.00%	$0.3333	100.00%

        The Series H Preferred Shares were issued on August 10, 2012. For 2014, 2013, and 2012, dividends that were declared on the Series H Preferred Shares in December and paid in January will be reported in the 2015, 2014 and 2013 tax year, respectively.

        The following table characterizes distributions paid per Series I Preferred Share for the years ended December 31, 2014 and 2013:

	2014		2013
	Amount	%	Amount	%
Ordinary income	$1.7188	100.00%	$0.9453	100.00%

        The Series I Preferred Shares were issued on March 27, 2013. For 2014 and 2013, dividends that were declared on the Series I Preferred Shares in December and paid in January will be reported in the 2015 and 2014 tax year, respectively.

        Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities of GDC. Deferred tax assets (liabilities) include the following:

	2014	2013	2012
Investment in partnership	$68	$68	$89
Capitalized development costs	—	—	(1,148)
Depreciation and amortization	(9)	122	19
Charitable contributions	51	22	22
Accrued bonuses	337	329	214
Interest expense	—	—	3,472
Other	2	13	1,736
Net operating losses	3,348	2,843	5,581

Net deferred tax assets	3,797	3,397	9,985
Valuation allowance	(3,797)	(3,397)	(9,985)

Net deferred tax assets after valuation allowance	$—	$—	$—

        The gross tax loss carryforward for GDC total $8,370 at December 31, 2014, and will begin to expire in 2030. This gross tax loss carryforward can be used in future years to reduce taxable income subject to potential limitations under Section 382 of the internal revenue code.

        The income tax provision for federal, state and local taxes was insignificant in 2014, 2013 and 2012. Net deferred tax expense for each of the years was $0. The income tax expense reflected in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

7. Income Taxes (Continued)

Consolidated Statements of Operations and Comprehensive Income (Loss) differs from the amount determined by applying the federal statutory rate of 34% to the income before taxes of the Company's taxable REIT subsidiaries as a result of state income taxes and the utilization of tax loss carryforward. The valuation allowance was provided against the deferred tax assets.

        In 2014, the Company continued to maintain a valuation allowance for the Company's net deferred tax assets, which consisted primarily of tax loss carryforward and non-deductible interest expense. The valuation allowance was determined in accordance with the provisions of ASC Topic 740 which requires the recording of a valuation allowance when it is more likely than not that any or all of the deferred tax assets will not be realized. In the absence of favorable factors, application of ASC Topic 740 requires a 100% valuation allowance for any net deferred tax assets when a company has cumulative financial accounting losses, excluding unusual items, over several years. The Company's cumulative losses within GDC represented negative evidence sufficient to require a full valuation allowance under the provisions of ASC Topic 740. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of the reserve. Until such time, except for minor state and local tax provisions, the Company will have no reported tax provision, net of valuation allowance adjustments.

        ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. It requires a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, in an income tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has compiled a listing of its tax positions. Positions such as the Company's transfer pricing model, REIT income test assumptions, apportionment and allocation of income and evaluation of prohibited transactions by REITs were evaluated. The Company concluded that tax positions taken will more likely than not be sustained at the full amount upon examination. Accordingly, there was no tax benefit or penalty recognized in the consolidated financial statements.

        The Company had no unrecognized tax benefits as of December 31, 2014. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2014. When applicable, the Company recognizes interest and penalties as a component of general and administrative expenses on the Consolidated Statement of Operations and Comprehensive Income (Loss) as incurred. The Company has no interest or penalties recognized for the years ended December 31, 2014 and 2013. As of December 31, 2014, returns for the calendar year 2010 and subsequent years are subject to examination by the Internal Revenue Service and various state tax jurisdictions.

8. Preferred and Common Share Activity

        GRT's Second Amended and Restated Declaration of Trust authorizes GRT to issue up to an aggregate 250,000,000 shares in GRT, consisting of Common Shares and/or one or more series of preferred shares of beneficial interest. As of December 31, 2014, GRT had 60,621,332 shares of beneficial interest of GRT available for issuance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

8. Preferred and Common Share Activity (Continued)

        On May 10, 2013, GRT filed an automatically effective universal shelf registration statement on Form S-3 (the "New Shelf") with the U.S. Securities and Exchange Commission ("SEC") registering debt securities, preferred shares, depository shares, Common Shares, equity warrants, units, rights (to purchase our common shares, preferred shares and other securities), purchase contracts, and any combination of the foregoing. In connection with the Merger, the offering of any security pursuant to the New Shelf was terminated by way of a post-effective amendment to such registration statement.

Preferred Share Activity

        On August 10, 2012, GRT completed a $100,000 public offering of 4,000,000 of its Series H Preferred Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $96,466. The proceeds were used to redeem all 2,400,000 of its Series F Preferred Shares outstanding at $25.00 per share, plus accrued and unpaid distributions, as well as 1,200,000 of its Series G Preferred Shares outstanding at $25.00 per share, plus accrued and unpaid distributions, and used the remainder to repay a portion of the amount outstanding under the Prior Facility. In connection with the redemptions, the Company wrote-off $3,446 of previously incurred issuance costs associated with the Series F Preferred Shares and Series G Preferred Shares.

        On March 27, 2013, GRT completed a $90,000 public offering of 3,600,000 of its Series I Preferred Shares. GRT also granted to the underwriters an over-allotment option to purchase up to 400,000 additional Series I Preferred Shares within 30 days. On April 4, 2013, the underwriters partially exercised this over-allotment option and purchased 200,000 Series I Preferred Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $91,591, including net proceeds of $4,835 from the over-allotment.

        On April 29, 2013, the Company redeemed 3,600,000 of its Series G Preferred Shares outstanding at $25.00 per share, plus accumulated and unpaid distributions, for a total of $90,569 using net proceeds from the Series I Preferred Share offering. In connection with this redemption, the Company used the catch-up method to accrete the excess of the scheduled call price over the carrying value, which includes previously incurred issuance costs, resulting in a charge of $9,426.

Limited Partnership Units Activity

        On July 25, 2014, GPLP issued 130,592 additional units (the "Additional Units") of limited partnership interests, which are designated as Series I-1 Preferred Interests. The Additional Units were issued in connection with the purchase of partnership interest in a mall. The Additional Units are classified as "Redeemable noncontrolling interests" within the Company's Consolidated Balance Sheets. The Additional Units are redeemable at the option of the holder of the Additional Units. The Additional Units bear substantially identical economic terms as the Series I Preferred Shares, except that the distributions on the Additional Units will be paid quarterly at a rate of 7.3%. In connection with the Merger, the holders of Additional Units received an amount equal to the liquidation preference of the Additional Units plus accrued and unpaid dividends. With regard to rights to receive distributions and amounts payable upon liquidation and dissolution of the Partnership, the Series I-1 Preferred Interests rank on a parity with the Series G Preferred Shares, Series H Preferred Shares, and Series I Preferred Shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

8. Preferred and Common Share Activity (Continued)

Common Share Activity

        On March 27, 2012, GRT completed a secondary public offering of 23,000,000 Common Shares at a price of $9.90 per share, which included 3,000,000 Common Shares issued and sold upon the full exercise of the underwriters' option to purchase additional Common Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $216,858.

At-The-Market Equity Offering Activity

        On May 5, 2011, the GRT Board of Trustees approved the issuance of up to $100,000 in Common Shares under an "at-the-market" equity offering program (the "2011 Program"). Actual sales under the 2011 Program depended on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Common Stock, and determinations of the appropriate sources of funding for the Company. On December 20, 2011, GRT completed an amendment to the 2011 Program to increase the aggregate sale price of Common Shares that may be offered and sold under the 2011 Program from $100,000 to $200,000.

        During the year ended December 31, 2012, GRT issued 2,606,900 Common Shares under the 2011 Program at a weighted average issue price of $10.44 per Common Share generating net proceeds of $26,418 after deducting $808 of offering related costs and commissions. GRT used the proceeds from the 2011 Program to reduce the outstanding balance under the Prior Facility. As of December 31, 2012, GRT had $30,043 available for issuance under the 2011 Program.

        On May 10, 2013, GRT established a new continuous at-the-market equity offering program (the "2013 Program"), pursuant to which GRT could offer and sell, from time to time, Common Shares with an aggregate sales price of up to $215,000. The 2013 Program replaced the 2011 Program (together with the 2013 Program, the "GRT ATM Program").

        During the year ended December 31, 2013, GRT issued 1,504,500 Common Shares under the GRT ATM Program at a weighted average issue price of $11.65 per Common Share, generating net proceeds of $16,890 after deducting $643 of offering related costs and commissions. GRT used the proceeds from the GRT ATM Program to reduce the outstanding balance under the Credit Facility. As of December 31, 2013, GRT had $209,201 available for issuance under the 2013 Program.

        During the year ended December 31, 2014, GRT did not issue any Common Shares in connection with the 2013 Program. As of December 31, 2014, GRT had $209,201 available for issuance under the 2013 Program. In connection with the Merger, the offering of Common Shares pursuant to the registration statement for the 2013 Program was terminated by way of a post-effective amendment to such registration statement.

9. Derivative Financial Instruments

Risk Management Objective of Using Derivatives

        The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

9. Derivative Financial Instruments (Continued)

risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its debt funding and through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future uncertain cash amounts, the value of which are determined by interest rates. The Company's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company's known or expected cash payments related to the Company's borrowings.

Cash Flow Hedges of Interest Rate Risk

        The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Company has elected to designate all interest rate swaps and caps as cash flow hedging relationships.

        The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in "Accumulated other comprehensive loss" ("OCL") and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2014, 2013 and 2012, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company had no hedge ineffectiveness in earnings for the years ended December 31, 2014, 2013 and 2012.

        On June 25, 2013, the Company completed the acquisition of the previously unowned joint venture interest in WestShore Plaza ("WestShore"), located in Tampa, Florida, from an affiliate of The Blackstone Group® ("Blackstone"). As a result of the consolidation, the cash flow hedges associated with the WestShore mortgage debt are now included in the consolidated financial statements.

        Amounts reported in OCL related to derivatives that will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next twelve months, the Company estimates that an additional $189 will be reclassified as an increase to interest expense.

        As of December 31, 2014, the Company had two outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk with a notional value of $125,000 and maturity dates in 2015.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

9. Derivative Financial Instruments (Continued)

        The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the Consolidated Balance Sheets as of December 31, 2014 and 2013:

	Liability Derivatives
	At December 31,
		2014	2013
	Balance Sheet Location	Fair Value	Fair Value
Derivatives designated as hedging instruments
Interest Rate Products	Accounts Payable and Accrued Expenses	$170	$514

        Over time, the unrealized gains and losses held in OCL will be reclassified to earnings. This reclassification will correlate with the recognition of the hedged interest payments in earnings.

        The table below presents the effect of the Company's derivative financial instruments on the Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2014, 2013 and 2012:

	Amount of (Loss) or Gain Recognized in OCL on Derivatives (Effective Portion)				Amount of Loss Reclassified from Accumulated OCL into Income (Effective Portion)
	Years ending December 31,				Years ending December 31,
				Location of Gain or (Loss) Reclassified from Accumulated OCL into Income (Effective Portion)
Derivatives in Cash Flow Hedging Relationships	2014	2013	2012		2014	2013	2012
Interest Rate Products	$(164)	$(210)	$(1,110)	Interest expense	$(517)	$(476)	$(295)

	Amount of (Loss) or Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Years ending December 31,
Location of (Loss) or Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	2014	2013	2012
Interest expense	$(10)	$(6)	$—

        During the year ended December 31, 2014, the Company recognized additional other comprehensive income on derivative instruments of $353 to adjust the carrying amount of the interest rate swaps to fair values at December 31, 2014, net of $517 in reclassifications to earnings for interest rate swap settlements during the period. The Company allocated $6 of other comprehensive income to noncontrolling interest during the year ended December 31, 2014.

        During the year ended December 31, 2013, the Company recognized additional other comprehensive income on derivative instruments of $266 to adjust the carrying amount of the interest

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

9. Derivative Financial Instruments (Continued)

rate swaps to their fair values at December 31, 2013, net of $476 in reclassifications to earnings for interest rate swap settlements during the period. The Company allocated $4 of other comprehensive income to noncontrolling interests during the year ended December 31, 2013.

        During the year ended December 31, 2012, the Company recognized additional other comprehensive loss on derivative instruments of $815 to adjust the carrying amount of the interest rate swaps to their fair values at December 31, 2012, net of $295 in reclassifications to earnings for interest rate swap settlements during the period. The Company allocated $14 of other comprehensive loss to noncontrolling interests during the year ended December 31, 2012.

Non-designated Hedges

        The Company does not use derivatives for trading or speculative purposes and currently has one interest rate cap with a notional amount of $102,500 that is not designated as a cash flow hedge. The maturity date on this derivative is October 1, 2015. Changes in the fair value for derivatives not designated in hedging relationships are recorded in interest expense and were equal to $10 for the year ended December 31, 2014.

Credit Risk-related Contingent Features

        The Company has agreements with each of its derivative counterparties that contain a provision that if the Company either defaults or is capable of being declared in default on any of its consolidated indebtedness, then the Company could also be declared in default on its derivative obligations.

        The Company has agreements with its derivative counterparties that incorporate the loan covenant provisions of the Company's indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with the loan covenant provisions would result in the Company being in default on any derivative instrument obligations covered by the agreement.

        As of December 31, 2014, the fair value of derivatives in a net liability position, plus accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $210. As of December 31, 2014, the Company has not posted any collateral related to these agreements. The Company is not in default with any of these provisions. If the Company had breached any of these provisions at December 31, 2014, 2013 and 2012, it would have been required to settle its obligations under the agreements at their termination values of $210, $565, and $879, respectively.

10. Fair Value Measurements

        The Company measures and discloses its fair value measurements in accordance with ASC Topic 820—"Fair Value Measurements and Disclosure" ("Topic 820"). Topic 820 guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

10. Fair Value Measurements (Continued)

Level 3 of the hierarchy). The fair value hierarchy, as defined by Topic 820, contains three levels of inputs that may be used to measure fair value as follows:

  •
  Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

  •
  Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves, that are observable at commonly quoted intervals.

  •
  Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity's own assumptions, as there is little, if any, related market activity.

        In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        The Company has derivatives that must be measured under the fair value standard. The Company currently does not have any non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

Derivative financial instruments

        Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. Based on these inputs the Company has determined that its interest rate swap valuations are classified within Level 2 of the fair value hierarchy.

        To comply with the provisions of Topic 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

        Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2014, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

10. Fair Value Measurements (Continued)

the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Recurring Valuations

        The Company values its derivative instruments, net using significant other observable inputs (Level 2).

Nonrecurring Valuations

        During the year ended December 31, 2014, the Company reduced the carrying value of Eastland to its estimated net realizable value and recorded a $2,513 impairment loss. The Company used multiple market indicators in determining the Property's estimated fair value. Eastland was disposed of during the year ended December 31, 2014.

        During the year ended December 31, 2012, based upon management's estimated future plans for Eastland the Company reduced the carrying value of the Property to its estimated net realizable value and recorded an $18,477 impairment loss. The Company valued the Property using an independent appraisal.

        The table below presents the Company's assets and liabilities measured at fair value as of December 31, 2014, 2013, and 2012, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2014
Liabilities:
Derivative instruments, net	$—	$170	$—	$170

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Liabilities:
Derivative instruments, net	$—	$514	$—	$514

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

10. Fair Value Measurements (Continued)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets:
Investment in real estate, net	$—	$—	$25,500	$25,500

Liabilities:
Derivative instruments, net	$—	$813	$—	$813

11. Rentals Under Operating Leases

        The Company receives rental income from the leasing of retail shopping center space under operating leases with expiration dates through the year 2032. The minimum future base rentals for each of the next five years and thereafter under non-cancelable operating leases as of December 31, 2014 are as follows:

Year Ending December 31,	Amount
2015	$221,223
2016	197,461
2017	173,161
2018	150,895
2019	126,784
Thereafter	361,822

Total	$1,231,346

        Minimum future base rentals do not include amounts which may be received from certain tenants based upon a percentage of their gross sales or as reimbursement of real estate taxes and property operating expenses. Minimum rents contain straight-line adjustments which caused rental revenue to increase by $2,102, $3,617, and $2,658 for the years ended December 31, 2014, 2013, and 2012, respectively. In 2014, 2013, and 2012, no tenant collectively accounted for more than 10.0% of rental income. The tenant base includes national, regional and local retailers, and consequently the credit risk is concentrated in the retail industry.

12. Investment in and Advances to Unconsolidated Real Estate Entities

        The Company's investments in unconsolidated real estate entities at December 31, 2014 consisted of the following investments in separate joint venture arrangements (the "Ventures"). A description of each of the Ventures is provided below:

  •
  Blackstone Joint Venture

    This investment consisted of a 40% interest held by a GPLP subsidiary in a joint venture (the "Blackstone Joint Venture") with an affiliate of Blackstone that owned and operated both Lloyd

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

12. Investment in and Advances to Unconsolidated Real Estate Entities (Continued)

    Center ("Lloyd"), located in Portland, Oregon, and WestShore. On June 11, 2013, the Blackstone Venture sold Lloyd for $188,250.

    On June 25, 2013, a GRT affiliate purchased the remaining 60% ownership interest in WestShore from affiliates of Blackstone (the "WestShore Acquisition"). The details of this transaction are discussed in Note 22—"Acquisition of Properties."

  •
  ORC Venture

    This investment consisted of a 52% economic interest held by GPLP in a joint venture (the "ORC Venture") with an affiliate of Oxford Properties Group ("Oxford"), which is the global real estate platform for the Ontario (Canada) Municipal Employees Retirement System, a Canadian pension plan. The ORC Venture, formed in December 2005, formerly owned and operated Puente Hills Mall ("Puente"), located in City of Industry, California and Tulsa Promenade ("Tulsa"), located in Tulsa, Oklahoma.

    On June 28, 2013, the ORC Venture sold Tulsa for $12,300.

    On December 17, 2014, the ORC Venture sold Puente for $100,000.

  •
  Crescent Joint Venture

    This investment consists of a 25% interest held by a GPLP subsidiary in a joint venture with Crescent Communities ("Crescent") that will develop luxury apartment units located on the northeast corner ("Northeast Corner Parcel") of Scottsdale Quarter. An affiliate of Crescent will develop and manage the residential community.

    On November 13, 2013, the Company sold the Northeast Corner Parcel for $9,250 to an affiliate of Crescent and recorded a gain of $219.

        The Company also holds an indirect 12.5% ownership interest in certain retail real estate through a joint venture with an unaffiliated third party.

        Individual agreements specify which services the Company is to provide to each Venture. The Company, through its affiliates GDC and GPLP, provides management, development, construction, leasing and legal services for a fee to each of the Ventures described above. The Company recognized fee and service income of $961, $4,240, and $7,886 for the years ended December 31, 2014, 2013, and 2012, respectively.

        The financial position and results of operations associated with each of the Company's investments in unconsolidated real estate entities are reflected in the combined financial statements below during the respective periods of ownership. Additionally, the results of the Town Square at Surprise ("Surprise"), located in Surprise, Arizona and Pearlridge Center ("Pearlridge") are included in the combined financial statements through the dates in which each venture was consolidated by GRT, as discussed in Note 13—"Investment in Joint Ventures—Consolidated" and Note 22—"Acquisition of Properties," respectively.

        As the Crescent Joint Venture is in the development stage, it has no operating activity. Accordingly, it is not presented in any of the combined unconsolidated joint venture Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

12. Investment in and Advances to Unconsolidated Real Estate Entities (Continued)

        The net income or loss generated by the Company's joint ventures is allocated in accordance with the provisions of the applicable operating agreements. The summary financial information for all of the Company's unconsolidated joint ventures accounted for using the equity method is presented below:

	December 31,
	2014	2013
Balance Sheets
Assets:
Investment properties at cost, net	$18,723	$115,727
Construction in progress	42,007	35
Intangible assets(1)	—	1,382
Other assets	5,072	22,041

Total assets	$65,802	$139,185

Liabilities and Members' Equity:
Mortgage notes payable	$43,594	$80,149
Intangible liabilities(2)	—	831
Other liabilities	8,815	4,322

Total liabilities	52,409	85,302
Members' equity	13,393	53,883

Total liabilities and members' equity	$65,802	$139,185

GPLP's share of members' equity	$14,502	$29,631

(1)
Includes value of acquired in-place leases and acquired above-market leases.

(2)
Amount includes the value of acquired below-market leases.

	December 31,
	2014	2013
GPLP's share of members' equity	$14,502	$29,631
Advances and additional costs	805	797

Investment in and advances to unconsolidated real estate entities	$15,307	$30,428

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

12. Investment in and Advances to Unconsolidated Real Estate Entities (Continued)

	For the Years Ended December 31,
	2014	2013	2012
Combined Statements of Operations
Total revenues	$22,390	$48,131	$93,732
Operating expenses	13,490	24,514	45,001
Depreciation and amortization	1,102	12,967	26,025
Impairment loss	—	86,661	23,575

Operating income (loss)	7,798	(76,011)	(869)
Gain on sale of properties, net	12,237	12,365	—
Gain on debt extinguishment	—	13,250	—
Other expenses, net	138	223	439
Interest expense, net	2,805	9,126	18,392

Net income (loss)	17,092	(59,745)	(19,700)
Preferred dividend	12	20	31

Net income (loss) from the Company's unconsolidated real estate entities	$17,080	$(59,765)	$(19,731)

GPLP's share of net income (loss) from the Company's unconsolidated real estate entities	$9,161	$(31,811)	$(10,127)

        During the year ended December 31, 2014, the ORC Venture sold Puente for $100,000 and recorded a gain of $11,987. Also during the year ended December 31, 2014, the Blackstone Venture recorded an additional gain of $250 relating to Lloyd.

        During the fourth quarter ended December 31, 2013, the Company initiated discussions with its joint venture partner in the ORC Venture regarding Puente. Based upon these discussions, the anticipated holding period of Puente was reduced, and in connection with the preparation of the financial statements, the ORC Venture reduced the carrying value of the Property to its estimated net realizable value and recorded an $86,661 impairment loss, of which GPLP's pro-rata share was $45,064. The ORC Venture primarily valued the Property using an independent appraisal. On June 11, 2013, the Blackstone Joint Venture sold Lloyd for a combined sales price of $188,250 to two separate parties and recorded a gain on the sale in the amount of $15,254. On June 28, 2013, the ORC Venture sold Tulsa to an unaffiliated party for $12,300 and recorded a loss on Tulsa's disposal of $2,889 and a gain on the extinguishment of the related debt of $13,250.

        During the year ended December 31, 2012, the ORC Venture entered into a contingent contract to sell Tulsa at an amount less than its carrying value. Accordingly, the ORC Venture recorded impairments totaling $20,475 during the year ended December 31, 2012. The Company's proportionate share of the impairment loss related to Tulsa amounted to $10,647 for the year ended December 31, 2012. Also, the Surprise Venture recorded a $3,100 impairment loss for Surprise, of which the Company's share totaled $1,550, as discussed in Note 13—"Investment in Joint Ventures—Consolidated."

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

13. Investment in Joint Ventures—Consolidated

        As of December 31, 2014, the Company has an interest in three consolidated joint ventures. The VBF Venture qualifies as a VIE under ASC Topic 810 and the Company is the primary beneficiary of this joint venture. The Company has determined that neither the Arbor Hills Venture nor the OKC Venture are VIE's. The Arbor Hills Venture and the OKC Venture are consolidated because the Company holds a controlling financial interest and the noncontrolling interests do not have substantive participating rights.

  Sold Assets

  •
  Surprise Venture

    This investment consisted of a 50% interest held by a GPLP subsidiary in a joint venture (the "Surprise Venture") with the former landowner of the real property. The Surprise Venture owned and operated Surprise.

    Prior to the consolidation of the Surprise Venture by the Company in 2012, the Surprise Venture reduced the carrying value of this Property to its estimated net realizable value based upon the Surprise Venture's best estimate of the future use of the Property and recorded a $3,100 impairment loss. The Surprise Venture used its estimated net sales value of the Property to determine its fair value. The Company's proportionate share of this impairment loss was $1,550 and is reflected in the 2012 Consolidated Statements of Operations and Comprehensive Income (Loss) within "Equity in income (loss) of unconsolidated real estate entities, net."

    During the third quarter of 2012, the Surprise Venture extended the mortgage loan ("Surprise Loan") that encumbers Surprise. As part of the extension, the Surprise Venture was required to make a partial pay down of the principal balance on the loan. In connection with this, GPLP loaned $1,250 to the Surprise Venture, which was used primarily to reduce the principal balance of the Surprise Loan. This transaction was deemed to be a reconsideration event and it was determined that the Surprise Venture was a VIE.

    After evaluating several key control activities that could potentially provide a substantial impact to the entity's overall economic performance, and evaluating which member of the Surprise Venture has the ability to receive the primary benefit or risk of loss, it was determined that the Company was the primary beneficiary of the Surprise Venture. Effective July 20, 2012, the Company began reporting the Surprise Venture as a consolidated real estate entity on a prospective basis.

    At December 31, 2013 Surprise was classified as held-for-sale.

    During the year ended December 31, 2014 and 2013 the partner in the joint venture in Surprise was allocated net income from operations of the venture of $728 and $108, respectively.

    During the year ended December 31, 2014, the Surprise Venture sold the remaining 1.3 acre parcel of undeveloped land located at Surprise to an unaffiliated third party. The land was sold for $900 and the Company recorded a gain on the sale of $372. Also, during the year ended December 31, 2014, the Surprise Venture sold the multi-tenant building at Surprise to an unaffiliated third party, for a sales price of $2,754 and recorded a gain on the sale in the amount

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

13. Investment in Joint Ventures—Consolidated (Continued)

    of $1,004. The proceeds from this sale were used to repay both the mortgage loan on Surprise as well as the loan made by GPLP to the Surprise Venture.

    As of December 31, 2014, the Surprise Venture no longer owns any real estate assets.

  Variable Interest Entities

  •
  VBF Venture

    On October 5, 2007, an affiliate of the Company entered into an agreement with Vero Venture I, LLC to form Vero Beach Fountains, LLC (the "VBF Venture"). The VBF Venture owns undeveloped land in Vero Beach, Florida. The Company contributed $5,000 in cash for a 50% interest in the VBF Venture. The economics of the VBF Venture require the Company to receive a preferred return and 75% of the distributions from the VBF Venture until such time as the capital contributed by the Company is returned.

    The Company did not provide any material financial support to the VBF Venture during the years ended December 31, 2014 and 2013. Furthermore, the Company does not have any contractual commitments or obligations to provide additional financial support to the VBF Venture.

    The VBF Venture is marketing the undeveloped land it holds for sale and it is therefore classified as held-for-sale at December 31, 2014 and 2013.

    The carrying amounts and classification on the Company's Consolidated Balance Sheets of the total assets and liabilities, which consist of only the VBF Venture at December 31, 2014 and both the Surprise Venture and the VBF Venture at December 31, 2013 are as follows:

	December 31, 2014	December 31, 2013
Real estate assets held-for-sale	$3,658	$5,667
Total assets	$3,658	$5,718
Mortgage notes payable associated with property held-for-sale	$—	$1,330
Total liabilities	$—	$1,419

    The VBF Venture is a separate legal entity, and is not liable for the debts of the Company. Accordingly, creditors of the Company may not satisfy their debts from the assets of the VBF Venture except as permitted by applicable law or regulation, or by agreement. Also, creditors of the VBF Venture may not satisfy their debts from the assets of the Company except as permitted by applicable law or regulation, or by agreement.

  Other Joint Venture—Consolidated

  •
  Arbor Hills Venture

    On December 18, 2013, the Company entered into a venture (the "Arbor Hills Venture") that acquired Arbor Hills for $52,550. The Company has an approximate 93% interest in the Arbor

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

13. Investment in Joint Ventures—Consolidated (Continued)

    Hills Venture, a venture with two unaffiliated entities. This investment is held by a GPLP subsidiary, which is the fee owner of the Property.

  •
  OKC Venture

    On February 28, 2014, the OKC Venture acquired contiguous retail properties and approximately 12 acres of land for $51,820. A subsidiary of GPLP holds a 99% interest in the OKC Venture, a venture with an unaffiliated entity. The retail properties primarily include Nichols Hills Plaza, Classen Curve, and the Triangle @ Classen Curve (collectively, the "OKC Properties").

        The noncontrolling interests in both the Arbor Hills Venture and the OKC Venture are redeemable at the option of the holders under certain circumstances according to the terms of the respective joint venture agreements. These noncontrolling interests are presented as redeemable noncontrolling interests outside of permanent equity on the Company's Consolidated Balance Sheets. The Company adjusts the carrying amount of the redeemable noncontrolling interests to their maximum redemption value at the end of each reporting period, after allocating their pro-rata amount of net income (loss) and any contributions received, or distributions to, the redeemable noncontrolling interests. Changes in the redemption value of the redeemable noncontrolling interests are recorded within shareholder's equity. Future reductions in the carrying amounts are limited to the original recorded fair value of the redeemable noncontrolling interests. The Company estimates the maximum redemption amounts based upon the terms of the applicable joint venture agreement, using variables such as: expected market capitalization rates, discount rates, and estimated future cash flows.

14. Related Party Transactions

Huntington Insurance, Inc. (successor-in-interest of the Archer-Meek-Weiler Insurance Agency)

        The Company has engaged Huntington Insurance, Inc. (f/k/a Sky Insurance) as its agent for the purpose of obtaining property, liability, directors and officers, and employee practices liability insurance coverage. Sky Insurance, Inc., a subsidiary of Huntington Bancshares Corporation and known now as Huntington Insurance, Inc., acquired The Archer-Meek-Weiler Insurance Agency ("Archer-Meek-Weiler"), our previous insurance agent, in October 2007. Mr. Alan R. Weiler, previously a Class II Trustee, currently serves as Senior Vice President of Huntington Insurance, Inc. In connection with serving as an insurance agent for the Company and securing the above-described insurance coverage, Huntington Insurance, Inc. received commissions and fees of $340, $340 and $330 for years ended December 31, 2014, 2013, and 2012, respectively.

Leasing Activity

        Until September 30, 2012, Herbert Glimcher, the Company's Chairman Emeritus and a Class III Trustee, held an ownership interest in a limited liability company that had executed a commercial lease for one location in one of the Company's regional mall Properties. Mr. Glimcher divested his interest on September 30, 2012. Rents or other lease charges billed by the Company for the aforementioned lease during the year ended December 31, 2012 totaled $109.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

14. Related Party Transactions (Continued)

        Mayer Glimcher, a brother of Herbert Glimcher, owns a company that currently leases three store locations in the Company's Properties. Rents totaled $322, $317, and $315, for the years ended December 31, 2014, 2013, and 2012, respectively.

15. Commitments and Contingencies

        The Operating Partnership leases office and parking space for its corporate headquarters under two operating leases. Future minimum rental payments over the remaining lease terms, as of December 31, 2014, are as follows:

Year Ending December 31,	Office and Parking Leases
2015	$698
2016	630
2017	535
2018	223

Total	$2,086

        Office rental and parking expenses, including reimbursement for common area maintenance costs, for the years ended December 31, 2014, 2013, and 2012 were $1,261, $1,245, and $1,258, respectively.

        The Company has commitments under ground leases at both the Malibu Lumber Yard ("Malibu"), located in Malibu, California, and Pearlridge. The ground lease at Malibu will expire in 2047 and has three five-year extension options which are exercisable at the option of the Company. The ground lease at Malibu provides for scheduled rent increases every five years. The ground lease at Malibu may require additional payments which are calculated based on percentage rent. The ground lease payments in the below schedule do not reflect payments based on percentage rent. The ground lease at Pearlridge will expire in 2058 and has two ten-year extension options which are exercisable at the option of the Company. The ground lease at Pearlridge provides for scheduled rent increases every five years through the end of 2043, at which time minimum ground rent is adjusted to the higher of fair market value or the ground rent charged in the previous year. Future minimum ground lease payments due as of December 31, 2014 are as follows:

Year Ending December 31,	Malibu and Pearlridge Ground Leases
2015	$4,753
2016	4,753
2017	4,753
2018	4,802
2019	5,255
Thereafter	278,539

Total	$302,855

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

15. Commitments and Contingencies (Continued)

        Ground lease expense for the year ended December 31, 2014 totaled $8,225, which includes $2,272 in straight-line rent, $384 in net below-market ground lease amortization, and $528 in percentage rent. Ground lease expense for the year ended December 31, 2013 totaled $8,547, which includes $2,662 in straight-line rent, $778 in net below-market ground lease amortization, and $436 in percentage rent. Ground lease expense for the year ended December 31, 2012 totaled $5,381, which includes $1,845 in straight-line rent, $514 in net below-market ground lease amortization, and $217 in percentage rent. Ground lease expense is reflected as a component of "Other operating expenses" in the Consolidated Statements of Operations and Comprehensive Income (Loss).

        At December 31, 2014, there were 2.4 million OP Units outstanding. These OP Units are redeemable, at the option of the holders, beginning on the first anniversary of their issuance. The redemption price for an OP Unit shall be, at the option of GPLP, payable in the following form and amount: a) cash at a price equal to the fair market value of one Common Share of GRT or b) one Common Share for each OP Unit. The fair value of the OP Units outstanding at December 31, 2014 is $33,651 based upon a per unit value of $13.81 at December 31, 2014 (based upon a five-day average of the Common Stock price from December 23, 2014 to December 30, 2014).

        In July 1998, the New Jersey Economic Development Authority issued approximately $140,500 of Economic Development Bonds. On May 29, 2002, the New Jersey Economic Development Authority refunded certain of the Economic Development Bonds issued in 1998 and issued approximately $108,940 of replacement Economic Development Bonds. The Company began making quarterly Payment In Lieu of Taxes ("PILOT") payments commencing May 2001 and terminating on the date of the final payment of the bonds. Such PILOT payments are treated as real estate tax expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). The amount of the annual PILOT payments beginning with the bond year ended April 1, 2001 was $8,925 and increases 10.0% every five years until the final payment is made. The Company had provided a limited guarantee of franchise tax payments to be received by the city until franchise tax payments achieve $5,600 annually. During 2010, the Company was relieved from its limited guarantee of franchise taxes. The guarantee agreement allows the Company to recover payments made under the guaranty plus interest at LIBOR plus 2% per annum. The reimbursement will occur from any excess assessments collected by the city above specified annual levels over the Franchise Assessment period of 30 years. Through December 31, 2014, the Company has made $17,560 in payments under this guarantee agreement. Of these payments, $15,032 is included in "Prepaid and other assets" in the Consolidated Balance Sheets as of December 31, 2014 and 2013, that the Company anticipates recovering from excess franchise assessments collected by the city in future years.

        The Company has reserved $118 in relation to a contingency associated with the sale of Loyal Plaza, a community center sold in 2002, for environmental assessment and monitoring matters.

        The Company is involved in lawsuits, claims and proceedings, which arise in the ordinary course of business. In accordance with ASC Topic 450—"Contingencies," the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Although the outcome of any litigation is uncertain, the Company does not expect any such legal actions to have a material adverse effect on the Company's consolidated financial condition or results of operations taken as a whole.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

15. Commitments and Contingencies (Continued)

        A putative class action lawsuit challenging the proposed transactions contemplated by the Merger Agreement was filed in Maryland state court on October 2, 2014 captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City). On October 23, 2014, a second putative class action lawsuit challenging the Merger was filed in Maryland state court captioned Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City). On November 12, 2014, the Zucker and Motsch cases were consolidated in a consolidated putative class action complaint (the "Consolidated Action"). Plaintiffs in the Consolidated Action assert both a direct claim and a derivative claim against the now former trustees of GRT for breach of fiduciary duty and a claim for aiding and abetting breach of fiduciary duty against GRT, WPG, and certain of its affiliates. Plaintiffs seek the same remedy in the Consolidated Action as in the unconsolidated actions.

        On December 22, 2014, the defendants, including the Company, of the Consolidated Action, by and through counsel, entered into a memorandum of understanding (the "MOU") with the plaintiffs of the Consolidated Action providing for the settlement of the Consolidated Action. Under the terms of the MOU, and to avoid the burden and expense of further litigation, the Company and WPG have agreed to make certain supplemental disclosures related to the proposed Mergers, all of which are set forth in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on December 23, 2014. The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company's common shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Circuit Court for Baltimore City will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court, it will resolve and release all claims by shareholders of the Company challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith, including in the Definitive Proxy Statement/Prospectus on Schedule 14A filed with the SEC by GRT on December 2, 2014. Additionally, in connection with the settlement, the parties contemplate that plaintiffs' counsel will file a petition in the Circuit Court for Baltimore City for an award of attorneys' fees and expenses to be paid by the Company or its successor. There can be no assurance that the Circuit Court for Baltimore City will approve the settlement contemplated by the MOU. In the event that the settlement is not approved and such conditions are not satisfied, the Company, or its successor, will continue to vigorously defend against the allegations in the Consolidated Action.

16. Stock-Based Compensation

Restricted Common Stock

        Outstanding shares of restricted Common Stock have been granted pursuant to GRT's 2004 Amended and Restated Incentive Compensation Plan (the "2004 Plan") and the GRT 2012 Incentive Compensation Plan (the "2012 Plan").

        During the year ended December 31, 2014, 501,214 restricted Common Shares were awarded to GRT's senior executive officers. Of the amount issued, 186,466 restricted Common Shares vest in one-third installments over a period of five years beginning on the third anniversary of the grant date and the remaining 314,748 restricted Common Shares vest on the fifth anniversary of the date of the grant.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

16. Stock-Based Compensation (Continued)

        During the year ended December 31, 2014, 38,952 restricted Common Shares were awarded to GRT's non-employee members of GRT's Board of Trustees. Restricted Common Shares issued for the year ended December 31, 2014, to non-employee members of GRT's Board of Trustees vest in one-third installments over a period of three (3) years beginning on the one year anniversary of the grant date.

        The restricted Common Stock value is determined by the Company's closing market share price on the grant date. As restricted Common Stock represents an incentive for future periods, the Company recognizes the related compensation expense ratably over the applicable vesting periods. The related compensation expense recorded for the years ended December 31, 2014, 2013 and 2012 was $3,720, $3,080, and $1,669, respectively. The amount of remaining compensation expense related to unvested restricted shares is $12,080 with a weighted average remaining vesting period of 3.4 years. During the years ended December 31, 2014, 2013, and 2012 the aggregate intrinsic value of shares that vested was $2,246, $2,032 and $1,129, respectively.

        A summary of the activity related to granted shares of restricted Common Stock at December 31, 2014, 2013, and 2012 and changes during the years then ended on those dates are presented below:

	Activity for the Years Ending December 31,
	2014		2013		2012
	Restricted Shares	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Shares outstanding at beginning of year	1,461,174	$9.95	1,440,232	$9.03	691,942	$6.51
Shares granted	540,166	$10.77	194,391	$12.80	898,224	$10.72
Shares vested/forfeited	(235,579)	$6.58	(173,449)	$5.47	(149,934)	$7.52

Shares outstanding at end of year	1,765,761	$10.65	1,461,174	$9.95	1,440,232	$9.03

        The award agreements related to the restricted shares of Common Stock all contained provisions that enabled the awards to vest immediately upon a change in operating control of the Company. Subsequent to the year ended December 31, 2014 and in connection with the Merger, 439,482 restricted shares of Common Stock vested immediately and the recipients received Merger Consideration. The remaining 1,326,279 restricted shares of Common Stock had their award agreements modified that did not allow immediate vesting.

Long Term Incentive Awards

        During the year ended December 31, 2014, GRT allocated 186,466 performance shares (the "2014 Performance Shares") to its senior executive officers under the 2012 Plan. Under the terms of the award agreement for each respective grant, a 2012 Plan participant's allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT's relative total shareholder return ("TSR") for its Common Shares during the period of January 1, 2014 to December 31, 2016

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

16. Stock-Based Compensation (Continued)

(the "2014 Performance Period"), as compared to the TSR for the common shares of a selected group of twenty-two retail-oriented REITs (the "Peer Group").

        During the year ended December 31, 2013, GRT allocated 154,819 performance shares (the "2013 Performance Shares") to its senior executive officers under the 2012 Plan. Under the terms of the award agreement for each respective grant, a 2012 Plan participant's allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT's relative total shareholder return ("TSR") for its Common Shares during the period of January 1, 2013 to December 31, 2015 (the "2013 Performance Period"), as compared to the TSR for the Peer Group.

        During the year ended December 31, 2012, GRT allocated 193,629 performance shares (the "2012 Performance Shares") to its senior executive officers under the 2012 Plan. Under the terms of the 2012 Plan, a 2012 Plan participant's allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT's TSR for its Common Shares during the period of January 1, 2012 to December 31, 2014 (the "2012 Performance Period"), as compared to the TSR for the Peer Group. GRT's TSR for its Common Shares for the 2012 Performance Period was below threshold performance when compared to the TSR for the Peer Group resulting in no payout of Common Shares to the participants.

        The compensation expense recorded for performance shares was calculated in accordance with ASC Topic 718—"Compensation—Stock Compensation." The fair value of the unearned portion of the performance share awards was determined utilizing the Monte Carlo simulation technique and is being amortized to compensation expense over the length of the 2014 Performance Period, the 2013 Performance Period, and the 2012 Performance Period, as appropriate.

        A summary of the status of awarded performance shares from the 2004 Plan and 2012 Plan at December 31, 2014, 2013, and 2012, and changes during the years then ended, are presented below:

	Activity for the Years Ending December 31,
	2014		2013		2012
	LTIP Shares	Weighted Average Grant Date Fair Value	LTIP Shares	Weighted Average Grant Date Fair Value	LTIP Shares	Weighted Average Grant Date Fair Value
Shares outstanding at beginning of year	348,448	$10.70	291,594	$9.05	103,318	$8.64
Shares granted	186,466	$9.51	154,819	$12.51	193,629	$9.26
Shares forfeited	(199,403)	$9.35	(97,965)	$8.64	(5,353)	$8.64

Shares outstanding at end of year	335,511	$10.84	348,448	$10.70	291,594	$9.05

        The fair value of each performance share was estimated on the date of the grant using the Monte Carlo simulation technique. The weighted average per share value of performance shares granted, the

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

16. Stock-Based Compensation (Continued)

total amount of compensation to recognized over the performance period, and the assumptions used to value the grants is provided below:

	2014	2013	2012
Fair value of performance shares	$9.51	$12.51	$9.26
Total amount to be recognized over the performance period	$1,773	$1,937	$1,793
Three year risk free rate	0.72%	0.30%	0.33%
Volatility	27.4%	33.4%	48.1%
Dividend yield	3.89%	3.08%	4.03%

        The amount of compensation expense related to all outstanding performance shares was $1,728, $1,472, and $766 for the years ended December 31, 2014, 2013, and 2012, respectively. The remaining amount of compensation expense related to unearned performance shares is $2,030 with a weighted average remaining period of 1.7 years.

        Subsequent to the year ended December 31, 2014 and in connection with the Merger, the Long term Incentive Awards agreements contained provisions which caused the ending measurement date of both the 2014 Performance Shares and the 2013 Performance Shares to be changed to the date of the closing of the Merger. In connection with this change, the Company issued 372,932 Common Shares associated with the 2014 Performance Shares and the recipients received Merger Consideration. There were no associated issuance of Common Shares associated with 2013 Performance Shares.

17. Stock Option Plans

        GRT has established the 2004 Plan and the 2012 Plan for the purpose of attracting and retaining the Company's trustees, executives and other employees (the 2004 Plan, and the 2012 Plan are collectively referred to as the "Plans"). As of December 31, 2014, there are 841,274 options outstanding under the 2004 Plan, of which all are exercisable; and 774,999 options outstanding under the 2012 Plan, of which 210,831 are exercisable.

        Options granted under the Plans generally vest over a three-year period, with options exercisable at a rate of 33.3% per annum beginning with the first anniversary of the grant date. The options generally expire on the tenth anniversary of the grant date. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options pricing model and is amortized over the requisite vesting period. Compensation expense recorded related to the Company's stock option plans was$1,032, $1,148, and $817 for the years ended December 31, 2014, 2013, and 2012, respectively. The amount of remaining compensation expense related to stock options that we expect to recognize in future periods is $1,169 with a weighted average vesting period of 1.7 years.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

17. Stock Option Plans (Continued)

        A summary of the status of awarded stock options from the Plans at December 31, 2014, 2013, and 2012, and changes during the years then ended, are presented below:

Option Plans:	Options	2014 Weighted Average Exercise Price	Options	2013 Weighted Average Exercise Price	Options	2012 Weighted Average Exercise Price
Outstanding at beginning of year	1,809,240	$16.42	1,845,892	$16.23	1,827,839	$16.14
Granted	320,000	$10.29	314,500	$12.98	297,000	$9.93
Exercised	(89,301)	$7.11	(165,315)	$5.53	(151,527)	$3.15
Expired/forfeited	(423,666)	$20.83	(185,837)	$18.39	(127,420)	$15.77

Outstanding at end of year	1,616,273	$14.56	1,809,240	$16.42	1,845,892	$16.23

Exercisable at end of year	1,052,105	$16.41	1,248,904	$18.62	1,322,477	$19.13

        The fair value of each option grant was estimated on the date of the grant using the Black-Scholes options pricing mode. The weighted average per share fair value of options granted as well as the assumptions used to value the grants is listed below:

	2014	2013	2012
Weighted average per share fair value of options granted	$2.32	$4.58	$4.99
Weighted average risk free rates	1.7%	0.8%	1.0%
Expected average lives in years	5	5	6
Annual dividend rates	$0.40	$0.40	$0.40
Weighted average volatility	35.9%	52.8%	79.4%
Forfeiture rate	6.1%	5.2%	7.9%
        The Company uses the following methods to determine its significant assumptions as it relates to calculating the fair value of options: the weighted average risk free rates are derived from the treasury notes that corresponds to the estimated life of the options; the expected lives are calculated by using historical activity from options granted to the end of the previous year; the annual dividend rates are calculated based upon the Company's current annual dividend; and the weighted average volatility percentage is primarily calculated by weighting both the rolling five year period ending on the date of the new options granted and the implied volatility of the stock.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

17. Stock Option Plans (Continued)

        The following table summarizes information regarding the options outstanding at December 31, 2014 under the Plans:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$24.74 - $25.67	199,167	0.2	$25.55	199,167	0.2	$25.55
$25.22	219,000	1.3	$25.22	219,000	1.3	$25.22
$21.45 - $27.28	70,500	2.2	$26.87	70,500	2.2	$26.87
$10.94	57,000	3.2	$10.94	57,000	3.2	$10.94
$1.40	62,899	4.2	$1.40	62,899	4.2	$1.40
$4.51	104,899	5.2	$4.51	104,899	5.2	$4.51
$9.38	127,809	6.3	$9.38	127,809	6.3	$9.38
$9.93	198,499	7.4	$9.93	118,494	7.4	$9.93
$12.98	277,000	8.4	$12.98	92,337	8.4	$12.98
$10.27 - $10.85	299,500	9.4	$10.29	—

	1,616,273	5.5	$14.56	1,052,105	3.7	$16.41

        The aggregate intrinsic value of those options outstanding as of December 31, 2014 was $4,462. The intrinsic value of options exercisable at December 31, 2014 was $2,983. The Company received gross proceeds of $635, $922, and $481 associated with its stock option plans for the years ended December 31, 2014, 2013, and 2012, respectively.

        The following table summarizes the intrinsic value of options exercised and fair value of options vested for the three years ended December 31, 2014, 2013, and 2012:

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Aggregate intrinsic value of options exercised	$333	$1,123	$1,088
Aggregate fair value of options vested	$936	$990	$542

        The award agreements related to stock options all contained provisions that enabled the awards to vest immediately upon a change in operating control of the Company. Subsequent to the year ended December 31, 2014 and in connection with the Merger, all 1,616,273 stock options that were outstanding as of December 31, 2014 vested immediately and were converted to equivalent stock options of WPG.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

18. Employee Benefit Plan—401(k) Plan

        The Company established a qualified retirement savings plan under IRC Section 401(k) for eligible employees, which contains a cash or deferred arrangement which currently permits participants to defer up to a maximum 75% of their compensation, subject to certain limitations. Employees 21 years old or above who have been employed by the Company for at least six months are eligible to participate beginning in the following quarter. Participants' salary deferrals of qualified compensation were matched by the Company as follows: the first 3% of qualified compensation were matched at 100% and qualified compensation of between 4% and 5% were matched at 50%. The plan qualifies as a safe harbor plan. The Company contributed $917, $926, and $891 in matching contributions to the plan in 2014, 2013, and 2012, respectively.

19. Distribution Reinvestment and Share Purchase Plan

        The Company has a Distribution Reinvestment and Share Purchase Plan (the "Plan") under which its shareholders may elect to purchase additional Common Shares and/or automatically reinvest their distributions in Common Shares. In order to fulfill its obligations under the plan, GRT may purchase Common Shares in the open market or issue Common Shares that have been registered and authorized specifically for the plan. During the years ended December 31, 2014, 2013, and 2012 GRT received $51, $80, and $90 in net proceeds from the Plan, respectively. As of December 31, 2014, there were 2,100,000 Common Shares authorized specifically for the Plan, of which 457,722 Common Shares have been issued.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

20. Earnings Per Share

        The presentation of primary earnings per share ("EPS") and diluted EPS is summarized in the table below (shares in thousands):

	For the Years Ended December 31,
	2014			2013			2012
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Income (loss) from continuing operations	$4,323			$(5,064)			$15,415
Less: Preferred stock dividends	(23,579)			(24,415)			(24,969)
Less: Preferred stock redemption costs	—			(9,426)			(3,446)
Noncontrolling interest adjustments(1)	56			639			561

Loss from continuing operations	$(19,200)	145,384	$(0.13)	$(38,266)	144,519	$(0.26)	$(12,439)	135,152	$(0.09)

Income (loss) from discontinued operations	$17,076			$389			$(18,097)
Noncontrolling interest adjustments(1)	(739)			(114)			40

Income (loss) from discontinued operations and noncontrolling interest adjustments	$16,337	145,384	$0.11	$275	144,519	$0.00	$(18,057)	135,152	$(0.13)

Net loss to common shareholders	$(2,863)	145,384	$(0.02)	$(37,991)	144,519	$(0.26)	$(30,496)	135,152	$(0.23)

Diluted EPS
Income (loss) from continuing operations	$4,323	145,384		$(5,064)	144,519		$15,415	135,152
Less: Preferred stock dividends	(23,579)			(24,415)			(24,969)
Less: Preferred stock redemption costs	—			(9,426)			(3,446)
Noncontrolling interest adjustments(2)	(2)			13			—
Operating Partnership Units		2,443			2,246			2,472

Loss from continuing operations	$(19,258)	147,827	$(0.13)	$(38,892)	146,765	$(0.26)	$(13,000)	137,624	$(0.09)

Income (loss) from discontinued operations(3)	$16,348	147,827	$0.11	$281	146,765	$0.00	$(18,050)	137,624	$(0.13)

Net loss to common shareholders before noncontrolling interests	$(2,910)	147,827	$(0.02)	$(38,611)	146,765	$(0.26)	$(31,050)	137,624	$(0.23)

(1)
The noncontrolling interest adjustment reflects the allocation of noncontrolling interest expense to continuing and discontinued operations for appropriate allocation in the calculation of the earnings per share.

(2)
Amount represents noncontrolling interest expense associated with consolidated joint ventures.

(3)
Amount includes noncontrolling interest expense associated with Surprise.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

20. Earnings Per Share (Continued)

        GRT determines basic earnings per share based on the weighted average number of shares of common stock outstanding during the period and considers any participating securities for purposes of applying the two-class method when required.

        The Company has included OP Units in all periods presented since the per share/unit amounts are the same. When anti-dilutive, all other common stock equivalents are excluded from the respective computation of earnings per share. The Company has issued restricted shares which have non-forfeitable rights to dividends immediately after issuance and are considered participating securities.

21. Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, restricted cash, tenant accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments. The carrying values of the Company's Credit Facility are also reasonable estimates of its fair value because it bears a variable rate of interest at current market rates. Based on the discounted amount of future cash flows using rates currently available to GRT for similar liabilities (ranging from 3.01% to 6.00% per annum at December 31, 2014 and ranging from 3.06% to 6.00% per annum at December 31, 2013), the fair value of GRT's mortgage notes payable is estimated to be $1,717,005 and $1,838,389 at December 31, 2014 and December 31, 2013, respectively, compared to its carrying amounts of $1,699,063 and $1,847,903, at December 31, 2014 and December 31, 2013, respectively. The fair value of the debt instruments considers, in part, the credit of GRT as an entity and not just the individual entities and Properties owned by GRT. Fair value of debt was estimated using cash flows discounted at current market rates, as estimated by management. When determining current market rates for purposes of estimating the fair value of debt, the Company employed adjustments to the original credit spreads used when the debt was originally issued to account for current market conditions.

22. Acquisition of Properties

        Our consolidated acquisition activity for the periods presented are highlighted as follows:

2014 Acquisition Activity

        On February 28, 2014, an affiliate of the Company purchased a joint venture interest in the OKC Properties for $51,820.

2013 Acquisition Activity

        On January 7, 2013, the Company purchased University Park, an approximately 173,000 square foot outdoor retail center, located in Fort Worth, Texas, for $105,000.

        On June 25, 2013, the Company purchased the remaining 60% indirect ownership interest in WestShore from an affiliate of Blackstone. The purchase price amounted to $111,760, which included the assumption of Blackstone's pro-rata share of the $119,600 mortgage debt encumbering WestShore, which remained in place after the closing, and a cash payment of $40,000. The Company determined that the purchase price represented the fair value of the additional ownership interest in WestShore

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

22. Acquisition of Properties (Continued)

that was acquired. As required for an acquisition achieved in stages, the Company re-measured its previously held 40% interest in WestShore, which had a recorded value of $7,440 at the date of acquisition. This recorded value was adjusted to fair value which resulted in a recognized gain of $19,227 and is reflected as a "Gain on remeasurement of equity method investments" in the 2013 Consolidated Statement of Operations and Comprehensive Income (Loss).

        On December 18, 2013, the Company purchased Arbor Hills, an approximate 87,000 square foot open-air center located in Ann Arbor, Michigan, for $52,550.

2012 Acquisition Activity

        On May 9, 2012, the Company purchased the remaining 80% indirect ownership interest in Pearlridge from an affiliate of Blackstone. The purchase price amounted to $289,400, which included the assumption of Blackstone's pro-rata share of the $175,000 mortgage debt encumbering Pearlridge, which remained in place after the closing, and a cash payment of $149,400. The Company determined that the purchase price represented the fair value of the additional ownership interest in Pearlridge that was acquired. As required for an acquisition achieved in stages, the Company re-measured its previously held 20% joint venture interest in Pearlridge, which had a recorded value of $12,282 at the date of acquisition. This recorded value was adjusted to fair value which resulted in a recognized gain of $25,068 and is reflected as a "Gain on remeasurement of equity method investments" in the 2012 Consolidated Statement of Operations and Comprehensive Income (Loss).

        On May 24, 2012, the Company purchased Town Center Crossing, located in Leawood, Kansas, an approximately 164,000 square foot outdoor retail center, for $67,500.

        On June 26, 2012, the Company acquired the ground leasehold interest and improvements at Malibu, an approximately 31,000 square foot outdoor retail center for $35,500.

        The purchase price allocations for all of the above mentioned acquisitions have been finalized as of December 31, 2014.

        OKC Properties had revenues totaling $4,799 for the year ended December 31, 2014, and a net loss of $237 for the year ended December 31, 2014. The Company expensed acquisition costs relating to the OKC Properties acquisition of $723 as general and administrative expenses within the Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2014.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

22. Acquisition of Properties (Continued)

        The following table summarizes the consideration paid for the OKC Properties and the amounts of the assets acquired and liabilities assumed at the acquisition dates:

Amount
Cash consideration paid for the OKC Properties acquisition, net of cash received	$51,127

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$19,584
Buildings, improvements and equipment	35,719
Deferred costs	1,921
Tenant accounts receivable	(69)
Prepaid and other assets(1)	622
Accounts payable and accrued expenses(2)	(6,650)

Total amount of identifiable net assets acquired	$51,127

(1)
Amount relates to above-market leases.

(2)
Amount primarily relates to below-market leases.

        The pro-forma information presented below represents the change in consolidated revenue and earnings as if the Company's significant acquisitions of University Park and WestShore, collectively (the "Recent Acquisitions"), had occurred on January 1, 2013. Amortization of the estimated above/below-market lease intangibles and the fair value adjustment to the carrying value of the mortgages, as well as the depreciation of the buildings, improvements and equipment, have been reflected in the pro-forma information listed below. Certain expenses such as property management fees and other costs not directly related to the future operations of the Recent Acquisitions have been excluded. The acquisition of Pearlridge was deemed to have a material effect on revenue and earnings, however, as its acquisition was completed during the year ended December 31, 2012, it is presented in both periods in its entirety. The acquisitions of Town Center Crossing, Malibu, Arbor Hills and OKC Properties have not been included in the pro-forma information presented below as their results do not have a material effect on revenues or earnings.

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

22. Acquisition of Properties (Continued)

	For the Years Ended December 31,
	2014			2013
	As Reported	Pro-Forma Adjustments	Pro-Forma	As Reported	Pro-Forma Adjustments		Pro-Forma
Revenues	$394,644	$—	$394,644	$375,357	$9,897	(1)	$385,254
Net income (loss)	$21,399	$—	$21,399	$(4,675)	$(20,310)	(2)	$(24,985)
Net income (loss) attributable to Glimcher Realty Trust	$20,716	$—	$20,716	$(4,150)	$(19,997)	(3)	$(24,147)
Earnings per share—(basic)(4)	$(0.02)		$(0.02)	$(0.26)			$(0.40)
Earnings per share—(diluted)(4)	$(0.02)		$(0.02)	$(0.26)			$(0.40)

Pro-forma earnings per share, both basic and diluted, are calculated with an appropriate adjustment to noncontrolling interest expense for the difference in pro-forma income.

(1)
Represents the estimated revenues for the Recent Acquisitions which takes into consideration adjustments for fees previously earned by the Company for the management and the leasing of WestShore, and the estimated amortization of above/below-market leases.

(2)
Includes the adjustments in (1) and the following adjustments: operating expenses for Recent Acquisitions, management fees, estimated depreciation expense, removal of the gain on remeasurement of equity method investments, and previously recorded Equity in income or loss of unconsolidated real estate entities.

(3)
Amount also includes the allocation to noncontrolling interests.

(4)
Calculation of earnings per share includes preferred share dividends and the write-off related to the preferred share redemptions.

23. Intangible Assets Associated with Acquisitions

        Intangible assets and liabilities as of December 31, 2014, which were recorded at the respective acquisition dates, are associated with acquisitions of Polaris Fashion Place, located in Columbus, Ohio, Merritt Square Mall, located in Merritt Island, Florida, Town Center Plaza and Town Center Crossing, both located in Leawood, Kansas, Pearlridge, Malibu, University Park, WestShore, Arbor Hills, and the OKC Properties.

        The gross intangibles recorded as of their respective acquisition dates are comprised of an asset for acquired above-market leases of $19,330 in which the Company is the lessor, a liability for acquired below-market leases of $87,042 in which the Company is the lessor, an asset of $12,571 for an acquired below-market lease in which the Company is the lessee, a liability of $8,102 for an acquired above-market lease in which the Company is the lessee, an asset for tenant relationships of $2,689, and an asset for in-place leases for $74,065.

        The intangibles related to above and below-market leases in which the Company is the lessor are amortized to minimum rents on a straight-line basis over the estimated life of the lease. The above and below-market leases in which the Company is the lessee are amortized to other operating expenses over

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

23. Intangible Assets Associated with Acquisitions (Continued)

the life of the non-cancelable lease terms. Tenant relationships are amortized to depreciation and amortization expense over the remaining estimated useful life of the tenant relationship. In-place leases are amortized to depreciation and amortization expense over the life of the leases to which they pertain.

        Net amortization for all of the acquired intangibles decreased net income by $3,804, $7,118, and $4,390 for the years December 31, 2014, 2013, and 2012, respectively.

        The table below identifies the type of intangible assets and liabilities, their location on the Consolidated Balance Sheets, their weighted average remaining amortization period, and their book value, which is net of amortization, as of December 31, 2014 and 2013:

		Weighted Average Remaining Amortization (in years)	Balance as of December 31,
	Location on the Consolidated Balance Sheets
Intangible Asset/Liability			2014	2013
Above-Market Leases—Company is lessor	Prepaid and other assets	7.3	$10,672	$12,512
Below-Market Leases—Company is lessor	Accounts payable and accrued expenses	13.7	$47,873	$57,896
Below-Market Leases—Company is lessee	Prepaid and other assets	29.0	$9,666	$10,540
Above-Market Leases—Company is lessee	Accounts payable and accrued expenses	48.0	$6,872	$7,362
Tenant Relationships	Prepaid and other assets	2.0	$414	$621
In-Place Leases	Building, improvements, and equipment	9.4	$36,721	$44,392

        The table below shows the net amortization of intangibles as a decrease to net income over the next five years:

Year Ending December 31,	Amount
2015	$4,317
2016	3,434
2017	2,341
2018	1,714
2019	1,009

Total	$12,815

24. Discontinued Operations

        Financial results of Properties the Company has sold or classified as held-for-sale are reflected in discontinued operations for all periods presented in the Consolidated Statements of Operations and

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

24. Discontinued Operations (Continued)

Comprehensive Income (Loss). The table below summarizes key financial results for these discontinued operations:

	For the Years Ended December 31,
	2014	2013	2012
Revenues	$4,703	$10,126	$13,566
Operating expenses	(2,497)	(7,215)	(10,621)

Operating income	2,206	2,911	2,945
Interest expense, net	(1,522)	(2,522)	(2,565)

Net income from operations	684	389	380
Gain on disposition of assets	2,613	—	—
Gain on extinguishment of debt	16,292	—	—
Impairment loss	(2,513)	—	(18,477)

Net income (loss) from discontinued operations	$17,076	$389	$(18,097)

        The revenues, operating expenses, and interest expense for the years ended December 31, 2014 and 2013 primarily relate to the results of Eastland, Ohio River Plaza, located in Gallipolis, Ohio and Surprise. The year ended December 31, 2013 results also included the sale of an outparcel at Surprise. The year ended December 31, 2012 results also included the sale of an outparcel at Northtown Mall, located in Blaine, Minnesota.

        During the year ended December 31, 2014, the Company sold Ohio River Plaza for $4,850 and recorded a gain of $1,284. In addition to the sale of Ohio River Plaza, the Company sold a multi-tenant building located at River Valley Mall, in Lancaster, Ohio, for $3,090 and recorded a gain of $325; and also sold a multi-tenant building at Surprise for $2,754 and recorded a gain of $1,004.

        A gain on the extinguishment of debt of $16,292 was recorded as a result of the conveyance of Eastland to the Eastland Lender for the year ended December 31, 2014.

        Prior to the conveyance of Eastland in 2014, the Company had reduced the carrying value of Eastland to its then estimated net realizable value and recorded a $2,513 impairment loss. The Company used multiple market indicators in determining the Property's estimated fair value.

        In connection with the preparation of the financial statements for the year ended December 31, 2012, the Company reduced the carrying value of Eastland to its estimated net realizable value and recorded an $18,477 impairment loss. The Company valued the property using an independent appraisal.

25. Subsequent Events

        On January 8, 2015, the Company redeemed the $19,000 tax exempt bonds that were issued as part of the financing for the initial development of Jersey Gardens.

        On January 14, 2015, the Company closed on a $90,000 loan secured by Seattle. The initial loan amount at closing was $86,500. The Company may borrow up to $3,500 of additional proceeds according to an earnout provision under the loan. The interest rate is LIBOR plus 1.50%, initially set

GLIMCHER REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except share and unit amounts)

25. Subsequent Events (Continued)

at 1.67%. The maturity date of the loan is January 14, 2018, however the Company has two (2) separate options to extend the maturity date for a period of twelve (12) months. The loan replaces the previously outstanding $50,000 loan on Seattle.

        On January 15, 2015, GRT was merged into WPG as discussed in Note 3—"Washington Prime Group Merger." All outstanding shares of GRT were redeemed in the transaction.

$250,000,000

WASHINGTON PRIME GROUP, L.P.

Exchange Offer for
$250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020
(CUSIP Nos. 939648 AA9 and U93893 AA0)
for
$250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020
(CUSIP No. 939648 AB7)
that have been registered under the Securities Act

PROSPECTUS

September 18, 2015

Until December 17, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.